Filed Pursuant to Rule 424(b)(1)
Registration No. 333-145053

4,500,000 Shares

Common Stock

This is a public offering of 4,500,000 shares of common stock of GlobalOptions Group, Inc. We are offering all of the shares of common stock offered by this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “GLOI.” On October 23, 2007, the last sale price of our common stock quoted on the Nasdaq Capital Market was $6.10 per share.

Investing in our common stock involves a high degree of risk. Please see the section entitled “ Risk Factors” starting on page 8 of this prospectus to read about risks that you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$4.50	$20,250,000
Underwriting discount	$0.315	$1,417,500
Proceeds, before expenses, to GlobalOptions Group, Inc.	$4.185	$18,832,500

We have granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of our common stock at the public offering price, less underwriting discounts and commissions, to cover any over-allotments.

The underwriters expect to deliver the shares on or about October 29, 2007.

Canaccord Adams
Morgan Keegan & Company, Inc.

The date of this prospectus is October 23, 2007.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

We own, have rights to or have applied for the trademarks and trade names that we use in conjunction with our business, including GlobalOptions and our logo. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

In this prospectus we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and studies, as well as independent industry publications. Although we believe that these outside sources are reliable, we have not independently verified, and do not guarantee, the accuracy and completeness of this information.

i

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus and should be read in conjunction with the more detailed information contained in this prospectus and the consolidated financial statements and related notes appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section in this prospectus. Unless the context requires otherwise or we specifically indicate otherwise, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. All references in this prospectus to “GlobalOptions,” “we,” “us,” “our company” or “our” refer to GlobalOptions Group, Inc. and its consolidated subsidiaries, except where it is clear that such terms mean only GlobalOptions Group, Inc. or our operating subsidiary, GlobalOptions, Inc.

Overview

We are an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals. We enable clients to identify, assess and prevent natural and man-made threats to the well-being of individuals and the operations of governments and corporations. In addition, we assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks. Our vision is to continue to build a comprehensive risk mitigation solutions company through both organic growth and acquisitions. In pursuit of our strategy, we have acquired and integrated eight complementary risk mitigation businesses since August 2005.

We deliver risk mitigation and management services through the following four business units:

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Preparedness Services develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals. Services we provide include preparedness, response and recovery services, threat and impact assessments, business continuity plans and emergency exercises and training programs. The Preparedness Services unit is led by former Federal Emergency Management Agency (FEMA) Director James Lee Witt, General Wesley Clark (ret.) and Rodney Slater, former U.S. Secretary of Transportation.

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Fraud and Special Investigative Unit (SIU) Services provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. Services we provide include fraud reporting, anti-fraud training, insurance claims investigations, surveillance, background investigations, corporate investigations for liability, on-scene accident investigations and regulatory compliance. The Fraud and SIU Services unit is led by Halsey Fischer, an 18-year industry veteran and former President and Chief Executive Officer of Confidential Business Resources (CBR).

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Security Consulting and Investigations delivers specialized security and investigative services to governments, corporations and individuals. Services we provide include forensic DNA analysis, facilities and IT security, litigation support, business intelligence, IT and accounting forensics, executive protection, independent monitoring and regulatory compliance. The Security Consulting and Investigations unit is led by Howard Safir, former New York City Police Commissioner, and Joseph Rosetti, former Director of Worldwide Security at IBM.

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International Strategies provides multidisciplinary, international risk management and business solutions to foreign and domestic governments, corporations and individuals. Services we provide include crisis management, facilities security, investigations and litigation support, global business intelligence, corporate governance compliance, personal protection and emerging market services. The International Strategies unit is led by Thomas Ondeck, a founder of GlobalOptions.

Industry Overview

The risk mitigation industry encompasses a broad range of services enabling governments, corporations and individuals to enhance security, reduce exposure to overt and covert threats and optimize preparation for and response to critical events. The importance of risk mitigation has evolved as governments, corporations and individuals are faced with actively managing a variety of new elements of risk, including terrorism, litigation, fraud, compliance, business continuity, brand protection, cyber attacks, industrial espionage and regulatory issues. Due to the growing importance of risk mitigation, we believe there is a significant trend to proactively address all risk mitigation needs through a single solutions provider.

The Market Opportunity

We believe the following key market trends define our opportunity:

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Natural Disasters and Emergency Preparedness. Governments, corporations and individuals have increased their focus on disaster preparedness and prevention after witnessing the loss of life and financial impact of natural disasters and acts of terror, including Hurricane Katrina and the terror attacks of September 11, 2001. According to FEMA, public assistance for major disasters in the U.S. has averaged approximately $2.6 billion annually since 1998. We believe most government entities, corporations and individuals are not equipped to address communications continuity, coordinate a rapid response and handle insurance-related issues effectively enough to satisfy their constituents, employees and stockholders.

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Market Inefficiencies Created by Fraud. According to the Insurance Information Institute, the total annual cost of insurance fraud, including life and health insurance, is more than $100 billion, and the Coalition Against Insurance Fraud estimates insurance fraud’s overall impact on the consumer to be the equivalent of a hidden tax of approximately $900 per U.S. family on the cost of goods and services.

•

Regulatory Complexity and Increased Litigation. We believe heightened focus on regulatory activity and corporate governance scrutiny will drive demand for risk mitigation and management services. Ineffective compliance management in today’s stringent regulatory environment can result in severe civil and criminal penalties for a company and its officers and directors.

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Lack of Full Service Provider in a Fragmented Market. We believe there is a service gap in the risk mitigation industry and that the heightened focus on emergency preparedness and response, the escalating costs of fraud and the proliferation of regulatory scrutiny have created the need for an efficient provider of comprehensive risk mitigation and management services.

Our Competitive Strengths

We believe the following factors are strengths of our company and provide us with key competitive advantages:

•	Comprehensive Risk Mitigation Solutions. We offer a comprehensive suite of customized services designed to address each client’s specific needs.

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Reputable and Resourceful Management and Advisory Boards. Our senior management and advisory boards have exceptional credentials and well-established relationships. Their experience and former titles include: a Brigadier General in the U.S. Air Force; a Director of FEMA; a New York City Police Commissioner; a Director of the Federal Bureau of Investigation (FBI); a U.S. Secretary of Transportation; a Director of the Central Intelligence Agency (CIA); a Director of Worldwide Security at IBM; and U.S. Ambassadors and high-ranking corporate executives. We believe this level of expertise provides credibility with clients and access to key decision-makers within government and industry.

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Experienced Senior Management Team and Professionals. Our senior management team and professionals include individuals with vast industry experience. Our management team has demonstrated the ability to lead the integration of acquisitions, retain top talent and drive organic growth from the combined business units.

•	Demonstrated Success with Strategic Acquisitions. Since August 2005, we have executed and integrated eight strategic acquisitions and retained selected key professionals, many as senior management.

Growth Strategy

Our strategy to grow our business includes the following:

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Leverage Our Relationships and Expertise. Since our industry relies heavily on reputation and trust, we believe our senior management team’s and advisory boards’ experience and relationships will help us gain access to an increasing number of opportunities.

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Cross-sell and Integrate Businesses. We intend to continue our aggressive efforts to integrate the operations of companies we have acquired and will acquire, providing the framework necessary for our senior managers to focus on identifying, prospecting and winning new opportunities across all business units.

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Selectively Acquire Companies. We will continue to pursue complementary acquisitions of companies that enable us to increase our share of those markets in which we already operate and to enter new markets and service segments.

•	Develop New Solutions. We will continue to develop and seek solutions to meet unique client and dynamic market segment needs by expanding and bundling our product and service offerings.

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Expand Internationally. We believe international markets provide a substantial opportunity for growth given the increasing risks that businesses and governments face around the world. We expect that by expanding our offerings to other countries we will also enhance our ability to compete in the United States for the business of global organizations.

Risks Affecting Us

We are subject to a number of risks, which you should be aware of before you buy our common stock. These risks are discussed more fully in “Risk Factors” beginning on page 8.

Corporate Developments

Nasdaq Capital Market Listing

Our common stock has been approved for listing on the Nasdaq Capital Market and, on September 26, 2007, commenced trading on Nasdaq under the symbol “GLOI.”

State of Louisiana Contract

Following on the success of our post-Katrina response and recovery contract, in September 2007, the State of Louisiana awarded us a two-year contract, with the State’s option for a third year, to be the lead provider of relief and recovery efforts related to all Louisiana disasters. Under this new contract, the State of Louisiana has chosen to expand our role to be the State’s lead disaster advisor and recovery manager. We will continue to provide recovery relief in the aftermath of Hurricanes Katrina and Rita, and will also provide these same services for other new and/or pre-existing disasters. In our enhanced role, we will provide programmatic and policy advice on FEMA and will assist with the development and dissemination of Louisiana’s disaster-related policies and procedures.

The contract renewal process, which coincided with a request by the State to bring in more contractors and locally-hired personnel, took more time than expected to complete. As a result, we expect our 2007 revenues will be adversely affected, as we anticipate a portion of the revenues we expected to recognize in 2007 under this contract will be delayed until 2008.

Recent Acquisitions

In January 2007, we acquired On Line Consulting Services (On Line Consulting) to expand our Security Consulting and Investigations unit. The addition of On Line Consulting provides us with a full-service security and fire alarm consulting and design firm.

In February 2007, we acquired The Bode Technology Group, Inc. (Bode) to expand our Security Consulting and Investigations unit. The addition of Bode gives us the ability to provide forensic DNA analysis, proprietary DNA collection products and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations.

In February 2007, we acquired Facticon, Inc. (Facticon) to expand our Fraud and SIU Services unit. The addition of Facticon provides us with additional surveillance, investigative and business intelligence capabilities.

Equity Restructuring

On July 25, 2007, we eliminated all of our outstanding Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and warrants in an equity restructuring (Equity Restructuring).

As a result of the Equity Restructuring, all formerly outstanding Series A and B Preferred Stock and warrants convertible into 6,625,562 shares of common stock were restructured into a total of 5,904,556 shares, consisting of (1) newly-created Series C and D Preferred Stock convertible into 5,273,791 shares and (2) 630,765 shares of common stock. Each share of Series C and D Preferred Stock is convertible into 66.67 shares of common stock. The Series C Preferred Stock will automatically convert into common stock upon the consummation of this offering.

As part of the Equity Restructuring, holders of our Series A Preferred Stock and Series B Preferred Stock received, in consideration of the cancellation of those shares and all of their warrants:

•	one share of Series C Preferred Stock for each share of their Series A Preferred Stock and Series B Preferred Stock; and

•	31.25 shares of common stock for each share of their Series A Preferred Stock and Series B Preferred Stock.

In addition, all other warrant holders received, in consideration of the cancellation of their warrants, 0.2 shares of common stock for each share subject to those warrants.

In addition, to minimize the impact of concentrated voting power, a limited number of holders, whose receipt of common stock in the Equity Restructuring would have caused them to beneficially own in excess of 4.99% of our outstanding common stock, received shares of Series D Preferred Stock in lieu of shares of common stock. Similarly, some of these holders will also receive one share of Series D Preferred Stock upon the automatic conversion of each share of their Series C Preferred Stock upon the consummation of this offering. The Series D Preferred Stock is non-voting, has a nominal $0.001 per share liquidation preference and is convertible into common stock to the extent that a holder’s beneficial ownership of our common stock falls below the 4.99% threshold.

Our common stockholders experienced, and will experience, significant dilution as a result of the Equity Restructuring and the automatic conversion of the Series C Preferred Stock upon the consummation of this offering. Concurrently with this offering, as required by a registration rights agreement with the participants in the Equity Restructuring, we are registering for resale a total of 5,904,556 shares of our common stock issued or issuable upon the completion of the Equity Restructuring, the automatic conversion of the Series C Preferred Stock and the conversion of the Series D Preferred Stock. All of the holders who participated in the Equity Restructuring have agreed to not sell any shares of common stock or securities convertible into common stock for a period of 90 days after the date of this prospectus. See “Risk Factors—A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.”

JLWA Note Prepayment

On October 20, 2007, we reached an agreement with the former owners (JLWA Sellers) of James Lee Witt Associates, LLC (JLWA) under which the JLWA Sellers agreed to the prepayment of the principal and accrued interest on a $4.5 million promissory note, originally due on January 15, 2008, that we had issued to them in partial payment of the purchase price for our acquisition of JLWA. In connection with this acceleration, we will make a negotiated prepayment premium of $800,000 to compensate the JLWA Sellers for, among other things, foregone interest and the cost of accelerated tax payments. We intend to borrow approximately $5.4 million from our line of credit to fund these payments. In this prospectus, we refer to this transaction as the JLWA Note Prepayment. We intend to effect the JLWA Note Prepayment immediately prior to the consummation of this offering.

Corporate Information

Our principal executive offices are located at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Our telephone number is (212) 445-6262 and our fax number is (212) 445-0053. Our website is located at www.globaloptions.com. Information on our website is not part of this prospectus.

The Offering

Common stock offered by GlobalOptions	4,500,000 shares

Over-allotment option offered by GlobalOptions	675,000 shares

Common stock to be outstanding after this offering	9,660,269 shares

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $18.2 million based on the offering price of $4.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes and the repayment of approximately $4.4 million of an existing note and related accrued interest, the maturity of which will be accelerated upon the consummation of this offering, and potentially for strategic acquisitions and investments. See “Use of Proceeds.”

Nasdaq Capital Market symbol	“GLOI”

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 5,160,269 shares of our common stock outstanding as of October 1, 2007 and excludes:

•	1,214,114 shares of our common stock subject to options granted as of October 1, 2007 and having a weighted average exercise price of $13.71 per share;

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3,732,621 shares of our common stock issuable upon the conversion of 55,989.32 shares of our Series D Preferred Stock, which will be outstanding upon the consummation of this offering, at a conversion rate of 66.67-to-1. The Series D Preferred Stock is subject to a beneficial ownership limitation that restricts its conversion into common stock;

•	862,458 additional shares of our common stock reserved as of October 1, 2007 for future issuance under our stock-based compensation plans; and

•	250,000 shares of our common stock reserved as of October 1, 2007 for future issuance under our 2006 Employee Stock Purchase Plan.

Unless otherwise indicated, the share information in this prospectus is as of October 1, 2007 and reflects or assumes:

•	the automatic conversion of 23,117.2 shares of our outstanding Series C Preferred Stock into 1,541,167 shares of our common stock upon the consummation of this offering;

•	our 1-for-8 reverse stock split that we effected on March 6, 2007; and

•	the underwriters do not exercise their over-allotment option to purchase up to an additional 675,000 shares of our common stock from us.

Summary Consolidated Financial Information

The following table presents our summary consolidated financial information for the periods indicated and should be read in conjunction with the information contained in “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Historical operating information may not be indicative of our future performance.

	For the year ended December 31,			For the six months ended June 30,
	2004	2005	2006	2006	2007
Statement of Operations Data:				(unaudited)
Revenues	$5,569,335	$9,028,341	$61,923,822	$23,594,614	$43,854,423
Cost of revenues	3,515,443	5,074,045	32,243,298	12,122,809	22,982,208

Gross profit	2,053,892	3,954,296	29,680,524	11,471,805	20,872,215

Operating expenses:
Selling and marketing	789,594	540,301	8,635,235	3,768,205	10,882,901
General and administrative	2,635,870	6,937,148	25,354,303	8,643,984	23,620,313
Impairment loss on goodwill and intangibles	—	—	3,144,309	—	—

Total operating expenses	3,425,464	7,477,449	37,133,847	12,412,189	34,503,214

Loss from operations	(1,371,572)	(3,523,153)	(7,453,323)	(940,384)	(13,630,999)
Other income (expense), net	(25,421)	(46,820)	(10,392,714)	(10,807,615)	146,890

Net loss	(1,396,993)	(3,569,973)	(17,846,037)	(11,747,999)	(13,484,109)

Deemed dividends to Series A and B convertible preferred stockholders	—	(979,750)	(24,413,362)	(24,413,362)	—

Net loss available to common stockholders	$(1,396,993)	$(4,549,723)	$(42,259,399)	$(36,161,361)	$(13,484,109)

	As of June 30, 2007
		(unaudited)
	Actual	Pro Forma(1)	Pro Forma, As Adjusted(2)
Balance Sheet Data:
Cash and cash equivalents	$2,016,343	$1,324,343	$15,127,641
Net working capital	13,118,455	12,426,455	25,496,761
Total assets	77,741,928	77,741,928	91,545,226
Line of credit	7,489,050	7,489,050	12,905,050
Long-term debt, including current portion	9,976,384	9,976,384	1,176,384
Total stockholders’ equity	44,951,281	44,951,281	62,321,587

(1)	Reflects the results of the Equity Restructuring and the Bode working capital purchase price adjustment in the amount of $692,000.

(2)

Reflects the results of (i) the Equity Restructuring, (ii) the Bode working capital purchase price adjustment, (iii) the JLWA Note Prepayment, (iv) the automatic conversion of shares of our Series C Preferred Stock into shares of our common stock and, in certain cases, Series D Preferred Stock upon the consummation of this offering, (v) the sale by us of 4,500,000 shares of common stock in this offering at the public offering price of $4.50 per share and our receipt of the estimated net proceeds of the offering of $18.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (vi) our use of approximately $4.4 million of the net proceeds from this offering to repay an existing note and related accrued interest.

R ISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the specific risk factors described below in addition to the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in the prospectus, before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. This could cause the trading price of our common stock to decline and a loss of all or part of your investment.

Risks Related to Our Business and Industry

We are an emerging company with a history of operating losses and may not become profitable.

We were founded in 1998 and are still in the process of developing our four business units: Preparedness Services; Fraud and SIU Services; Security Consulting and Investigations; and International Strategies. We have incurred significant operating losses since inception, including net losses available to common stockholders of approximately $13,484,000 for the six months ended June 30, 2007 and $42,259,000, $4,550,000 and $1,397,000 for the years ended December 31, 2006, 2005 and 2004, respectively. We cannot anticipate when or if we will achieve profitability in the future. We may not generate sufficient revenues to meet our expenses, operate profitably or utilize our net operating losses in the future.

Our arrangements with members of our senior management team, or our failure to retain or recruit key personnel, could negatively impact our ability to sell our products and services and grow our business.

Our success will depend to a significant extent upon the abilities, level of service, reputation and relationships of members of our senior management team, our Board of Directors and our advisory boards. Some members of our senior management team work on a part-time basis and some do not have non-competition agreements with us. These arrangements, or any reduction or loss of these individuals’ services, could have a material adverse effect upon our business, particularly if any of our key personnel sought to compete against us.

Our future success and growth also largely depends upon our ability to attract, motivate and retain additional highly competent technical, management, service and operations personnel. Competition for these qualified individuals is highly competitive in the risk mitigation industry, and we cannot guarantee that we will be successful in attracting and retaining this personnel. Departures and additions of key personnel may be disruptive to and detrimentally affect our business, operating results and financial condition.

Because a small number of clients account for a substantial portion of our revenues, the loss of any of these clients, or a decrease in their use of our services, could cause our revenues to decline and losses to increase substantially.

Revenues from our services to a limited number of clients have accounted for a substantial percentage of our total revenues. For the six months ended June 30, 2007, our two largest clients accounted for approximately 34% and 8% of revenues. For the year ended December 31, 2006, our two largest clients accounted for approximately 51% and 11% of revenues. In each of these periods, revenues from our largest client, the State of Louisiana, were derived from one contract related to Hurricane Katrina. During the six months ended June 30, 2007 and the year ended December 31, 2006, revenues from this single contract accounted for 88% and 84% of the revenues generated by our Preparedness Services unit. Our contract with the State of Louisiana, including our new contract that was recently awarded to us, is a time and materials contract under which the State is not required to purchase a minimum amount of our services. Therefore, this contract could cease producing revenues at any time with little or no notice.

The concentration of our clients can cause our revenues and earnings to fluctuate from quarter-to-quarter and year-to-year, based on the requirements of our clients and the timing of delivery of services. Although the particular clients are likely to change from period to period, we believe that large engagements by a limited number of clients will continue to account for a substantial portion of our revenues in any period or year. In any period or year, the unexpected loss of or decline in business from a major client, or the failure to generate significant revenues from other clients, could have a material adverse effect on our consolidated financial results.

The integration of acquired companies may be difficult and may result in a failure to realize some of their anticipated potential benefits.

We may not be able to integrate or manage businesses that we have acquired or may acquire. Any difficulty in successfully integrating or managing the operations of acquired businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management team also will be required to dedicate substantial time and effort to the integration of any acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

We may have difficulty pursuing our acquisition strategy.

A key part of our growth strategy is to acquire complementary businesses. However, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms or at all. A number of competitors have also adopted a strategy of expanding and diversifying through acquisitions. We will likely experience significant competition in our effort to execute our acquisition strategy. As a result, we may be unable to continue to make acquisitions or may be forced to complete acquisitions on less favorable terms.

Our business is vulnerable to fluctuations in government spending and subject to additional risks as a result of the government contracting process, which often involves risks not present in the commercial contracting process.

Because many of our contracts are with government entities, our business is subject to a number of risks, including global economic developments, wars, political instability, election results, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. Because many clients are federal, state or municipal government agencies with variable and uncertain budgets, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.

Moreover, competitive bidding for government contracts presents a number of risks that are not typically present in the commercial contracting process, including:

•	the need to devote substantial time and attention of our management team and key personnel to the preparation of bids and proposals for contracts that may not be awarded to us; and

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the expenses that we might incur and the delays and revenue loss that we might suffer if our competitors protest or challenge contract awards made to us pursuant to competitive bidding. Such a protest or challenge could result in the resubmission of bids based on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to consistently win new government contract awards over an extended period, or if we fail to anticipate all of the costs and resources that will be required to secure such contract awards, our growth strategy and our business, financial condition and operating results could be materially adversely affected.

Our professional reputation, which is critical to our business, is especially vulnerable to circumstances outside our control.

We depend upon our reputation and the individual reputations of our senior management team and advisory boards to obtain new client engagements. We also obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Anything that diminishes our reputation or the reputations of our senior management team and advisory boards may make it more difficult to compete for new engagements or to retain existing clients and, therefore, could materially adversely affect our business. For example, a national television news story that contained allegations regarding JLWA’s performance and billing practices under our contract with the State of Louisiana prompted a State auditor to review these allegations. Although we were awarded and subsequently executed a renewal contract with the State, the State may terminate this new contract without penalty upon limited notice. Any circumstances, including those where we are not at fault, and including any repercussions from the above events, that might publicly damage our goodwill, injure our reputation or damage our business relationships may lead to a broader material adverse effect on our business or prospects through loss of business, goodwill, clients, agents or employees. In particular, if the State of Louisiana were to terminate our contract, it may have a material adverse effect on our business.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could cause our stock price to decline.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business could be harmed.

Commencing for the year ending December 31, 2007, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal control over financial reporting. Furthermore, our registered independent public accounting firm will be required to report on our assessment of the effectiveness of our internal control over financial reporting and separately report on the effectiveness of our internal control over financial reporting beginning with our year ending December 31, 2008.

Our Chief Executive Officer and Chief Financial Officer have concluded that the design and operation of our disclosure controls and procedures are not effective. We have identified matters that would constitute a material weakness (as that term is defined under the Public Company Accounting Oversight Board Auditing Standard No. 2) related to the timeliness and quality of the preparation of our financial information, our financial closing process, a lack of segregation of financial responsibilities and the need for additional qualified financial accounting personnel. Although we recently implemented a new entity-wide general ledger reporting system and intend to further augment our internal control procedures, further segregate financial responsibilities and expand our accounting staff, there is no guarantee that these efforts will be adequate to remedy these deficiencies.

During the course of our testing, we may identify additional deficiencies which we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to augment or maintain the adequacy of our internal accounting controls, as these standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action, result in delays or inaccuracies in reporting financial information or cause investors to lose confidence in our reported financial information, any of which could cause our stock price to decline.

In order to comply with public reporting requirements, we may need to strengthen the financial systems and controls of any business we acquire, and the failure to do so could adversely affect our ability to provide timely and accurate financial statements.

Immediately upon the acquisition of any company, we will be responsible for ensuring that the disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (Exchange

Act)) of any acquired company are effectively designed, operated and integrated with our disclosure controls and procedures. Our management and our independent registered public accounting firm will test any acquired business’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing of internal control by our independent registered public accounting firm, may reveal deficiencies in an acquired company’s financial systems that are deemed to be material weaknesses with respect to our financial systems. The existence of these material weaknesses or any failure to improve an acquired company’s financial systems could result in delays or inaccuracies in reporting financial information, or non-compliance with Securities and Exchange Commission (SEC) reporting and other regulatory requirements, any of which could subject us to sanctions from the SEC and The Nasdaq Stock Market, Inc. and adversely affect our business and stock price.

Our business depends, in part, on the occurrence of unpredictable events.

Our Preparedness Services unit assists governments, corporations and individuals in connection with, among other things, emergency management issues and natural and other disaster preparedness and recovery efforts. Our revenues may fluctuate significantly depending upon the occurrence, or anticipated occurrence, of events of this nature. For example, for the six months ended June 30, 2007 and the year ended December 31, 2006, 34% and 51% of our revenues, or 88% and 89% of our revenues from government contracts, respectively, were generated by one contract with the State of Louisiana related to Hurricane Katrina. Accordingly, any decrease in demand for our services in this area could materially adversely affect our results of operations.

We may not be able to manage our growth or meet marketplace demands effectively.

We have expanded significantly in the past few years and intend to maintain our focus on growth. However, our growth will place additional demands on our resources and we cannot be sure that we will be able to manage our growth effectively. In order to successfully manage our growth, we will need to:

•	expand and enhance our administrative infrastructure;

•	continue to improve our management, financial and information systems and controls; and

•	recruit, train, manage and retain our employees effectively.

Continued growth could place a strain on our management, operations and financial resources. In addition, this growth may adversely affect our ability to service the demands of our clients or the quality of services we provide. If we are unable to meet these demands or our clients’ expectations, our competitors may be able to gain a greater market share in the risk mitigation markets generally, as well as gain a greater share of our clients’ business. We cannot assure you that our infrastructure, operational, financial and management controls, reporting systems and procedures, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. Our expected addition of personnel and capital investments will increase our fixed costs, which will make it more difficult for us to offset any future revenue shortfalls with short-term expense reductions. If we cannot manage our growth effectively, our business and results of operations may be adversely affected.

We may not be able to realize the entire book value of goodwill from acquisitions.

As of June 30, 2007, we had approximately $23.4 million of goodwill, which represented approximately 30% of our total assets. All of this goodwill resulted from previous acquisitions, and it is likely that future acquisitions will result in additional goodwill. We have implemented the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment. We determined that, at December 31, 2006, the amount of goodwill carried by our Fraud and SIU Services and Security Consulting and Investigations segments was overstated by approximately $1,135,000 and $1,894,000, respectively. As a result, we recorded a $3,029,000 impairment charge during the year ended December 31, 2006. In the event that we again determine the book value of goodwill is further impaired, any such impairment would be charged to earnings in the period of impairment. Any such future impairment of goodwill under SFAS No. 142 could have a material adverse effect on our results of operations.

Competitive conditions could adversely affect our business.

We operate in a number of geographic and service markets, all of which are highly competitive. There are relatively few barriers preventing companies from competing with us and we do not own any patents or other technology that, by itself, precludes or inhibits others from entering our markets. As a result, new market entrants, particularly those who already have recognizable names in the risk mitigation industry, will likely pose a threat to our business. If we are unable to respond effectively to our competitors, some of which have greater financial resources or name recognition, our business and results of operations will be materially adversely affected. In the risk management and security market, our competitors include Control Risks Group Limited, ArmorGroup International plc, Kroll Inc., Toribos GmbH and Olive Security (UK) Ltd. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Inc., Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, LLC, AlixPartners LLC, Crossroads LLC, ChoicePoint Inc. and Applied Discovery, Inc., provide investigative, consulting and other services which are similar to services we provide. Some of these firms have indicated an interest in providing services on a broader scale similar to ours and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting, consulting and risk management firms have significantly larger financial and other resources than we have, greater name recognition and long-established relationships with their clients, which also are likely to be clients or prospective clients of our company.

We are a worldwide business and are therefore influenced by factors and regulations in many countries.

We undertake our business worldwide. The occurrence of any of the following risks relating to the conduct of our business in foreign countries could have a material adverse effect on the market for our services, their value to our clients or our ability to provide them:

•	changes in, and difficulty in complying with, laws and regulations of the different countries, including authority to trade or perform our existing and future services;

•	nullification, modification and renegotiation of contracts;

•	reversal of current policies, including favorable tax policies, encouraging foreign investment or foreign trade, or relating to the use of local agents;

•	restrictive actions by local governments, including tariffs and limitations on imports and exports; and

•	difficulty in collecting accounts receivable and longer collection times.

The occurrence of any of these risks could materially adversely affect our results of operations or financial condition.

Clients can terminate engagements with us on short notice or with no notice.

A majority of our engagements are project-based and are generally terminable by either party on short-term notice. As a result, our clients, including the State of Louisiana under the new contract that it recently awarded to us, are not obligated to continue using our services at historical levels or at all, and may cancel their arrangements with us without penalty. Identifying and engaging new clients can be a lengthy and difficult process. If a significant amount of our clients cease using our services around the same time, we could experience an adverse effect on our results of operations.

Our inability to accurately forecast costs of fixed price contracts could result in lower than expected margins and profitability.

The profitability of fixed price projects is primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, need for unforeseen specialized subcontractors, difficulties with new technologies and economic, regulatory and other changes that may occur during the term of the contract. If for any reason the costs are substantially higher than expected, we may incur losses on fixed price contracts and our profitability could be adversely affected.

We may need to raise additional funds to consummate an acquisition or continue our operations.

An unforeseen reduction in our revenues or cash flows, an increase in operating expenses or the consummation of an acquisition may require us to raise additional funds. To the extent we encounter additional opportunities to raise cash, we may sell additional equity or convertible debt securities, which would result in further dilution of our stockholders. Stockholders may experience substantial dilution due to our current stock price and the amount of financing we may need to raise, and any securities we issue may have rights senior to our common stock. Any future indebtedness may contain covenants that restrict our operating flexibility.

We have limited access to the capital markets. The capital markets have been unpredictable in the past, especially for unprofitable companies such as ours. In addition, the amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control, such as the share price of our stock and its trading volume. As a result, efforts to secure financing on terms attractive to us may not be successful, and we may not be able to secure additional financing on any terms.

If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, results of operations and financial condition may be materially adversely affected.

Compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and The Nasdaq Stock Market Inc.’s marketplace rules, require a substantial amount of management attention and financial and other resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and divert management from revenue-generating activities.

We may become subject to significant legal proceedings.

We are subject from time to time to litigation and other adverse claims related to our businesses, some of which may be substantial. Those claims have in the past been, and may in the future be, asserted by persons who are screened by us, regulatory agencies, clients or other third parties. Resolution of these matters may negatively impact our results of operations or cash flows, as well as our reputation.

Our exposure in a future liability action could exceed our insurance coverage.

Some of our service offerings involve high risk activities. We may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate for any of our activities and cannot guarantee that every contract contains or will contain limitations on our liability below these policy limits. Because of the increasing cost of liability insurance, purchasing sufficient amounts of insurance coverage, or additional insurance when needed, could be prohibitively expensive. If we are sued for any injury caused by our business offerings, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

We may be subject to increased regulation regarding the use of personal information.

Some of the data and services that we provide, including DNA testing conducted by Bode, are subject to regulation by various federal, state and local regulatory authorities, which may become more stringent in the future. Federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace, and adverse publicity or potential litigation concerning the commercial use of such information, may negatively affect our operations and could result in substantial regulatory compliance expense, litigation expense or revenue loss.

If we are unable to manage successfully our relationships with our information suppliers, the quality and availability of our services may be harmed.

We obtain some of the data used in our services from third-party information suppliers, some of which are government entities. If a supplier is no longer able or willing to provide us with data, we may need to find alternative sources. There is no assurance that we will obtain new agreements with third-party suppliers on favorable terms, if at all. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Loss of such access or the availability of data in the future due to increased government regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to this Offering and Our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which their shares were purchased.

Since our reverse merger in June 2005, the high and low bid price for our common stock has been $32.00 and $3.02 per share, respectively. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including the following:

•	factors affecting demand for risk mitigation services such as the domestic and global security environment, competition and general economic conditions;

•	fluctuation in government spending that affects our contracts with government entities; and

•	changes in the laws and regulations of different countries that affect our ability to perform the services of a and risk mitigation and management services company.

The stock market in general has experienced extreme price fluctuations. The market prices of shares of companies in the security industry have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock continues to be low.

Our common stock has historically been sporadically or thinly traded. On multiple days since January 1, 2007, no shares of our common stock were traded on the OTC Bulletin Board. While our shares have recently been listed on the Nasdaq Capital Market, there is no guarantee that our trading volume will increase. As a result, the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we went public through a “reverse merger” and remain a small company, which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of these persons, they may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our common stock until we become more financially viable. As a consequence, there may be periods of several days or more when trading activity in our shares is low and a stockholder may be unable to sell his shares of common stock at an acceptable price, or at all. We cannot give stockholders any assurance that a broader or more active public trading market for our common stock will develop or be sustained, that current trading levels will be sustained or that we will continue to meet the requirements for listing on the Nasdaq Capital Market.

Our common stock may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock prior to our reverse stock split on March 6, 2007 was less than $5.00 per share and if the market price on our common stock drops below $5.00 again, it may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose specified information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock.

As of October 1, 2007, there were approximately 3,619,102 shares of our common stock outstanding, including 630,765 shares of our common stock issued upon the completion of the Equity Restructuring. Upon the consummation of this offering, an additional 1,541,167 shares of common stock will be issued upon the automatic conversion of our Series C Preferred Stock and, subject to a 4.99% beneficial ownership limitation, an additional 3,732,621 shares of our common stock will be issuable upon conversion of our Series D Preferred Stock. In addition, if we undertake any additional financings involving securities convertible into shares of our common stock, the aggregate number of shares into which those securities are convertible will further increase our overhang.

Concurrently with this offering, an aggregate of 7,979,603 shares of our common stock, including the approximately 5,904,556 shares of common stock issued or issuable upon the completion of the Equity Restructuring, the automatic conversion of the Series C Preferred Stock and the conversion of the Series D Preferred Stock, are being registered for resale and will therefore be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act), upon the expiration of the lock-up agreement described below. Furthermore, all of the shares of common stock being sold in this offering will be freely tradable. Our executive officers, directors and a number of our existing stockholders, including all stockholders who participated in the Equity Restructuring, have agreed to not sell any shares of common stock or securities convertible into common stock for a period of 90 days after the date of this prospectus, subject to limited exceptions. Collectively, these persons beneficially own an aggregate of approximately 8,310,452 shares of our common stock, including shares of common stock issuable upon the conversion of our Series D Preferred Stock. As these shares of our common stock are resold in the public market, the supply of our common stock will increase significantly, which could decrease its price.

Our officers, directors and principal stockholders have significant voting power and may vote their shares in a manner that is not in the best interest of other stockholders.

Upon the consummation of this offering, our officers, directors and principal stockholders will control approximately 11.0% of the voting power represented by our outstanding shares and may increase this voting power to 29.3% of our outstanding shares upon the conversion of all outstanding Series D Preferred Stock into common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying cash dividends for the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

We have never declared or paid any cash dividends or distributions on our common stock and our senior credit facility prohibits us from paying dividends. We currently intend to retain our future earnings, if any, to support operations and to finance our growth strategy and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Provisions in our certificate of incorporation and by-laws may deter third parties from acquiring us and could lead to the entrenchment of our Board of Directors.

Our certificate of incorporation and by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors, including the following:

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	stockholder action by written consent must be unanimous;

•	stockholders may only remove directors for cause;

•	vacancies on the Board of Directors may be filled only by the directors; and

•	we require advance notice for stockholder proposals.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you desire. The anti-takeover defenses in our certificate of incorporation and by-laws could discourage, delay or prevent a transaction involving a change in control of our company.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements may be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words or phrases of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements are subject to a number of risks and uncertainties discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. All forward-looking statements attributable to us are expressly qualified by these and other factors. We cannot assure you that actual results will be consistent with these forward-looking statements.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. Forecasts and other forward-looking information obtained from this available information is subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $18.2 million based on the offering price of $4.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The underwriters have an option to purchase an additional 675,000 shares from us. Assuming the over-allotment option is exercised in full by the underwriters, we will receive an additional estimated $2.8 million in net proceeds, after deducting underwriting discounts and commissions.

We intend to use the net proceeds from this offering for working capital and general corporate purposes and the repayment of approximately $4.4 million of indebtedness and accrued interest to the JLWA Sellers, and potentially for strategic acquisitions and investments. We currently have no agreements or commitments with respect to any acquisitions or investments and we do not currently have any acquisitions or investments planned. However, management will have significant discretion in applying our net proceeds from this offering. Pending specific application of our net proceeds, we plan to invest our net proceeds in government securities and other short-term, investment-grade, marketable securities.

The JLWA Sellers, including James Lee Witt, the Chief Executive Officer of our Preparedness Services unit, have informed us that they will exercise their right to receive early repayment of a note in the principal amount of $4.3 million upon the consummation of this offering. The maturity of this note, which we issued in partial payment of the purchase price for our acquisition of JLWA, may be accelerated upon the occurrence of a qualified capital raise, which includes this offering. As a result, we will use approximately $4.4 million of the net proceeds from this offering to repay the principal amount of this note, plus interest on the note accrued at a rate of 11% per annum.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our senior credit facility prohibits us from paying dividends. We currently expect to retain future earnings, if any, to support operations and to finance our growth strategy. Dividends may be paid on our common stock only if and when declared by our Board of Directors and will be paid on an as-converted basis to the holders of our Series D Preferred Stock.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Nasdaq Capital Market under the symbol GLOI. From June 27, 2005 to March 6, 2007, when we effectuated a 1-for-8 reverse stock split, our common stock was quoted on the OTC Bulletin Board under the symbol GLOI.OB, and from March 7, 2007 to September 25, 2007, our common stock was quoted on the OTC Bulletin Board under the symbol GOPG.OB. Prior to June 27, 2005, there was no active market for our common stock. Based upon information furnished by our transfer agent, as of September 28, 2007, we had 190 holders of record of our common stock.

The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the Nasdaq Capital Market and the OTC Bulletin Board, as adjusted for the reverse stock split:

Fiscal Year 2005	High	Low
First Quarter	N/A	N/A
Second Quarter (through June 24, 2005)	N/A	N/A
Second Quarter(1)	$20.08	$16.80
Third Quarter	32.00	17.60
Fourth Quarter	23.20	18.40

Fiscal Year 2006	High	Low
First Quarter	$22.24	$16.08
Second Quarter	23.20	15.20
Third Quarter	20.00	12.00
Fourth Quarter	16.40	10.24

Fiscal Year 2007	High	Low
First Quarter	$15.44	$8.75
Second Quarter	10.55	7.50
Third Quarter	8.30	3.02

(1)	From June 27, 2005 to June 30, 2005. June 24, 2005 was the closing date of our reverse merger transaction.

Equity Compensation Plan Information

The following table contains information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of October 1, 2007. See “Executive Compensation—Employee Benefit Plans” for a description of our stock option and incentive plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,214,114	$13.71	862,458
Equity compensation plans not approved by stockholders	—	—	—
Total	1,214,114	$13.71	862,458

(1)

Our 2005 Stock Option Plan, 2006 Stock Option Plan and 2006 Long-Term Incentive Plan were adopted by our stockholders on August 8, 2005, June 12, 2006 and December 5, 2006, respectively. On October 17, 2006, our Board of Directors approved, and stockholders later ratified, that the remaining shares reserved, but unissued, with respect to any awards under the 2005 Stock Option Plan and 2006 Stock Option Plan were unreserved and that no new awards were to be issued under these plans.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2007 on:

•	an actual basis;

•	a pro forma basis to give effect to our Equity Restructuring and the Bode working capital purchase price adjustment in the amount of $692,000; and

•

a pro forma, as adjusted basis to give effect to our Equity Restructuring, the Bode working capital purchase price adjustment, the JLWA Note Prepayment, this offering and the anticipated use of the net proceeds from this offering.

You should read the information below in conjunction with our consolidated financial statements and their notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of June 30, 2007
	(unaudited)
	Actual(1)	Pro Forma	Pro Forma, As Adjusted(2)
Cash and cash equivalents	$2,016,343	$1,324,343	$15,127,641

Line of credit	$7,489,050	$7,489,050	$12,905,050
Long-term debt, including current portion	$9,976,384	$9,976,384	$1,176,384

Stockholders’ equity:
Common Stock, par value $.001 per share; 100,000,000 shares authorized; 2,984,514 issued and outstanding, actual; 3,615,280 issued and outstanding, pro forma; 9,655,847 issued and outstanding, pro forma, as adjusted	2,984	3,615	9,655
Preferred Stock, par value $.001 per share; 15,000,000 shares authorized
Series A Preferred Stock, par value $.001 per share; 6,330 issued and outstanding, actual; 0 shares issued and outstanding, pro forma; 0 shares issued and outstanding, pro forma, as adjusted	6	—	—
Series B Preferred Stock, par value $.001 per share; 53,070 issued and outstanding, actual; 0 shares issued and outstanding, pro forma; 0 shares issued and outstanding, pro forma, as adjusted	53	—	—
Series C Preferred Stock, par value $.001 per share; 0 shares issued and outstanding, actual; 59,400 issued and outstanding, pro forma; 0 shares issued and outstanding, pro forma, as adjusted	—	59	—
Series D Preferred Stock, par value $.001 per share; 0 shares issued and outstanding, actual; 19,706.51 issued and outstanding, pro forma; 55,989.32 issued and outstanding, pro forma, as adjusted	—	20	56
Paid-in capital	83,093,584	83,092,933	101,257,222
Accumulated deficit	(38,145,346)	(38,145,346)	(38,945,346)

Total stockholders’ equity	44,951,281	44,951,281	62,321,587

Total capitalization	$62,416,715	$62,416,715	$76,403,021

(1)	Does not include warrants to purchase an aggregate of 2,913,041 shares of our common stock, which were cancelled as part of the terms of the Equity Restructuring.

(2)

Reflects the results of (i) the Equity Restructuring, (ii) the Bode working capital purchase price adjustment, (iii) the JLWA Note Prepayment, (iv) the automatic conversion of shares of our Series C Preferred Stock into shares of our common stock and, in certain cases, Series D Preferred Stock upon the consummation of this offering, (v) the sale by us of 4,500,000 shares of common stock in this offering at the public offering price of $4.50 per share and our receipt of the estimated net proceeds of the offering of $18.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (vi) our use of approximately $4.4 million of the net proceeds from this offering to repay an existing note and related accrued interest.

DILUTION

Purchasers of our common stock offered by this prospectus will suffer immediate and substantial dilution in pro forma net tangible book value per share of common stock. Our pro forma net tangible book value as of June 30, 2007 was approximately $12.2 million, or approximately $2.36 per share of common stock, after giving effect to (1) the Equity Restructuring, (2) the Bode working capital purchase price adjustment, (3) the JLWA Note Prepayment and (4) the automatic conversion of shares of our Series C Preferred Stock into shares of our common stock upon the consummation of this offering. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2007, after giving effect to the above transactions.

After giving effect to the sale by us of 4,500,000 shares of common stock in this offering at the public offering price of $4.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of June 30, 2007 would have been approximately $30.4 million, or approximately $3.14 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.78 per share of common stock to existing stockholders and an immediate dilution of $1.36 per share to purchasers of common stock in this offering. We determine dilution by subtracting the adjusted pro forma net tangible book value per share of our common stock immediately after this offering from the amount per share paid by purchasers of our common stock in this offering.

The following table illustrates the dilution on a per share basis.

Public offering price per share		$4.50
Pro forma net tangible book value per share as of June 30, 2007	$2.36
Increase per share attributable to new investors in this offering	0.78

Adjusted pro forma net tangible book value per share after this offering		3.14

Dilution per share to new investors in this offering		$1.36

The foregoing does not take into account further dilution to new investors that could occur upon the issuance of additional shares of common stock. The above discussion assumes no exercise of any outstanding stock options after June 30, 2007. As of June 30, 2007, we had outstanding options to purchase a total of 936,789 shares of common stock at a weighted average exercise price of $15.71 per share.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated financial information for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, and as of December 31, 2004, December 31, 2005 and December 31, 2006, is derived from our historical consolidated financial statements, which were audited by Marcum & Kliegman LLP, an independent registered public accounting firm, and, except for our audited consolidated balance sheet as of December 31, 2004, are included elsewhere in this prospectus. The selected condensed consolidated financial information for the six months ended June 30, 2006 and June 30, 2007, and as of June 30, 2007, is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Results for interim periods are not necessarily indicative of results that may be expected for a full year. Historical results are not necessarily indicative of the results expected in the future. The selected consolidated financial information should be read in conjunction with, and is qualified by reference to, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	For the year ended December 31,			For the six months ended June 30,
	2004	2005	2006	2006	2007
				(unaudited)
Statement of Operations Data:
Revenues	$5,569,335	$9,028,341	$61,923,822	$23,594,614	$43,854,423
Cost of revenues	3,515,443	5,074,045	32,243,298	12,122,809	22,982,208

Gross profit	2,053,892	3,954,296	29,680,524	11,471,805	20,872,215

Operating expenses:
Selling and marketing	789,594	540,301	8,635,235	3,768,205	10,882,901
General and administrative	2,635,870	6,937,148	25,354,303	8,643,984	23,620,313
Impairment loss on goodwill and intangibles	—	—	3,144,309	—	—

Total operating expenses	3,425,464	7,477,449	37,133,847	12,412,189	34,503,214

Loss from operations	(1,371,572)	(3,523,153)	(7,453,323)	(940,384)	(13,630,999)
Other income (expense), net	(25,421)	(46,820)	(10,392,714)	(10,807,615)	146,890

Net loss	(1,396,993)	(3,569,973)	(17,846,037)	(11,747,999)	(13,484,109)

Deemed dividends to Series A and B convertible preferred stockholders	—	(979,750)	(24,413,362)	(24,413,362)	—

Net loss available to common stockholders	$(1,396,993)	$(4,549,723)	$(42,259,399)	$(36,161,361)	$(13,484,109)

		As of December 31,			As of June 30, 2007
		2004	2005	2006
					(unaudited)
Balance Sheet Data:
Cash and cash equivalents		$533,018	$528,602	$21,533,381	$2,016,343
Net working capital		210,956	(1,011,200)	27,518,556	13,118,455
Total assets		1,300,642	8,596,476	69,226,280	77,741,928
Line of credit		105,903	543,453	—	7,489,050
Long-term debt, including current portion		—	904,230	1,930,819	9,976,384
Total stockholders’ (deficiency) equity		(1,001,883)	4,786,438	53,899,045	44,951,281

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition is based upon, and should be read in conjunction with, our consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Please see “Forward-Looking Statements” and “Risk Factors” for a discussion of some of the uncertainties, risks and assumptions associated with these statements.

Overview

GlobalOptions is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals. We enable clients to identify, assess and prevent natural and man-made threats to the well-being of individuals and the operations of governments and corporations. In addition, we assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks. Our vision is to continue to build a comprehensive risk mitigation solutions company through both organic growth and acquisitions. In pursuit of our strategy, we have acquired and integrated eight complementary risk mitigation businesses since August 2005 that contributed an aggregate of approximately $58.3 million and $42.2 million in revenues to our business during the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

We believe our reputation, credentials and personal relationships provide us a competitive advantage in securing new business. Our senior management team and advisory boards have extensive industry backgrounds and include former generals in the military, top government officials and corporate officers, intelligence and law enforcement officers, professional investigators and legal and crisis communications specialists.

We deliver risk mitigation and management services through the following four business units:

•

Preparedness Services develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals. This unit is comprised of our JLWA acquisition.

•

Fraud and SIU Services provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. This unit is comprised of the following acquired companies: CBR; Hyperion Risk, Inc. (Hyperion Risk); Secure Source, Inc. (Secure Source); and Facticon.

•

Security Consulting and Investigations delivers specialized security and investigative services, such as security assessments, threat analyses and forensic DNA analysis and casework, to governments, corporations and individuals. This unit is comprised of the following acquired companies: Safir Rosetti, LLC (Safir); Bode; and On Line Consulting.

•

International Strategies provides a full range of security and risk management services, such as global business intelligence, investigations and litigation support, and personal protection, to foreign and domestic governments, corporations and individuals. Our International Strategies unit was our original core business.

Our Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations units represent our three financial reporting segments. Our International Strategies business unit, on the basis of its relative materiality, is included in our Fraud and SIU Services segment.

The following table represents the revenue contribution by each of these three reporting segments as a percentage of our total revenues:

	For the year ended December 31,			For the six months ended June 30,
Segment	2004	2005	2006	2006	2007
				(unaudited)
Preparedness Services	31.3%	14.0%	60.6%	62.9%	39.4%
Fraud and SIU Services	49.6	77.2	26.7	31.7	27.1
Security Consulting and Investigations	19.1	8.8	12.7	5.4	33.5

Revenues

Principally, we generate our revenues through providing risk mitigation solutions to our clients. For our Preparedness Services and Security Consulting and Investigations engagements, we typically invoice on a time and materials basis. For most of our Fraud and SIU Services engagements, we invoice on a fixed fee basis. We enter into contractual arrangements with most of our clients, on both an exclusive and non-exclusive basis. The duration of our engagements ranges from one week to two or more years. Over half of our revenues are generated from repeat client relationships that we have had for more than one year. In addition to our services, we also generate revenues from the sale of kits and supplies principally used by law enforcement to collect DNA materials. Generally, we must compete in the market for our clients based upon our reputation, service history and relationships. There are limited cases within all of our business segments that we are considered by our clients to be the sole source provider, based principally upon the experience of our personnel or, in the case of Bode and certain DNA investigations, our technical expertise. Our clients consist of government entities, corporations and high net-worth and high-profile individuals. We provide our services domestically through our own employees and through a network of approved subcontractors to achieve scale, geographic coverage or a specialized expertise. Currently, a small portion of our revenues is generated by services provided outside the United States.

Gross Profit

Our gross profit represents our revenues less the costs of revenues incurred to provide services to our clients. The most significant components of our costs of revenues are the costs of our direct labor, our third-party consultants and our reimbursable costs, which principally consist of travel expenses. For the most part, our costs of revenues are variable and based upon the type of services performed or the amount of revenues generated. Where possible, we structure our personnel arrangements to compensate our employees and our consultants on the basis of work performed. This enables us to maintain a variable cost structure and relatively consistent gross margins in our business segments from year to year. The variability in our gross margins results primarily from changes in our client mix. For our DNA analysis business, we incur fixed costs for our equipment and dedicated personnel.

Operating Expenses

Our selling and marketing expenses primarily include salaries and commissions, as well as travel and other expenses, incurred by our employees who are involved in selling and promoting our services. The accrued earnout expenses related to the acquisition of JLWA are also reflected in our selling and marketing expenses. Our general and administrative expenses consist primarily of salaries, bonuses and stock-based compensation for our employees not performing work directly for our clients. Also included in general and administrative expenses are corporate support expenses such as legal and professional fees, investor relations, human resources, facilities, telecommunication support services, information technology, stock option expenses, salaries for members of our senior management team and impairment losses recognized on goodwill.

Results of Operations

The following is a summary of our operating results as a percentage of our total consolidated revenues for the periods indicated:

	For the year ended December 31,			For the six months ended June 30,
	2004	2005	2006	2006	2007
				(unaudited)
Revenues	100%	100%	100%	100%	100%
Cost of revenues	63	56	52	51	52

Gross profit	37	44	48	49	48

Operating expenses:
Selling and marketing	14	6	14	16	25
General and administrative	47	77	41	37	54
Impairment loss on goodwill and intangibles	—	—	5	—	—

Total operating expenses	61	83	60	53	79

Loss from operations	(24)	(39)	(12)	(4)	(31)
Other income (expense), net	(1)	(1)	(17)	(46)	—

Net loss	(25)	(40)	(29)	(50)	(31)
Deemed dividends to Series A and B convertible preferred stockholders	—	(11)	(39)	(103)	—

Net loss available to common stockholders	(25)%	(51)%	(68)%	(153)%	(31)%

GlobalOptions’ Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues

We had overall revenues of approximately $43,854,000 for the six months ended June 30, 2007, as compared to revenues of approximately $23,595,000 for the six months ended June 30, 2006, for an overall increase of $20,259,000 or approximately 85.9%. The increase in revenues for the six months ended June 30, 2007 is primarily attributable to our new client account relationships that we obtained through the execution of our acquisition plan.

Preparedness Services revenues were $17,263,000 for the six months ended June 30, 2007, as compared to $14,832,000 for the six months ended June 30, 2006. The increase of $2,431,000 is primarily attributable to the JLWA operations, which we acquired on March 10, 2006, generating revenues for the full period in 2007. In the aftermath of Hurricane Katrina, JLWA was retained by the State of Louisiana to provide advice on the State’s overall response and recovery efforts. Subsequently, JLWA was retained to establish and manage the State’s relief program related to Hurricanes Katrina and Rita. The State of Louisiana represented $15,002,000 of revenues for the six months ended June 30, 2007, as compared to $13,499,000 of revenues for the six months ended June 30, 2006.

Fraud and SIU Services revenues were $11,864,000 for the six months ended June 30, 2007, as compared to $7,479,000 for the six months ended June 30, 2006. The increase of $4,385,000 is primarily attributable to the expansion of our client base through the acquisitions of Hyperion Risk in August 2006 and Facticon in February 2007, including the addition of a significant new third-party insurance administrator client, through whom we generated $1,059,000 of investigation related revenues for the six months ended June 30, 2007.

Security Consulting and Investigations revenues were $14,727,000 for the six months ended June 30, 2007, as compared to $1,284,000 for the six months ended June 30, 2006. The increase of $13,443,000 is primarily attributable to the client base that we acquired in connection with the acquisitions of Safir in May 2006 for security consulting and investigations, On Line Consulting in January 2007 for fire and other building security and Bode in February 2007 for DNA data banking and investigations. During the six months ended June 30, 2007, we generated revenues of $889,000 pursuant a DNA investigation project for a major U.S. city.

In September 2007, the State of Louisiana awarded us a two-year contract, with the State’s option for a third year, to be the lead provider of relief and recovery efforts related to all Louisiana disasters. The contract renewal process, which coincided with a request by the State to bring in more contractors and locally-hired personnel, took more time than expected to complete. As a result, we expect our 2007 revenues will be adversely affected, as we anticipate a portion of the revenues we expected to recognize in 2007 under this contract will be delayed until 2008.

Gross Profit

Our consolidated gross profit for the six months ended June 30, 2007 and June 30, 2006 was $20,872,000 and $11,472,000, reflecting gross profit margins of 47.6% and 48.6%, respectively, consistent with the variable nature of our cost of revenues. Preparedness Services gross profit was $7,770,000 or 45.0% of this segment’s revenues for the six months ended June 30, 2007, as compared to $7,408,000 or 49.9% of this segment’s revenues for the six months ended June 30, 2006. The reduction in gross profit percentage is attributable to price reductions that we provided to the State of Louisiana in order to competitively position ourselves for the 2007 contract renewal. Fraud and SIU Services gross profit was $5,374,000 or 45.3% of this segment’s revenues for the six months ended June 30, 2007, as compared to $3,488,000 or 46.6% of this segment’s revenues for the six months ended June 30, 2006. Security Consulting and Investigations gross profit was $7,728,000 or 52.5% of this segment’s revenues for the six months ended June 30, 2007, as compared to $576,000 or 44.9% of this segment’s revenues for the six months ended June 30, 2006. The increase in gross profit percentage for the Security Consulting and Investigations segment is due to a favorable margin on certain clients.

Operating Expenses

Selling and marketing expenses were $10,883,000 or 24.8% of revenues for the six months ended June 30, 2007, as compared to $3,768,000 or 16% of revenues for the six months ended June 30, 2006. The increase of $7,115,000 is primarily attributable to the increase in the JLWA acquisition earnout expense of approximately $5,490,000. The substantial increase in earnout expense is due to the acceleration of earnout expense of $6,330,000 incurred in connection with the JLWA Modification Agreement. General and administrative expenses were $23,620,000 or 53.9% of revenues for the six months ended June 30, 2007, as compared to $8,644,000 or 36.6% of revenues for the six months ended June 30, 2006. The increase of $14,976,000 is attributable to increased personnel, our 2006 and 2007 acquisitions, legal, accounting and other professional fees incurred in order to fulfill our responsibilities as a public company, costs incurred for our Equity Restructuring and costs incurred for due diligence related to the execution of our acquisition plan.

Other Income (Expense), Net

Interest expense was $205,000 for the six months ended June 30, 2007, as compared to $607,000 for the six months ended June 30, 2006. The decrease of $402,000 is attributable to the reduction in the level of debt during 2007.

We also incurred costs in conjunction with notes payable issued on March 10, 2006, May 12, 2006 and June 28, 2006. These costs were capitalized to deferred financing costs, amortized over the term of the related debt and are presented as other income (expense), net. Additionally, in accordance with Emerging Issues Task Force Issue No. 00-27 “Application of Issue 98-5 to Certain Convertible Instruments,” the notes issued on June 28, 2006 were considered to have a beneficial conversion premium feature. For the six months ended June 30, 2006, we recorded a debt discount of $6,922,602 related to this conversion premium, and we recorded a debt discount of $600,000 as the value of the beneficial conversion feature related to the 8% promissory note issued in conjunction with the acquisition of Safir on May 12, 2006.

The aggregate of $2,695,000 of deferred financing costs, as well as the aggregate $7,523,000 of deferred debt discounts, were amortized through June 29, 2006, the date the notes were exchanged for our Series B Preferred Stock.

Deemed Dividends to Series B Preferred Stockholders

At June 29, 2006, the date of issuance of our Series B Preferred Stock and related warrants, the fixed conversion price of the Series B Preferred Stock of $16.00 represented a discount to the market value of our common stock of $17.60 per share. In accordance with EITF 00-27 and EITF 98-5, we determined the relative fair value of the Series B Preferred Stock and warrants and allocated the proceeds received on a relative fair value basis. Based upon this calculation, the effective conversion price of the Series B Preferred Stock was determined to be $10.24 per common share, resulting in a beneficial conversion feature for a deemed dividend of $24,413,000 for the six months ended June 30, 2006.

GlobalOptions’ Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

We had overall revenues of approximately $61,924,000 for the year ended December 31, 2006, as compared to revenues of approximately $9,028,000 for the year ended December 31, 2005, for an overall increase of $52,896,000 or approximately 586%. The increase in revenues for the year ended December 31, 2006 is primarily attributable to our new client account relationships that we obtained through the execution of our acquisition plan.

Preparedness Services revenues were approximately $37,556,000 for the year ended December 31, 2006, as compared to $1,261,000 for the year ended December 31, 2005. The increase of $36,295,000 is primarily attributable to the JLWA operations, which we acquired on March 10, 2006. The State of Louisiana represented $31,690,000 of revenues for the year ended December 31, 2006.

Fraud and SIU Services revenues were approximately $16,550,000 for the year ended December 31, 2006, as compared to $6,969,000 for the year ended December 31, 2005. The increase of $9,581,000 is primarily attributable to the expansion of our client base through the acquisitions of CBR in August 2005 and Hyperion Risk in August 2006, including the addition of a significant third-party insurance administrator client, through whom we generated $6,637,000 and $2,403,000 of investigation related revenues during the years ended December 31, 2006 and 2005, respectively.

Security Consulting and Investigations revenues were approximately $7,818,000 for the year ended December 31, 2006, as compared to $798,000 for the year ended December 31, 2005. The increase of $7,020,000 is primarily attributable to the diverse client base that we acquired in connection with the acquisition of Safir in May 2006.

Gross Profit

Our consolidated gross profit for the years ended December 31, 2006 and December 31, 2005 was $29,681,000 and $3,954,000, reflecting gross profit margins of 47.9% and 43.8%, respectively, consistent with the variable nature of our cost of revenues. Preparedness Services gross profit was $18,424,000 or 49.1% of this segment’s revenues for the year ended December 31, 2006, as compared to $357,000 or 28.3% of this segment’s revenues for the year ended December 31, 2005. The increase in our Preparedness Services segment’s gross margin is due to the inclusion since March 10, 2006 of JLWA, through which we acquired the higher margin State of Louisiana Hurricane Katrina contract. Fraud and SIU Services gross profit was $7,600,000 or 45.9% of this segment’s revenues for the year ended December 31, 2006, as compared to $3,137,000 or 45.0% of this segment’s revenues for the year ended December 31, 2005. Security Consulting and Investigations gross profit was $3,657,000 or 46.8% of this segment’s revenues for the year ended December 31, 2006, as compared to $460,000 or 57.6% of this segment’s revenues for the year ended December 31, 2005.

Operating Expenses

Selling and marketing expenses were $8,635,000 or 13.9% of revenues for the year ended December 31, 2006, as compared to $540,000 or 6.0% of revenues for the year ended December 31, 2005. This increase of $8,095,000 is primarily attributable to the JLWA acquisition earnout obligation from March 11, 2006 through December 31, 2006 of approximately $5,228,000, as well as the selling and marketing expenses incurred in support of the client base we acquired in connection with our five acquisitions in 2006 and 2005. General and administrative expenses were $25,354,000 or 41% of revenues for the year ended December 31, 2006, as compared to $6,937,000 or 77% of revenues for the year ended December 31, 2005. This increase of $18,417,000 is attributable to increased personnel, our 2006 and 2005 acquisitions, legal, accounting and other professional fees incurred in order to fulfill our responsibilities as a public company and costs incurred for due diligence related to the execution of our acquisition plan. The decrease in general and administrative expenses as a percentage of our revenues is attributable to our increased efficiency as our corporate costs, such as the costs of public company reporting, were spread over a larger revenue base.

Other Income (Expense), Net

Interest expense was $653,000 for the year ended December 31, 2006, as compared to $65,000 for the year ended December 31, 2005. The increase of $588,000 is attributable to additional debt incurred in connection with our acquisitions of JLWA, Safir and Secure Source.

We also incurred costs in conjunction with notes payable issued on March 10, 2006, May 12, 2006 and June 28, 2006. These costs were capitalized to deferred financing costs, amortized over the term of the related debt and are presented as other income (expense), net. Additionally, in accordance with Emerging Issues Task Force Issue No. 00-27 “Application of Issue 98-5 to Certain Convertible Instruments,” the notes issued on June 28, 2006 were considered to have a beneficial conversion premium feature. We recorded a debt discount of $6,922,602 related to this conversion premium. In addition, we recorded a debt discount of $600,000 as the value of the beneficial conversion feature related to the 8% promissory note issued in conjunction with the acquisition of Safir on May 12, 2006.

The aggregate of $2,695,000 of deferred financing costs, as well as the aggregate $7,523,000 of deferred debt discounts, were amortized through June 29, 2006, the date the notes were exchanged for our Series B Preferred Stock.

Deemed Dividends to Series A Preferred Stockholders and Series B Preferred Stockholders

At June 24, 2005 and September 22, 2005, the dates of issuance of our Series A Preferred Stock and related warrants, the fixed conversion price of the Series A Preferred Stock of $16.00 represented a discount to the market value of our common stock, which was at a quoted market price of $16.80 and $24.00 per share, respectively. In accordance with EITF 00-27 and EITF 98-5, we determined the relative fair value of the Series A Preferred Stock and warrants and allocated the proceeds received on a relative fair value basis. Based upon this calculation, at June 24, 2005 and September 22, 2005, the effective conversion price of the Series A Preferred Stock was determined to be $15.04 and $9.44, respectively, per common share, resulting in a beneficial conversion feature for a deemed dividend in the aggregate amount of $979,750 for the year ended December 31, 2005.

At June 29, 2006, the date of issuance of our Series B Preferred Stock and related warrants, the fixed conversion price of the Series B Preferred Stock of $16.00 represented a discount to the market value of our common stock of $17.60 per share. In accordance with EITF 00-27 and EITF 98-5, we determined the relative fair value of the Series B Preferred Stock and warrants and allocated the proceeds received on a relative fair value basis. Based upon this calculation, the effective conversion price of the Series B Preferred Stock was determined to be $10.24 per common share, resulting in a beneficial conversion feature for a deemed dividend of $24,413,000 for the year ended December 31, 2006.

GlobalOptions’ Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

We had overall revenues of approximately $9,028,000 for the year ended December 31, 2005, as compared to revenues of approximately $5,569,000 for the year ended December 31, 2004, for an overall increase of $3,459,000 or approximately 62%. The increase in revenues for the year ended December 31, 2005 is primarily attributable to our new client account relationships that we obtained through the acquisition of CBR.

Preparedness Services revenues were approximately $1,261,000 for the year ended December 31, 2005, as compared to $1,741,000 for the year ended December 31, 2004. The decrease of $480,000 is partially attributable to a $197,000 decline in revenues from a Russian client, from $1,165,000 for the year ended December 31, 2004 to $968,000 for the year ended December 31, 2005.

Fraud and SIU Services revenues were approximately $6,969,000 for the year ended December 31, 2005, as compared to $2,761,000 for the year ended December 31, 2004. The increase of $4,208,000 is primarily attributable to the expansion of our client base through the acquisition of CBR in August 2005, including the addition of a significant third-party insurance administrator client, through whom we generated $2,403,000 of investigation related revenues during the year ended December 31, 2005.

Security Consulting and Investigations revenues were approximately $798,000 for the year ended December 31, 2005, as compared to $1,067,000 for the year ended December 31, 2004. The decrease of $269,000 is primarily attributable to security services provided to the Republican National Convention in New York City during the year ended December 31, 2004.

Gross Profit

Our consolidated gross profit for the years ended December 31, 2005 and December 31, 2004 was $3,954,000 and $2,054,000, reflecting gross profit margins of 43.8% and 36.9%, respectively. Preparedness Services gross profit was $357,000 or 28.3% of this segment’s revenues for the year ended December 31, 2005, as compared to $360,000 or 20.7% of this segment’s revenues for the year ended December 31, 2004. Fraud and SIU Services gross profit was $3,137,000 or 45.0% of this segment’s revenues for the year ended December 31, 2005, as compared to $1,370,000 or 49.6% of this segment’s revenues for the year ended December 31, 2004. Security Consulting and Investigations gross profit was $460,000 or 57.6% of this segment’s revenues for the year ended December 31, 2005, as compared to $324,000 or 30.4% of this segment’s revenues for the year ended December 31, 2004.

Operating Expenses

Selling and marketing expenses were $540,000 or 6.0% of revenues for the year ended December 31, 2005, as compared to $790,000 or 14.2% of revenues for the year ended December 31, 2004. This decrease of $249,000 is primarily attributable to a reduction in sales and marketing personnel. General and administrative expenses were $6,937,000 or 77% of revenues for the year ended December 31, 2005, as compared to $2,636,000 or 47% of revenues for the year ended December 31, 2004. This increase of $4,301,000 is attributable to our 2005 acquisition of CBR, as well as the legal, accounting and other professional fees incurred in order to fulfill our responsibilities as a public company and costs incurred for due diligence related to the execution of our acquisition plan.

Quarterly Results of Operations

The following table presents our unaudited quarterly condensed consolidated results of operations for the quarters ended March 31, 2005 through June 30, 2007. The unaudited quarterly condensed consolidated information has been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for the periods presented. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	For the three months ended
	Mar. 31, 2005	Jun. 30, 2005	Sep. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	Jun. 30, 2006	Sep. 30, 2006	Dec. 31, 2006	Mar. 31, 2007	Jun. 30, 2007
Revenues	$1,056,009	$1,196,567	$2,509,693	$4,266,072	$6,234,825	$17,359,789	$21,017,262	$17,311,946	$21,387,980	$22,466,443
Cost of revenues	493,656	594,990	1,483,786	2,501,613	3,344,155	8,778,654	10,738,102	9,382,387	11,529,622	11,452,586

Gross profit	562,353	601,577	1,025,907	1,764,459	2,890,670	8,581,135	10,279,160	7,929,559	9,858,358	11,013,857

Operating expenses:
Selling and marketing	141,500	144,760	232,912	21,129	814,431	2,953,774	2,585,236	2,281,794	2,384,578	8,498,323
General and administrative	804,370	1,542,104	2,037,202	2,553,472	3,127,034	5,516,950	7,882,643	8,827,676	10,289,740	13,330,573
Impairment loss on goodwill and intangibles	—	—	—	—	—	—	—	3,144,309	—	—

Total operating expenses	945,870	1,686,864	2,270,114	2,574,601	3,941,465	8,470,724	10,467,879	14,253,779	12,674,318	21,828,896

Income (loss) from operations	(383,517)	(1,085,287)	(1,244,207)	(810,142)	(1,050,795)	110,411	(188,719)	(6,324,220)	(2,815,960)	(10,815,039)
Other income (expense), net	(37,836)	(24,293)	(2,805)	18,114	(181,749)	(10,625,866)	172,633	242,268	312,135	(165,245)

Net loss	(421,353)	(1,109,580)	(1,247,012)	(792,028)	(1,232,544)	(10,515,455)	(16,086)	(6,081,952)	(2,503,825)	(10,980,284)
Deemed dividends to Series A and B convertible preferred stockholders	—	(832,500)	(147,250)	—	—	(24,413,362)	—	—	—	—

Net loss available to common stockholders	$(421,353)	$(1,942,080)	$(1,394,262)	$(792,028)	$(1,232,544)	$(34,928,817)	$(16,086)	$(6,081,952)	$(2,503,825)	$(10,980,284)

Liquidity and Capital Resources

For the Six Months Ended June 30, 2007

We had cash and cash equivalent balances of approximately $2,016,000 as of June 30, 2007.

Cash used in operating activities was approximately $8,588,000 and $3,120,000 for the six months ended June 30, 2007 and 2006, respectively. The use of funds in operations is primarily due to our net losses in 2006 and 2007, reduced by charges for non-cash items included in the operating losses and an increase in amounts due for the JLWA earnout, offset by the use of funds in financing accounts receivable. For the six months ended June 30, 2007 and 2006, our net losses were approximately $13,484,000 and $11,748,000, respectively. For the six months ended June 30, 2007 and 2006, the non-cash charges included amounts for depreciation and amortization of approximately $1,861,000 and $704,000, and charges for stock-based compensation of approximately $1,738,000 and $1,549,000, respectively. In addition, for the six months ended June 30, 2007 and 2006, we utilized cash in funding working capital primarily to fund an increase in accounts receivable of $10,660,000 and $7,592,000, offset by increases in amounts due for the JLWA earnout of $7,732,000 and $2,242,000, respectively.

Cash used in investing activities for the six months ended June 30, 2007 was $15,053,000, of which approximately $14,490,000 related to our acquisitions of On Line Consulting, Bode and Facticon.

On January 9, 2007, we purchased substantially all of the business and assets of On Line Consulting to expand our Security Consulting and Investigations segment. Consideration for this transaction totaled $2,896,000, consisting of $974,000 of cash paid, 84,375 shares of common stock valued for purposes of the acquisition at $16.00 per share, the issuance of promissory notes for $417,000 due January 9, 2008 and $141,000 due January 9, 2009 and an amount due to seller of $14,000 which was paid on August 29, 2007.

On February 28, 2007, we acquired all of the outstanding stock of Bode to expand our Security Consulting and Investigations segment. Consideration for this transaction totaled $12.5 million in cash, paid at closing. In addition, in September 2007, we recorded $692,000 as a working capital adjustment pursuant to the purchase agreement. The working capital adjustment was paid on October 1, 2007.

On February 28, 2007, we acquired substantially all of the business and assets of Facticon to expand our Fraud and SIU Services segment. Consideration for this transaction totaled $2,800,000, consisting of $1,400,000 in cash and 87,500 shares of common stock valued for purposes of the acquisition at $16.00 per share.

Financing activities provided net funds of approximately $4,125,000 and $35,073,000 for the six months ended June 30, 2007 and 2006, respectively. The net cash provided for the six months ended June 30, 2007 is primarily due to proceeds from our line of credit of $7,489,000, less repayment of notes payable of $3,412,000. The cash provided for the six months ended June 30, 2006 is primarily due to the proceeds from convertible notes payable of $45,050,000, less repayment of notes payable of $7,500,000.

On May 11, 2007, we reached an agreement with the JLWA Sellers to enter into a second amendment to the JLWA asset purchase agreement (JLWA Modification Agreement). Under the modification, we agreed to make additional payments in the form of cash, promissory notes and common stock to the JLWA Sellers in exchange for eliminating the earnout provisions of the asset purchase agreement, which provided for a maximum additional payout of $15,400,000. The additional payments under the JLWA Modification Agreement consist of (i) a cash payment of $2,000,000, which was paid on May 14, 2007, (ii) a promissory note in the principal amount of $4,500,000, accruing interest at 5.65% per annum, due on January 15, 2008, subject to a 5% penalty fee if not paid on that due date, (iii) 300,000 shares of common stock to be issued on January 15, 2008, which will be registered prior to issuance, and (iv) a promissory note in the principal amount of $4,300,000, accruing interest at 11.0% per annum, due on August 11, 2008. The JLWA Sellers may request acceleration of the $4,300,000 promissory note upon the consummation of this offering or any other qualified capital raise and have elected to exercise this right. Further, in connection with the execution of the JLWA Modification Agreement, we executed an amendment of the employment and non-competition agreement with Mr. Witt. Under the terms of the amendment, upon his voluntary termination of employment without good reason, Mr. Witt would be obligated to reimburse us in an amount equal to (i) 25% of the number of shares issued to the JLWA Sellers within 12 months prior to such termination and (ii) 25% of the base salary of Mr. Witt paid within 12 months prior to such termination.

As of June 30, 2007, our net borrowings were $7,489,000 under our line of credit, leaving an amount available to draw of $7,511,000. On May 14, 2007, the financial institution that provides our line of credit increased the amount available under the line of credit to $15,000,000. Pursuant to the agreement, we granted the financial institution a security interest in, and pledged and assigned to the financial institution, substantially all of the current and future acquired personal property of GlobalOptions, Inc. Furthermore, we reaffirmed our unconditional guaranty originally made on March 8, 2006. Pursuant to the reaffirmation, we acknowledged that our guaranty of the loan provided to GlobalOptions, Inc. and the corresponding grant of a security interest in all of its property apply to the subject financial institution’s loan agreements and any other agreements, assignments or instruments relating to such indebtedness. In connection with the modification, Bode entered into an intellectual property security agreement with the financial institution pursuant to which Bode granted the financial institution a security interest in all of its rights, title and interests in, to and under its intellectual property.

On October 20, 2007, we reached an agreement with the JLWA Sellers under which the JLWA Sellers agreed to the prepayment of the principal and accrued interest on the $4.5 million promissory note, originally due on January 15, 2008, that we had issued to them pursuant to the terms of the JLWA Modification Agreement. In connection with this acceleration, we will make a negotiated prepayment premium of $800,000 to compensate the JLWA Sellers for, among other things, foregone interest and the cost of accelerated tax payments. We intend to borrow approximately $5.4 million from our line of credit to fund these payments. We intend to effect the JLWA Note Prepayment immediately prior to the consummation of this offering.

We are seeking to raise approximately $23,900,000 in net proceeds, based on an assumed public offering price of $5.88 per share (the last sale price of our common stock quoted on the Nasdaq Capital Market on October 19, 2007), through an underwritten public offering of our common stock for which we have filed a registration statement on Form SB-2 (File Number 333-145053) with the Securities and Exchange Commission. We intend to use the net proceeds from this offering for working capital and general corporate purposes and the repayment of approximately $4.4 million of an existing note and related accrued interest, the maturity of which will be accelerated upon the consummation of this offering, and potentially for strategic acquisitions and investments.

We historically have met our operating cash needs by using borrowings under our line of credit arrangement and through private placements of equity and debt securities. At June 30, 2007, we had working capital of approximately $13,118,000. We currently believe that cash on hand, our operating improvements that we believe will result in cash flows from operations and our available borrowings (approximately $7,500,000 at June 30, 2007) under our line of credit facility will be sufficient to finance our operations through June 30, 2008.

For the Year Ended December 31, 2006

We had a cash balance of approximately $21,533,000 as of December 31, 2006, which resulted primarily from proceeds from the issuance of convertible notes for $45,050,000 in cash during the year ended December 31, 2006. We incurred cash issuance costs of $1,933,500 in connection with the issuance of these notes. Approximately $9,979,000 of these funds were used to repay debt incurred in connection with the acquisitions of JLWA, Safir and Secure Source. On June 29, 2006, these notes were converted into 53,073 shares of Series B Preferred Stock, having a liquidation preference of $1,000 per share, and related warrants.

Cash used in operating activities was approximately $2,316,000 and $3,251,000 for the years ended December 31, 2006 and 2005, respectively. The use of funds in operations is primarily due to our net operating losses before deemed dividends in 2006 and 2005, reduced by charges for non-cash items included in the operating losses and an increase in amounts due for the JLWA earnout, offset by the use of funds in financing accounts receivable. For the years ended December 31, 2006 and 2005, our net operating losses before deemed dividends on Series A Preferred Stock and Series B Preferred Stock were approximately $17,800,000 and $3,600,000, respectively, offset by non-cash charges totaling $18,581,000 and $870,000, respectively. For the years ended December 31, 2006 and 2005, the non-cash charges included amounts for depreciation and amortization of approximately $2,110,000 and $208,000, charges for impairment of intangible assets and goodwill of approximately $3,144,000 and $0, charges for stock-based compensation of approximately $3,110,000 and $662,000, charges for amortization of debt discounts on convertible notes payable of $7,523,000 and $0, and charges for deferred financing costs of $2,695,000 and $0, respectively. For the years ended December 31, 2006 and 2005, we utilized $11,051,000 and $346,000 to fund an increase in accounts receivable, offset by increases in amounts due for the JLWA earnout of $5,228,000 and $0, respectively.

Cash used in investing activities for the year ended December 31, 2006 was $10,251,000, of which $9,899,000 related to our acquisitions of JLWA, Safir, Secure Source and Hyperion Risk.

On March 10, 2006, we purchased substantially all of the assets and liabilities of JLWA, the foundation acquisition of our Preparedness Services segment for $8,403,540, consisting of $5,457,000 in cash paid at closing, including $1,857,000 to pay off JLWA’s line of credit balance and accrued interest, 102,459 shares of our common stock valued for purposes of the acquisition at $19.52 per share, $400,000 in 4.6% promissory notes, paid on March 9, 2007, and a non-interest bearing working capital purchase price adjustment obligation of $546,244, paid on June 8, 2006. On May 11, 2007, we entered into the JLWA Modification Agreement with the JLWA Sellers. See “-Liquidity and Capital Resources—For the Six Months Ended June 30, 2007.”

On May 12, 2006, we acquired substantially all of the business and assets of Safir, the foundation acquisition of our Security Consulting and Investigations segment, for approximately $15,316,000, consisting of the issuance of $6,000,000 in 8% promissory notes, paid on June 29, 2006, $1,000,000 in 4% promissory notes, paid on May 12, 2007, 375,000 shares of common stock valued for purposes of the acquisition at $16.00 per share, payments to retire indebtedness of approximately $1,941,000 of Safir in connection with the closing and a finder’s fee of $200,000 in cash and 10,883 shares of our common stock to The QuanStar Group, LLC (QuanStar Group), a related party.

On May 12, 2006, we acquired substantially all of the business and net assets of Secure Source to expand our Fraud and SIU Services segment for $3,212,500, consisting of $1,462,500 in 3% promissory notes, paid on June 29, 2006, $750,000 in 5% promissory notes, paid on May 30, 2007, $250,000 in 5% promissory notes, due May 12, 2008, $250,000 in 5% promissory notes, due May 12, 2009, and 26,371 shares of common stock valued for the purposes of the acquisition at $18.96 per share.

On August 10, 2006, we acquired substantially all of the business and assets of Hyperion Risk to expand our Fraud and SIU Services segment for $3,782,000, consisting of $2,282,000 in cash paid at closing, including $260,000 to pay off Hyperion Risk’s line of credit balance, and 84,081 shares of common stock valued for purposes of the acquisition at $17.84 per share.

Financing activities provided net funds of approximately $33,572,000 and $7,639,000 for the years ended December 31, 2006 and 2005, respectively. The increase is primarily a result of the net proceeds from the sale of our convertible notes of $45,050,000, net of repayments of notes aggregating $9,001,000 issued in connection with our acquisitions of CBR, Safir and Secure Source.

Contractual Obligations

The scheduled maturities of contractual obligations as of June 30, 2007 are shown in the following table:

Payments due by period

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$9,976,384	$5,283,186	$4,693,198	$—	$—
Operating Lease Obligations	13,872,000	2,496,000	3,963,000	3,227,000	4,186,000

Total	$23,848,384	$7,779,186	$8,656,198	$3,227,000	$4,186,000

On July 19, 2007, we entered into an agreement to lease 15,294 rentable square feet of office space in Washington, D.C, which replaces our expiring Washington, D.C. office lease. The lease is expected to commence on January 1, 2008 and expire on September 30, 2015. We have the option to extend the lease for an additional five years. Rent payments have been abated during the first six months of the lease. Future minimum lease commitments total $6,164,000.

Quantitative and Qualitative Information about Market Risk

Our excess funds are invested in cash and cash equivalent securities. Due to the short-term nature of any of these investments, we do not believe we are subject to any material market or interest rate risks.

Our revenues and expenses are denominated in U.S. dollars. In addition, our client contracts are also denominated in U.S. dollars. As a result, we have little exposure to currency exchange risks. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. In the future, if we believe our foreign currency exposure has increased, we may consider entering into hedging transactions to help mitigate that risk.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Our significant accounting policies, including the assumptions and judgments underlying them, are more fully described in our “Notes to Consolidated Financial Statements” for the year ended December 31, 2006, included elsewhere in this prospectus. Some of our accounting policies require the application of significant judgment by management in the preparation of the consolidated financial statements and, as a result, they are subject to a greater degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. We have identified certain of our accounting policies as the ones that are most important to the portrayal of our consolidated financial condition and results of operations and which require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our critical accounting policies include the following:

Revenue Recognition and Related Costs

For investigation, crisis management and non-DNA related security, revenue is earned on a time and materials basis or under fixed price arrangements and is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements is recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revision in estimated total revenue and direct contract costs is recognized in the period in which it becomes known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred.

For DNA related revenues in our Security Consulting and Investigations segment, revenue is recognized when it is realized or realizable and earned. We consider revenue realized or realizable and earned when we have persuasive evidence that an agreement exists, prices are fixed or determinable, services and products are provided to the client and collectibility is reasonably assured. We reduce revenue for estimated discounts and other allowances. Security Consulting and Investigations’ DNA related revenues are derived from the following sources: (1) forensic DNA analysis; (2) research and development projects; and (3) sales of DNA collection products. We recognize revenues from forensic DNA analysis at the time tests are completed and the results are reported to the client. Revenues from research and development projects are recognized as the related research is completed and when we have satisfied specific obligations under the terms of the respective agreements. Revenues from the sales of DNA collection products are recognized upon delivery of the products to the client. Forensic DNA analysis is billed on a per sample fixed fee arrangement. Research and development projects are billed on a cost plus fixed fee arrangement. Costs incurred in the performance of forensic DNA analysis are recorded as inventories and charged to cost of revenues upon the completion of the project, which generally ranges from one to three months. Costs related to research and development projects are expensed as incurred and costs related to DNA collection products are maintained as inventory and charged to operations when the products are delivered.

Intangible Assets, Goodwill and Impairment

In accordance with the requirements of Statement of Financial Accounting Standards No. 141 (SFAS No. 141), “Business Combinations,” we recognize certain intangible assets acquired in acquisitions, primarily goodwill, trade names, covenants not to compete and client relationships. In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” on a regular basis, we perform impairment analysis of the carrying value of goodwill and certain other intangible assets by assessing the recoverability when there are indications of potential impairment based on estimates of undiscounted future cash flows.

At December 31, 2006, we engaged an outside valuation specialist to assist with the evaluation of goodwill. We performed our annual impairment tests of goodwill for our reporting segments: Preparedness Services, Fraud and SIU Services and Security Consulting and Investigations, as required under SFAS No. 142. As a result of these tests, we determined that the remaining amount of goodwill recorded in connection with two of the three reporting segments was impaired or not fully recoverable, as the current performance and future expectations did not support the carrying value of goodwill for these reporting segments. The impairment affects Fraud and SIU Services and Security Consulting and Investigations. As a result, we recorded a $3,029,000 impairment charge during the year ended December 31, 2006 of which approximately $1,135,000 is for Fraud and SIU Services and $1,894,000 is for Security Consulting and Investigations.

Allowance for Doubtful Accounts

The number of clients that comprise our client base, along with the different industries and geographic regions, including foreign countries, in which our clients operate, limits concentrations of credit risk with respect to accounts receivable. We do not generally require collateral or other security to support client receivables, although we do require retainers, up-front deposits or irrevocable letters of credit in certain situations. We have established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations.

Stock-Based Compensation

We account for equity instruments issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS 123R) and the Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” (EITF 96-18) which require that such equity instruments be recorded at their fair value on the measurement date, which is typically the date the services are performed. Stock-based compensation for non-employees is accounted for under EITF 96-18 and is reflected within general and administrative expenses.

We account for equity instruments issued to employees in accordance with the provisions of SFAS 123R.

We recognize compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable.

Equity instrument valuation models can require the input of highly subjective assumptions, including the expected life of the option and the expected volatility of the underlying common stock. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options. The fair value of the stock based instruments was estimated on the date of grant using either the Black-Scholes option pricing model or a binomial valuation model.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155—Accounting for Certain Hybrid Financial Instruments (SFAS 155), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156—Accounting for Servicing of Financial Assets (SFAS 156), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes —an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that we recognize in our consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in our condensed consolidated financial statements as of January 1, 2007. The evaluation was performed for the tax years ended December 31, 2006, 2005, 2004 and 2003, which remain subject to examination for federal, state and local income tax purposes by various taxing authorities as of June 30, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). This statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are in the process of evaluating the impact that the adoption of SFAS No. 157 will have on our consolidated financial position results of operations and financial condition.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 (SAB 108) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. Adoption of SAB 108 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2006, the FASB issued FASB Staff Position (FSP) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006, and is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standard 159 “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. We are currently evaluating the expected effect of SFAS 159 on our consolidated financial statements and are currently not yet in a position to determine its effects.

BUSINESS

GlobalOptions Overview

GlobalOptions is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals. We enable clients to identify, assess and prevent natural and man-made threats to the well-being of individuals and the operations of governments and corporations. In addition, we assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks. Our vision is to continue to build a comprehensive risk mitigation solutions company through both organic growth and acquisitions. In pursuit of our strategy, we have acquired and integrated eight complementary risk mitigation businesses since August 2005.

We believe our reputation, credentials and personal relationships provide us a competitive advantage in securing new business opportunities. Our senior management team and advisory boards have extensive industry backgrounds and include former generals in the military, top government officials and corporate officers, intelligence and law enforcement officers, professional investigators and legal and crisis communications specialists.

We deliver risk mitigation and management services through four business units: Preparedness Services; Fraud and SIU Services; Security Consulting and Investigations; and International Strategies. The Preparedness Services unit develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals. The Fraud and SIU Services unit provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. The Security Consulting and Investigations unit delivers specialized security and investigative services, such as security assessments, threat analyses and forensic DNA analysis and casework, to governments, corporations and individuals. The International Strategies unit provides a full range of security and risk management services, such as global business intelligence, investigations and litigation support, and personal protection, to foreign and domestic governments, corporations and individuals.

Industry Overview

We compete in the global security industry, focused on providing comprehensive risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals throughout the world. The risk mitigation industry encompasses a broad range of services enabling governments, corporations and individuals to enhance security, reduce exposure to overt and covert threats and optimize preparation for and response to critical events.

Until recently, risk mitigation was defined by the actions taken by organizations following the occurrence of a critical incident. Risk mitigation firms were traditionally engaged to assess damage once a serious event, loss or security breach had occurred. Engagements were typically non-recurring in nature and usually involved a service provider offering both assistance with primarily reactive measures and high-level analysis of incidents in order to reduce losses following an event.

In recent years, the risk mitigation industry has experienced significant growth, primarily driven by the occurrence of natural and man-made disasters, heightened regulatory and compliance standards and flaws and gaps in existing risk mitigation policies and procedures. The importance of risk mitigation has evolved as governments, corporations and individuals are faced with actively managing a variety of new elements of risk, including terrorism, litigation, fraud, compliance, business continuity, brand protection, cyber attacks, industrial espionage and regulatory issues. In response, the focus of risk mitigation has shifted to proactively evaluating, identifying, quantifying and managing elements of risk, in addition to reacting to critical events.

The risk mitigation industry is highly fragmented, comprised primarily of smaller, specialized providers of a particular service. Historically, purchasers of risk mitigation services have relied upon multiple vendors to satisfy their requirements. However, due to the growing importance of risk mitigation, we believe governments, corporations and individuals are seeking to address proactively all of their risk mitigation needs through a single-solutions provider. Despite this trend, there are currently few large, independent providers capable of delivering the full range of services sought by clients. As the risk mitigation market continues to grow, we anticipate the pace of industry consolidation will increase.

We categorize the risk mitigation industry into four primary service areas: investigations and background screening; preparedness and continuity planning; security consulting; and litigation and compliance support. There are other services, such as security guard services and alarm monitoring, that are lower-margin areas of the risk mitigation industry and outside the scope of our operational focus.

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Investigations and background screening. Investigative services enable insurance companies, law firms and other organizations to combat fraud, substantiate suspicions of criminal acts and, ultimately, provide protection against financial loss and fraudulent activity. Background screening enables governments and corporations to implement effective hiring practices through in-depth analysis of a broad range of criteria of prospective employees, including work history, criminal offenses and drug testing results.

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Preparedness and continuity planning. Preparedness and continuity planning services enable governments and corporations to effectively prepare for, respond to and recover from natural or man-made disasters. Specifically, these services include the creation of emergency response plans, business continuity planning and recovery services. We believe the funding of preparedness and continuity planning initiatives continues to be a priority for foreign, federal, state and local governments.

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Security consulting. Security consulting services provide governments, corporations and individuals with increased protection by analyzing and aiding in the implementation of security measures. These services include executive protection, facility security assessments and threat analysis.

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Litigation and compliance support. In an increasingly stringent regulatory environment, governments and corporations have utilized litigation and compliance support services to ensure compliance with regulations and minimize the threat of litigation. Compliance support services assist organizations in effectively managing compliance with regard to financial reporting, government regulations and SEC requirements. Litigation support services aid in the preparation for legal proceedings and include document review, case preparation, targeted investigations and witness interviewing.

Collectively, these risk mitigation services enable organizations to protect constituents, employees and stockholders as well as optimize preparation for and response to critical events. We believe these services have become vital to the operational effectiveness of organizations worldwide and that they will continue to be a primary point of emphasis going forward.

Market Opportunity

As a result of geo-political events, corporate scandals, natural and man-made disasters and increasing litigation costs, we believe proactive risk mitigation has become critical for government entities, corporations and individuals. Our target clients are now actively addressing their security needs, thereby driving increased demand for outsourced risk mitigation and management services. The emerging trend towards outsourcing these services represents a fundamental shift in demand and we believe has created a compelling opportunity for market growth in the risk assessment and mitigation industry. We believe the following key market trends define our opportunity:

Natural Disasters and Emergency Preparedness. Governments, corporations and individuals have increased their focus on disaster preparedness and prevention after witnessing the loss of life and financial impact of natural disasters and acts of terror, including Hurricane Katrina and the terror attacks of September 11, 2001. According to FEMA, in 2006 there were 52 major disasters in the U.S., and public assistance for major disasters in the U.S. has averaged approximately $2.6 billion annually since 1998. While major catastrophes capture the attention of a global audience, smaller regional and localized disasters can be equally damaging to governments, corporations and individuals. We believe most government entities, corporations and individuals are not equipped to address communications continuity, coordinate a rapid response and handle insurance related issues effectively enough to satisfy their constituents, employees and stockholders.

Market Inefficiencies Created by Fraud. According to the Insurance Information Institute, the total annual cost of insurance fraud, including life and health insurance, is more than $100 billion. The Coalition Against Insurance Fraud estimates insurance fraud’s overall impact on the consumer to be the equivalent of a hidden tax of approximately $900 per U.S. family on the cost of goods and services. We believe these market inefficiencies and the financial strain upon businesses as a result of insurance fraud have created a demand for expertise in investigative surveillance, business intelligence and other anti-fraud services.

Regulatory Complexity and Increased Litigation. We believe heightened focus on regulatory activity and corporate governance scrutiny will drive demand for risk mitigation and management services. Ineffective compliance management in today’s stringent regulatory environment can result in severe civil and criminal penalties for a company and its officers and directors. We believe the financial and business risk borne by a company, its corporate officers and directors from legislation such as the USA Patriot Act, the Federal Information Security Act, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act and the Sarbanes-Oxley Act of 2002 increases the need for industry experts to help organizations manage regulatory requirements.

Lack of Full Service Provider in a Fragmented Market. We believe the heightened focus on emergency preparedness and response, the escalating costs of fraud and the proliferation of regulatory scrutiny have created the need for an efficient provider of comprehensive risk mitigation and management services. Several of the traditional leaders in our industry have been acquired or evolved their business model, and we believe niche providers that offer limited services on a local scale are unable to meet the full range of their clients’ needs, leaving a service gap. We believe the drivers of increased risk assessment and mitigation spending are likely to continue into the foreseeable future and, as a provider of a comprehensive suite of customized services, we should benefit as the market opportunity grows.

Competitive Strengths

We are committed to providing comprehensive risk mitigation and management services. We believe the following factors are strengths of our company and provide us with key competitive advantages.

Comprehensive Risk Mitigation Solutions. We have assembled what we believe to be core services utilized by clients seeking risk mitigation solutions. We are therefore able to offer a comprehensive suite of customized services designed to address each client’s specific needs. Our service offerings have been enhanced by developing proprietary systems, such as GlobalTrak™, which allows real-time, web-based reporting, communications and fraud program management, and acquiring advanced technologies, such as Bode’s forensic DNA capabilities.

Reputable and Resourceful Management and Advisory Boards. Due to the critical and sensitive nature of risk mitigation and investigative engagements, we believe the ability to provide services and retain clients is driven largely by reputation and personal relationships. Our senior management and advisory boards have exceptional credentials and well-established relationships. Their experience and former titles include: a Brigadier General in the U.S. Air Force; a Director of FEMA; a New York City Police Commissioner; a Director of the

FBI; a U.S. Secretary of Transportation; a Director of the CIA; a Director of Worldwide Security at IBM; and U.S. Ambassadors and high-ranking corporate executives. We believe this level of expertise provides credibility with clients and access to key decision-makers within government and industry.

Experienced Senior Management Team and Professionals. Our senior management team and professionals include individuals with vast industry experience. These individuals have the operational experience to execute sensitive and critical engagements, enabling us to effectively deliver solutions to our clients. Our management team has demonstrated the ability to lead the integration of acquisitions, retain top talent and drive organic growth from the combined business units.

Demonstrated Success with Strategic Acquisitions. Since August 2005, we have executed and integrated eight strategic acquisitions and retained selected key professionals, many as senior management. These acquisitions have contributed to our rapid growth in revenues, number of professionals, vertical industry coverage, areas of functional expertise, geographic presence and brand recognition. We believe our success with these acquisitions to be a key competitive advantage when pursuing additional acquisitions to broaden and deepen the scope of our services.

Growth Strategy

Our goal is to build a company with the risk mitigation industry’s most comprehensive solutions offering through a balance of organic growth and acquisitions. We intend to grow our business in the following manner:

Leverage Our Relationships and Expertise. Our highly trained professionals have deep domain expertise and exceptional credentials. Further, our advisory boards are comprised of thought leaders in their respective fields. Since our industry relies heavily on reputation and trust, we believe our senior management team’s and advisory boards’ experience and relationships will help us gain access to an increasing number of opportunities.

Cross-sell and Integrate Businesses. We intend to continue our aggressive efforts to integrate the operations of companies we have acquired and will acquire, providing the framework necessary for our senior managers to focus on identifying, prospecting and winning new opportunities across all business units. We believe our operational expertise and comprehensive service offerings enable us to cross-sell over industry verticals as well as leverage our existing client base, thereby enhancing our ability to execute on our organic growth initiatives.

Selectively Acquire Companies. We will continue to pursue complementary acquisitions of companies that enable us to increase our share of those markets in which we already operate and to enter new markets and service segments. We believe there are numerous opportunities to acquire quality companies because of the fragmented nature of our industry and that our past acquisition track record will assist us in executing this strategy. We expect these acquisitions to be geographically diverse, provide synergies within units and allow for cross-selling opportunities across all of our business units. We structure our acquisitions to ensure that key selected individuals from the acquired company are retained and integrated after the transaction is consummated.

Develop New Solutions. We will continue to develop and seek solutions to meet unique client and dynamic market segment needs by expanding and bundling our product and service offerings. As we continue to grow both organically and through acquisition, we expect to meet additional needs of our clients. Evidence of this strategy is our recently developed enterprise-oriented solution, GlobalTrak, and the DNA technology service we offer as a result of our acquisition of Bode.

Expand Internationally. We intend to pursue additional opportunities to offer our services outside the United States. We believe international markets provide a substantial opportunity for growth given the increasing risks that businesses and governments face around the world. We expect that by expanding our offerings to other countries we will also enhance our ability to compete in the United States for the business of global organizations.

Risk Mitigation and Management Services

GlobalOptions is an integrated, comprehensive provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high-net worth and high-profile individuals. We deliver risk mitigation and management services through four business units: Preparedness Services; Fraud and SIU Services; Security Consulting and Investigations; and International Strategies.

Preparedness Services

The Preparedness Services unit develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals. We offer a full range of services to help our clients better prepare for, respond to and recover from disasters. We believe our ability to mobilize management, security and communications resources in an expedited manner differentiates us from our competitors. Services we provide include:

•	Business continuity plans

•	Emergency exercises and training programs

•	Post-disaster crisis communications assistance

•	Preparedness, response and recovery services

•	Strategic advisory services

•	Threat and impact assessments

The Preparedness Services unit is comprised of our JLWA acquisition and is led by former FEMA Director James Lee Witt, General Wesley Clark (ret.) and Rodney Slater, former U.S. Secretary of Transportation. Our staff includes seasoned crisis and emergency management leaders with significant experience in the public sector. Our Preparedness Services unit employs 88 full-time and 12 part-time employees and is headquartered in Washington, D.C.

For the six months ended June 30, 2007 and the year ended December 31, 2006, we completed 47 and 54 crisis management and emergency response projects with an average revenue of $367,304 and $695,000, respectively. Preparedness Services accounted for approximately 39% of our revenues for the six months ended June 30, 2007 and 61% of our revenues for the year ended December 31, 2006.

Illustrative examples of our services include:

•

State of Louisiana: Following on the success of our post-Katrina response and recovery contract, the State of Louisiana has awarded us a two-year contract, with the State’s option for a third year, to be the lead provider of relief and recovery efforts related to all Louisiana disasters. Under this new contract, the State of Louisiana has chosen to expand our role to be the State’s lead disaster advisor and recovery manager. We will continue to provide recovery relief in the aftermath of Hurricanes Katrina and Rita, and will also provide these same services for other new and/or pre-existing disasters. In our enhanced role, we will provide programmatic and policy advice on FEMA and will assist with the development and dissemination of Louisiana’s disaster-related policies and procedures.

•

New York Power Authority: In 2002, former Governor George Pataki retained JLWA as part of a state-wide assessment of emergency preparedness at New York’s power plants in response to heightened risk of terrorism. JLWA delivered a comprehensive review of emergency preparedness for the area surrounding the Indian Point Energy Center, a three-unit nuclear power plant just 24 miles north of New York City. JLWA’s comprehensive assessment has led to numerous changes by the plant operator and surrounding communities.

•

Sprint Nextel: We work with Sprint Nextel’s corporate and regional emergency response and business continuity teams to review, evaluate, revise and implement internal business continuity plans, rapid response plans and field operations guides. We also provide subject matter expertise on campus safety on Sprint Nextel’s behalf to numerous colleges and universities to facilitate the sale of Sprint Nextel’s products and services. In addition, we participate at Sprint Nextel sponsored events and other industry conferences, often providing key-note speakers, make strategic marketing and sales introductions for Sprint Nextel on the federal, state and local levels, and advise and counsel Sprint Nextel on working with the public sector. We provide introductions to public and private sector leaders in a wide range of organizations, including the National Governors Association, the U.S. Conference of Mayors, NAFEO, an association of historically black colleges and universities, and the U.S. Parole Commission.

•

California Department of Food and Agriculture (CDFA): JLWA prepared Continuity of Operations and Continuity of Government plans for the CDFA, a 2,300-employee state agency that protects and promotes California’s $32 billion agriculture industry. JLWA organized emergency planning exercises and developed training programs in the area of food safety and pandemic food poisoning outbreaks for all operational divisions within CDFA, including Agricultural Security and Emergency Response, Plant Health and Pest Prevention Services, Animal Health and Food Safety Services and Grant Programs. These plans provide the blueprint for agriculture and food safety plans to be implemented at the local level.

Fraud and SIU Services

The Fraud and SIU Services unit provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. We provide services to clients both nationally and regionally through licensed investigators in all 50 states, as well as internationally through affiliates that provide assistance to clients overseas. Our investigators provide reports and intelligence on subjects such as workman’s compensation surveillance, unfair trade practices, political trends, economic forecasts, profiles on competitors and satellite reconnaissance. Services we provide include:

•	Anti-fraud training

•	Background investigations

•	Corporate investigations for liability

•	Fraud reporting

•	Insurance claims investigations

•	On-scene accident investigations

•	Regulatory compliance

•	Surveillance

Our proprietary GlobalTrak technology enables us to deliver real-time, web-based reporting, communications and fraud program management. By automating and streamlining investigative processes, GlobalTrak provides our clients with more expedient and cost-effective service. Our comprehensive software enables adjusters, claims representatives, risk managers and SIU departments to securely access and download status updates, including case receipt, assignment, work schedule, results of investigative activity, investigative reports and streaming video and audio. We believe GlobalTrak is a significant competitive differentiator and offers our clients a valuable enterprise solution.

The Fraud and SIU Services unit is comprised of the following acquired companies: CBR; Hyperion Risk; Secure Source; and Facticon. This unit is led by Halsey Fischer, an 18-year industry veteran and former President and Chief Executive Officer of CBR. Our investigative team includes highly educated and trained investigators who utilize extensive public and proprietary databases to uncover factual circumstances surrounding sensitive investigations. Our experts are capable of handling any type of investigative need globally. Our anti-fraud services are national in scope, but local in expertise. Headquartered in Nashville, TN, the Fraud and SIU Services unit has 248 full-time and 98 part-time employees and has offices in southern and northern California, Chicago, Dallas, Detroit, Orlando and Philadelphia.

For the six months ended June 30, 2007 and the year ended December 31, 2006, we completed 11,111 and 15,752 investigations and anti-fraud projects with an average revenue of $1,068 and $1,051, respectively. Fraud and SIU Services accounted for approximately 27% of our revenues for the six months ended June 30, 2007 and 27% of our revenues for the year ended December 31, 2006.

Illustrative examples of our services include:

•

Large Freight Railroad: We serve as the exclusive workman’s compensation investigations provider for one of the largest freight railroads in the U.S. for whom we investigate suspected abuses of benefits claims. We conduct special investigations and provide expert knowledge regarding the railroad industry’s Federal Employer Liability Act, which allows employees to seek significant damages in cases of railroad negligence. In one particular investigation, we provided our client with $1.6 million in savings at a cost of approximately $11,000.

•

Operator of 1,400 Restaurants: We serve as the primary insurance fraud investigator for the world’s largest casual dining company, with five restaurant chains and over 1,400 restaurants nationwide. As part of our engagement, we designed a secure web site using our highly customized, proprietary case management system, GlobalTrak. GlobalTrak allows the client to access real-time investigation status, track spending and view claims results, surveillance videos, reports and investigative documents. The information we have provided has allowed our client to better control claims expenditures and has substantially reduced its total claims cost.

•

Large Third-Party Insurance Administrator: We serve as the exclusive investigations management provider for one of the nation’s largest third-party insurance administrators. Annually, we handle over 150,000 claims from 44 offices across the country. We designed a customized investigator management program under which we manage surveillance services both directly and through a network of independent surveillance subcontractors. We established standards for all surveillance subcontractors and conducted a comprehensive review to select the most qualified subcontractors, resulting in a reduction in the number of independent surveillance subcontractors from 258 to 40 and a standardized rate structure. With these efforts, we have reduced the client’s annual investigative expenditures by 23% from $3,000,000 to $2,300,000.

•

Major Property and Casualty Insurance Carriers: We provide consulting services to four major property and casualty insurance carriers. Under these engagements, we assist with the complex process of drafting and filing each of their fraud plans. Our consulting services include compiling and reporting fraud statistics to state regulatory bodies and filing documented fraud cases with state fraud bureaus.

•

Special Fraud Investigations for Third-Party Insurance Claim Administrator: We have conducted over 700 special fraud investigations for one of the nation’s largest multi-line property and casualty third-party insurance claim administrators, with 2,800 employees and 100 branch offices throughout the U.S. These investigations resulted in 28 convictions and over $600,000 in restitution to the client in 2006.

Security Consulting and Investigations

The Security Consulting and Investigations unit delivers specialized security and investigative services to governments, corporations and individuals. We provide security assessments, anti-terrorism training, threat analyses, fraud prevention techniques, special event security, private travel management and the design, implementation and management of security systems. Services we provide include:

•	Business intelligence

•	Executive protection

•	Facilities and IT security

•	Forensic DNA analysis and casework

•	Independent monitoring and regulatory compliance

•	IT and accounting forensics

•	Litigation support

Our recent acquisition of Bode has expanded our expertise, enabling us to provide forensic DNA analysis, highly advanced and proprietary DNA collection products and research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. We believe the addition of Bode to our suite of service offerings greatly enhances our services for our existing clients and will attract new clients.

Our Security Consulting and Investigations unit is comprised of the following acquired companies: Safir; Bode; and On Line Consulting. This unit is led by Howard Safir, former New York City Police Commissioner, and Joseph Rosetti, former Director of Worldwide Security at IBM. Our national network of security and investigative personnel have extensive backgrounds in the fields of security, investigations, intelligence, law enforcement and public safety. Headquartered in New York, NY, we have 175 full-time and 11 part-time employees in the Security Consulting and Investigations unit and have offices in Boston, Washington, D.C., Chicago, Dallas, Los Angeles and San Francisco.

For the six months ended June 30, 2007 and the year ended December 31, 2006, we completed 63,781 and 725 security and investigation projects with an average revenue of $222 and $10,783, respectively. The acquisition of Bode in February 2007 resulted in a lower average revenue per project in 2007 as compared to 2006. Security Consulting and Investigations accounted for approximately 34% of our revenues for the six months ended June 30, 2007 and 13% of our revenues for the year ended December 31, 2006.

Illustrative examples of our services include:

•

Sports Stadiums and Entertainment Complexes: We provided vulnerability assessments, risk mitigation plans, physical security recommendations and acted as a public safety liaison to some of the nation’s largest new sports stadiums and entertainment complexes. We designed security and safety systems and procedures to address all aspects of the threats to the physical infrastructure and operations of these large public venues.

•

Regional Utility Company: We designed, managed and continue to audit an enterprise wide security system and centralized command center for a major natural gas distributor and electricity generator. The multi-million dollar system includes closed-circuit television, access control, alarm monitoring and other security technology and procedures that enable our client to protect its critical infrastructure.

•

School Security: We provided school security assessments, recommendations and risk mitigation measures for five separate school districts, and are currently conducting assessments for two additional school districts, in two states. We conducted walk-through analyses of 45 schools in the five districts, with a focus on visitor management systems, pick-up, drop-off and emergency procedures, the duties of school resource officers and the use of security technology. We assisted in the implementation of new security systems and procedures to enhance security in these unique environments. Our solutions help to protect over 29,000 students.

•

Professional Sports League: We provide security and emergency preparedness consulting for a major professional sports league, including facility security review, security procedure and policy review, and security system design. We have completed on-site assessments of 11 league arenas, the league’s corporate operations center and the locations of nine overseas promotional events and continue to deliver proactive solutions to improve security for the league’s domestic and international activities.

•

Data Center: We design and implement physical security solutions for a major data center provider to Fortune 1,000 companies in over 25 markets throughout North America and Europe. Our solutions include access control, closed-circuit television and alarm monitoring at over 60 data centers throughout the world.

International Strategies

The International Strategies unit provides multidisciplinary, international risk management and business solutions. We offer a full range of security and risk management services to foreign and domestic governments, corporations and individuals. We are experts at managing problems, clarifying decision-support situations and protecting or saving value and reputations, or even human lives. Services we provide include:

•	Corporate governance compliance

•	Crisis management

•	Emerging market services

•	Facilities security

•	Global business intelligence

•	Investigations and litigation support

•	Personal protection

The International Strategies unit was our original core business and is led by Thomas Ondeck, a founder of GlobalOptions. Our management team, staff and advisory boards are comprised of legal experts, military and intelligence veterans, former senior policy makers, private investigators, security professionals and public relations experts who have deep relationships and extensive database expertise. Our security professionals have experience securing everything from pipelines and financial centers to chemical weapons factories, corporate headquarters and major sports and entertainment venues. Our private investigators assist law firms and corporations in managing legal battles in the U.S. and abroad. Headquartered and operated in Washington, D.C., we employ nine full-time employees and two part-time employees in this business unit.

International Strategies is not a separate reporting segment and as such we attribute its revenues to the Fraud and SIU Services unit. We believe the unit has attractive prospects as we continue to execute our growth strategy.

Illustrative examples of our services include:

•

International Business Intelligence: We investigated the backgrounds of five key officers and directors in connection with a potential acquisition in Europe. Through our international investigative network, we reviewed criminal records, civil litigation and bankruptcies. We prepared comprehensive employment histories for each individual, utilizing information obtained in the U.S., UK, Italy, Germany and Switzerland.

•

International Hotel Chain: We coordinated, for the third largest international hotel chain, an executive protection program providing security for 250 senior executives and shareholders at conferences held in Seville and Barcelona, Spain and Paris, France. We delivered a comprehensive security program, incorporating emergency medical response plans, route reconnaissance and coordination with local law enforcement.

•

Nigerian Golf Tournament: We were retained by the Nigerian government to arrange for professional golfers Colin Montgomerie, Retief Goosen and Nancy Lopez to participate in an exhibition golf tournament held to promote economic development at a new Nigerian resort. We also provided the golfers with personal security and secure transportation during this event.

•

Multi-National Automobile Manufacturer: We provided investigation services to a $200 billion multi-national automobile manufacturer, resulting in a substantial reduction in environmental claims expenditures. We reduced the client’s costly claims through conducting background checks and personal interviews and by researching employment histories dating back as much as 50 years.

•

Major U.S. Financial Institution: We serve as the private investigations arm for a major U.S. financial services institution in its defense against highly complex fraud complaints. In this role, we also discretely monitor federal and state legislative developments related to the potential impact of these complaints on the client’s business.

Corporate History

GlobalOptions, Inc., our wholly-owned operating subsidiary, was initially formed as a limited liability company in the state of Delaware in November 1998 and converted into a Delaware corporation on January 24, 2002. On June 24, 2005, we became a public company by completing a reverse merger transaction, in which GlobalOptions Acquisition Corp., a Delaware corporation and our newly created, wholly owned subsidiary, merged with and into GlobalOptions, Inc. As a result of the reverse merger, GlobalOptions, Inc. became our wholly owned operating subsidiary, with GlobalOptions, Inc.’s former security holders acquiring a majority of the outstanding shares of our common stock. At the time of the reverse merger, our corporate name was Creative Solutions with Art, Inc., a Nevada corporation. Following the reverse merger, we changed our name to GlobalOptions Group, Inc. On December 8, 2006, we completed a reincorporation merger whereby we changed our state of incorporation from Nevada to Delaware.

History of Acquisitions

Since becoming a public company in June 2005, we have actively pursued our acquisition strategy.

On August 14, 2005, we purchased substantially all of the assets and liabilities of CBR, a nationwide investigations firm based in Nashville, Tennessee. CBR was the foundation acquisition for our Fraud and SIU Services unit. The CBR acquisition provides us with significant capabilities in the intelligence gathering, surveillance, investigation, risk reduction and litigation exposure reduction fields.

On March 10, 2006, we purchased substantially all of the assets and liabilities of JLWA, a crisis and emergency consulting management firm based in Washington, D.C. JLWA is the only business within our Preparedness Services unit. The JLWA acquisition bolsters our presence in the public safety, crisis and disaster management markets.

On May 12, 2006, we acquired substantially all of the business and assets of Safir, a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide. Safir was the foundation acquisition for our Security Consulting and Investigations unit. The Safir acquisition provides us with expertise in corporate and government risk management and the protection of critical infrastructure.

On May 12, 2006, we acquired substantially all of the business and assets of Secure Source, an international risk consulting firm with offices in Washington D.C. and Dallas, Texas. The Secure Source acquisition augments our Fraud and SIU Services unit by providing key capabilities in crisis management, business intelligence, due diligence, executive protection and computer forensics.

On August 10, 2006, we acquired substantially all of the business and assets of Hyperion Risk, a security consulting, investigative and intelligence firm based in Orlando, Florida. The Hyperion Risk acquisition provides additional investigative services such as surveillance, fraud protection and threat assessment to our Fraud and SIU Services unit.

On January 9, 2007, we acquired substantially all of the business and assets of On Line Consulting, a full-service security and fire alarm consulting and design firm headquartered in Oakland, California. The On Line Consulting acquisition adds security and communications systems expertise to our Security Consulting and Investigations unit.

On February 28, 2007, we acquired all of the outstanding common stock of Bode, which provides forensic DNA analysis, proprietary DNA collection products and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. The Bode acquisition significantly expands the size of our Security Consulting and Investigations unit.

On February 28, 2007, we acquired substantially all of the business and assets of Facticon, a surveillance, investigative and business intelligence firm based in Chadds Ford, Pennsylvania. The Facticon acquisition expands our Fraud and SIU Services unit’s risk mitigation expertise in the insurance, legal, business and financial industries.

Clients

We have completed engagements for clients globally, including foreign, federal, state and local government entities, domestic and foreign Fortune 1,000 corporations, and high net-worth and high-profile individuals. We frequently work with clients on multiple assignments. As required by the highly confidential nature of our work, we keep the identities of our clients strictly confidential.

For the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2005, a limited number of clients accounted for a substantial percentage of our total revenues. For the six months ended June 30, 2007, our two largest clients accounted for approximately 34% and 8% of our revenues. For the year ended December 31, 2006, our two largest clients accounted for approximately 51% and 11% of our revenues. In each of these periods, revenues from our largest client, the State of Louisiana, were derived from one contract related to Hurricane Katrina. During the six months ended June 30, 2007 and the year ended December 31, 2006, revenues from this single contract accounted for 88% and 84% of the revenues generated by our Preparedness Services unit. For the year ended December 31, 2005, our two largest clients accounted for approximately 27% and 11% of our revenues.

Sales and Marketing

Our business is intensely personal due to the highly confidential nature of the engagements and the critical nature of the brands, reputations, competitive positions and overall market perceptions that our services support. We believe our ability to provide services and retain clients is driven largely by reputation and personal relationships. Our senior management team and advisory boards have exceptional backgrounds and include former generals in the military, top government officials and corporate officers, intelligence and law enforcement officers, professional investigators and legal and crisis communications specialists, all of whom can leverage relationships with leaders in both the corporate and government markets.

We believe these relationships give us the opportunity to bring in high-margin, well-known clients and our operational experience allows us to successfully complete these critical engagements. The success of this strategy is demonstrated by the recurring nature of our business with established clients. New opportunities typically arise from the ongoing relationships that our management personnel have with their client counterparts. As executives move to different companies or agencies, they often call upon us in their new environment.

Our sales and marketing strategy is to maintain and expand our reputation and track record, the quality of the services we deliver and the skills and character of the people we deploy on client engagements. In doing so, we intend to provide the high level of investigative, litigation support, crisis management, risk management and protective services demanded by our clients.

Competition

The market for risk mitigation services is very competitive, highly fragmented and subject to rapid change. We operate in a number of geographic and service markets, all of which are highly competitive. We believe the principal competitive factors and key differentiators in this market are reputation, relationships, expertise, quality and scope of service and size of institution. Therefore, new market entrants as well as existing competitors that have strong brand recognition or highly recognized principals in the risk mitigation industry likely pose the greatest threat to our business. We believe, however, our reputation and breadth and depth of services provide us with key competitive strengths and differentiate us from our competitors.

Competitors in the risk management and security market include Control Risks Group Limited, ArmorGroup International plc, Kroll Inc., Toribos GmbH and Olive Security (UK) Ltd. Additionally, many of the national and international accounting and consulting firms, along with other companies such as FTI

Consulting, Inc., Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, LLC, AlixPartners LLC, Crossroads LLC, ChoicePoint Inc. and Applied Discovery, Inc., provide investigative, consulting and other services which are similar to services we provide.

Employees

As of September 24, 2007, we had 523 full-time and 123 part-time employees. We enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Facilities

Our operational headquarters is located in Washington, D.C. and our administrative headquarters is located in New York, New York. We have additional offices in Arkansas, California, Florida, Georgia, Illinois, Massachusetts, Michigan, Tennessee and Texas. All of our offices are leased and we do not consider any specified lease facility to be material to our operations. We believe that equally suited facilities are available in several other areas throughout the U.S. The following table summarizes information with respect to our material facilities:

Business Unit	Location	Area (sq. feet)	Year of Lease Expiration
Corporate Headquarters:

	New York, New York	4,525	2008

Preparedness Services:
	Washington, D.C.	11,617	2007	*
	Little Rock, Arkansas	4,000	2009

Fraud and SIU Services:

	Orlando, Florida	7,872	2011
	Brea, California	5,020	2011
	Nashville, Tennessee	2,942	2012

Security Consulting and Investigations:

	Lorton, Virginia	38,505	2016
	New York, New York	9,179	2015
	Dallas, Texas	5,500	2012
	San Francisco, California	5,042	2012

*	We have entered into a lease for a new 15,294 square foot facility in Washington, D.C., which is expected to commence on January 1, 2008 and expire on September 30, 2015, subject to our option to extend the lease for an additional five years.

Government Regulation

Due to our participation in government contracts, we are subject to audit from time to time for our compliance with government regulations by various agencies. Government agencies may also periodically conduct inquiries or investigations that may cover a broad range of our activities. We believe we operate our business in material compliance with all applicable federal, state and local government regulations and contracts.

We hold a number of General Services Administration (GSA) Federal Schedules, which enable federal and state agencies to buy services and products from us. We are required to be in compliance with the Federal Acquisition Regulations (FAR) in providing these services and products to our federal and state government clients. We are subject to audit by the GSA to assure we maintain compliance with these requirements.

In addition to maintaining our compliance with the FAR and the GSA, some contracts we have with state agencies contain additional requirements. While most states follow the FAR, in each contract, the state may require additional rules and regulations to maintain compliance with each contract. In providing services under each contract, we must be in compliance with contract rules and regulations before we can invoice under the contract. Before making any payments under a contract, a state will review our compliance.

Our investigation and surveillance business must be in compliance with each state’s licensing requirements for providing these services. In each state that we operate our investigation and surveillance business, we maintain the necessary licensing requirements to do business.

Litigation

From time to time, we are involved in litigation arising in the ordinary course of business. We do not believe that we are involved in any litigation that is likely, individually or in the aggregate, to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

MANAGEMENT

The following table sets forth information regarding our executive officers, the members of our Board of Directors and certain key employees. Harvey W. Schiller, Ph.D., Per-Olof Lööf, Daniel L. Burstein and Ronald M. Starr became directors or officers on June 24, 2005. John P. Bujouves was subsequently appointed to the Board of Directors on June 27, 2005. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Name	Age	Position
Executive Officers and Directors
Harvey W. Schiller, Ph.D.	68	Chairman of the Board of Directors and Chief Executive Officer
Jeffrey O. Nyweide	51	Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary
Thomas P. Ondeck	60	President, International Strategies Unit
Halsey Fischer	58	Chief Executive Officer, Fraud and SIU Services Unit
James Lee Witt	63	Chief Executive Officer, Preparedness Services Unit
Howard Safir	65	Chief Executive Officer, Security Consulting and Investigations Unit
Per-Olof Lööf	56	Vice Chairman of the Board of Directors
Daniel L. Burstein	54	Director and Chairman of the Compensation and the Nominating Committee
Ronald M. Starr	38	Director and Chairman of the Audit Committee
John P. Bujouves	45	Director

Key Employees
General Wesley Clark (ret.)	62	Senior Vice President, Domestic and International Security
Rodney Slater	52	Senior Vice President, Transportation and Critical Infrastructure
Joseph Rosetti	73	President, Security Consulting and Investigations Unit

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Harvey W. Schiller, Ph.D. has been Chairman of our Board of Directors since February 2004 and became our Chief Executive Officer in June 2005. Dr. Schiller oversees our administrative headquarters with a focus on our strategy and new business development. Prior to joining GlobalOptions, Dr. Schiller served as Chairman of Assante U.S., a provider of financial and life management products and services, from 2002 to 2004. Prior to joining Assante, he was Chairman and Chief Executive Officer of YankeeNets from 1999 to 2002. His previous experience includes President of Turner Sports, Inc., Executive Director and Secretary General of the United States Olympic Committee and Commissioner of the Southeastern Conference. Prior to joining the United States Olympic Committee, Dr. Schiller served for more than 25 years in the United States Air Force, achieving the rank of Brigadier General. Dr. Schiller is a former partner in QuanStar Group, a management consulting firm in New York, and an advisory partner of Millennium Technology Value Partners, L.P.

Jeffrey O. Nyweide has been our Chief Financial Officer and Executive Vice President-Corporate Development since April 2003 and was appointed Secretary in June 2005. Mr. Nyweide has been a successful entrepreneur and executive for the past 20 years. Mr. Nyweide has also been a Venture Partner with Millennium

Technology Ventures, L.P., a New York-based venture capital firm, since 2001. From 1987 to 2000, he co-founded and then grew Dataware Technologies, Inc., a software and services company, as Director, President and Chief Operating Officer and took the company public. In 1995, he helped found Northern Light Technology LLC. Mr. Nyweide has significant experience in mergers and acquisitions, finance and operations as well as with establishing international business in Europe and Asia from prior experience as a founder and managing director of Quantum Management in Greenwich, Connecticut and Munich, Germany. In this role he worked with European and United States investment banks and corporations developing merger and acquisition strategies as well as strategic alliances. His previous experience in the services and solutions business also includes sales, marketing and operating experience as an executive with The Service Bureau Company, a subsidiary of Control Data Corporation, in Chicago, Atlanta and Greenwich.

Thomas P. Ondeck had been President of privately-held GlobalOptions, Inc. since January 1999 and became President of our International Strategies unit upon its inception in June 2006. Mr. Ondeck heads the multi-disciplinary crisis management teams comprised of investigatory, legal, government relations and public relations experts. He has dealt with national and international crises, including assisting companies besieged by activist and hate groups, plaintiffs’ product liability litigation campaigns, the financial impact of violence in Southeast Asia, threats against multinational businesses by organized criminal elements in the former Soviet Union, extortive litigation involving misuse of the United States civil RICO statute by business competitors and asset looting in Latin America. Mr. Ondeck also heads our investigations and business intelligence practice areas. He supervises our litigation support investigations for law firms. Mr. Ondeck also spearheads our investigative services for corporations, including due diligence investigations in connection with corporate acquisitions and internal corporate investigations into potential theft of assets, identity misrepresentation and fraud. Mr. Ondeck was previously a litigation partner in two international law firms and served in the White House as an aide to former President Richard M. Nixon.

Halsey Fischer became the Chief Executive Officer of our Fraud and SIU Services unit upon our acquisition of CBR in August 2005. Mr. Fischer oversees our national investigations practice. Mr. Fischer served as the President and Chief Executive Officer of CBR from its founding in 1998 until its acquisition. During his tenure at CBR, Mr. Fischer built an investigations firm with eight offices in the United States through acquisitions and organic growth. Under Mr. Halsey’s leadership, CBR developed a state-of-the-art Internet case management system for use by remote offices and its clients. Prior to forming CBR, Mr. Fischer was Senior Vice President, U.S. Investigations for Pinkerton Consulting & Investigations, Inc., since acquired by Securitas AB, and was responsible for each of its 28 profit centers across the United States. Prior to Pinkerton, Mr. Fischer was Group President of Security Consulting and Investigations for Business Risks International, the predecessor to Pinkerton’s investigations unit.

James Lee Witt became the Chief Executive Officer of our Preparedness Services unit upon our acquisition of JLWA in March 2006. As the President and Chief Executive Officer of JLWA from 2002 until its acquisition in March 2006, Mr. Witt provided consulting and crisis management services to state and local governments, educational institutions, the international community and corporations. From 2003 to 2006, Mr. Witt was the Chief Executive Officer of the International Code Council, a 50,000 member association dedicated to building safety that develops the codes used to construct residential and commercial buildings, including homes and schools. Mr. Witt has over 25 years of disaster management experience, culminating in his appointment as the Director of FEMA, where he served from 1993-2001. Mr. Witt was appointed by President Clinton and confirmed by the U.S. Senate as Director of FEMA in April 1993. In February 1996, President Clinton elevated Mr. Witt to cabinet status, a first for a FEMA Director. As FEMA Director, Mr. Witt coordinated federal disaster relief on behalf of President Clinton, including the response and recovery activities of 28 federal agencies and departments, the American Red Cross and other voluntary agencies. He also oversaw the National Flood Insurance Program, the U.S. Fire Administration and other pro-active mitigation activities to reduce loss of life and property from all types of hazards. Mr. Witt directed 2,500 employees located in Washington, D.C. and 10 regional offices. Mr. Witt’s professional career includes the formation of Witt Construction, a commercial and residential construction company. After 12 years as a successful businessman and community leader, he was elected County Judge for Yell County, serving as the chief elected official for the county, with judicial responsibilities for county and juvenile court. At age 34, he was the youngest elected official in Arkansas, and was later honored for his accomplishments by the National Association of Counties. After being re-elected six times to the position, Mr. Witt was appointed by then Governor Bill Clinton to assume leadership of the Arkansas Office of Emergency Services (OES). He served as the Director of the Arkansas OES for four years.

Howard Safir became the Chief Executive Officer of our Security Consulting and Investigations unit upon our acquisition of Safir in May 2006. Mr. Safir served as Chairman and Chief Executive Officer of Safir from December 2001 until its acquisition. Prior to that time, Mr. Safir was Vice Chairman of IPSA International, a provider of investigative and security consulting services. From 1996 to 2000, Mr. Safir served as Police Commissioner of New York City. From 1994 to 1996, Mr. Safir served as New York City’s Fire Commissioner. Mr. Safir began his law enforcement career in 1965 as a special agent assigned to the New York office of the Federal Bureau of Narcotics, a forerunner of the Drug Enforcement Administration (DEA). From 1977 to 1978, Mr. Safir served as Assistant Director of the DEA. From 1978 to 1990, Mr. Safir worked for the United States Marshals Service where he served as Director of the Witness Protection Program and Assistant Director for Operations. Mr. Safir is currently on the boards of GVI Security Solutions (Chairman) and Verint Systems, Inc. Mr. Safir also serves as chief executive officer of the November Group, through which he provides, to a limited extent, technical and management consulting services to various companies, including ChoicePoint.

Per-Olof Lööf has been Vice Chairman of our Board of Directors since August 2004. Mr. Lööf has been the Chief Executive Officer and a director of Kemet Corporation, a standardized-components supplier, since April 2005. Prior to joining Kemet, Mr. Lööf was Managing Partner of QuanStar Group from 2003 to 2004. Mr. Lööf has significant experience in acquisition integration efforts through past positions at Sensormatic Electronics Corporation, a manufacturer and provider of electronic article surveillance systems and accessories, where he was President and Chief Executive Officer from 1999 until its acquisition by Tyco International, Ltd. in 2003. Prior to Sensormatic, Mr. Lööf was Senior Vice President at NCR Corporation and Chief Executive Officer of AT&T ISTEL. He also worked for 12 years at Digital Equipment Corporation as Vice President of Sales and Marketing.

Daniel L. Burstein has been a director since November 1998. Since 2000, Mr. Burstein has served as the Managing Partner of Millennium Technology Ventures, L.P. and, since 2004, as Managing Partner of Millennium Technology Value Partners, L.P. Prior to founding the Millennium funds, Mr. Burstein served as Chief Investment Officer for PS Capital Holdings, L.P. and PS Capital Ventures, L.P., the predecessor funds of Millennium. From 1989 to March 2000, Mr. Burstein served as senior advisor at The Blackstone Group. Mr. Burstein is the author of more than 10 books on new technology trends, global economic issues and popular culture, including Road Warriors, a 1995 book about the birth of digital media and the Internet, and Big Dragon, a book about China’s future. Mr. Burstein has been a forum fellow at the World Economic Forum in Davos and has been honored many times for his books and journalistic work, including awards from the Overseas Press Club and Sigma Delta Chi. He is also the creator of the “Secrets” series of books which have sold over four million copies in more than 30 languages worldwide. Mr. Burstein is a director of Transforma Acquisition Group, Inc.

Ronald M. Starr has been a director since November 1998. Mr. Starr has been a Managing Director at Starr & Company, LLC, an accounting and business management firm for high net worth individuals, since 1996. Mr. Starr was a member of the General Partner of Millennium Technology Ventures, L.P. from 1999 to 2001 and has been the Chief Financial Officer and General Counsel of the venture capital funds PS Capital Holdings, L.P. and PS Capital Ventures, L.P., where his duties included negotiating and structuring the funds’ venture capital investments, since 1996 and 1997, respectively. Prior to working at Millennium Technology Ventures, PS Capital and Starr & Company, Mr. Starr was an attorney in the tax department at Proskauer Rose LLP, a New York City law firm. Mr. Starr is an advisory partner of Millennium Technology Value Partners, L.P.

John P. Bujouves has been a director since June 2005. Mr. Bujouves has been the President and a director of Bayshore Asset Management Inc., a provider of asset management services, since 2003 and the Chief

Executive Officer of Integris Funds Ltd., a Cayman Islands based mutual fund company, since 1999. Mr. Bujouves has served as a director of Nationwide Credit Inc., one of the ten largest account receivable companies in the United States, since 2003. He also serves as Chairman of Globacor Capital Inc., a Canadian private equity investment firm, and Bayshore Bank & Trust Corp., one of Barbados’ largest private banks, and is a director and former Chairman of the Ontario Arthritis Society. Mr. Bujouves’ past experience includes directing CIBC’s International Private Banking group in Canada, where he provided leadership and technical expertise to a professional consulting group on the uses of international banking and trust services. Prior to that, as Managing Partner for Royal Trust International, Mr. Bujouves launched Royal Trust Corporation’s first two locations in the United States.

There are no family relationships among our executive officers and directors. Our Board of Directors has determined that each of our directors, except for Dr. Schiller, is “independent” under Nasdaq’s independence standards. The Board of Directors considered the following relationships in determining that Messrs. Lööf, Burstein, Starr and Bujouves meet the independence standards of Nasdaq. The Board of Directors considered Mr. Lööf’s prior relationship with QuanStar Group and determined it would not interfere with his independence, as defined by Nasdaq’s rules and regulations. The Board of Directors considered that Mr. Burstein is a member of the general partner that manages Millennium Technology Value Partners, L.P. and Millennium Technology Value Partners (RCM), L.P., the owners of Rising Wolf II, LLC, a significant stockholder of our company, and determined it would not interfere with his independence, as defined by Nasdaq’s rules and regulations. The Board of Directors considered that Mr. Bujoves is the Chief Executive Officer of Integris Funds Ltd., a former 5% owner of our Series A Preferred Stock, and determined it would not interfere with his independence, as defined by Nasdaq’s rules and regulations. The Board of Directors considered that Mr. Starr is a Managing Director at Starr & Company, LLC, an accounting and business management firm for high net worth individuals, of which a number of our stockholders are clients, and determined it would not interfere with his independence, as defined by Nasdaq’s rules and regulations.

Key Employees

In addition to our management team, we have certain key employees:

General Wesley Clark (ret.) became our Senior Vice President of Domestic and International Security upon our acquisition of JLWA in March 2006 and had served as Vice Chairman and Senior Advisor of JLWA from August 2004 until its acquisition. General Clark is a retired General from the United States Army, who served from 1997-2000 as a four-star general and NATO Supreme Allied Commander and Commander in Chief of the United States European Command. From 1996-1997, General Clark served as Commander in Chief of the United States Southern Command, Panama, and from 1994-1996 as Director for Strategic Plans and Policy for the Joint Chiefs of Staff. During his 34-year career in the military, General Clark received numerous military awards, including five awards of the Defense Distinguished Service Medal, the Silver Star, Bronze Star and Purple Heart. General Clark also received honorary Knighthoods from the British and Dutch government and was made a commander of the French Legion of Honor. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the nation’s highest civilian honor. After his retirement from the army, General Clark became an investment banker, commentator and in 2003 was a candidate for the Democratic nomination for the U.S. Presidency. In 2004 he returned to investment banking and is also Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a strategic advisory and consulting firm.

Joseph Rosetti became the President of our Security Consulting and Investigations unit upon our acquisition of Safir in May 2006 and served as President of Safir from December 2001 until its acquisition. From 1987 to 2000, Mr. Rosetti was the Vice Chairman of Kroll Associates. As Vice Chairman, he had responsibility for Corporate Security/Crisis Management, which provides industry and professional organizations with preventive measures to combat corporate and financial crimes. From October 2000 to November 2001, Mr. Rosetti was a Senior Vice President at IPSA International, Inc., a provider of investigative and security consulting services. From 1971 to 1987, he was the Director of Worldwide Security for IBM. Mr. Rosetti held government positions prior to joining IBM in the U.S. Internal Revenue Service and the U.S. Department of Justice and was the Chief Accountant for Marriott. Mr. Rosetti is also the Chairman and a director of MediaBay, Inc., a retailer of spoken audio and nostalgia products. Mr. Rosetti also serves on the board of GVI Security Solutions.

Rodney Slater became our Senior Vice President of Transportation and Critical Infrastructure upon our acquisition of JLWA on March 10, 2006 and has served as: former United States Secretary of Transportation; former head of the Federal Highway Administration; former Director of Government Relations at Arkansas State University; former Executive Assistant for Economic and Community Programs for then-Governor Bill Clinton; former Governor’s Special Assistant for Community and Minority Affairs; former Assistant Attorney General-Litigation Division of the Arkansas State Attorney General’s Office; and former chairman of the Arkansas State Highway Commission. Mr. Slater joined the law firm Patton Boggs LLP in 2001 as a partner in its public policy practice group and head of its transportation practice group in Washington, D.C.

Advisory Boards

In addition to our executive officers, directors and key employees, we utilize a group of advisors to provide assistance with corporate and government contacts, as well as business development. Our senior advisory board and business advisory board are expected to meet with both management and the Board of Directors at least four times a year.

Our current senior advisory board includes the following individuals:

Frances J. Cook, former Ambassador to Burundi in 1980 and the youngest career officer ever to occupy that position; former Ambassador to Cameroon; former Ambassador to the Sultanate of Oman and the first female Ambassador from any country in the Arabian Gulf; former Deputy Assistant Secretary of State for Refugee Programs (1986); and former Deputy Assistant Secretary of State for Political-Military Affairs (1993). She currently serves as an international business consultant in Washington, D.C.

John P. Oswald, former partner of the international law firm of Lord Day & Lord; currently President and Chief Executive Officer of the Capital Trust Group and director of numerous corporations, including Preem Holdings, the largest downstream refining operation in Europe, and Samir, the third largest public company in Morocco.

Honorable William S. Sessions, former Director of the FBI; former Chief of the Government Operations Section of the Department of Justice; and former United States Attorney for the Western District of Texas. Currently serves on the Texas Anti-Crime and Homeland Security Task Force.

Honorable William H. Webster, former Director of the CIA (1987-91); former Director of the FBI (1978-87); former United States Attorney for the Eastern District of Missouri; former member of the Missouri Board of Law Examiners; former judge of the United States District Court for the Eastern District of Missouri; and former judge of the United States Court of Appeals for the Eighth Circuit. Judge Webster was awarded the Presidential Medal of Freedom and the National Security Medal.

Our current business advisory board includes the following individuals:

Arnold Burns, former Associate and Deputy Attorney General in the United States Department of Justice. Mr. Burns is the Chairman of QuanStar Group.

Sanford Climan, Managing Director of Entertainment Media Ventures LLC.

Andrew J. Kaslow, Senior Vice President and Chief Human Resources Officer of American International Group, Inc. Mr. Kaslow is a partner in QuanStar Group.

Elliott H. Cole, Partner, Patton Boggs LLP, a Washington D.C. law firm; trustee of Boston University.

Board Committees

Our Board of Directors has three standing committees to assist it with its responsibilities. These committees are described below.

The Audit Committee, which is comprised solely of directors who satisfy Nasdaq and the SEC audit committee membership requirements, is governed by a board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management and our independent auditors on, among other items, matters related to our annual audit, our published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent auditors. It maintains direct responsibility for the compensation, termination and oversight of our independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The committee is also charged with monitoring compliance with our policies on ethical business practices and reporting on these items to the Board of Directors. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. Our Audit Committee is comprised of Messrs. Starr, Bujouves and Lööf, and Mr. Starr is the chairman of the committee.

The Board of Directors has determined that Mr. Starr, who currently is a member of the Board of Directors and chairman of the Audit Committee, is the Audit Committee financial expert, as defined under the Exchange Act, and is independent as defined by the rules of Nasdaq. The Board of Directors made a qualitative assessment of Mr. Starr’s level of knowledge and experience based on a number of factors, including his formal education and experience as an attorney for more than 15 years.

The Compensation Committee, which is comprised solely of independent directors, determines all compensation for our Chief Executive Officer; reviews and approves corporate goals relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; administers our stock option plans; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board of Directors or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where board approval is required. Our Compensation Committee is comprised of Messrs. Burstein, Starr and Lööf, and Mr. Burstein is the chairman of the committee.

The Nominating Committee, which is comprised solely of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board of Directors and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the Board of Directors and Board of Director committees, coordinates evaluation of board performance and reviews board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the Board of Directors. In this capacity it concerns itself with the composition of the Board of Directors with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other Board of Director members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board of Director members, management and search companies. Our Nominating Committee is comprised of Messrs. Lööf, Bujouves and Burstein. Mr. Burstein is the chairman of the committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with regard to our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers.”

The Compensation Committee, which is comprised solely of independent directors, has the responsibility for determining all compensation for our named executive officers and directors. This includes such items as (i) determining the annual base salaries, performance bonuses and annual and multi-year incentive programs, (ii) setting the corporate goals and objectives relevant to each officer’s compensation and (iii) evaluating each officer’s performance in light of those goals and objectives.

We engaged the Newport Consulting Group during 2006 to guide management and the Compensation Committee in developing compensation packages for our executives and employees, to more closely align our compensation practices with competitive practices and achievement of results, and to establish a framework that will incorporate a broader range of compensation components.

The Compensation Committee seeks to make compensation decisions consistent with our long-term growth and performance objectives, in a manner designed to align the interests of our employees with the long-term interests of our stockholders.

We use the following principles to guide our decisions regarding executive compensation:

Provide compensation opportunities targeted at market median levels.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance and growth to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by other companies of comparable size. Our initial compensation philosophy is based upon compensation data from public companies at the $50 to $100 million revenue level. Our general compensation philosophy is to center compensation for each executive officer at the middle of the market (50th percentile) for base salary, total annual cash compensation and long-term opportunities, relative to companies of similar size and performance. The incentive compensation components for our Chief Executive Officer and Chief Financial Officer are presently higher than the median based on our current growth objectives.

Require performance goals to be achieved in orders for incentives and bonuses to be earned.

Our executive compensation program currently consists primarily of salary and incentive awards consisting of cash and equity awards. Compensation opportunities for our executive officers, including our named executive officers, are designed to be competitive within our industry. We believe that a substantial portion of each executive officer’s compensation should be performance-based. It is our objective to drive outstanding results by linking annual incentive awards to our financial and strategic performance and to the achievement of individual job-based goals.

Performance bonus incentives are to be paid to our executives who are responsible for our success and growth, executing upon our strategic directives to grow organically and through acquisition, raising capital as required to fund our continued acquisition growth, increasing awareness of our company in the investment community and increasing overall stockholder value.

During 2006, we experienced significant growth through the acquisition of four companies, growing pro forma revenues from approximately $15 million in 2005 to approximately $76 million in 2006. In addition, during June 2006, we completed the issuance of notes that were subsequently converted into Series B Preferred Stock, raising $45 million which reduced acquisition debt and provided funds for our three acquisitions completed in 2007 and for working capital. Cash performance bonuses of $750,000 and $450,000 were granted to Dr. Schiller and Mr. Nyweide, respectively. Bonuses of $125,000, $60,000 and $50,000 were awarded to Messrs. Witt, Safir and Ondeck, respectively, pursuant to the terms of their respective employment agreements.

Offer a comprehensive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits such as medical and dental insurance, life insurance benefits and a 401(k) savings plan. During 2006, we had no structured perquisite benefits, such as club memberships or company vehicles, for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers. In connection with the extension of their respective employment agreements, beginning in 2007, Dr. Schiller and Mr. Nyweide received perquisite benefits, including club membership for Dr. Schiller and tax accounting services for both Dr. Schiller and Mr. Nyweide. Additional perquisite benefits, including home office equipment, travel and parking benefits and an annual physical for our top three employees, are offered under our 2007 Executive Compensation Plan.

Equity Incentive Compensation

Equity-based compensation is through options and restricted stock grants awarded under our 2006 Long-Term Incentive Plan. These grants are designed to create a proprietary interest in our company which will incent our executive officers and other employees to work to maximize the long-term total return to stockholders. Incentives issued under the 2006 Long-Term Incentive Plan include options and restricted stock. Options are granted upon the acquisition of a business or when an employee joins us. Following the initial grant, restricted stock will be used in most cases to recognize performance and retain the employee.

We also maintain our 2006 Employee Stock Purchase Plan, which is a broad-based plan available to all eligible employees and is not tied to level or performance.

Defined Contribution Plan

Our 401(k) Plan covers employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by us, based on employee elective deferrals, determined each payroll period. The 401(k) Plan also provides for an employer discretionary profit sharing contribution. Benefits for employees vest at a rate of 25% per year in discretionary employer contributions.

Deductibility of Certain Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that may be deducted by us in any year with respect to certain of our highest paid executives. Certain performance-based compensation is not subject to the deduction limit. The Compensation Committee will seek to maximize the deductibility of executive compensation.

2007 Executive Compensation Plan

On December 5, 2006, the Compensation Committee approved the establishment of our 2007 Executive Compensation Plan, which links base salary, benefits and short-term and long-term incentives within the total compensation framework. The committee also extended the agreements with Dr. Schiller and Mr. Nyweide until January 31, 2010. The 2007 Executive Compensation Plan provides for cash awards and vesting of restricted stock, based on the achievement of performance targets set by the Compensation Committee.

Bonus awards granted under the 2007 Executive Compensation Plan have two components: an annual (single-year) incentive plan component, which is 20% of the bonus target, and a multi-year incentive plan component, which is 80% of the bonus target. Single-year performance targets are established at the end of the immediately preceding year and are monitored throughout the year. The annual incentive plan provides upside potential when organizational goals are exceeded and less when goals are missed. Multi-year performance metrics include components that related to increasing stockholder value. Additional benefits offered under the 2007 Executive Compensation Plan include the perquisites discussed above.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards		All Other Compensation		Total
Harvey W. Schiller, Ph.D. Chairman and Chief Executive Officer	2006	$300,000	$750,000	(1)	$1,558,800	(2)	$12,244	(4)	$2,621,044

Jeffrey O. Nyweide Chief Financial Officer and Executive Vice President	2006	$300,000	$450,000	(1)	$779,400	(3)	—		$1,529,400

James Lee Witt Chief Executive Officer of Preparedness Services unit	2006	$305,000	$125,000	—	—		$10,901	(4)	$440,901

Thomas P. Ondeck President of International Strategies unit	2006	$300,000	$50,000	—	—		$15,091	(4)	$365,091

Howard Safir Chief Executive Office of Security Consulting and Investigations unit	2006	$192,000	$60,000	—	—		—		$252,000

(1)

Dr. Schiller and Mr. Nyweide were granted 100,000 shares and 75,000 shares of restricted stock, respectively, which is subject to vesting starting in 2007 in accordance with annual performance criteria established by the Compensation Committee. None of this restricted stock was vested in 2006.

(2)

On June 12, 2006, Dr. Schiller received a stock option to purchase 125,000 shares of our common stock at an exercise price of $17.60 per share. The option vests ratably upon the first, second and third anniversaries of the date of grant.

(3)

On June 12, 2006, Mr. Nyweide received a stock option to purchase 62,500 shares of our common stock at an exercise price of $17.60 per share. The option vests ratably upon the first, second and third anniversaries of the date of grant.

(4)

Amount represents health, life and disability insurance benefits as well as parking fees for Mr. Witt. For Dr. Schiller, $10,404 is for health insurance. For Mr. Witt, $6,983 is for health insurance. For Mr. Ondeck, $15,091 is for health and life insurance.

Employment and Consulting Arrangements and Change in Control Arrangements

We entered into a three-year employment agreement with Dr. Schiller, our Chairman and Chief Executive Officer, in January 2004. On December 19, 2006, the agreement was amended to extend the term through January 31, 2010. The agreement is subject to automatic one-year extensions, unless either party provides notice to the other party of its intention not to renew the agreement. The amendment provides for an annual base salary of $375,000, $400,000 and $425,000 starting January 1, 2007, 2008 and 2009, respectively, as well as an annual performance bonus payable 50% in cash and 50% in restricted stock which will vest upon the achievement of goals agreed upon mutually between Dr. Schiller and the Compensation Committee. In connection with the extension of the term of his employment agreement, Dr. Schiller was awarded a one-time grant of 100,000 shares of restricted common stock, subject to vesting in accordance with performance criteria established by the Compensation Committee. In the event of death or disability, Dr. Schiller (or his estate) will be entitled to salary and pro rata bonus until termination, and 90 days from termination to exercise vested options; unvested options will be forfeited. If terminated for cause, Dr. Schiller will forfeit all unexercised options. In the event Dr. Schiller terminates his employment agreement for good reason or the employment agreement is terminated without cause, 50% of his unvested stock options will vest and all vested options will remain exercisable for a period of 90 days from termination. The employment agreement contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions. In the event of a change of control of our company, the employment agreement provides for the vesting of all unvested options.

We were a party to a consulting agreement with Mr. Nyweide providing for his service as our Chief Financial Officer and Executive Vice President-Corporate Development for a monthly fee of $25,000, subject to adjustment based upon the services performed by Mr. Nyweide. On December 19, 2006, the Compensation Committee amended the terms of this consulting agreement, extending its term through January 2010. The amendment provided for an increase in the monthly fee to $27,083, $29,167 and $31,250 for the years 2007, 2008 and 2009, respectively. In connection with the extension, Mr. Nyweide was awarded a one-time grant of 75,000 shares of restricted common stock, subject to vesting in accordance with performance criteria established by the Compensation Committee.

Effective as of August 1, 2007, Mr. Nyweide and we terminated his consulting agreement and entered into an employment agreement providing for Mr. Nyweide’s service as our Chief Financial Officer, Executive Vice President—Corporate Development, Treasurer and Secretary, reporting to the Chairman of the Board. The employment agreement is for an initial term commencing on August 1, 2007 and terminating on January 31, 2010, subject to one-year extensions. Under the employment agreement, Mr. Nyweide’s salary for the remainder of 2007 will be $27,083.33 per month and his annual base salary for 2008 will be $350,000 and for 2009 will be $375,000. In addition, Mr. Nyweide will receive $9,000 per month to help defray his cost of living in New York City. Mr. Nyweide will also be entitled to annual bonuses payable 50% in cash and 50% in restricted stock subject to vesting according to mutually agreed goals, established by the Compensation Committee. The employment agreement provides that all options to purchase common stock and the 75,000 shares of restricted stock, subject to vesting as described above, granted to Mr. Nyweide pursuant to his consulting agreement, will remain in full force and effect. Upon a change in control, all such options and restricted stock will immediately vest, all performance conditions will deemed to have been met and the exercise term of any stock options will equal the term of such options as originally granted. In addition, we have agreed to provide Mr. Nyweide with all employee benefit plans and programs that we offer for our senior management, including 401(k) plans and group life, disability, health, medical and dental insurance plans. In the event that we terminate Mr. Nyweide’s employment with cause or Mr. Nyweide resigns without good reason, our obligations are limited generally to paying Mr. Nyweide his base salary through the termination date. In the event that we terminate Mr. Nyweide’s employment without cause or Mr. Nyweide resigns with good reason, we are generally obligated to continue to pay 50% of Mr. Nyweide’s compensation for the remainder of the term of the employment agreement and his rights to his options and shares of restricted stock will be determined in accordance with the plans pursuant to which such options or shares were granted. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Concurrently with our acquisition of JLWA in March 2006, we entered into a four-year employment agreement with Mr. Witt, the former President and Chief Executive Officer of JLWA. On May 11, 2007, the agreement was amended and restated. Pursuant to the amended and restated agreement, Mr. Witt became the Chief Executive Officer of our Preparedness Services unit and agreed to perform such other duties and responsibilities as the Board of Directors may assign. Mr. Witt agreed to devote his full time to us at a salary of $300,000 per year and a discretionary annual bonus. In addition, Mr. Witt receives annual compensation of $200,000 as consideration for his resignation from the International Code Council. We may terminate Mr. Witt’s employment agreement for cause, upon the death or disability of Mr. Witt or upon 30 days’ notice by either party. In the event we terminate the employment agreement without cause, we are required to pay Mr. Witt his base salary and certain benefits for 12 months following termination. If Mr. Witt terminates the agreement without good reason, he will be obligated to reimburse us in an amount equal to (i) 25% of the number of shares issued to the JLWA Sellers in the 12 months preceding the termination and (ii) 25% of the base salary paid to Mr. Witt in the 12 months preceding the termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Mr. Ondeck, President of our International Strategies unit, entered into a five-year employment agreement in January 2002. On October 17, 2006, this agreement was amended to extend the term through January 2010. Mr. Ondeck received a one-time payment of $50,000 upon execution of his amended agreement. The agreement is subject to automatic one-year extensions unless either party provides notice to the other party of its intention not to renew the agreement. The amended agreement provides for an annual base salary of $300,000 and an annual bonus of up to 100% of base salary. The bonus amount is based upon the achievement of mutually agreed upon goals established by the Compensation Committee. Salary increases will be determined by the Compensation Committee and will be based upon our performance, as well as Mr. Ondeck’s contribution to that performance. Pursuant to the employment agreement, we maintain a “key-man” life insurance policy on the life of Mr. Ondeck, with a face amount of $500,000. We may terminate the employment agreement for cause, upon the death or disability of Mr. Ondeck or upon 30 days’ notice by either party. In the event we terminate the employment agreement without cause, we are required to pay Mr. Ondeck his current base salary and certain benefits for the lesser of 12 months or the remaining term of the agreement. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Concurrently with our acquisition of Safir in May 2006, we entered into a three-year employment agreement with Mr. Safir, the former Chief Executive Officer of Safir. Pursuant to the agreement, Mr. Safir became the Chief Executive Officer of our Security Consulting and Investigations unit and he agreed to perform such other duties and responsibilities as Dr. Schiller may assign. Except for a few pre-negotiated exceptions, Mr. Safir agreed to devote substantially all of his business time to us at a salary of $300,000 per year and a discretionary annual bonus. We may terminate the employment agreement for cause, upon the death or disability of Mr. Safir or upon 30 days’ notice by either party. In the event we terminate the employment agreement without cause during the initial term, we are required to pay Mr. Safir his base salary and certain benefits through March 21, 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

2006 Grants of Plan Based Awards

		Stock Awards		All other Option Awards
Name	Grant Date	Number of Shares of Stock or Units (#)		Number of securities underlying options (#)	Exercise price of option awards ($/sh)	Grant date fair value of stock and option awards ($)
Harvey W. Schiller, Ph.D.
Chairman and Chief Executive Officer
2006 Stock Option Plan	6/12/2006	—		125,000	$17.60	$1,558,800
2007 Executive Compensation Plan	12/19/2006	100,000	(1)	—	—	—

Jeffrey O. Nyweide
Chief Financial Officer and Executive Vice President
2006 Stock Option Plan	6/12/2006	—		62,500	$17.60	$779,400
2007 Executive Compensation Plan	12/19/2006	75,000	(2)	—	—	—

James Lee Witt
Chief Executive Officer of Preparedness Services unit	—	—		—	—	—

Thomas P. Ondeck
President of International Strategies unit	—	—		—	—	—

Howard Safir
Chief Executive Officer of Security Consulting and Investigations unit	—	—		—	—	—

(1)

Dr. Schiller was granted 100,000 shares of restricted stock, which is subject to vesting starting in 2007 in accordance with annual performance criteria established by the Compensation Committee. None of this restricted stock was vested in 2006.

(2)

Mr. Nyweide was granted 75,000 shares of restricted stock, which is subject to vesting starting in 2007 in accordance with annual performance criteria established by the Compensation Committee. None of this restricted stock was vested in 2006.

Outstanding Equity Awards at Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares that have not vested (#)		Equity Incentive Plan Awards: Market value of Unearned shares that have not vested ($)
Harvey W. Schiller, Ph.D.(2)	110,294	—	$4.80	2/1/07	100,000	(1)	$1,200,000	(3)
	221	—	$4.80	12/31/07	—		—
	110	—	$4.80	4/22/08	—		—
	110	—	$4.80	7/22/08	—		—
	111	—	$4.80	10/24/08	—		—
	111	—	$4.80	12/16/08	—		—
	111	—	$4.80	1/16/09	—		—
	36,765	—	$5.44	12/20/09	—		—
	41,667	83,333	$20.00	11/18/10	—		—
	—	125,000	$17.60	6/12/11	—		—

Jeffrey O. Nyweide	1,226	613	$5.44	3/23/08	75,000	(1)	$900,000	(3)
	20,833	41,667	$20.00	11/18/10	—		—
	—	62,500	$17.60	6/12/11	—		—

James Lee Witt	—	—	—	—	—		—

Thomas P. Ondeck(4)	44,118	—	$.54	2/21/07	—		—
	9,804	4,902	$4.80	3/23/08	—		—
	9,804	4,902	$5.44	1/16/09	—		—

Howard Safir	—	—	—	—	—		—

(1)

Pursuant to the terms of their respective employment agreements, all of Dr. Schiller’s and Mr. Nyweide’s stock options and restricted stock will vest immediately upon a change in control of our company and all performance conditions for any performance stock options or restricted stock will be deemed to be met.

(2)	On February 1, 2007, immediately prior to their expiration, Dr. Schiller exercised options of 110,294, on a cashless basis, and was issued 39,706 shares of common stock.

(3)

Amounts represent shares of restricted stock valued at $12.00 per share, the closing price of our common stock on December 29, 2006. These shares of restricted stock were granted in connection with the extension of Dr. Schiller’s and Mr. Nyweide’s agreements on December 19, 2006 and are subject to vesting in accordance with performance criteria established by the Compensation Committee. We estimate that the target number of shares to vest for Dr. Schiller and Mr. Nyweide during 2007 are 31,250 and 23,438, respectively. Twenty percent of the vesting amount can be earned by achieving single-year performance criteria established annually by the Compensation Committee and the Board of Directors. Eighty percent of the vesting amount can be earned by achieving longer term, strategic performance metric targets as established by the Compensation Committee and the Board of Directors.

(4)	On February 21, 2007, immediately prior to their expiration, Mr. Ondeck exercised options for the purchase of 44,118 shares of common stock at an exercise price of $0.54 per share.

Employee Benefit Plans

2005 Stock Option Plan

Our 2005 Stock Option Plan was adopted as of August 5, 2005. We had reserved a total of 6,500,000 shares of our common stock for issuance under the 2005 Stock Option Plan, had granted options to purchase a total of 769,358 shares of our common stock and, as of October 1, 2007, have options to purchase 500,704 shares of common stock outstanding under this plan. On October 17, 2006, our Board of Directors approved, and stockholders later ratified, that the remaining shares reserved, but unissued, with respect to any awards under the 2005 Stock Option Plan were unreserved and that no new awards were to be issued under the 2005 Stock Option Plan.

The 2005 Stock Option Plan is administered by the Compensation Committee. Stock options granted under the 2005 Stock Option Plan were either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. Stock options granted under the 2005 Stock Option Plan are generally not transferable and are exercisable during the lifetime of the optionee only by the optionee.

The 2005 Stock Option Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless stockholder approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which our common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2005 Stock Option Plan, except that no amendment or alteration to the 2005 Stock Option Plan may be made without the approval of stockholders which would:

•	materially increase the benefits accruing to plan participants; or

•	materially decrease the exercise price of any options; or

•	extend the term of any option.

Unless otherwise provided, the 2005 Stock Option Plan will remain in effect for a period of nine years from the date adopted unless terminated earlier by the Board of Directors, and all stock options then outstanding under the 2005 Stock Option Plan will remain in effect until they have expired or been exercised.

2006 Stock Option Plan

Our 2006 Stock Option Plan was adopted as of June 12, 2006. We had reserved a total of 8,500,000 shares of our common stock for issuance under the 2006 Stock Option Plan, had granted options to purchase a total of 258,667 shares of our common stock and, as of October 1, 2007, have options to purchase 254,339 shares of our common stock outstanding under this plan. On October 17, 2006, our Board of Directors approved, and stockholders later ratified, that the remaining shares reserved, but unissued, with respect to any awards under the 2006 Stock Option Plan were unreserved and that no new awards were to be issued under the 2006 Stock Option Plan.

The 2006 Stock Option Plan is administered by the Compensation Committee. Stock options granted under the 2006 Stock Option Plan are generally not transferable and are exercisable during the lifetime of the optionee only by the optionee.

The 2006 Stock Option Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless stockholder approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which our common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2006 Stock Option Plan, except that no amendment or alteration to the 2006 Stock Option Plan may be made without the approval of stockholders which would:

•	materially increase the benefits accruing to plan participants; or

•	materially decrease the exercise price of any options; or

•	extend the term of any option.

Unless otherwise provided, the 2006 Stock Option Plan will remain in effect for a period of 10 years from the date adopted unless terminated earlier by the Board of Directors, and all stock options then outstanding under the 2006 Stock Option Plan will remain in effect until they have expired or been exercised.

2006 Long-Term Incentive Plan

The purpose of our 2006 Long-Term Incentive Plan, which was adopted by stockholders on December 5, 2006, is to promote our long-term financial interest, including growth in the value of our equity and enhancement of long-term stockholder return, by: (i) attracting and retaining persons eligible to participate in the plan; (ii) motivating plan participants, by means of appropriate incentives, to achieve long-range goals; (iii) providing incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further aligning plan participants’ interests with those of other stockholders through compensation that is based on our common stock. Awards under this plan include stock options, stock appreciation rights, stock awards, performance awards and other stock-based awards. We have reserved 1,500,000 shares of our common stock for issuance under the 2006 Long-Term Incentive Plan and, as of October 1, 2007, options to purchase a total of 459,071 shares of our common stock, 175,000 shares of restricted common stock and 3,471 shares of unrestricted common stock were outstanding under this plan.

The 2006 Long-Term Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the power to determine the terms of any awards granted under the 2006 Long-Term Incentive Plan, including the exercise price, the number of shares subject to the stock award and conditions of exercise, terms of restriction and vesting, as applicable.

Stock options granted under this plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. The exercise price of all incentive stock options granted under the 2006 Long-Term Incentive Plan must be at least equal to the fair market value of the shares of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. Stock options granted under the 2006 Long-Term Incentive Plan are generally not transferable and are exercisable during the lifetime of the optionee only by the optionee.

The 2006 Long-Term Incentive Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless stockholder approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which our common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2006 Long-Term Incentive Plan or broaden eligibility, except that no amendment or alteration to the 2006 Long-Term Incentive Plan may be made without the approval of stockholders which would:

•	materially increase the number of options that may be granted under the 2006 Long-Term Incentive Plan; or

•	materially increase the benefits accruing to the 2006 Long-Term Incentive Plan participants; or

•	materially modify the 2006 Long-Term Incentive Plan participation eligibility requirements; or

•	materially decrease the exercise price of any options; or

•	extend the term of any option.

Unless otherwise provided, the 2006 Long-Term Incentive Plan will remain in effect for a period of 10 years from the date adopted unless terminated earlier by the Board of Directors, and all stock options then outstanding under the 2006 Long-Term Incentive Plan will remain in effect until they have expired or been exercised.

2006 Employee Stock Purchase Plan

The purpose of the 2006 Employee Stock Purchase Plan, which was adopted by stockholders on December 5, 2006, is to provide an incentive for our employees. The plan permits our employees to acquire or increase their proprietary interests in our company through the purchase of shares of our common stock, thereby creating a greater community of interest between our stockholders and employees. The plan is intended to qualify as an “Employee Stock Purchase Plan” under Sections 421 and 423 of the Internal Revenue Code of 1986. We have reserved 250,000 shares of our common stock for issuance under the 2006 Employee Stock Purchase Plan.

The 2006 Employee Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee has the authority to make rules and regulations for the administration of the 2006 Employee Stock Purchase Plan. All employees are eligible to participate in the 2006 Employee Stock Purchase Plan.

Director Compensation

Director Compensation Table

Name	Option Awards(1) ($)	Total ($)
Per-Olof Lööf(2)	$124,704	$124,704
Daniel L. Burstein(3)	$124,704	$124,704
Ronald M. Starr(4)	$155,580	$155,580
John P. Bujouves(5)	$124,701	$124,701

(1)	Amount represents the value of stock options granted to members of the Board of Directors in 2006.

(2)

Stock options to purchase 8,125 and 10,000 shares of our common stock have been granted to Mr. Lööf under the 2005 Stock Option Plan and the 2006 Stock Option Plan, respectively. On January 1, 2007, an option to purchase an additional 6,250 shares was granted to Mr. Lööf under the 2006 Long-Term Incentive Plan. As of October 1, 2007, an aggregate of 24,375 shares of our common stock are issuable to Mr. Lööf upon exercise of options outstanding under our equity compensation plans.

(3)

Stock options to purchase 8,125 and 10,000 shares of our common stock have been granted to Mr. Burstein under the 2005 Stock Option Plan and the 2006 Stock Option Plan, respectively. On January 1, 2007, an option to purchase an additional 6,250 shares of our common stock was granted to Mr. Burstein under the 2006 Long-Term Incentive Plan. As of October 1, 2007, an aggregate of 24,375 shares of our common stock are issuable to Mr. Burstein upon exercise of options outstanding under our equity compensation plans.

(4)

Stock options to purchase 9,688 and 12,500 shares of our common stock have been granted to Mr. Starr under the 2005 Stock Option Plan and the 2006 Stock Option Plan, respectively. As of October 1, 2007, an aggregate of 22,188 shares of our common stock are issuable to Mr. Starr upon exercise of options outstanding under our equity compensation plans.

(5)

Stock options to purchase 8,125 and 10,000 shares of our common stock have been granted to Mr. Bujouves under the 2005 Stock Option Plan and the 2006 Stock Option Plan, respectively. On January 1, 2007 an option to purchase an additional 6,250 shares of our common stock was granted to Mr. Bujouves under the 2006 Long-Term Incentive Plan. As of October 1, 2007, an aggregate of 24,375 shares of our common stock are issuable to Mr. Bujouves upon exercise of options outstanding under our equity compensation plans.

A compensation plan for our Board of Directors for the years 2005, 2006 and 2007 has been established, which we refer to as our Directors Plan.

Following the Directors Plan, each member of our Board of Directors will receive an annual stock option grant for attending board meetings and serving on and chairing board committees. All stock options will be exercisable at the then prevailing market price on the date of grant. No other fees will be paid to members of our board. Before June 24, 2005, our directors were not compensated for their services as directors.

On November 18, 2005, we granted options to purchase a total of 34,063 shares of our common stock to the independent members of our Board of Directors. These options were granted at an exercise price based upon the closing price of our common stock on the date of grant, have a term of five years and are fully vested at December 31, 2005.

On June 12, 2006, we granted options to purchase a total of 42,500 shares of our common stock to the independent members of our Board of Directors. These options were granted at an exercise price based upon the closing price of our common stock on the date of grant, have a term of five years and vested in installments, 50% on June 30, 2006, 25% on September 30, 2006 and 25% on December 31, 2006.

On January 1, 2007, we granted options to purchase a total of 18,750 shares of our common stock to three of the four independent members of the Board of Directors under the 2006 Long-Term Incentive Plan. These options were granted at an exercise price based upon the closing price of our common stock on the date of grant, have a term of five years and vest in equal installments, 25% on March 31, 2007, 25% on June 30, 2007, 25% on September 30, 2007 and 25% on December 31, 2007.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with QuanStar Group

From August 2004 through November 2005, our wholly-owned subsidiary, GlobalOptions, Inc., was a party to an advisory agreement with QuanStar Group, pursuant to which QuanStar Group rendered strategic and consulting services to GlobalOptions, Inc., particularly in the areas of corporate finance and strategic acquisitions, and received a monthly retainer of $15,000.

In August 2004, GlobalOptions, Inc. issued QuanStar Group a warrant to purchase 300,000 shares of its common stock and a $250,000 convertible note, which were exercised or converted prior to the closing of our reverse merger in June 2005, resulting in the issuance to QuanStar Group of 22,059 shares and 45,236 shares of our common stock, respectively, in the reverse merger.

We had a rental agreement with the QuanStar Group which expired during 2006. We incurred rent with the QuanStar Group of approximately $60,000, $77,400 and $27,100 for the years ended December 31, 2004, 2005 and 2006, respectively, for our administrative headquarters.

On May 12, 2006, in connection with our acquisition of Safir, we paid QuanStar Group a finder’s fee of $200,000 in cash and 10,883 shares of our common stock valued at $175,000.

Dr. Schiller and Mr. Lööf are former partners in QuanStar Group. Arnold Burns and Andrew J. Kaslow, members of our business advisory board, are the Chairman and a partner in QuanStar Group, respectively.

Series A Preferred Stock Financing and Equity Restructuring

On June 24, 2005, we completed a private placement of our Series A Preferred Stock and related warrants. In this transaction, (1) Dr. Schiller purchased 22 shares of our Series A Preferred Stock and warrants to purchase 430 shares of our common stock for a total purchase price of $22,000, (2) Lööf Holdings, an affiliate of Mr. Lööf, purchased 11 shares of our Series A Preferred Stock and warrants to purchase 215 shares of our common stock for a total purchase price of $11,000, (3) Integris Funds Ltd., of which Mr. Bujouves is the Chief Executive Officer, purchased 1,500 shares of our Series A Preferred Stock and warrants to purchase 29,297 shares of our common stock for a total purchase price of $1,500,000 and (4) Bayshore Merchant Services, Inc., an affiliate of Bayshore Asset Management, Inc., of which Mr. Bujouves is the President and a director, received our Series B warrants to purchase 11,719 shares of common stock.

On July 25, 2007, upon the completion of our Equity Restructuring, (1) Dr. Schiller received 22 shares of our Series C Preferred Stock and 688 shares of our common stock in consideration of the cancellation of his shares of Series A Preferred Stock and related warrants, (2) Lööf Holdings received 11 shares of our Series C Preferred Stock and 344 shares of our common stock in consideration of the cancellation of its shares of Series A Preferred Stock and related warrants, (3) Integris Funds Ltd. received 1,500 shares of our Series C Preferred Stock and 46,875 shares of our common stock in consideration of the cancellation of its shares of Series A Preferred Stock and related warrants and (4) Bayshore Merchant Services, Inc. received 2,344 shares of our common stock in consideration of the cancellation of its Series B warrants.

Acquisitions

On August 14, 2005, we acquired CBR for an aggregate purchase price of $5,208,000. Of this amount, Mr. Fischer, the former President and Chief Executive Officer of CBR, directly received $269,621 in cash at closing and $52,007 in the form of a promissory note, which was paid in August 2006. Mr. Fischer became the Chief Executive Officer of our Fraud and SIU Services unit as a result of the transaction.

On March 10, 2006, we acquired JLWA for an aggregate purchase price of $8,403,540. Of this amount, Mr. Witt, the former Chairman and Chief Executive Officer of JLWA, directly received $2,187,000 in cash at closing, 62,244 shares of our common stock valued at $1,215,000, $243,000 in the form of a 4.6% promissory note, which was paid in March 2007, and $331,695 in cash as a result of a working capital adjustment, which was paid in June 2006. Mr. Witt became the Chief Executive Officer of our Preparedness Services unit as a result of the transaction.

On May 11, 2007, we entered into the JLWA Modification Agreement with the JLWA Sellers. Under the modification, we agreed to make additional payments in the form of cash, promissory notes and common stock to the JLWA Sellers in exchange for eliminating the earnout provisions of the JLWA asset purchase agreement, which provided for a maximum additional payout of $15,400,000. The additional payments under the JLWA Modification Agreement consist of (i) a cash payment of $2,000,000, which was paid on May 14, 2007, (ii) a promissory note in the principal amount of $4,500,000, accruing interest at 5.65% per annum, due on January 15, 2008, subject to a 5% penalty fee if not paid on that due date, (iii) 300,000 shares of common stock valued at $2,880,000 to be issued on January 15, 2008, which will be registered prior to issuance, and (iv) a promissory note in the principal amount of $4,300,000, accruing interest at 11.0% per annum, due on August 11, 2008. Of these amounts, Mr. Witt directly received $1,286,364 in cash, $3,001,363 in principal amount of the 5.65% promissory note and $2,765,682 in principal amount of the 11% promissory note, and will receive 182,250 of the shares of our common stock to be issued. The JLWA Sellers may request acceleration of the $4,300,000 promissory note upon the consummation of this offering or any other qualified capital raise. The JLWA Sellers have requested acceleration of this promissory note, as a result of which Mr. Witt will directly receive approximately $2.8 million. In addition, Mr. Witt will directly receive up to approximately $3.5 million of the JLWA Note Prepayment.

On May 12, 2006, we acquired Safir for an aggregate purchase price of $15,315,649. Of this amount, Mr. Safir, the former Chairman and Chief Executive Officer of Safir, directly received 203,895 shares of our common stock valued at $3,262,000, $3,262,320 in the form of an 8% promissory note, which was paid in June 2006, and $543,720 in the form of a 4% promissory note, which was paid in May 2007. Mr. Safir became the Chief Executive Officer of our Security Investigations and Consulting unit as a result of the transaction.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 1, 2007, and as adjusted to reflect the consummation of this offering, by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days which have been granted under the 2005 Stock Option Plan, the 2006 Stock Option Plan and the 2006 Long-Term Incentive Plan.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering(1)		Common Stock Beneficially Owned After Offering(2)
	Shares	%	Shares	%
5% or Greater Stockholders:
Rising Wolf II, LLC(3)	280,883	5.4%	280,883	2.9%

Directors and Executive Officers:
Harvey W. Schiller, Ph.D.(4)	314,544	5.9%	314,544	3.2%
Jeffrey O. Nyweide(5)	138,726	2.7%	138,726	1.4%
James Lee Witt(6)	62,257	1.2%	62,257	*
Thomas P. Ondeck(7)	68,641	1.3%	68,641	*
Howard Safir(8)	260,943	5.1%	260,943	2.7%
Per-Olof Lööf(9)	44,563	*	44,563	*
Ronald M. Starr(10)	22,984	*	22,984	*
Daniel L. Burstein(11)	304,492	5.9%	304,492	3.1%
John P. Bujouves(12)	172,032	3.3%	172,032	1.8%
All executive officers and directors as a group (10 persons)(13)	1,420,445	25.3%	1,420,445	14.0%

*	Less than 1% of outstanding shares.

(1)

Includes the issuance of 1,541,167 shares of common stock upon the automatic conversion of 23,117.2 shares of our Series C Preferred Stock upon the consummation of this offering. Each share of our Series C Preferred Stock is convertible into 66.67 shares of our common stock. The number of shares and ownership percentages do not include shares of common stock issuable upon the conversion of our Series D Preferred Stock that will be outstanding upon the consummation of this offering, as the Series D Preferred Stock is non-voting and is subject to a beneficial ownership limitation that restricts its conversion into common stock.

(2)	Includes the issuance of a total of 4,500,000 shares of our common stock in this offering.

(3)

Rising Wolf II, LLC is owned by Millennium Technology Value Partners, L.P. and Millennium Technology Value Partners (RCM), L.P. (TVP Funds). Mr. Burstein, a director, is a member of the general partner that manages the TVP Funds and may be deemed to be the beneficial owner of the shares of our common stock held by Rising Wolf II, LLC. Mr. Burstein disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Rising Wolf II, LLC is 350 Park Avenue, New York, NY 10022.

(4)

Consists of 162,795 shares of our common stock, 1,467 shares of our common stock issuable or issued upon the automatic conversion of our Series C Preferred Stock, and 150,282 shares of our common stock issuable upon exercise of stock options.

(5)	Consists of 75,000 shares of our common stock and 63,726 shares of our common stock issuable upon exercise of stock options.

(6)	Consists of 56,033 shares of our common stock and 6,224 shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05, of which Mr. Witt is the trustee.

(7)	Consists of 44,131 shares of our common stock and 24,510 shares of our common stock issuable upon exercise of stock options.

(8)

Consists of 135,943 shares of our common stock held by Mr. Safir individually and 125,000 shares of our common stock held by SR II, LLC, of which Mr. Safir is a control person. Mr. Safir disclaims beneficial ownership with respect to the shares held by SR II, LLC, except to the extent of his pecuniary interest therein.

(9)

Consists of 21,016 shares of our common stock and 734 shares of our common stock issuable or issued upon the automatic conversion of our Series C Preferred Stock held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf, and 22,813 shares of our common stock issuable upon exercise of stock options.

(10)	Consists of 22,984 shares of our common stock issuable upon exercise of stock options.

(11)

Consists of 23,609 shares of our common stock issuable upon exercise of stock options and 280,883 shares of our common stock held by Rising Wolf II, LLC. Mr. Burstein disclaims beneficial ownership of the shares held by Rising Wolf II, LLC, except to the extent of his pecuniary interest therein.

(12)

Consists of 22,813 shares of our common stock issuable upon exercise of stock options, 2,344 shares of our common stock held by Bayshore Merchant Services, Inc., 46,875 shares of our common stock held by Integris Funds Ltd. and 100,000 shares of our common stock issuable or issued upon the automatic conversion of our Series C Preferred Stock held by Integris Funds Ltd. Mr. Bujouves is the President and a director of Bayshore Asset Management, Inc., an affiliate of Bayshore Merchant Services, Inc., and the Chief Executive Officer of Integris Funds Ltd. and may be deemed to be the beneficial owner of the shares of our common stock held by Bayshore Merchant Services, Inc. and Integris Funds Ltd. Mr. Bujouves disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(13)

Consists of 1,058,458 shares of our common stock, including 102,201 shares of our common stock issuable or issued upon the automatic conversion of our Series C Preferred Stock, and 361,987 shares of our common stock issuable upon exercise of stock options. Included in the above calculations is one executive officer who is not a named executive officer and is therefore not specifically identified in the above table.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, 60,000 shares of which have been designated Series C Convertible Preferred Stock and 100,000 shares of which have been designated Series D Convertible Preferred Stock. As of October 1, 2007, there were 3,619,102 shares of our common stock, 59,400 shares of our Series C Preferred Stock and 19,706.52 shares of our Series D Preferred Stock issued and outstanding. All of our formerly outstanding shares of Series A Preferred Stock and Series B Preferred Stock were cancelled and retired in accordance with the terms of our Equity Restructuring, and all matters relating to our Series A Preferred Stock and Series B Preferred Stock have been eliminated from our certificate of incorporation. In addition, each issued and outstanding share of our Series C Preferred Stock will automatically convert into 66.67 shares of our common stock, or, in certain cases, one share of our Series D Preferred Stock, upon the consummation of this offering.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, as amended, and the Certificate of Designation for our Series D Preferred Stock, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series D Preferred Stock

Holders of our Series D Preferred Stock are entitled at any time to convert their shares of Series D Preferred Stock into our common stock, subject to a waivable beneficial ownership cap that prevents a holder from converting its shares into common stock if the conversion would result in the holder and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. A holder may at any time waive this 4.99% cap upon 61 days’ notice. Each share of Series D Preferred Stock is initially convertible into 66.67 shares of our common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of our common stock. To the extent that a holder of Series D Preferred Stock falls below, or elects to waive, the 4.99% beneficial ownership limitation, we may, except under limited circumstances, require the conversion of the Series D Preferred Stock into shares of our common stock at the then applicable conversion ratio.

Holders of our Series D Preferred Stock do not have any voting rights, except to the extent required by law. To the extent that any dividends are declared on our common stock, holders of our Series D Preferred Stock will be entitled to receive those dividends on an as-converted basis. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of our Series D Preferred Stock will be entitled to receive a nominal liquidating distribution in an amount equal to $0.001 per share before distributions are made to holders of our common stock. Upon completion of these nominal liquidating distributions, holders of our Series D Preferred Stock will be entitled to receive their pro rata share, on an as-converted to common stock basis, of any assets remaining available for distribution to our stockholders.

Registration Rights Agreement

We entered into a registration rights agreement, dated as of July 25, 2007, with the participants in our Equity Restructuring in which we agreed to register for resale the shares of our common stock issued or issuable upon the completion of the Equity Restructuring, the automatic conversion of our Series C Preferred Stock upon the consummation of this offering and the conversion of our Series D Preferred Stock. We agreed to file a resale registration statement covering these shares by the earlier of 90 days after the closing of the Equity Restructuring and the filing date of the registration statement of which this prospectus forms a part and to use our best efforts to have the resale registration statement declared effective by the earlier of 150 days after the closing of the Equity Restructuring and the effective date of the registration statement of which this prospectus forms a part. We also agreed to use our best efforts to maintain the effectiveness of the resale registration statement until the earlier of the time when all of the registered shares have been sold or may be sold without restriction pursuant to Rule 144(k) under the Securities Act. The registration rights agreement obligates us to pay specified liquidated damages to the participants in the Equity Restructuring to the extent we do not meet these deadlines or maintain the effectiveness of the resale registration statement for the required time period, as well as for certain other events.

We will pay all registration expenses, other than underwriting discounts and commissions, related to the resale registration statement. The registration rights agreement contains customary cross-indemnification provisions pursuant to which we will indemnify the selling stockholders in the event of material misstatements or omissions in the resale registration statement attributable to us, and they will indemnify us for material misstatements or omissions attributable to them.

As part of the registration rights agreement, all of the participants in our Equity Restructuring agreed to be bound by the lock-up provisions described below under “Restrictions on Transfer.”

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Our certificate of incorporation and by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Removal of Directors and Filling Vacancies. Our by-laws provide that directors may be removed by stockholders only for cause, upon the affirmative vote of at least a majority of the voting power of all then outstanding shares of voting stock, voting together as a single class. Any vacancy on our Board of Directors, however occurring, including a vacancy resulting from a removal for cause or from an increase in the size of our Board of Directors, may only be filled by a majority of our directors then in office, even if less than a quorum.

Written Consent of Stockholders. Our by-laws provide that stockholders may act by written consent only if all stockholders entitled to vote sign the written consent. This provision limits the ability of stockholders to take actions other than at a duly called and held stockholder meeting.

Advance Notice Requirements. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. The notice must contain information specified in the by-laws.

Undesignated Preferred Stock. Our certificate of incorporation provides for 15,000,000 authorized shares of preferred stock, of which 14,944,010.68 shares will be available for issuance upon the consummation of this offering. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Trading Information

Our common stock is currently quoted on the Nasdaq Capital Market under the trading symbol “GLOI”.

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, Inc., 17 Battery Place, 8th Floor, New York, New York 10004. We serve as transfer agent for our outstanding shares of preferred stock.

RESTRICTIONS ON TRANSFER

All of our executive officers, directors and a number of our existing stockholders, including all stockholders who participated in the Equity Restructuring, have entered into lock-up agreements under which they have agreed not to offer, sell, contract to sell, pledge (subject to limited exceptions), dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days from the date of this prospectus. Transfers can be made sooner:

•	by gift, or by will or intestacy;

•	to any trust for the direct or indirect benefit of the transferor or his or her immediate family;

•	to any immediate family member or affiliate of the transferor; and

•	under an existing 10b5-1 trading plan.

provided in each case that the recipient of those shares agrees to be bound by the foregoing restrictions for the duration of the 90 days.

We have agreed that we will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock or any securities substantially similar to our common stock until a date that is 90 days after the date of this prospectus. We also have agreed not to grant options to purchase shares of our common stock which would become exercisable, or accelerate the vesting of any previously issued stock option such that it may be exercised, during this 90-day period.

The 90-day lock-up periods described above will be extended if (1) we issue an earnings release or material news or a material event relating to our company occurs during the last 17 days of the lock-up period or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the issuance of the earnings release or the occurrence of the material news or material event.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 1, 2007, we had outstanding an aggregate of 5,160,269 shares of our common stock, assuming automatic conversion of 23,117.2 shares of our Series C Preferred Stock into 1,541,167 shares of our common stock upon the consummation of this offering, of which approximately 3,739,824 shares were held by non-affiliates, assuming no exercises of our outstanding stock options or conversion of our Series D Preferred Stock. A portion of these shares are subject to contractual lock-ups, including the shares held by our executive officers, directors, their affiliates and stockholders whose shares are being registered for resale in the registration statement, of which this prospectus forms a part, including the participants in our Equity Restructuring, or have not been held for at least one year.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal 96,603 shares immediately after this offering and the automatic conversion of our Series C Preferred Stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions.

Stock Compensation and Purchase Plans

As of October 1, 2007, there were a total of 1,392,585 shares of common stock subject to outstanding stock options and stock awards under our 2005 Stock Option Plan, 2006 Stock Option Plan and 2006 Long-Term Incentive Plan. In addition, we have reserved 250,000 shares of our common stock for issuance under our 2006 Employee Stock Purchase Plan. We have filed registration statements on Form S-8 under the Securities Act covering all of the shares of common stock reserved for issuance under these plans. These Form S-8 registration statements became effective immediately upon filing. Subject to the satisfaction of applicable vesting periods and Rule 144 volume limitations applicable to affiliates, the shares of common stock subject to issuance under these plans are available for immediate resale in the public market.

Equity Restructuring and Registration of Shares

Upon the completion of our Equity Restructuring on July 25, 2007, we issued 630,765 shares of our common stock. Upon the consummation of this offering, an additional 1,541,167 shares of our common stock will be issued upon the automatic conversion of our Series C Preferred Stock and, subject to a 4.99% beneficial ownership limitation, an additional 3,732,621 shares of our common stock will be issuable upon conversion of our Series D Preferred Stock. Concurrently with this offering, pursuant to a registration rights agreement entered into with the participants in our Equity Restructuring, the 5,904,556 shares of common stock issued or issuable upon the completion of the Equity Restructuring, the automatic conversion of the Series C Preferred Stock and the conversion of the Series D Preferred Stock are being registered for resale and will therefore be freely tradable without restriction or further registration under the Securities Act upon the expiration of the lock-up agreement described above in “Restrictions on Transfer.”

In addition to the shares of common stock issued or issuable in connection with the Equity Restructuring, concurrently with this offering, an additional 2,075,047 shares of common stock are being registered for resale on behalf of certain selling stockholders and will therefore by freely tradable without restriction or further registration under the Securities Act upon the expiration of the lock-up agreement described above in “Restrictions on Transfer.”

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that purchases shares pursuant to this offer. As used in this discussion, the term non-U.S. holder means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under section 7701(b) of the Code;

•

a corporation or partnership (including any entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia, other than a partnership treated as foreign under U.S. Treasury regulations;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal gift tax consequences, U.S. state or local or non-U.S. tax consequences;

•

specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership or trust that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•

special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, pension plans, hybrid entities, U.S. expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a “capital asset” within the meaning of section 1221 of the Code (generally, property held for investment).

This summary is not intended to be construed as legal advice. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

Unless an exception applies, we will withhold a U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty, from the gross amount of dividends paid on our common stock to a non-U.S. holder. In general, the entire dividend we pay is subject to withholding tax. However, special rules apply if we pay a dividend that is greater than our current or accumulated “earnings and profits” as calculated for U.S. federal income tax purposes. In that case, either:

•	We may elect to withhold only on the portion of the dividend that is out of our earnings and profits. Consequently the remainder of the dividend would not be subject to withholding tax.

•

We may withhold on the entire dividend. In that case, you would be entitled to obtain a refund from the Internal Revenue Service (IRS) for the withholding tax on the portion of the dividend that exceeds our earnings and profits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder in the United States (ECI), generally will be exempt from the withholding tax described above and instead will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In addition to the regular U.S. income tax, a holder that is a foreign corporation will be subject to, branch profits tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty, on the dividend equivalent amount.

In order to claim the benefit of an income tax treaty or claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income, prior to the payment of dividends. These forms must be periodically updated. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and their ability to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, and related certification requirements.

Eligibility for income tax treaty rates are subject to a variety of requirements and restrictions, and you are strongly advised to consult with your tax advisor to determine your eligibility. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, unless an applicable treaty provides otherwise, and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses; or

•

we are or have been a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock; in this case, the non-U.S.

holder may be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. If we are, or were to become, a USRPHC, gain realized upon disposition of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock generally would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code. If we are, or were to become, a USRPHC, and the non-U.S. holder directly or indirectly owned more than 5% of our common stock during the period specified in the preceding sentence (or our common stock was no longer considered to be “regularly traded on an established securities market”), the non-U.S. holder generally would be taxed on its net gain derived from the disposition of our common stock at the regular graduated U.S. federal income tax rates and in such manner as is applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional “branch profits tax” described above may also apply.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

In general, backup withholding at the applicable rate (currently 28%) will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if such non-U.S. holder has provided the required certification as to its foreign status on IRS Form W-8BEN or W-8ECI and neither we nor our paying agent has actual knowledge or reason to know that the payee is a United States person.

The payment of the proceeds of the disposition of our common stock by a non-U.S. holder to or through the U.S. office of any broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies as to its status as a non-U.S. holder under penalties of perjury (e.g. by providing a properly completed and signed IRS Form W-8BEN or W-8ECI and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or otherwise establishes an exemption. The payment of the proceeds of the disposition of our common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of our common stock by or through a non-U.S. office of a broker that is a U.S. person or that has certain enumerated connections with the United States will be reported to the IRS and may, in limited circumstances, be reduced by backup withholding, unless the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying as to its non-U.S. status (i.e. a completed and signed IRS Form W-8BEN or W-8ECI) or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be credited against the holder’s U.S. federal income tax liability, if any, and, if the amounts withheld exceed the holder’s actual U.S. federal income tax liability, a refund may be obtained provided that the required information or appropriate claim for refund is furnished to the IRS in a timely manner.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Canaccord Adams Inc. and Morgan Keegan & Company, Inc. are acting as representatives of the underwriters named below.

Underwriters	Number of Shares
Canaccord Adams Inc.	3,150,000
Morgan Keegan & Company, Inc.	1,350,000

Total	4,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 675,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 675,000 additional shares.

Paid by us	No Exercise	Full Exercise
Per share	$0.315	$0.315
Total	$1,417,500	$1,630,125

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.189 per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

We and our executive officers, directors, their affiliates and significant holders of our common stock have agreed with the underwriters, subject to certain limited exceptions, not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Canaccord Adams Inc. This agreement does not apply to any existing employee stock option plans. See “Restrictions on Transfer” for a discussion of certain transfer restrictions.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period after the issuance of the earnings release of the occurrence of the material news or material event.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the consummation of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Each of the underwriters has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(c) it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $662,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

Goodwin Proctor LLP, Boston, Massachusetts, will pass upon certain legal matters in connection with the offering for the underwriters.

EXPERTS

The consolidated financial statements as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 of GlobalOptions included in this prospectus have been so included in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2006 and 2005 and for the years then ended of Bode included in this prospectus have been so included in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2005 and 2004 and for the years then ended of Safir included in this prospectus have been so included in reliance on the reports of Friedberg, Smith and Co., PC, given on the authority of said firm, as an expert in accounting and auditing.

The financial statements as of December 31, 2005 and 2004 and for the years then ended of Secure Source included in this prospectus have been so included in reliance on the reports of Weaver and Tidwell, L.L.P., given on the authority of said firm, as an expert in accounting and auditing.

G lobalOptions Group, Inc.

F-i

F-ii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

GlobalOptions Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of GlobalOptions Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004, 2005 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2005 and 2006, and the consolidated results of their operations and their cash flows for the years ended December 31, 2004, 2005 and 2006 in conformity with United States generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

New York, New York

March 26, 2007

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$528,602	$21,533,381
Accounts receivable, net of allowance for doubtful accounts of approximately $538,699 and $1,464,000 in 2005 and 2006, respectively	2,232,749	19,918,791
Prepaid expenses and other current assets	37,487	453,611

Total current assets	2,798,838	41,905,783
Property and equipment, net	220,313	798,366
Intangible assets, net	1,233,487	7,630,425
Goodwill	4,324,620	18,577,261
Security deposits and other assets	19,218	314,445

Total assets	$8,596,476	$69,226,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$543,453	$—
Note payable to seller for JLWA acquisition	—	400,000
Notes payable for Safir acquisition	—	280,819
Notes payable for Secure Source acquisition	—	750,000
Note payable for CBR acquisition	904,230	—
Due to former members of JLWA for earnout	—	5,227,985
Due to former stockholder of CBR	595,320	—
Accounts payable	1,000,510	4,148,158
Deferred revenues	—	106,872
Accrued compensation and related benefits	538,097	2,526,512
Other current liabilities	228,428	1,196,881

Total current liabilities	3,810,038	14,637,227
Long term liabilities:
Notes payable for Secure Source acquisition, less current portion	—	500,000
Deferred rent obligations	—	190,008

Total long term liabilities	—	690,008

Total liabilities	3,810,038	15,327,235

Commitments and contingencies
Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value, 14,984,000 and 14,924,000 shares authorized in 2005 and 2006, respectively, no shares issued or outstanding	—	—
Series A convertible preferred stock, voting, $0.001 par value, 16,000 shares authorized, 7,750 and 6,380 shares issued and outstanding in 2005 and 2006, respectively, liquidation preference of $7,750,000 and $6,380,000 in 2005 and 2006, respectively	8	6
Series B convertible preferred stock, voting, $0.001 par value, 60,000 shares authorized, 53,073 shares issued and outstanding, liquidation preference of $53,073,000	—	53
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,811,323 and 2,678,059 shares issued and outstanding in 2005 and 2006, respectively	1,811	2,678
Additional paid-in capital	11,599,819	78,557,545
Accumulated deficit	(6,815,200)	(24,661,237)

Total stockholders’ equity	4,786,438	53,899,045

Total liabilities and stockholders’ equity	$8,596,476	$69,226,280

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements Of Operations

	For the Years Ended December 31,
	2004	2005	2006
Revenues	$5,569,335	$9,028,341	$61,923,822
Cost of revenues	3,515,443	5,074,045	32,243,298

Gross profit	2,053,892	3,954,296	29,680,524

Operating expenses:
Selling and marketing	789,594	540,301	8,635,235
General and administrative	2,635,870	6,937,148	25,354,303
Impairment loss on goodwill and intangibles	—	—	3,144,309

Total operating expenses	3,425,464	7,477,449	37,133,847

Loss from operations	(1,371,572)	(3,523,153)	(7,453,323)

Other income (expense):
Interest income	99	18,229	477,027
Interest expense	(25,520)	(65,049)	(652,639)
Amortization of debt discounts on convertible notes payable	—	—	(7,522,602)
Amortization of deferred financing costs	—	—	(2,694,500)

Other (expense), net	(25,421)	(46,820)	(10,392,714)

Net loss	(1,396,993)	(3,569,973)	(17,846,037)
Deemed dividends to Series A and B convertible preferred stockholders	—	(979,750)	(24,413,362)

Net loss available to common stockholders	$(1,396,993)	$(4,549,723)	$(42,259,399)

Basic and diluted net loss per share	$(1.28)	$(3.03)	$(18.89)

Weighted average number of common shares outstanding—basic and diluted	1,076,647	1,500,139	2,237,168

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2004 and 2005

	Common Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2004	1,027,288	$1,027	—	—	—	—	$2,503,136	$(1,848,234)	655,929
Issuance of common stock for cash	137,868	138	—	—	—	—	749,862	—	750,000
Issuance of common stock for services	1,260	1	—	—	—	—	5,998	—	5,999
Issuance of stock options for services	—	—	—	—	—	—	91,500	—	91,500
Net loss	—	—	—	—	—	—	—	(1,396,993)	(1,396,993)

Balance, December 31, 2004	1,166,416	$1,166	—	—	—	—	$3,350,496	$(3,245,227)	$106,435
Issuance of stock options for services	—	—	—	—	—	—	157,005	—	157,005
Amortization of deferred consulting fees	—	—	—	—	—	—	16,819	—	16,819
Issuance of common stock in connection with exercise of warrants for cash	22,059	22	—	—	—	—	119,978	—	120,000
Issuance of common stock in connection with exercise of cashless warrants	2,572	3	—	—	—	—	(3)	—	—
Issuance of common stock upon conversion of principal and interest of convertible note payable—stockholder	45,236	45	—	—	—	—	267,038	—	267,083
Issuance of common stock for services	25,290	25	—	—	—	—	487,825	—	487,850
Issuances of Series A convertible preferred stock	—	—	7,750	8	—	—	7,749,992	—	7,750,000
Offering costs in connection with private placements of Series A convertible preferred stock	—	—	—	—	—	—	(548,781)	—	(548,781)
Outstanding common stock of GlobalOptions Group, Inc. at date of reverse merger	549,750	550	—	—	—	—	(550)	—	—
Net loss	—	—	—	—	—	—	—	(3,569,973)	(3,569,973)

Balance, December 31, 2005	1,811,323	$1,811	7,750	$8	—	$—	$11,599,819	$(6,815,200)	$4,786,438

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity—(Continued)

For the Year Ended December 31, 2006

	Common Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2006	1,811,323	$1,811	7,750	$8	—	$—	$11,599,819	$(6,815,200)	$4,786,438
Issuance of common stock in connection with the purchase of JLWA	102,459	103	—	—	—	—	1,999,897	—	2,000,000
Issuance of common stock to executive employee for future services	100,000	100	—	—	—	—	(100)	—	—
Issuance of common stock to consultant for future services	75,000	75	—	—	—	—	(75)	—	—
Issuance of common stock as finders fee in connection with the acquisition of Safir	10,883	11	—	—	—	—	174,989	—	175,000
Issuance of common stock to consultant for services	7,317	7	—	—	—	—	117,071	—	117,078
Amortization of deferred consulting fees	—	—	—	—	—	—	735,525	—	735,525
Issuance of Series B convertible preferred stock upon exchange of convertible notes payable and accrued interest	—	—	—	—	53,073	53	46,150,679	—	46,150,732
Issuance of common stock in connection with purchase of Safir	375,000	375	—	—	—	—	5,999,625	—	6,000,000
Issuance of common stock in connection with purchase of Secure Source	26,371	26	—	—	—	—	499,974	—	500,000
Issuance of common stock in connection with purchase of Hyperion Risk	84,081	84	—	—	—	—	1,499,916	—	1,500,000
Amortization of debt discounts on convertible notes payable	—	—	—	—	—	—	7,522,602	—	7,522,602
Amortization of stock options costs	—	—	—	—	—	—	2,257,707	—	2,257,707
Issuance of common stock in connection with the conversion of shares of Series A convertible preferred stock.	85,625	86	(1,370)	(2)	—	—	(84)	—	—
Net loss	—	—		—	—	—	—	(17,846,037)	(17,846,037)

Balance, December 31, 2006	2,678,059	$2,678	6,380	$6	53,073	$53	$78,557,545	$(24,661,237)	$53,899,045

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2004	2005	2006
Cash flows from operating activities:
Net loss	$(1,396,993)	$(3,569,973)	$(17,846,037)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	171,200	254,224	653,623
Depreciation and amortization	53,557	208,057	2,109,544
Deferred rent	—	35,582	136,476
Impairment of goodwill and intangible assets	—	—	3,144,309
Stock based compensation	97,499	661,674	3,110,308
Amortization of debt discounts on convertible notes payable	—	—	7,522,602
Amortization of deferred financing costs	—	—	2,694,500
Changes in operating assets:
Accounts receivable	64,927	(346,433)	(11,050,971)
Prepaid expenses and other current assets	25,777	(43,844)	(12,382)
Security deposits and other assets	—	34,745	(165,215)
Changes in operating liabilities:
Accounts payable	170,097	(167,286)	494,716
Deferred revenues and customer deposits	(146,922)	—	(47,546)
Accrued compensation and related benefits	(14,317)	(2,005)	1,424,959
Due to former stockholder of CBR	—	(201,829)	(441,602)
Due to former members of JLWA for earnout	—	—	5,227,985
Other current liabilities	114,046	(113,522)	728,255

Total adjustments	535,864	319,363	15,529,561

Net cash used in operating activities	(861,129)	(3,250,610)	(2,316,476)

Cash flows from investing activities:
Purchases of property and equipment	—	(29,699)	(286,871)
Purchase of client lists	—	—	(65,000)
Acquisition of CBR, less cash acquired of $26,086	—	(4,362,876)	—
Acquisition of Safir, less cash acquired of $447,115	—	—	(1,693,534)
Acquisition of JLWA	—	—	(6,003,540)
Acquisition of Hyperion Risk, less cash acquired of $79,592	—	—	(2,202,034)

Net cash used in investing activities	—	(4,392,575)	(10,250,979)

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

	For the Years Ended December 31,
	2004	2005	2006
Cash flows from financing activities:
Net proceeds from (repayments of) line of credit	$105,903	$437,550	$(543,453)
Proceeds from issuance of Series A convertible preferred stock	—	7,750,000	—
Proceeds from issuance of common stock	750,000	—	—
Proceeds from issuance of convertible note payable—stockholder	250,000	—	—
Proceeds from convertible notes payable	—	—	45,050,000
Repayment of convertible notes payable	—	—	(8,181,681)
Repayment of notes payable	—	—	(819,132)
Offering costs in connection with private placements of Series A convertible preferred stock	—	(548,781)	—
Deferred financing costs	—	—	(1,933,500)

Net cash provided by financing activities	1,105,903	7,638,769	33,572,234

Net increase (decrease) in cash and cash equivalents	244,774	(4,416)	21,004,779
Cash and cash equivalents—beginning of year	288,244	533,018	528,602

Cash and cash equivalents—end of year	$533,018	$528,602	$21,533,381

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$17,186	$56,299	$100,131

Supplemental disclosures of non-cash investing and financing activities:
Common stock of GlobalOptions Inc. issued upon conversion of Series A convertible preferred stock	$—	$—	$86

Common stock of GlobalOptions, Inc. issued upon conversion of convertible note payable—stockholder and related accrued interest	$—	$267,083	$—

Common stock issued upon the cashless exercise of warrants	$—	$21	$—

Issuance of Series B convertible preferred stock upon exchange of notes payable and accrued interest	$—	$—	$46,150,732

Deferred financing costs incurred through the issuance of convertible notes payable	$—	$—	$761,000

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

	For the Years Ended December 31,
	2004	2005	2006
Supplemental non-cash investing and financing activity—acquisition of CBR:
Assets acquired and liabilities assumed:
Current assets (including cash of $26,086)	$—	$1,573,706	$—
Property and equipment	—	153,802	—
Intangible assets	—	1,192,000	—
Goodwill recognized on purchase business combination	—	4,264,612	—
Security deposits	—	16,032	—
Current liabilities	—	(1,348,627)	—
Due to former stockholder of CBR	—	(643,431)	—

Total purchase price	—	5,208,094	—
Less: Cash acquired	—	(26,086)	—
Less: Cash paid to acquire CBR	—	(4,362,876)	—

Non-cash consideration to seller—note payable to seller	$—	$819,132	$—

Supplemental non-cash investing and financing activity—acquisition of JLWA:
Assets acquired and liabilities assumed:
Current assets	$—	$—	$4,345,154
Property and equipment	—	—	185,235
Intangible assets	—	—	4,930,000
Goodwill recognized on purchase business combination	—	—	883,183
Security deposits and prepaid expenses	—	—	100,475
Accounts payable, accrued expenses and deferred revenues	—	—	(2,040,507)

Total purchase price	—	—	8,403,540
Less: Cash paid to acquire JLWA	—	—	(6,003,540)

Non-cash consideration to seller	$—	$—	$2,400,000

Non-cash consideration, consisted of:
Common stock issued to acquire JLWA	$—	$—	$2,000,000
Note payable issued to seller	—	—	400,000

Total non-cash consideration	$—	$—	$2,400,000

Supplemental non-cash investing and financing activity—acquisition of Safir:
Assets acquired and liabilities assumed:
Current assets (including cash of $447,115)	$—	$—	$2,852,888
Property and equipment	—	—	180,906
Intangible assets	—	—	1,770,000
Goodwill recognized on purchase business combination	—	—	11,534,765
Security deposits and prepaid expenses	—	—	156,525
Accounts payable, accrued expenses and deferred revenues	—	—	(1,179,435)

Total purchase price	—	—	15,315,649
Less: Cash acquired	—	—	(447,115)
Less: Cash paid to acquire Safir	—	—	(1,493,534)
Less: Cash paid as finders fee	—	—	(200,000)

Non-cash consideration to seller	$—	$—	$13,175,000

Non-cash consideration, consisting of:
Common stock issued to acquire Safir	—	—	6,000,000
Common stock issued as finders fee	—	—	175,000
Note payable issued to seller	—	—	7,000,000

Total non-cash consideration	$—	$—	$13,175,000

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

	For the Years Ended December 31,
	2004	2005	2006
Supplemental non-cash investing and financing activity—acquisition of Secure Source:
Assets acquired and liabilities assumed:
Property and equipment	$—	$—	$101,459
Intangible assets	—	—	1,111,000
Goodwill recognized on purchase business combination	—	—	2,107,867
Other assets	—	—	1,795
Accounts payable, accrued expenses and deferred revenues	—	—	(109,621)

Non-cash consideration to seller	$—	$—	$3,212,500

Non-cash consideration, consisting of:
Common stock issued to acquire Secure Source	$—	$—	$500,000
Note payable issued to seller	—	—	2,712,500

Total non-cash consideration	$—	$—	$3,212,500

Supplemental non-cash investing and financing activity—acquisition of Hyperion Risk:
Assets acquired and liabilities assumed:
Current assets (including cash of $79,592)	$—	$—	$878,218
Property and equipment	—	—	60,958
Intangible assets	—	—	687,690
Goodwill recognized on purchase business combination	—	—	2,815,368
Other assets	—	—	14,100
Accounts payable, accrued expenses and deferred revenues	—	—	(674,708)

Total purchase price	$—	$—	$3,781,626
Less: Cash acquired	—	—	(79,592)
Less: Cash paid to acquire Hyperion Risk	—	—	(2,202,034)

Non-cash consideration to seller	$—	$—	$1,500,000

Non-cash consideration, consisting of:
Common stock issued to acquire Hyperion Risk	$—	$—	$1,500,000

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Nature of Operations

GlobalOptions, LLC was formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, with the approval of the members of the LLC, the LLC converted to a corporation under Delaware law with the name GlobalOptions, Inc. (“GlobalOptions”).

On June 24, 2005, GlobalOptions consummated a “reverse merger” transaction, with Creative Solutions with Art, Inc. (“Creative Solutions”), a Nevada corporation, and the newly formed GlobalOptions Acquisition Corp. (“GlobalOptions Acquisition”), a Delaware corporation, a wholly-owned subsidiary of Creative Solutions. GlobalOptions Acquisition merged with and into GlobalOptions with the result that on June 24, 2005, GlobalOptions became the subsidiary of Creative Solutions, a public company.

Following the merger, Creative Solutions changed its name to GlobalOptions Group, Inc. (“GlobalOptions Group” or the “Company”) and began trading on the OTC (over the counter) Bulletin Board. As a result of the reverse merger, GlobalOptions became the wholly-owned subsidiary of the newly renamed GlobalOptions Group, with GlobalOptions’ former stockholders acquiring a majority of the outstanding shares of the Company’s common stock, par value $.001 per share, and GlobalOptions’ officers and directors replaced the officers and directors of Creative Solutions. The reverse merger was consummated under Delaware law and pursuant to an Agreement and Plan of Merger, dated June 24, 2005 (the “Merger Agreement”). For accounting purposes, the reverse merger has been treated as an acquisition of Creative Solutions by GlobalOptions and a recapitalization of GlobalOptions. The historical consolidated financial statements prior to June 24, 2005 are those of GlobalOptions. Pursuant to the reverse merger, GlobalOptions has restated its statements of stockholders’ equity on a recapitalization basis, so that all accounts are now presented as if the reverse merger had occurred at the beginning of the earliest period presented. All references to GlobalOptions Group or the Company refer to GlobalOptions Group, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

The Company is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals throughout the world. The Company delivers these services through four business units: Preparedness Services; Fraud and Special Investigative Unit (SIU) Services; Security Consulting and Investigations; and International Strategies. The Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations units represent the Company’s three financial reporting segments. The results of the International Strategies unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

In this report, the Company has renamed its business segments as follows:

Currently reported as:	Formerly reported as:
Preparedness Services	JLWA-Crisis Management and Corporate Governance
Fraud and SIU Services	CBR-Investigations and Litigation Support
Security Consulting and Investigations	Safir-Risk Management

On August 14, 2005, the Company acquired Confidential Business Resources, Inc. (“CBR”), a privately-held nationwide investigations firm based in Nashville, Tennessee (See Note 4).

On March 10, 2006, the Company acquired James Lee Witt Associates, LLC (“JLWA”), a nationwide crisis and emergency management consulting firm headquartered in Washington, D.C. with three additional offices nationwide (See Note 4).

On May 12, 2006 the Company acquired Safir Rosetti, LLC (“Safir”). Safir is a security consulting, investigative and intelligence firm headquartered in New York City (See Note 4).

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

1. Nature of Operations, continued

On May 12, 2006, the Company acquired substantially all of the business and certain assets of Secure Source, Inc. (“Secure Source”). Secure Source is an international risk consulting firm with offices in Washington, D.C. and Dallas, Texas (See Note 4).

On August 10, 2006, the Company acquired substantially all of the business and assets of Hyperion Risk, Inc. (“Hyperion Risk”). Hyperion Risk is a security consulting, investigative and intelligence firm with its central corporate office located in Orlando, Florida (See Note 4).

Effective on December 8, 2006, as approved by a special meeting of stockholders held on December 5, 2006, the Company became a Delaware corporation. In connection with the chartering of the Company in the state of Delaware, the authorized capital stock was increased to 115,000,000 shares, with 15,000,000 shares authorized as preferred stock, and 100,000,000 shares authorized as common stock.

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of SPZ Oakland Corporation, dba On Line Consulting Services, Inc. (“On Line Consulting”), a full service security and fire alarm consulting and design firm based in Oakland, California (See Note 20).

On February 28, 2007, GlobalOptions Group acquired substantially all of the business and assets of Facticon, Inc. (“Facticon”). Facticon is a surveillance, investigative and business intelligence firm based in Chadds Ford, Pennsylvania (See Note 20).

On February 28, 2007, GlobalOptions Group purchased the common stock of The Bode Technology Group, Inc. (“Bode”). Bode is a leading provider of forensic DNA analysis and proprietary DNA collection tools. Bode is based in Lorton, Virginia (See Note 20).

On March 6, 2007, the Company executed a 1 for 8 reverse stock split and began trading under the symbol GOPG.OB. Accordingly, all share and per share information has been restated within this report.

2. Principles of Consolidation

The consolidated financial statements of the Company include the consolidated financial statements of GlobalOptions Group, Inc. and its wholly owned subsidiary, GlobalOptions, Inc. All material intercompany accounts and transactions are eliminated in consolidation (See Note 20).

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to makes estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Concentrations of Credit Risk

Cash: The Company maintains its cash with primarily two financial institutions, which exceeded the federally insured limit throughout the year. At December 31, 2005, the Company had cash on deposit of approximately $524,000 in excess of federally insured limits. At December 31, 2006, the Company had cash on deposit of approximately $22,086,000 in excess of federally insured limits.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies, continued

Concentrations of Credit Risk, continued

Accounts Receivable: The number of clients that comprise the Company’s client base, along with the different industries and geographic regions, including foreign clients, in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables, although the Company does require retainers, up-front deposits or irrevocable letters-of-credit in certain situations. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations.

Cash Equivalents: The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation and amortization of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Intangible Assets

In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 141 (“SFAS No. 141”), “Business Combinations”, the Company recognizes certain intangible assets acquired in acquisitions, primarily goodwill, trade names, covenants not to compete, and client relationships.

Goodwill and Impairment

The Company accounts for its goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under this standard, the Company is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. The testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit (based on market capitalization, undiscounted cash flows, or other acceptable methods) with its carrying amount; and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its fair value. Goodwill must be written down when impaired. The Company has adopted December 31 as the annual date for preparing its impairment assessment, unless other triggering events occur during the year which might indicate that an impairment has occurred.

Deferred Financing Costs

The costs incurred in connection with issuance of certain notes payable (See Note 9) was capitalized to deferred financing costs and was amortized over the term of the related debt.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies, continued

Investment in Company

The Company maintains a 50% ownership interest in a risk management company operating in Europe and accounts for its investment using the equity method. In accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), the Company has evaluated its relationship with this entity which is related to the Company by virtue of common ownership and has determined that it is not a variable interest entity and therefore will not be consolidating this entity with the Company’s consolidated financial statements.

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. For certain foreign accounts, revenues are recognized and the related expenses are recorded only after the receipt in cash of the revenue amounts. The Company incurs no obligations to third parties for expenses related to these certain foreign accounts until such time that invoiced revenues are received in cash. Revenues received in advance of when earned are credited to the deferred revenues account.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2004, 2005 and 2006 was approximately $79,000, $26,000 and $62,000, respectively.

Income Taxes

The Company accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. The Company establishes a valuation allowance for deferred tax assets. The Company was not required to provide for a provision for income taxes for the years ended December 31, 2004, 2005 and 2006, respectively, as a result of losses incurred during the years.

Deferred tax assets pertaining to windfall tax benefits on exercise of non-qualified stock options and the corresponding credit to additional paid-in capital are recorded if the related tax amount either reduces income taxes payable or results in an income tax refund. The Company has elected the “with and without approach” regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce income taxes payable or resulted in an income tax refund in the current year. Under this approach, the windfall tax benefits would be recognized in additional paid-in capital only if an incremental income tax benefit is realized after considering all other income tax benefits presently available to the Company.

Stock-Based Compensation

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123R “Share-Based Payment” (“SFAS 123R”) and the Emerging Issues Task Force (“EITF”) Issue

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies, continued

Stock-Based Compensation, continued

No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” (“EITF 96-18”) which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed. Stock-based compensation for non-employees is accounted for under EITF 96-18 and is reflected within general and administrative expenses.

The Company accounts for stock-based compensation for employees in accordance with the provisions of SFAS 123R “Share Based Payment” (“SFAS 123R”).

The Company recognizes compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable.

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding during the years presented. Common stock equivalents, consisting of stock options, warrants and Series A and B convertible preferred stock, as further discussed in the notes to the consolidated financial statements, were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The total common shares issuable upon the exercise of stock options, warrants, and the Series A and B convertible preferred stock as of December 31, 2004, 2005, and 2006 was 393,050, 1,552,653, and 7,611,163, respectively.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155—Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156—Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its consolidated financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact that the adoption of SFAS No. 157 will have on its consolidated financial position results of operations and financial condition.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. Adoption of SAB 108 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006, and is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standard 159 “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company is currently evaluating the expected effect of SFAS 159 on its consolidated financial statements and is currently not yet in a position to determine such effects.

Reclassifications

During the year ended December 31, 2006, the Company reclassified certain components of the stockholders’ equity section to reflect the elimination of deferred compensation arising from unvested share-based compensation pursuant to the requirements of Staff Accounting Bulletin No. 107, regarding Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” This deferred compensation was previously recorded as an increase to additional paid-in capital with a corresponding reduction to stockholders’ equity for such deferred compensation. This reclassification has no effect on net loss available to common stockholders or total stockholders’ equity as previously reported. The Company will record an increase to additional paid-in capital as the share-based payments vest.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions

Acquisition of CBR

On August 14, 2005, GlobalOptions purchased substantially all of the assets and business activities of CBR. The aggregate purchase price paid for CBR’s assets and business was approximately $5,208,000.

The aggregate purchase price of approximately $5,208,000 was subject to certain adjustments through August 13, 2006 to the opening balance working capital, as such purchase price adjustments were defined in the agreement. The aggregate purchase price of $5,208,000 consisted of cash in the amount of $4,246,000 (net of cash acquired of $26,000), a broker fee of approximately $143,000 and a note payable to the seller in the amount of $819,000 paid August 14, 2006. The note payable to the seller was non-interest bearing and was unsecured.

The assets and liabilities of CBR were recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of CBR on August 14, 2005, the Company acquired identifiable intangible assets of approximately $1,192,000. Of the identifiable intangibles acquired, $80,000 has been assigned to trade names, $52,000 to developed technology, $550,000 to client relationships, and $510,000 to non-compete agreements. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period in years
Trade names	5 years
Developed technology	3 years
Non-compete agreements	3 years
Client relationships	5 years

The following details the allocation of the purchase price for the acquisition of CBR:

Fair Value
Cash	$26,086
Accounts receivable	1,527,071
Prepaid expenses	20,549
Property and equipment	153,802
Security deposits	16,032
Intangible asset—trade names	80,000
Intangible asset—developed technology	52,000
Intangible asset—non-compete agreements	510,000
Intangible asset—client relationships	550,000
Accounts payable	(900,175)
Accrued compensation and related benefits	(413,457)
Due to former stockholder of CBR	(643,431)
Other current liabilities	(34,995)

Net fair values assigned to assets acquired and liabilities assumed	968,572
Goodwill	4,264,612

Total	$5,208,094

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions, continued

Acquisition of CBR, continued

The following represents a summary of the purchase price consideration:

Cash (net of $26,086 cash acquired)	$4,246,092
Broker fee incurred—included as part of purchase price	142,870
Note payable	819,132

Total Purchase Price Consideration	$5,208,094

The results of operations for CBR for the period from August 15, 2005 to December 31, 2005 and for the year ended December 31, 2006 are reflected in the Company’s consolidated results for the years ended December 31, 2005 and December 31, 2006, respectively, in the accompanying consolidated statements of operations.

Acquisition of JLWA

The acquisition of JLWA was made pursuant to a certain Asset Purchase Agreement (the “JLWA Agreement”) dated January 13, 2006, as amended, between GlobalOptions Group and JLWA. The aggregate purchase price paid for JLWA’s assets and business was $8,404,000, after finalization and payment of a purchase price adjustment of $546,000 on June 8, 2006. The aggregate purchase price consisted of a cash payment at closing of $3,600,000, a cash payment of $1,857,000 to pay off JLWA’s line of credit balance and related accrued interest, the issuance of 102,459 shares of common stock of GlobalOptions Group, valued at $2,000,000, a 4.6% note payable to the former owners of JLWA of $400,000 that was paid on March 9, 2007, and a non-interest bearing working capital purchase price adjustment obligation of $546,000 that was paid on June 8, 2006.

The assets and liabilities of JLWA have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of JLWA on March 10, 2006, the Company acquired identifiable intangible assets of approximately $4,930,000. Of the identifiable intangibles acquired, $1,870,000 has been assigned to trade names and $3,060,000 to client relationships. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period
Trade names	10 years
Client relationships	3 years

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions, continued

Acquisition of JLWA, continued

The following details the allocation of the final purchase price for the acquisition of JLWA, after the aforementioned purchase price adjustment recorded on June 9, 2006:

Fair Value
Accounts receivable	$4,345,154
Prepaid expenses	35,154
Property and equipment	185,235
Security deposits	65,321
Intangible asset—trade names	1,870,000
Intangible asset—client relationships	3,060,000
Accounts payable	(1,830,599)
Deferred revenues	(116,917)
Accrued expenses	(92,991)

Net fair values assigned to assets acquired and liabilities assumed	7,520,357
Goodwill	883,183

Total	$8,403,540

The following presents a summary of the purchase price consideration for the purchase of JLWA:

Cash	$5,457,296
Note payable	400,000
Working capital purchase price adjustment, in cash	546,244
Value of common stock issued	2,000,000

Total Purchase Price Consideration	$8,403,540

The note payable of $400,000 that was paid on March 9, 2007 bore interest at a rate of 4.6% per annum and was subordinated to the Company’s line of credit (See Note 8). On June 8, 2006, in connection with the finalization of the working capital adjustment for the purchase of JLWA, the Company recorded an adjustment of approximately $1,779,000, primarily related to uncollected accounts receivable, to reduce the total purchase price to approximately $8,404,000 and paid the final adjusted obligation payable of $546,244. In addition, the agreement provides for JLWA to obtain up to an additional $15,400,000 in earnout payments upon the attainment of certain revenue goals subsequent to the closing of the transaction and the continued employment of James Lee Witt, the former President and Chief Executive Officer of JLWA. At December 31, 2006, the amount due to the former members of JLWA for the Earnout liability due under the agreement was approximately $5,228,000 and has been recorded in selling and marketing expenses in the accompanying consolidated statement of operations (See Note 10).

The results of operations for JLWA for the period from March 10, 2006 to December 31, 2006 are reflected in the Company’s consolidated results for the year ended December 31, 2006 in the accompanying consolidated statement of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions, continued

Acquisition of Safir

On May 12, 2006, GlobalOptions acquired substantially all of the business and assets of Safir. Safir is a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide.

The acquisition was made pursuant to a certain Asset Purchase Agreement (the “Safir Agreement”) dated January 27, 2006, as amended on May 12, 2006. The aggregate purchase price paid for Safir’s assets and business was approximately $15,300,000, consisting of $6,000,000 in 8% convertible promissory notes paid on June 29, 2006, $1,000,000 in 4% promissory notes of the Company (“4% Escrow Promissory Note”), due May 12, 2007, $6,000,000 in the common stock of GlobalOptions Group, consisting of 375,000 shares at $16.00 per share, payments to retire certain indebtedness of $1,940,649 of Safir previously advanced and a finder’s fee of $375,000 (consisting of $200,000 in cash and 10,883 shares of common stock) paid to the QuanStar Group, LLC, a related party. The Company shall prepay the obligation under the 4% Escrow Promissory Note in the amount of 1/3 of the collected amount of the purchased accounts receivable. The prepayments under the 4% Escrow Promissory Note were made on July 20, 2006, September 21, 2006, November 14, 2006, February 7, 2007 and March 12, 2007 in the amounts of $442,000, $164,000, $114,000, $50,000 and $40,000, respectively.

The $6,000,000 8% convertible promissory note contained a feature that allowed, upon the election of the conversion option by the holder, for the holder to receive a premium of 10% of the note, just prior to conversion of the note into common stock. The Company recorded an adjustment of $600,000 for the value of this beneficial conversion premium feature as a conversion option liability in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) as the number of shares of common stock required to repay the note were not fixed and determinable. The debt discount was amortized to expense over the term of the note. As of June 29, 2006, the Company had recorded $367,500 of amortization of the debt discount. On June 29, 2006, the Company repaid this debt in full. Upon extinguishment, the Company reclassified the conversion option liability to additional paid-in capital and the unamortized debt discount of $232,500 was adjusted to loss on extinguishment of debt and classified as amortization of debt discount on convertible notes payable on the accompanying consolidated statement of operations for the year ended December 31, 2006.

The assets and liabilities of Safir have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Safir on May 12, 2006, the Company acquired identifiable intangible assets of approximately $1,770,000, consisting of a trade name for $420,000, $70,000 for the value of non-servicing agreements and $1,280,000 for the value of client relationships. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period
Trade names	10 years
Non-compete agreements	3 years
Client relationships	3 years

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions, continued

Acquisition of Safir, continued

The following details the allocation of the purchase price for the acquisition of Safir:

Fair Value
Cash	$447,115
Accounts receivable	2,405,773
Prepaid expenses	107,729
Property and equipment	180,906
Intangible assets—trade name	420,000
Intangible assets—non-compete-agreements	70,000
Intangible assets—client relationships	1,280,000
Security deposits and other assets	48,796
Accounts payable	(487,383)
Accrued compensation and related benefits	(393,773)
Accrued expenses	(298,279)

Net fair values assigned to assets acquired and liabilities assumed	3,780,884
Goodwill	11,534,765

Total	$15,315,649

The following presents a summary of the purchase price consideration for the purchase of Safir:

Cash (net of cash acquired of $447,115)	$1,940,649
Notes payable	7,000,000
Value of common stock issued	6,000,000
Finders fee paid in cash	200,000
Finders fee paid in value of common stock issued	175,000

Total Purchase Price Consideration	$15,315,649

The results of operations for Safir for the period from May 12, 2006 to December 31, 2006 are reflected in the Company’s consolidated results for the year ended December 31, 2006 in the accompanying consolidated statement of operations.

Acquisition of Secure Source

On May 12, 2006, the Company acquired substantially all of the business and certain assets of Secure Source.

The acquisition was made pursuant to a certain Asset Purchase Agreement dated May 12, 2006 (the "Secure Source Agreement"), between the Company, Secure Source, Marian E. Nicastro and David W. Nicastro. The aggregate purchase price paid for Secure Source’s assets and business of $3,212,500 consisted of $1,462,500 in 3% promissory notes, paid on June 29, 2006, $750,000 in 5% promissory notes, originally due on May 12, 2007, extended to May 31, 2007 and paid on May 30, 2007, $250,000 in 5% promissory notes, due May 12, 2008, $250,000 in 5% promissory notes, due May 12, 2009, and 26,371 shares of common stock valued for the purposes of the acquisition at $18.96 per share.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions, continued

Acquisition of Secure Source, continued

The assets and liabilities of Secure Source have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Secure Source on May 12, 2006, the Company acquired identifiable intangible assets of approximately $1,111,000, consisting of a trade name of $60,000, client relationships of $250,000 and the value of a non-compete agreement of $801,000. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period
Trade names	10 years
Non-compete agreements	3 years
Client relationships	3 years

The following details the allocation of the purchase price for the acquisition of Secure Source:

Fair Value
Property and equipment	$101,459
Other assets	1,795
Intangible asset—trade names	60,000
Intangible asset—non-compete agreement	801,000
Intangible asset—client relationships	250,000
Capital leases	(72,121)
Client advances	(37,500)

Net fair values assigned to assets acquired and liabilities assumed	1,104,633
Goodwill	2,107,867

Total	$3,212,500

The following presents a summary of the purchase price consideration for the purchase of Secure Source:

Notes payable	$2,712,500
Value of common stock issued	500,000

Total Purchase Price Consideration	$3,212,500

The results of operations for Secure Source for the period from May 12, 2006 to December 31, 2006 are reflected in the Company’s consolidated results for the year ended December 31, 2006 in the accompanying consolidated statement of operations.

Acquisition of Hyperion Risk

On August 10, 2006, the Company acquired substantially all of the business and assets of Hyperion Risk.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions, continued

Acquisition of Hyperion Risk, continued

The acquisition was made pursuant to a certain Asset Purchase Agreement dated August 10, 2006 (the “Hyperion Risk Agreement”), between the Company and Hyperion Risk. The aggregate purchase price paid was $3,782,000, which consisted of $2,282,000 in cash, of which $260,000 was used for the payment by the Company of Hyperion Risk's credit line balance, and $1,500,000 consisting of 84,081 shares of the common stock of the Company, valued at $17.84 per share.

The assets and liabilities of Hyperion Risk have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Hyperion Risk on August 10, 2006, the Company acquired identifiable intangible assets of $687,690, consisting of a trade name of $60,000, developed technology of $277,690, client relationships of $240,000 and the value of a non-compete agreement of $110,000. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period
Trade names	5 years
Developed technology	2.5 years
Client relationships	5 years
Non-compete agreements	3 years

The following details the allocation of the purchase price for the acquisition of Hyperion Risk:

Fair Value
Current assets (including cash of $79,592)	$878,218
Property and equipment	60,958
Security deposits and other assets	14,100
Intangible asset—non-compete agreement	110,000
Intangible asset—trade names	60,000
Intangible asset—developed technology	277,690
Intangible asset—client relationships	240,000
Accounts payable	(334,950)
Accrued payroll and related benefits	(77,858)
Other current liabilities	(220,121)
Deferred rent obligations	(41,779)

Net fair values assigned to assets acquired and liabilities assumed	966,258
Goodwill	2,815,368

Total	$3,781,626

The following presents a summary of the purchase price consideration for the purchase of Hyperion Risk:

Cash	$2,281,626
Value of common stock issued	1,500,000

Total Purchase Price Consideration	$3,781,626

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

4. Acquisitions, continued

Acquisition of Hyperion Risk, continued

The results of operations for Hyperion Risk for the period from August 10, 2006 to December 31, 2006 are reflected in the Company’s consolidated results for the year ended December 31, 2006 in the accompanying consolidated statement of operations.

Unaudited Pro-Forma Financial Information

The following presents the unaudited pro-forma combined results of operations of the Company with CBR, JLWA, Safir, Secure Source and Hyperion Risk added in for the periods preceding the acquisition of their respective net assets. The respective acquisition dates are August 14, 2005 for CBR, March 10, 2006 for JLWA, May 12, 2006 for both Safir and Secure Source and August 10, 2006 for Hyperion Risk.

	For the Years Ended December 31,
	2004	2005	2006
Revenues	$38,086,481	$49,911,935	$76,999,647

Net loss available to common stockholders	$(4,124,565)	$(3,390,193)	$(40,083,753)

Pro-forma basic and diluted net loss per common share	$(2.46)	$(1.99)	$(16.33)

Pro-forma weighted average common shares outstanding—basic and diluted	1,675,496	1,702,086	2,455,145

The pro forma combined results are not necessarily indicative of the results that actually would have occurred if the acquisitions of CBR, JLWA, Safir, Secure Source and Hyperion Risk had been completed as of the beginning of 2004, 2005 or 2006, nor are they necessarily indicative of future consolidated results.

5. Intangible Assets and Goodwill

Intangible assets consist of amounts related to the acquisitions of CBR, JLWA, Safir, Secure Source and Hyperion Risk. Intangible assets at December 31, 2005 and 2006 consisted of the following:

	At December 31,
	2005		2006
	Amount	Weighted Average Amortization Period	Amount	Weighted Average Amortization Period
Trade names	$80,000	5.0	$2,490,000	9.0
Developed technology	52,000	3.0	329,690	2.5
Non-compete agreements	510,000	3.0	1,440,224	3.0
Client relationships	728,808	5.0	5,380,000	3.7

	1,370,808		9,639,914
Less: accumulated amortization	(137,321)		(2,009,489)

Intangible assets, net	$1,233,487		$7,630,425

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

5. Intangible Assets and Goodwill, continued

The estimated amortization of amortizable intangible assets for the five years ending December 31, 2011 is as follows:

For the Years Ending December 31,	Total	Trade Names	Developed Technology	Non-Compete Agreements	Client Relationships
2007	$2,466,283	$305,000	$131,876	$483,448	$1,545,958
2008	2,291,375	305,000	125,575	418,951	1,441,849
2009	1,070,138	305,000	—	150,468	614,671
2010	636,633	298,907	—	—	337,726
2011	352,452	230,677	—	—	121,775

Totals	$6,816,881	$1,444,584	$257,451	$1,052,867	$4,061,979

During the years ended December 31, 2004, 2005 and 2006, the Company recorded amortization expense related to the acquired amortizable intangibles of $0, $137,321 and $1,872,169, respectively. For the year ended December 31, 2006, the Company recorded a charge to impairment expense of $115,878 for the impairment of the value of a non-compete agreement.

Goodwill Impairment

At December 31, 2006, the Company engaged an outside valuation specialist to assist the Company with the evaluation of its goodwill. The Company performed its annual impairment tests of goodwill for three of its reporting segments: Fraud and SIU Services, Security Consulting and Investigations, and Preparedness Services, as required under SFAS 142. As a result of these tests, the Company determined that the amount of goodwill recorded in connection with two of the three reporting segments was impaired or not fully recoverable, as the current performance and future expectations do not support the carrying value of goodwill for these reporting segments. The impairment affects Fraud and SIU Services and Security Consulting and Investigations. As a result, the Company recorded a $3,028,533 impairment charge during the year ended December 31, 2006 of which $1,134,765 is for the Fraud and SIU Services segment and $1,893,768 is for the Security Consulting and Investigations segment.

A summary of goodwill is shown below for the years ended December 31, 2005 and 2006:

	Fraud and SIU Services	Preparedness Services	Security Consulting and Investigations	Consolidated
Balance as of January 1, 2005	$—	$—	$—	$—
Acquisition of CBR	4,324,620	—	—	4,324,620

Balance as of January 1, 2006	4,324,620	—	—	4,324,620
Acquisition of JLWA	—	883,183	—	883,183
Acquisition of Safir	—	—	11,534,765	11,534,765
Acquisition of Secure Source	—	—	2,107,867	2,107,867
Acquisition of Hyperion Risk	2,815,367	—	—	2,815,367
Purchase price adjustments	(60,008)	—	—	(60,008)
Impairment charge	(1,134,765)	—	(1,893,768)	(3,028,533)

Balance as of December 31, 2006	$5,945,214	$883,183	$11,748,864	$18,577,261

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

6. Property and Equipment

At December 31, 2005 and 2006, property and equipment is comprised of the following:

	2005	2006
Computer and equipment	$306,625	$741,335
Furniture and fixtures	120,544	261,160
Vehicles	0	162,029
Leasehold improvements	136,244	217,769

	563,413	1,382,293
Less: accumulated depreciation and amortization	(343,100)	(583,927)

Property and equipment, net	$220,313	$798,366

Depreciation and amortization of property and equipment for the years ended December 31, 2004, 2005 and 2006 was $0, $70,737 and $237,375, respectively. Included in property and equipment are vehicles held under capital leases with a net book value of $43,650 at December 31, 2006.

7. Accrued Compensation and Related Benefits

At December 31, 2005 and 2006, accrued compensation and related benefits is comprised of the following:

	2005	2006
Accrued bonuses	$10,000	$1,769,852
Accrued payroll and commissions	459,991	458,060
Accrued employee benefits	68,106	298,600

Total accrued compensation and related benefits	$538,097	$2,526,512

8. Line of Credit

During November 2003, GlobalOptions signed a $1,000,000 line of credit with a financial institution with an interest rate of prime plus 1.25%, secured by accounts receivable and subject to monthly covenants.

In conjunction with the establishment of this line of credit, the financial institution was granted warrants to purchase 3,676 shares of the Company’s common stock at $4.80 per share. The value of these warrants, computed using the Black-Scholes option pricing model, was de-minimus. These warrants were exercised on June 24, 2005 on a cashless basis for 2,572 shares of the Company’s common stock.

On May 4, 2005, this line of credit agreement was amended to increase the facility amount to $1,875,000. This line of credit was renewed on February 3, 2006 with an expiration date of February 3, 2007. During March 2006, the Company entered into an agreement to guarantee the obligations of GlobalOptions under this line of credit. Effective on October 12, 2006, the line of credit was amended to increase the facility amount to $5,000,000 and to extend the expiration date to October 11, 2007. The balance outstanding under the line of credit was $543,453 at December 31, 2005 and the remaining amount available was $1,331,547 as of that date. There was no balance outstanding under the line of credit at December 31, 2006.

9. Notes Payable

On March 10, 2006, the Company closed the private placement of an aggregate of $12,500,000 in principal amount of 8% promissory notes due on June 30, 2006. Pursuant to the promissory notes, as amended, upon the consummation of a qualified follow-on financing, holders were required by August 31, 2006 to exchange these

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

9. Notes Payable, continued

promissory notes for units consisting of shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase common stock equal to 115% of the principal amount of the notes being exchanged, plus accrued and unpaid interest, subject to the terms of the agreement. Under the promissory note agreements, the Company could extend the maturity for two successive monthly periods. In connection with raising these funds, the Company incurred a total fee of approximately $416,000 to Burnham Hill Partners (“BHP”) (See Note 13) and others, $306,000 of which was paid in cash and $110,000 of which the Company issued additional 8% promissory notes. The holders of these promissory notes subordinated their interest to the Company’s obligations to the bank under the line of credit facility (See Note 8).

On May 12, 2006, the Company closed an additional $2,000,000 in principal amount of its 8% promissory notes which were due on June 30, 2006. The terms of these notes required the holder to make the election to exchange the notes for units consisting of shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase common stock, subject to the terms of the agreement. In connection therewith, the Company incurred an obligation to BHP for financing costs aggregating $140,000, of which $100,000 was paid in cash. The remaining $40,000 was paid in additional promissory notes.

On June 28, 2006, the Company closed an additional $30,550,000 in principal amount of its 8% promissory notes which were due on June 30, 2006. These promissory notes were exchangeable by their terms at a 115% conversion premium into units consisting of shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase common stock. In connection therewith, the Company incurred an obligation to BHP for financing costs aggregating $2,138,500, of which $1,527,500 was paid in cash. The remaining $611,000 was paid in additional promissory notes.

On June 29, 2006, the notes issued on March 10, 2006, May 12, 2006 and June 28, 2006, with an aggregate principal amount of $45,811,000 and aggregate accrued interest of $339,731, were exchanged for 53,073 units consisting of shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase common stock (See Note 14—Stockholders’ Equity, Series B Convertible Preferred Stock).

In accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”), the notes issued on June 28, 2006 are considered to have a conversion premium feature as the premium is equal to 115% of the principal amount of the notes. The Company recorded a debt discount of $6,922,602 relating to the conversion premium. As per above, on June 29, 2006 these notes were exchanged for units consisting of shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase common stock. The exchange of these notes caused the debt discount to be fully amortized.

The Company incurred deferred financing costs in conjunction with the promissory notes payable issued on March 10, 2006, May 12, 2006 and June 28, 2006. Total cash fees associated with these note issuances were $1,933,500. In addition, $761,000 was paid in additional promissory notes. The aggregate of $2,694,500 of deferred financing costs was amortized through June 29, 2006, the date the notes were exchanged for units consisting of shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase common stock. (See Note 14).

10. Due to Former Members of JLWA for Earnout

In connection with the purchase of JLWA, the JLWA Agreement provides for JLWA to obtain up to an additional $15,400,000 in earnout payments upon the attainment of certain revenue goals subsequent to the closing of the transaction and the continued employment of James Lee Witt.

As set forth in the JLWA Agreement, the Company has agreed to pay the former members of JLWA (the “Sellers”) an earnout (the “Earnout”), based upon the achievement of certain revenue goals subsequent to March 10, 2006 (the “Closing Date”).

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

10. Due to Former Members of JLWA for Earnout, continued

For the twelve (12) month periods ending on the first, second, third and fourth anniversaries of the Closing Date, the Sellers shall be paid such Earnout based upon the achievement of certain revenues, as set forth below. The total amount of the Earnout shall be limited to a cumulative amount of $15,400,000.

The Earnout shall be paid to the Sellers within sixty (60) days of the dates of the respective anniversaries of the Closing Date as described below:

•	the first $4,000,000 of the Earnout shall be paid in cash; and

•

the remainder of the Earnout shall be paid 50% in cash and 50% in shares of common stock of the Company (which number of shares shall be calculated by dividing the total amount of the Earnout payable in shares of common stock by the closing price of the Company’s common stock on the last day of each of the respective Earnout periods).

The Earnout is payable based upon revenue generated by the Preparedness Services segment of the Company, so long as such revenue generates a gross margin of at least 50%, and may include revenues generated by certain acquisitions of the Preparedness Services segment of the Company, as provided in the JLWA Agreement. Revenues of the Preparedness Services segment whereupon the gross margin falls below 50% are not eligible for the Earnout.

The Earnout is computed by the application of the percentages to the Preparedness Services segment’s earned revenues according to the table below:

Related Revenue Earnout Periods	Percentage Applied to Preparedness Services Segment’s Earned Revenues
March 10, 2006—March 9, 2007
Up to $6,000,000	0%
Between $6,000,000 and $16,000,000	40%
Greater than $16,000,000	10%

March 10, 2007—March 9, 2008
Up to $7,000,000	0%
Greater than $7,000,000	10%

March 10, 2008—March 9, 2009
Up to $8,000,000	0%
Greater than $8,000,000	10%

March 10, 2009—March 9, 2010
Up to $9,000,000	0%
Greater than $9,000,000	10%

At December 31, 2006, the amount due to the former members of JLWA for the Earnout liability due under the JLWA Agreement was approximately $5,228,000 and has been charged to expense and included in selling and marketing expenses in the accompanying consolidated statement of operations for the year then ended.

11. Income Taxes

The Company’s deferred tax asset of approximately $2,618,000 and $5,860,000 at December 31, 2005 and 2006 respectively, is subject to a 100% valuation allowance because it is more likely than not that the deferred tax asset will not be realized. The valuation allowances related to the Company’s deferred tax asset increased by approximately $602,000, $1,427,000 and $3,241,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

11. Income Taxes, continued

Significant components of the Company’s deferred tax assets at December 31, 2005 and 2006 is as follows:

	2005	2006
Deferred tax assets:
Net operating loss carryforwards	$2,118,168	$2,005,120
Stock-based compensation	151,730	1,339,822
Allowance for doubtful accounts	215,480	783,045
Property and equipment	47,756	20,692
Intangible assets	41,220	642,113
Goodwill	—	855,629
Non-deductible accruals	87,251	213,328

Total deferred tax assets	2,661,605	5,859,749
Deferred tax liability:
Goodwill	(43,246)	—

Subtotal	2,618,359	5,859,759
Less: valuation allowance	(2,618,359)	(5,859,749)

Deferred tax assets, net	$—	$—

As of December 31, 2006, the Company had available approximately $5,020,000 of federal and state net operating losses (“NOL”) available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in years 2022 through 2026. The Company’s ability to use approximately $3,353,000 of its NOL carryforwards generated prior to June 24, 2005, the date of the reverse merger (see Note 1) is subject to an annual limitation of approximately $907,000 in future years pursuant to Section 382 of the Internal Revenue Code (“IRC”). In addition, the Company’s ability to use its NOL carryforwards generated after the date of the reverse merger and after the issuance of equity securities in June 2006, may be subject to an annual limitation in future years pursuant to section 382 of the IRC.

As a result of the valuation allowance, no income tax benefit has been recorded at December 31, 2005 and 2006 related to the Company’s operating losses for book purposes. The provision for income taxes using the statutory federal tax rate as compared to the Company’s effective tax rate is summarized as follows:

	December 31,
	2004	2005	2006
Tax benefit at federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes	(6.0)	(6.0)	(6.0)
Permanent differences	—	—	24.2
Utilization of operating loss carryforward	—	—	(1.3)
Other	—	—	(1.0)
Increase in valuation allowance	40.0%	40.0%	18.1%

Effective income tax rate	—%	—%	—%

12. Convertible Notes Payable—Stockholder

During August 2004, the Company received $250,000 in the form of a four year convertible note to QuanStar I, LLC (“QuanStar”), an existing stockholder. This convertible note bore interest at a rate of 10% per annum, with interest payable quarterly commencing October 1, 2004. The principal amount was due upon maturity in August 2009. On June 24, 2005, at the option of QuanStar, the $250,000 convertible note and accrued interest of $17,083 was converted into 45,236 shares of common stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

13. Commitments and Contingencies

Employment Agreements

On January 29, 2004, GlobalOptions entered into an employment agreement with Harvey W. Schiller, Ph.D., its Chairman of the Board and Chief Executive Officer. This agreement provided for base compensation of $200,000 per annum. The agreement provided for a sign-on grant of an option to purchase 55,147 shares of common stock for which there is a 3 year vesting period and a one year bonus consisting of a grant of an option to purchase 55,147 shares of common stock that also vests over a 3 year period. For both stock option grants the exercise price is $4.80 per share.

Dr. Schiller’s employment agreement was assigned to the Company effective as of June 27, 2005. With the consummation of the reverse merger, the Company agreed to assume all of GlobalOptions’ rights and responsibilities under the employment agreement. Pursuant to the assignment, the following modifications, among others, were made to the employment agreement: (i) Dr. Schiller’s salary was increased to the annual rate of $300,000 retroactive to January 1, 2005, (ii) all 147,831 of Dr. Schiller’s stock options in GlobalOptions were confirmed to vest immediately upon the consummation of the reverse merger, (iii) Dr. Schiller agreed to forego receiving any 2005 annual bonus that he is entitled to under the employment agreement, and (iv) the Company and Dr. Schiller agree to negotiate in good faith bonus arrangements after December 31, 2005.

On December 19, 2006, the agreement was amended to extend the term through January 31, 2010. The agreement is subject to automatic one-year extensions, unless either party provides 60 days notice to the other party of its intention not to renew the agreement. The amendment provides for an annual base salary of $375,000, $400,000 and $425,000 starting January 1 of 2007, 2008, and 2009 respectively, as well as an annual performance bonus payable 50% in cash and 50% in restricted common stock which will vest upon the achievement of goals agreed upon mutually between Dr. Schiller and the Compensation Committee. In connection with the extension of the term of this employment agreement, Dr. Schiller was awarded a one-time grant of 100,000 shares of restricted common stock. The 100,000 shares of restricted stock has been provided as a pool of eligible restricted common stock shares that will be earned (or vested) by Dr. Schiller pursuant solely to the achievement of the performance goals agreed upon between Dr. Schiller and the Compensation Committee. In the event of death or disability, Dr. Schiller (or his estate) will be entitled to salary and pro rata bonus until termination, and 90 days from termination to exercise vested options; unvested options will be forfeited. If terminated for cause, Dr. Schiller will forfeit all unexercised options. In the event Dr. Schiller terminates for good reason or the employment agreement is terminated without cause, 50% of his unvested stock options will vest and all vested options will remain exercisable for a period of 90 days from termination. The employment agreement contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions. In the event of a change of control of the Company, the employment agreement provides for the vesting of all unvested options.

Mr. Ondeck, President of the International Strategies unit of the Company, entered into a five year employment agreement in January 2002. On October 17, 2006, this agreement was amended to extend the term through January 2010. Mr. Ondeck received a one-time payment of $50,000 upon execution of his amended agreement. The agreement is subject to automatic one year extensions unless either party provides 60 days notice to the other party of its intention not to renew the agreement. The amended agreement provides for an annual base salary of $300,000 and an annual bonus of up to one hundred percent of base salary. The bonus amount is based upon the achievement of mutually agreed upon goals established by the Compensation Committee. Salary increases will be determined by the Compensation Committee and will be based upon the Company’s performance, as well as Mr. Ondeck’s contribution to that performance. Pursuant to the employment agreement, GlobalOptions maintains a “key-man” life insurance policy on the life of Mr. Ondeck, with a face amount of $500,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

13. Commitments and Contingencies, continued

Employment Agreements, continued

disability of Mr. Ondeck, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Ondeck his current base salary and benefits for the lesser of 12 months, or the remaining term of the agreement.

Concurrently with its acquisition of the assets and business of CBR on August 14, 2005 (See Note 4), GlobalOptions entered into a three-year employment and non-competition agreement with Halsey Fischer, the former president and chief executive officer of CBR. Pursuant to the agreement, Mr. Fischer became Chief Executive Officer of the Fraud and SIU Services unit and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full business time to GlobalOptions at a salary of $200,000 per year and a discretionary annual bonus of up to $50,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party after three years from the commencement date. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Fischer his base salary and certain benefits for six months following termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Concurrently with our acquisition of JLWA in March 2006 (See Note 4), the Company entered into a four year employment agreement with James Lee Witt. Pursuant to the agreement, Mr. Witt became the Chief Executive Officer of the Preparedness Services unit and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full time to the Company at a salary of $300,000 per year and a discretionary annual bonus. In addition, Mr. Witt receives a supplement of $200,000 to his annual compensation as consideration for his resignation from the International Code Council. The employment agreement may be terminated for cause by the Company, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event the Company terminates the employment agreement without cause, it is required to pay Mr. Witt his base salary and certain benefits for twelve months following termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In May 2006, concurrently with the Company’s acquisition of Safir (See Note 4), the Company entered into a three year employment agreement with Howard Safir, the former CEO of Safir. Pursuant to the agreement, Mr. Safir became the Chief Executive Officer of the Security Consulting and Investigations unit and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote substantially all of his business time, subject to a limited number of specified exceptions, to the Company at a salary of $300,000 per year and a discretionary annual bonus. The employment agreement may be terminated for cause by the Company, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event the Company terminates the employment agreement without cause during the initial term, it is required to pay Mr. Safir his base salary and certain benefits through March 21, 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In May 2006, concurrently with the Company’s acquisition of Safir (See Note 4), the Company entered into a three year employment agreement with Joseph Rosetti, the former President of Safir. Pursuant to the agreement, Mr. Rosetti became the President of the Security Consulting and Investigations unit and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full time to the Company at a salary of $200,000 per year and a discretionary annual bonus. The employment agreement may be terminated for cause by the Company, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event the Company terminates the employment agreement without cause

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

13. Commitments and Contingencies, continued

Employment Agreements, continued

during the initial term, it is required to pay Mr. Rosetti his base salary and certain benefits through March 21, 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In May 2006, concurrently with the Company’s acquisition of Secure Source (See Note 4), GlobalOptions entered into a three year employment agreement with David W. Nicastro, the former President and CEO of Secure Source. Pursuant to the agreement, Mr. Nicastro became the Senior Executive Officer of the Security Consulting and Investigations unit and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full time to GlobalOptions at a salary of $180,000 per year and a discretionary annual bonus up to $50,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Nicastro his base salary and certain benefits for two months following termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In August 2006, concurrently with the Company’s acquisition of Hyperion Risk (See Note 4), the Company entered into a three year employment agreement with Franklin B. Pinder III, the former President and CEO of Hyperion Risk. Pursuant to the agreement, Mr. Pinder became the Southeast Regional Vice President of the Fraud and SIU Services unit and agreed to perform such other duties and responsibilities as the Board of Directors may assign and has agreed to devote his full time to GlobalOptions at a salary of $170,000 per year and a discretionary annual bonus up to $60,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Pinder his base salary and certain benefits equal to 50% of the remaining amount due under the term of the employment agreement. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions. In addition, Mr. Pinder is eligible for a separate special bonus for the years 2006, 2007 and 2008, during which the Company will pay Mr. Pinder 10% of the amount of certain revenue increases achieved over a defined revenue base, as defined in the agreement. The amount which Mr. Pinder may earn under this agreement over the full term is capped at $1,200,000 and is payable annually, 50% in cash and 50% in the common stock of the Company. At December 31, 2006, in connection with this obligation, the Company has recorded $21,000 as accrued compensation and benefits. The maximum amounts payable under the special bonus are outlined below:

Term	Revenue Base	Revenue Increase Over Base Eligible for Bonus
Year 1	$5,800,000	$1,000,000
Year 2	$6,800,000	$4,000,000
Year 3	$12,800,000	$7,000,000

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

13. Commitments and Contingencies, continued

Consulting Agreement

The Company was a party to a consulting agreement with BKS Advisors, LLC (“BKS”) pursuant to which BKS Advisors provided the Company’s management with certain business, strategy and financial services. The agreement with BKS had a term which extended through October 2006 and provided for a monthly fee of $25,000 which could be adjusted based on the level of services provided. On June 1, 2005, BKS assigned its rights under this agreement to Jeffrey O. Nyweide, Chief Financial Officer and Executive Vice President of Corporate Development of GlobalOptions Group. On December 19, 2006, the Compensation Committee amended the term of this consulting agreement to extend through January 2010. In addition, the monthly fee provided for in this agreement was increased to $27,083, $29,167, and $31,250 for the years 2007, 2008 and 2009, respectively, and Mr. Nyweide is entitled to receive an annual performance bonus payable 50% in cash and 50% in restricted common stock which will vest upon the achievement of goals agreed upon mutually between Mr. Nyweide and the Compensation Committee. In connection with the extension of the term of this consulting agreement, Mr. Nyweide was awarded a one-time grant of 75,000 shares of restricted common stock. The 75,000 shares of restricted common stock has been provided as a pool of eligible restricted stock shares that will be earned (or vested) by Mr. Nyweide pursuant solely to the achievement of the performance goals agreed upon between Mr. Nyweide and the Compensation Committee. For the years ended December 31, 2004, 2005 and 2006, Mr. Nyweide was paid cash compensation of $300,000, $300,000 and $300,000, respectively, in connection with this consulting agreement.

Placement Agent Agreement

On March 9, 2006, the Company entered into an agreement with BHP, a division of Pali Capital, Inc., to act as its placement agent in connection the private placement of certain promissory notes payable (See Note 9). In connection with this agreement, the Company has agreed to pay BHP a fee of 7% of certain of the gross proceeds received in connection with the issuance of the promissory notes payable.

In addition, on March 14, 2006, the Company entered into a financial advisory agreement with BHP, with a term of nine months. Under this agreement, BHP agreed to advise the Company in regard to potential strategic transactions. Under this agreement, the Company has agreed to issue to BHP a common stock warrant to purchase 31,250 shares, exercisable at $20.00 per share to compensate BHP. These warrants shall have a term of five years, a cashless exercise provision and standard weighted average anti-dilution protection and piggyback registration rights. The value of these warrants was approximately $388,000 utilizing the Black Scholes option pricing model with the following assumptions: 0% dividend yield, 87% expected volatility, 4.77% risk-free rate and a five year expected life. Stock based compensation expense of $388,000 has been recognized related to these warrants for the year ended December 31, 2006. For a period of twelve months from the date of this agreement, should the Company request the assistance of BHP, then in connection with certain transactions, the Company will pay to BHP a fee of 3% of the aggregate transaction value.

Through December 31, 2006, BHP was paid aggregate consideration of $2,694,500 in connection with certain private placements of debt securities (See Note 9), consisting of cash and notes of $1,933,500 and $761,000, respectively.

Operating Leases

In connection with the acquisitions of CBR, JLWA, Safir, Secure Source, and Hyperion Risk, GlobalOptions assumed the obligations for various office leases. Such lease obligations expire at various dates through June 2015.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

13. Commitments and Contingencies, continued

Operating Leases, continued

Future minimum lease payments under these leases are as follows:

For the Year Ending December 31,
2007	$1,454,756
2008	1,184,594
2009	1,054,341
2010	968,121
2011	718,838
Thereafter	1,184,895

Total	$6,565,545

Rent expense charged to operations amounted to approximately $478,000, $503,000, and $1,408,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

The terms of certain of the Company’s lease obligations provide for scheduled escalations in the monthly rent. In accordance with SFAS No. 13, “Accounting for Leases,” the non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $0 and $190,008 represents the long term unamortized rent adjustment amount at December 31, 2005 and 2006 and is reflected as deferred rent obligations in the consolidated balance sheet. In addition, the current portion of deferred rent was $35,582 and $53,844, respectively at December 31, 2005 and 2006 and is reflected within other current liabilities in the consolidated balance sheet.

Letters of Credit

In connection with the lease for its Washington D.C. office, the Company is required to maintain a standby letter of credit of $37,931 for the purpose of collateralizing future lease payments. During the year ended December 31, 2005, the landlord drew upon the letter of credit and the security deposit in order to satisfy a portion of the Company’s obligations under the lease. Accordingly, at December 31, 2005, the Company was not in compliance with the standby letter of credit obligations under the lease. During March 2006, the Company reinstated the letter of credit and brought the Company back into compliance under the lease agreement. At December 31, 2006, the Company is in compliance under the terms of the lease.

In connection with the lease for the former JLWA office in Washington D.C., the Company established a standby letter of credit of $150,000 for the purpose of collateralizing future lease payments. The letter of credit obligation is collateralized through the Company’s line of credit with a bank (See Note 8). During January 2007, the underlying lease was terminated. The Company has applied to the former landlord for the release of the letter of credit.

14. Stockholders’ Equity

Common Stock

The Company has authorized 100,000,000 shares of common stock. The holders of the Company’s common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Common Stock, continued

to share ratably in all assets of the Company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Series A and B convertible preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

During August 2004, the Company issued 137,868 shares of common stock for proceeds of $750,000, and warrants to purchase 22,059 shares of common stock at $5.44 per share to QuanStar I, LLC, a related party (See Note 18), who was a holder of a convertible note payable issued by GlobalOptions (See Note 12) and a compensated financial advisor to GlobalOptions (See Note 18). In June 2005, QuanStar I exercised the warrants and purchased 22,059 shares of common stock for $120,000.

During the year ended December 31, 2006 the Company issued 85,625 shares of common stock in connection with the conversion of 1,370 shares of Series A convertible preferred stock.

On June 10, 2006, the Company issued 10,883 shares of common stock, valued at $175,000, to the QuanStar Group, LLC, a related party (See Note 18), in connection with the acquisition of Safir (See Note 4).

GlobalOptions Shares Immediately Prior to the Reverse Merger

On June 24, 2005, in anticipation of and in connection with the reverse merger agreement, each of the holders of GlobalOptions’ Series A, Series A-1 and Series A-2 convertible preferred stock agreed to exchange the holders’ full rights, including accrued dividends of $1,381,099, in their convertible preferred shares on the basis of one share of the common stock of GlobalOptions Group for each 13.6 shares of convertible preferred stock. This transaction resulted in the issuance of 824,504 shares of common stock of GlobalOptions Group in exchange for 11,213,254 shares of convertible preferred stock of GlobalOptions on June 24, 2005.

Pursuant to the Merger Agreement, common stockholders of GlobalOptions received one share of the common stock of GlobalOptions Group for each 13.6 issued and outstanding shares of GlobalOptions common stock at the closing, as a result of which 4,650,000 shares of GlobalOptions common stock were exchanged for 341,912 shares of common stock of GlobalOptions Group.

The convertible preferred shares of GlobalOptions exchanged included the issuance of 2,572 shares of common stock resulting from the cashless exercise in June 2005 of a warrant held by a financial institution for the purchase of 3,676 shares of stock of the Company (See Note 8), the issuance of 45,236 shares of common stock of the Company resulting from the surrender of QuanStar’s $250,000 Convertible Note and accrued interest of $17,083 (See Note 12) and the issuance of 22,059 shares of common stock of the Company resulting from the exercise of a warrant to purchase 300,000 shares held by the QuanStar Group, LLC, a related party (See Note 18).

Reverse Merger and Private Placement—Summary of Transactions

On June 24, 2005, the Company consummated a reverse merger transaction (See Note 1).

At closing, GlobalOptions Group issued 1,236,283 shares of its common stock to the former common and convertible preferred stockholders of GlobalOptions, in exchange for 100% of their outstanding shares of GlobalOptions.

GlobalOptions Group has assumed all of GlobalOptions’ obligations under its outstanding stock option plan and initially reserved 812,500 shares of GlobalOptions Group’s common stock for stock options issuable under a

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Reverse Merger and Private Placement—Summary of Transactions, continued

newly adopted 2005 Stock Option Plan (See Note 15). At the time of the reverse merger, GlobalOptions had outstanding stock options to purchase shares of common stock, which outstanding options became stock options to purchase 327,259 shares of common stock of GlobalOptions Group, after giving effect to the reverse merger exchange ratio and the March 2007 1-for-8 stock split. Neither GlobalOptions nor GlobalOptions Group had any warrants to purchase shares of common stock outstanding immediately prior to the closing of the reverse merger. The pricing of all stock options has been adjusted on a 13.6 to 1 basis.

Simultaneously with the closing of the reverse merger, GlobalOptions Group sold to its former majority stockholders its historical art business operations, and they assumed the historical liabilities of those operations. After giving effect to the cancellation of 9,962,750 shares held by such former stockholders, there were 549,750 shares of GlobalOptions Group common stock outstanding before giving effect to the stock issuances in the reverse merger and private placement.

In connection with the reverse merger, GlobalOptions Group completed the closing of a private placement of a total of 7,500 units consisting of one share of the Company’s Series A convertible preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of the Company’s common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated April 18, 2005, as supplemented. Each share of Series A convertible preferred stock was convertible into 62.5 shares of common stock at any time. Each warrant entitled the holder to purchase 15.625 shares of common stock at an initial exercise price of $20.00 per share through June 24, 2009, subject to certain redemption provisions. The Company received proceeds from the tranches of the private placement of approximately $7,041,000, net of offering costs of approximately $459,000.

Brookshire Securities Corporation served as placement agent in connection with the private placement. The placement agent received a cash fee in the aggregate of $200,000, four-year warrants to purchase 18,750 shares of GlobalOptions Group’s common stock at an exercise price of $16.00 per share, and four-year warrants to purchase an additional 43,750 shares of the Company’s common stock at an initial exercise price of $20.00 per share on terms which are identical to those warrants included in the units.

Under the terms of the private placement, the Company agreed to file a “resale” registration statement with the SEC covering the shares of common stock underlying the Series A convertible preferred stock and warrants issued in the private placement on or before October 28, 2005 (or 120 days after the closing). The Company was obligated to maintain the effectiveness of the “resale” registration statement from the effective date through and until 12 months after the effectiveness of such “resale” registration statement, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act of 1933, provided the Company complies with its reporting obligations.

In the event the “resale” registration statement was not filed with the SEC on or prior to the 180th day after the completion of the merger, each investor in the private placement was to receive an additional number of shares of Series A convertible preferred stock equal to 2% of the total number of shares of Series A preferred stock subscribed to by such investor in the private placement (which additional shares of underlying common stock will also be registered) for each month (or portion thereof) that the registration statement is not so filed, provided that the aggregate increase in such shares of Series A convertible preferred stock pursuant to this paragraph will in no event exceed 20% of the original number of shares of Series A convertible preferred stock subscribed for in the private placement.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Reverse Merger and Private Placement—Summary of Transactions, continued

The Company agreed to use its best efforts to have the “resale” registration statement declared effective by the SEC as soon as possible after the initial filing and agreed to respond to all questions or comments by the SEC pertaining to such registration statement within 30 days of the receipt of such comments. In the event that the Company did not respond to questions or comments by the SEC pertaining to the registration statement within 30 days after the Company’s receipt of such comments, each investor in the private placement would receive an additional number of shares of Series A convertible preferred stock equal to 2% of the total number of shares of Series A convertible preferred stock subscribed to by such investor in the private placement (which additional shares of underlying common stock will also be registered) for each month (or portion thereof) that the Company did not respond to questions or comments by the SEC pertaining to such registration statement, provided that the aggregate increase in such shares of Series A convertible preferred stock pursuant to this paragraph will in no event exceed 20% of the original number of shares of Series A convertible preferred stock subscribed to in the private placement.

Verus International Group (“Verus”) served as advisor to the Company on the structuring and execution of the reverse merger. In connection with the identification and structuring of the reverse merger and effective as of the closing of the reverse merger, the Company paid Verus or its designees a fee equal to 18,125 shares of common stock valued at $337,850, a fee equal to 49,512 four-year warrants to purchase the Company’s common stock exercisable at $16.00 per share, with cashless exercise features, and a fee equal to 131,739 warrants to purchase the Company’s common stock with an initial exercise price of $20.00 per share on terms which are identical to those warrants included in the units.

The Company’s placement agent entered into a selected dealer agreement with Starboard Capital Markets, LLC (“Starboard Capital”), a registered broker-dealer, for the sale of certain of the units. Pursuant to the selected dealer agreement, for units sold by the selected dealer which were received and accepted by the Company and the placement agent, Starboard Capital received (i) a cash fee of $7,500 and (ii) warrants to purchase 18,750 shares of the Company’s common stock. These warrants are comprised of (i) warrants to purchase 5,250 shares of common stock with an initial exercise price equal to $16.00 per share, exercisable for a four-year period commencing on the date of issuance, with cashless exercise features, and (ii) warrants to purchase 13,500 shares of common stock with an initial exercise price equal to $20.00 per share, exercisable for a four-year period commencing on the date of issuance, with features otherwise identical to the warrants sold in the private placement.

The Company agreed to engage Verus for a period of 24 months following the closing of the merger and private placement to provide capital markets advisory services at a monthly rate of $10,000, payable 50% in cash and 50% in common stock at the then-current market value. During the years ended December 31, 2005 and 2006, the Company issued 1,403 and 565 shares of common stock, valued at $30,000 and $15,000, respectively, in connection with this agreement.

Series A Convertible Preferred Stock

The Company has authorized a total of 15,000,000 shares of preferred stock. In conjunction with the reverse merger, the Company designated 16,000 shares as Series A convertible preferred stock.

Holders of Series A convertible preferred stock will be entitled at any time to convert their shares into common stock, without any further payment. Each share of Series A convertible preferred stock was convertible into 62.5 shares of common stock at an initial conversion price of $16.00 per common share.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Series A Convertible Preferred Stock, continued

On September 22, 2005, GlobalOptions Group closed its initial private placement with the sale of 250 units, as detailed in the Company’s Confidential Private Offering Memorandum, dated April 18, 2005, as amended, consisting of one share of the Company’s Series A convertible preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of the Company’s common stock. The Company received proceeds from the private placement of approximately $160,000, net of offering costs of $90,000. Each share of Series A convertible preferred stock was initially convertible into 62.5 shares of common stock at any time. Each warrant entitles the holder to purchase 15.625 shares of common stock at an initial exercise price of $20.00 per share through June 24, 2009, subject to certain redemption provisions. In connection with this offering, Series A warrants to purchase 3,907 shares of common stock were issued to investors, Series B warrants to purchase 1,513 shares of common stock were issued to the placement agent and advisors and Series C warrants to purchase 571 shares of the common stock were issued to the placement agent and advisors. In addition, in conjunction with the closing of the initial private placement, Series B warrants to purchase 43,874 shares of the common stock and Series C warrants to purchase 16,543 shares of common stock were issued to Verus.

Series A Convertible Preferred Stock—Beneficial Conversion Feature and Deemed Dividends

At June 24, 2005, the date of issuance, the fixed conversion price of the Series A convertible preferred stock of $16.00 represented a discount to the market value of the Company’s common stock, which was at a quoted market price of $16.80 per share. In accordance with EITF 00-27, and EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”, the Company determined the relative fair value of the warrants and the Series A convertible preferred stock and allocated the proceeds received on a relative fair value basis. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 55%, risk-free interest rate of 3% and an expected term of two years. Based upon this calculation, the effective conversion price of the Series A convertible preferred stock was determined to be $15.04 per common share, resulting in a beneficial conversion feature of $832,500 at June 24, 2005.

At September 22, 2005, the fixed conversion price of the Series A convertible preferred stock of $16.00 represented a discount to the market value of the Company’s common stock, which was at a quoted market price of $24.00 per share. The Company determined the relative fair value of the warrants and the Series A convertible preferred stock and allocated the proceeds received on a relative fair value basis. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 55%, risk-free interest rate of 3% and an expected term of two years. Based upon this calculation, the effective conversion price of the Series A convertible preferred stock was determined to be $9.44 per common share, resulting in a beneficial conversion feature of $147,250 at September 22, 2005.

The Company has presented the beneficial conversion feature as a deemed dividend to the holders of the Series A convertible preferred stock on the consolidated statements of operations of $979,750 for the year ended December 31, 2005.

Series A Convertible Preferred Stock Features

The number of shares of common stock issuable upon conversion of the Series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of the common stock; an issuance of common stock or other securities of the Company as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the Company’s

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Series A Convertible Preferred Stock Features, continued

common stock; or a capital reorganization of the Company. In the event that the Company issues any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $16.00 per share of common stock, the conversion rate will be that number of shares of common stock equal to $1,000 divided by the price per share at which the Company will issue common stock (the “Denominator”), but in no event will the Denominator be less than $6.12 per share.

Holders of Series A convertible preferred stock are entitled to vote their shares on an as-if-converted to common stock basis, and will vote together with the holders of the common stock, and not as a separate class. Holders of Series A convertible preferred stock will also have any voting rights to which they are entitled by law.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series A convertible preferred stock will be entitled to receive out of assets of the Company available for distribution to its stockholders, before any distribution is made to holders of the common stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, holders of the Series A convertible preferred stock will receive liquidating distributions pro rata with holders of common stock, based on the number of shares of common stock into which the Series A convertible preferred stock is convertible at the conversion rate then in effect.

The Series A convertible preferred stock may not be redeemed by the Company at any time.

Holders of Series A convertible preferred stock will not be entitled to receive any dividends, except to the extent that any dividends are declared on the Company’s common stock, in which case holders of Series A convertible preferred stock will be entitled to receive such dividends on an as-if-converted basis.

Warrants (Series A & B)

Series A warrants to purchase 121,094 shares of common stock were issued to investors and Series B warrants to purchase 234,375 shares of common stock were issued to the placement agent and advisors, at an initial exercise price of $20.00 per share, exercisable from the date of issuance until the fourth anniversary thereof. As a result of an adjustment pursuant to the anti-dilution protection associated with the warrants, for the Series A and Series B warrants the number of shares which may be purchased was increased to 151,391 and 292,983, respectively, and the warrant exercise price was reduced to $16.00 per share. The Company may call the warrants beginning 15 months after the closing of the private placement at a rate of 25% per quarter if at any time during such quarter the 30-day trailing average stock price is greater than $32.00 per share.

Warrants (Series C)

Series C warrants to purchase 90,634 shares of common stock were issued to the placement agent and advisors at an exercise price of $16.00 per share, exercisable from the date of issuance until the fourth anniversary thereof. These warrants may be exercised upon surrender of the certificate therefor, accompanied by payment of the full exercise price for the number of warrants being exercised. The holder may also alternatively exercise these warrants on a cashless basis by surrendering the warrant with an executed notice of cashless exercise attached thereto, in which event the Company will issue to the holder the number of shares of stock determined following the formula contained therein.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Adjustments (applicable to Warrants—Series A, B and C)

In the event that the Company issues any shares of its common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $20.00 per share of common stock for Series A and B warrants or $16.00 per share of common stock for Series C warrants, respectively, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $20.00 per share of common stock for Series A and B warrants and $16.00 per share of common stock for Series C warrants, and divided by the price per share at which the Company will issue such common stock or common stock equivalents, but in no event will the denominator be less than $6.12 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which GlobalOptions Group issues such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $6.12 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events. During the year ended December 31, 2006, in connection with these warrant adjustment provisions, holders received the right to purchase for the Series A and Series B warrants, additional shares of common stock aggregating 30,297 and 58,608, respectively.

The holders of any type of warrant will not possess any voting or other rights as a stockholder of the Company unless and until the holder exercises the warrant.

A summary of the Company’s Series A, B, and C warrants outstanding and fully exercisable at December 31, 2006 is presented in the table below, after the effect of the dilutive adjustment during such year:

Exercise Price $16.00
Series A	151,391
Series B	292,983
Series C	90,634

Outstanding and Exercisable	535,008

Series B Convertible Preferred Stock

On June 28, 2006, the Company authorized the designation of a total of 60,000 shares as Series B convertible preferred stock.

On June 29, 2006, in a private placement, notes in the principal amount of $45,811,000 and accrued interest of $339,731 were exchanged for 53,073 units, valued at $1,000 per unit for a total value of approximately $53,073,000. Each unit consisted of one share of Series B convertible preferred stock and a detachable, transferable series B-1 warrant to purchase 22 shares of common stock at $17.20 per share and a detachable, transferable series B-2 warrant to purchase 22 shares at $22.80 per share.

Optional Conversion

Holders of Series B convertible preferred stock are entitled at any time to convert their shares into the Company’s common stock, without any further payment. Each share of Series B convertible preferred stock is initially convertible into 62.5 shares of common stock at a conversion price of $16.00. The number of shares of the Company’s common stock issuable upon conversion of the Series B convertible preferred stock is subject to

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Optional Conversion, continued

adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of the Company’s common stock; an issuance of common stock or other securities of the Company as a dividend or distribution on the Company’s common stock; a reclassification, exchange or substitution of the Company’s common stock; or a capital reorganization of the Company. In the event that the Company issues any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $16.00 per share of common stock, the conversion price will be reduced based on weighted average anti-dilution protections subject to customary carve outs, but in no event will the conversion price be less than $6.12 per share.

Mandatory Conversion

Subject to an effective Registration Statement, beginning 12 months from the closing date of the offering of the Series B convertible preferred stock, if the closing bid price of the common stock exceeds $36.00 and the trading volume of the Company’s common stock is not less than 12,500 shares for at least fifteen trading days out of a period of twenty (20) consecutive trading days, the Company may require the conversion of the Series B convertible preferred stock into shares of common stock at the applicable conversion price. In the event a holder of Series B convertible preferred stock is prohibited from converting into common stock under this provision due to the 4.99% ownership limitation discussed below, the excess portion of the Series B convertible preferred stock shall remain outstanding, but shall cease to be entitled to a liquidation preference, to have certain voting rights and to accrue a dividend.

Registration Rights

EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19”, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus of EITF No. 05-4 has not been finalized. On June 28, 2006, the Company completed a private placement of convertible notes and entered into a registration rights and warrant agreement in connection with and following the private placement. The Company views its registration rights agreement as a free standing financial instrument that includes liquidated damages which could be deemed substantial. Accordingly the Company views that the interpretive guidance in EITF Issue No. 05-4, view C, provided the most appropriate measure and would require a company, in certain circumstances, to record a derivative liability. However due to various factors including the good filing history of the Company, the lower likelihood of a penalty for liquidated damages relating to the requirement by the Company to file the registration statement, to have the registration statement declared effective (registration statement was declared effective, see below) and remain effective, the exposure to this registration rights damages was deemed to be de-minimus and therefore no liability was recorded in the consolidated financial statements.

Investor Rights Agreement

The Company entered into an Investor Rights Agreement, dated as of June 28, 2006, with the purchasers of the Company’s Series B convertible preferred stock in which the Company agreed to register for resale all of the shares of common stock issued or issuable upon the conversion of the Series B convertible preferred stock and the exercise of the Series B-1 and Series B-2 warrants. The Company agreed to file a resale registration statement covering these shares by 60 days following the closing date of the private placement (the “Filing Date”) and to

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Investor Rights Agreement, continued

use its best efforts to have the resale registration statement declared effective by 120 days following the closing date of the private placement (the “Effectiveness Date”). The Company also agreed to use its best efforts to maintain the effectiveness of the resale registration statement until the earlier of the time when all of the registered shares have been sold or may be sold without restriction pursuant to Rule 144(k) under the Securities Act of 1933. The Investor Rights Agreement obligates the Company to pay specified liquidated damages to the purchasers to the extent the Company does not meet these deadlines or maintain the effectiveness of the resale registration statement for the required time period, as well as for certain other events.

On October 23, 2006, the Company and holders of a majority in interest of the Company’s Series B convertible preferred stock amended the Company's Investor Rights Agreement dated as of June 28, 2006 to amend and restate the definition of “Effectiveness Date” in the Investor Rights Agreement to read as follows: “Effectiveness Date” means the date that is one hundred and twenty (120) days following the closing date, provided that such date shall be tolled (i) for the duration of any blackout period, (ii) for periods of regulatory review exceeding customary periods, and (iii) for periods of regulatory review the resolution of which is outside the full control, power or authority of the Company or its agents, provided the Company has met comment response deadlines applicable to it (to the extent within its or its agents’ full control, power or authority) and is using its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act.

On February 21, 2007, the Company entered into agreements with three holders of Series B convertible preferred stock acknowledging the Company’s obligation under the Investor Rights Agreement to prepare and file with the SEC an additional registration statement (the “Additional Registration Statement”) to register shares that were not covered (the “Remaining Securities”) by the Company’s registration statement on Form SB-2 (File No. 333-136468) (the “Existing Registration Statement”). The Company acknowledged that, as a result of its failure to file and cause a registration statement to become effective as to the Remaining Securities, liquidated damages with respect to such Remaining Securities (“Remaining Securities Liquidated Damages”) had accrued and continued to accrue, on and after February 2, 2007, the date on which the Existing Registration Statement was declared effective as outlined in the Investor Rights Agreement. Such holders agreed to waive, subject to the conditions set forth below, their right to payment of such liquidated damages resulting solely from the omission of the Remaining Securities from the Existing Registration Statement and any failure to file, or have declared effective, a registration statement with respect to the Remaining Securities by the Filing Date or the Effectiveness Date, as the case may be. The holders agreed that such waiver would continue in force and effect so long as the Company used its reasonable best efforts to file as promptly as practicable, and cause to be declared effective as promptly as practicable, the Additional Registration Statement with respect to the Remaining Securities as and to the extent permitted by applicable federal securities laws, rules, regulations and interpretations thereof. At such time as the Company failed to so use its reasonable best efforts, as and to the extent permitted by applicable federal securities laws, rules, regulations and interpretations thereof, the above waiver would be null and void and all payment obligations of the Company with respect to the Remaining Securities Liquidated Damages (but not liquidated damages with respect to the holders’ registered securities) and rights and remedies of the holders would be revived as if such waiver were not given.

Limitations on Conversion

Each holder of Series B convertible preferred stock may not convert his shares into the Company’s common stock such that the number of shares of the Company’s common stock issued after the conversion would exceed, when aggregated with all other shares of the Company’s common stock owned by such holder and its affiliates at such time, in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Voting Rights

Holders of Series B convertible preferred stock are entitled to vote their shares on an as-if-converted to common stock basis, up to 4.99% of the then issued and outstanding shares of the Company's common stock, and will vote together with the holders of the common stock, and not as a separate class. Provided that at least 25% of the Series B convertible preferred stock remains outstanding, the consent of a majority of the outstanding Series B convertible preferred stock is required for (1) amendments of the Series B certificate of designation, (2) amendments of our certificate of incorporation or bylaws adversely affecting the Series B convertible preferred stock, (3) the authorization or issuance of any equity securities ranking pari passu with or senior to the Series B convertible preferred stock and (4) specified other corporate actions. Holders of Series B convertible preferred stock will also have any voting rights to which they are entitled by law.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series B convertible preferred stock will be entitled to receive out of assets of the Company available for distribution to the Company’s stockholders, before any distribution is made to holders of the Series A convertible preferred stock and common stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series B convertible preferred stock are entitled, holders of the Series B convertible preferred stock will receive liquidating distributions pro rata with holders of the Company’s Series A convertible preferred stock and holders of the common stock, based on the number of shares of common stock into which the Series B convertible preferred stock is convertible at the conversion price then in effect.

Dividends

Commencing 18 months from the issuance date of June 29, 2006, dividends accumulate at the rate of 6% per annum for the first 12 months and 8% per annum thereafter. Dividends are payable in cash or in shares of common stock at the holder’s election. To the extent that any dividends are declared on the common stock, holders of Series B convertible preferred stock will be entitled to receive such dividends on an as-if-converted basis. No dividends may be declared or paid on junior securities until the dividend on the Series B convertible preferred stock is paid in full.

Beneficial Conversion Feature and Deemed Dividends

At June 29, 2006, the date of issuance, the fixed conversion price of the Series B convertible preferred stock of $16.00 represented a discount to the market value of the Company’s common stock, which was at a quoted market price of $17.60 per share. In accordance with EITF 00-27 and EITF 98-5, the Company determined the relative fair value of the warrants and the Series B convertible preferred stock and allocated the proceeds received on a relative fair value basis. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 87%, risk-free interest rate of 5.21% and an expected term of two and a half years. Based upon this calculation, the effective conversion price of the Series B convertible preferred stock was determined to be $10.24 per common share, resulting in a beneficial conversion feature for a deemed dividend of $24,413,362 for the year ended December 31, 2006.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Warrants (Series B-1 and Series B-2)

Each Series B-1 warrant, of which 1,160,906 were issued in the closing of the Company’s Series B convertible preferred stock offering, entitles the holder thereof to purchase shares of the Company’s common stock at an exercise price of $17.20 per share from the date of issuance until the fifth anniversary thereof. Each Series B-2 warrant, of which 1,160,906 were also issued in the closing of the Company’s Series B convertible preferred stock offering, entitles the holder thereof to purchase shares of the Company’s common stock at an exercise price of $22.80 per share from the date of issuance until the fifth anniversary thereof. As a result of an adjustment with regard to anti-dilution protection, the number of outstanding Series B-2 warrants was increased to 1,169,111 and the warrant exercise price was reduced to $22.64. In the aggregate, these warrants have a fair value of approximately $20,800,000 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life 2.5 years, volatility 87%, 0% dividends and a risk-free interest rate 5.21%.

A summary of the Company’s Series B-1 and B-2 warrants outstanding and fully exercisable at December 31, 2006 is presented in the table below, after the effect of the dilutive adjustment during such year:

	Exercise Prices		Total
	$17.20	$22.64
Series B-1	1,160,906	—	1,160,906
Series B-2	—	1,169,111	1,169,111

Outstanding and exercisable	1,160,906	1,169,111	2,330,017

Adjustments

In the event that the Company issues any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than the current warrant exercise price then in effect, the warrant exercise price will be reduced based on weighted average anti-dilution protections subject to customary carve outs. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

The holders of any type of warrant will not possess any voting or other rights as a stockholder of the Company unless and until the holder exercises the warrant.

Exercise

The warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date at the Company’s offices with the form of “Election to Purchase” section of the warrant filled out and executed as indicated, accompanied by payment (in the form of certified or cashier’s check payable to the order of GlobalOptions Group, Inc., wire transfer or by cashless exercise) of the full exercise price for the number of warrants being exercised.

Registration Statements

On May 8, 2006, the Company filed a Form SB-2 to register 948,750 shares of common stock in connection with the Series A convertible preferred stock and related warrants. On May 10, 2006 this registration statement was declared effective. On August 9, 2006, the Company filed a supplement on Form 424 (b)(3) to its registration statement on Form SB-2 dated May 8, 2006.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14. Stockholders’ Equity, continued

Registration Statements, continued

On January 30, 2007, the Company filed a Form SB-2 to register 4,218,413 shares in connection with Series B convertible preferred stock and warrants issued on June 29, 2006. On February 2, 2007, this registration statement was declared effective.

15. Stock Options

2002 Stock Option Plan

On January 24, 2002, the Board of Directors and stockholders of GlobalOptions approved the 2002 Stock Option Plan (the “2002 Plan”). The 2002 Plan was administered by the Board of Directors of GlobalOptions. Directors and stockholders, officers, employees, and consultants of GlobalOptions were eligible to participate. The 2002 Plan provided for the awards of incentive and non-qualified stock options. The 2002 Plan initially provided for 1,685,000 shares of common stock to be reserved for issuance under the 2002 Plan. On August 4, 2004, GlobalOptions authorized an additional 1,585,000 shares of common stock to be reserved for issuance under the 2002 Plan. The Board of Directors determined the vesting schedule to be up to five years at the time of grant of any options under the 2002 Plan, and unexercised options would expire in ten years. The exercise price was equal to at least 100% of the fair market value of a share of common stock, as determined by the Board of Directors, on the grant date.

At the time of the reverse merger, GlobalOptions had outstanding stock options which became options to purchase 327,259 shares of common stock of the Company after giving effect to the reverse merger exchange ratio and the March 6, 2007 1-for-8 reverse stock split. The Company assumed the stock options to purchase a total of 327,259 shares of common stock, with exercise prices at the fair market value or in excess of the fair market value on the date of grant, under the 2005 Stock Option Plan.

2005 Stock Option Plan

On August 5, 2005, the Board of Directors and stockholders of the Company approved the 2005 Stock Option Plan (the “2005 Plan”), which replaced the 2002 Plan. The 2005 Plan is administered by the Company’s compensation committee (the “Compensation Committee”) and originally provided for 6,500,000 shares of common stock to be reserved for issuance under the 2005 Plan. Directors, officers, employees, and consultants of the Company are eligible to participate. The 2005 Plan provides for the awards of incentive and non-qualified stock options. The Compensation Committee determined the vesting schedule to be up to five years at the time of grant of any options under the 2005 Plan, and unexercised options will expire in ten years. The exercise price is to be equal to at least 100% of the fair market value of a share of common stock, as determined by the Compensation Committee, on the grant date. On October 17, 2006, the Board of Directors determined, and stockholders later ratified, that the remaining shares reserved, but unissued, with respect to any awards under the 2005 Plan were unreserved and no new awards shall be issued pursuant to the 2005 Plan.

2006 Stock Option Plan

On June 12, 2006, the Board of Directors and stockholders of the Company approved the 2006 Stock Option Plan (the “2006 Plan”). The 2006 Plan is administered by the Compensation Committee and provides for up to 8,500,000 shares of the Company’s common stock to be reserved for issuance to directors, employees and consultants of the Company and its subsidiaries. The 2006 Plan provides for the awards of incentive and non-qualified stock options. The exercise price is to be not less than 100% of the fair market value of a share of

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15. Stock Options, continued

2006 Stock Option Plan, continued

common stock on the date the option is granted. Options expire in ten years, and are subject to the terms and conditions determined by the Compensation Committee at the time of grant. On October 17, 2006, the Board of Directors determined, and stockholders later ratified, that the remaining shares reserved, but unissued with respect to any awards under the 2006 Plan were unreserved and no new awards shall be issued pursuant to the 2006 Plan.

On August 9, 2006, the Company filed a Form S-8 to register an aggregate of 6,500,000 and 8,500,000 shares of the Company’s common stock, $0.001 par value per share, issuable under the 2005 Plan and the 2006 Plan, respectively.

2006 Long-Term Incentive Plan

On December 5, 2006, the Company’s stockholders adopted the 2006 Long-Term Incentive Plan (the “2006 Long-Term Incentive Plan”). The shares that may be issued under such plan shall not exceed an aggregate of 1,500,000 shares of common stock and the Board of Directors delegated to the Compensation Committee the authority to administer the 2006 Long-Term Incentive Plan. At December 31, 2006, there remains 1,325,000 reserved but unissued shares under the 2006 Long-Term Incentive Plan.

During December 2006, the Company awarded 175,000 shares of restricted stock to two senior officers under the terms of the renewal of their respective employment and consulting agreements.

On December 15, 2006, the Company filed a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2006 Long-Term Incentive Plan. The Form S-8 registration statement became effective immediately upon filing. Subject to the satisfaction of applicable exercise periods and Rule 144 volume limitations applicable to affiliates, shares of the Company’s common stock to be issued pursuant to the Company’s 2006 Long Term Incentive Plan are available for immediate resale in the public market.

2006 Employee Stock Purchase Plan

On December 5, 2006, the Company’s stockholders adopted the 2006 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The shares that may be issued under such plan shall not exceed an aggregate of 250,000 shares of common stock, and the Board of Directors delegated to the Compensation Committee the authority to administer the Employee Stock Purchase Plan.

On December 15, 2006, the Company filed a registration statement on Form S-8 covering the shares of common stock reserved for issuance under the Employee Stock Purchase Plan.

Stock-Based Compensation

On June 24, 2005, the Company issued 18,125 shares of common stock at a value of $337,850 to an advisor for its services related to the reverse merger. This cost is reflected in general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2005.

On November 18, 2005, the Company granted an option to the Company’s Chief Financial Officer, who serves pursuant to a consulting agreement, to purchase 62,500 shares of common stock at $20.00 per share. This

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15. Stock Options, continued

Stock-Based Compensation, continued

option has a term of five years, is non-forfeitable and vests over three years. This option was initially valued at $865,000 utilizing the Black-Scholes option pricing model and is being amortized to stock-based compensation over the three year vesting period in accordance with Emerging Issues Task Force pronouncement No. 96-18—“Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). On a quarterly basis, the Company adjusts the unvested value on a mark-to-market basis, and the cumulative effect of the adjustment amount on amortization, since inception, is reflected in current period amortization. During the years ended December 31, 2005 and 2006, approximately $17,000 and $132,000, respectively, was amortized to stock-based compensation expense related to this option and recorded within general and administrative expenses. At December 31, 2006, the fair value of the option was approximately $449,000 and the unamortized value was approximately $300,000.

On June 12, 2006, the Company granted an option to the Company’s Chief Financial Officer, who serves pursuant to a consulting agreement, to purchase 62,500 shares of common stock at $17.60 per share. This option has a term of five years, is non-forfeitable and vests over three years. This option was initially valued at $779,000 utilizing the Black-Scholes option pricing model and is being amortized to stock-based compensation over the three year vesting period in accordance with EITF 96-18. On a quarterly basis, the Company adjusts the unvested value on a mark-to-market basis, and the cumulative effect of the adjustment amount on amortization, since inception, is reflected in current period amortization. During the year ended December 31, 2006, approximately $77,000 was amortized to stock-based compensation expense related to this option and recorded within general and administrative expenses. At December 31, 2006, the fair value of the option was approximately $457,000 and the unamortized value was approximately $380,000.

On July 29, 2005, the Company entered into a consulting agreement with Athorn, Clark and Partners, Inc. (“Athorn”) to provide strategic advisory services for a term of six months. In December 2005, the term of this agreement was extended for an additional year. The agreement provided that Athorn would be paid a monthly fee of $20,000, of which $10,000 would be paid in cash and $10,000 in common stock. During the year ended December 31, 2005, the Company issued to Athorn a total of 22,442 shares of common stock. On June 16, 2006, the Company entered into a Stock Purchase Agreement with Athorn and issued 1,129 shares of common stock in connection with Athorn’s continued advisory services.

On May 18, 2005, GlobalOptions entered into a consulting agreement with Lippert/Heilshorn and Associates, Inc. (“Lippert”) to provide financial communications consulting services for a term of one year. The agreement provided that for the months of June through August 2005, and thereafter, Lippert would be paid under the agreement $10,000 in cash and $10,000 in common stock. During the year ended December 31, 2005, Lippert was issued a total of 23,652 shares of common stock. On June 16, 2006, pursuant to a Stock Purchase Agreement, Lippert was issued 847 shares of common stock in connection with its continued advisory services.

During the years ended December 31, 2004, 2005 and 2006, the Company issued stock options to certain members of its advisory boards in exchange for their advisory services to the Company valued at $39,000, $119,000 and $186,560, respectively. The fair value of the option granted during the year ended December 31, 2006 was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 87%, risk-free interest rate of 4.95% and an expected term of five years. The options granted during the years ended December 31, 2004 and 2005 were valued under EITF No. 96-18 at the arm’s length cash equivalent value of the related compensation. During April 2006 and June 2006, the Company issued 7,317 shares of common stock valued at $117,078 to consultants who have provided prior services to the Company.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15. Stock Options, continued

Stock-Based Compensation, continued

Prior to January 1, 2006, the Company accounted for the stock option plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). Accordingly, the Company would recognize employee stock based compensation expense only if it granted options at a price lower than the closing price on the date of grant. Any resulting compensation expense would then have been recognized ratably over the associated service period. No stock-based employee compensation expense relating to the Company’s stock option plans was reflected in net loss available to common stockholders for the years ended December 31, 2004 and 2005, as all options granted under its plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Prior to January 1, 2006, the Company provided pro-forma disclosure amounts in accordance with Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148"), as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective transition method and therefore has not restated prior years results. Under this transition method, employee stock-based compensation expense for the year ended December 31, 2006 included compensation expense for all stock-based compensation awards granted, but not yet fully vested, prior to January 1, 2006. The fair value of the options granted was determined at the original grant date in accordance with the provisions of SFAS 123R. Stock-based compensation expense for all share-based payment awards granted after December 31, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable.

As a result of adopting SFAS 123R, the impact to the consolidated financial statements for the year ended December 31, 2006 was to record an expense of approximately $2,258,000 greater than if the Company had continued to account for stock-based compensation under APB 25 and is reflected within general and administrative expenses. The impact of the adoption of SFAS 123R on both basic and diluted net loss per share for the year ended December 31, 2006 was $1.01 per share. At December 31, 2006, the unamortized value of employee stock options under SFAS 123R was approximately $4,718,000. The unamortized portion will be expensed over a weighted average period of 1.9 years. For the year ended December 31, 2006, costs of approximately $2,258,000 were recognized in connection with the vesting of these stock options.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123R and EITF 96-18, which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed. Stock based compensation for non-employees accounted for under EITF 96-18 was approximately $97,000, $662,000 and $853,000 for the years ended December 31, 2004, 2005 and 2006, respectively, and is reflected within general and administrative expenses.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15. Stock Options, continued

Stock-Based Compensation, continued

The fair value of each option grant during the years ended December 31, 2004, 2005 and 2006 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used:

	Year Ended December 31,
	2004	2005	2006
Dividend yield	0%	0%	0%
Expected volatility	55%	87%	87%
Risk-free interest rate	3.0%	3.0%	5.0%
Expected lives	3 years	3 years	5 years

The weighted average fair value of the options on the date of grant, using the fair value based methodology for the years ended December 31, 2004, 2005 and 2006, was $2.15, $13.84 and $12.16, respectively.

For the years ended December 31, 2004 and 2005, under APB 25, no stock-based employee compensation expense relating to the Company’s stock option plans was reflected in net loss available to common stockholders, as all options granted under its plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net loss available to common stockholders and net loss per share available to common stockholders for the years ended December 31, 2004 and 2005 if the Company had applied the fair value recognition method under the provisions of SFAS 123R.

(All numbers in 000’s except per share data.)	For the Year Ended December 31,
	2004	2005
Net loss available to common stockholders, as reported	$(1,397)	$(4,550)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects, if any	166	377

Pro-forma net loss	$(1,563)	$(4,927)

Net loss per share available to common stockholders—basic and diluted:
As reported	$(1.30)	$(3.03)

Pro forma	$(1.45)	$(3.28)

A summary of non-vested options for the year ended December 31, 2006 is shown below:

	Number of Non-Vested Options	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2006	341,102	$11.70
Granted	410,917	12.15
Vested	(190,773)	(11.54)
Forfeited	(2,541)	(11.41)

Non-vested at December 31, 2006	558,705	$12.08

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15. Stock Options, continued

Stock-Based Compensation, continued

On March 10, 2006, in connection with the Company’s purchase of JLWA, the Company issued 102,459 shares of common stock, valued at $2,000,000 (See Note 4) and granted 27,778 options for the purchase of common stock at an exercise price of $18.00 per share to various former employees of JLWA. The options have a five year term, vest ratably upon the first, second and third anniversary of the date of grant and have a value of approximately $351,000 utilizing the Black Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.95%. Of the total option value, $95,271 was amortized during the year ended December 31, 2006.

On April 27, 2006, GlobalOptions Group granted, in the aggregate, options for the purchase of 15,375 shares of GlobalOptions Group common stock at an exercise price of $17.60 per share, consisting of options for the purchase of 2,125 shares granted to certain employees of GlobalOptions and options for the purchase of 13,250 shares granted to certain members of the Company’s advisory boards in exchange for services. The options granted to employees have a five year term and vest ratably upon the first, second and third anniversary of the date of grant. The options granted to the members of the advisory boards have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $213,000 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.95%. Of the total option value, $127,000 was amortized during the year ended December 31, 2006.

On May 12, 2006, GlobalOptions Group granted, in the aggregate, options for the purchase of 60,634 and 46,642 shares of GlobalOptions Group common stock at an exercise price of $16.08 per share, from the 2005 Plan, to employees and officers of Safir and Secure Source, respectively. These options have a five year term and for Safir, vest ratably upon the first, second, third and fourth anniversaries of the date of grant and for Secure Source, vest ratably upon the first, second and third anniversaries of the date of grant. In the aggregate, these options have a value of approximately $1,224,000 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0% and a risk-free interest rate of 5.08%. Of the total option value, $218,953 was amortized during the year ended December 31, 2006. In addition, on May 12, 2006, GlobalOptions Group issued 375,000 and 26,371 shares of GlobalOptions Group common stock to the sellers of Safir and Secure Source, which were valued at $6,000,000 and $500,000, respectively (See Note 4).

On June 12, 2006, GlobalOptions Group granted, in the aggregate, from the 2006 Plan, options for the purchase of 167,500 shares of GlobalOptions Group common stock at an exercise price of $17.60 per share, consisting of options for the purchase of an aggregate of 125,000 shares granted to the Company’s Chief Executive Officer and 42,500 shares to members of the Company’s Board of Directors. The options granted to the Company’s Chief Executive Officer have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant. The options granted to the members of the Board of Directors have a five year term and vest in installments, 50% on June 30, 2006, 25% on September 30, 2006 and 25% on December 31, 2006. In the aggregate, the options for the Chief Executive Officer and the Board of Directors had a value of approximately $2,091,000 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0% and a risk-free interest rate of 4.95%. Of the total option value, approximately $568,000 was amortized during the year ended December 31, 2006.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15. Stock Options, continued

Stock-Based Compensation, continued

On August 10, 2006, the Company granted, in the aggregate, options for the purchase of 30,488 shares of common stock at an exercise price of $16.40 per share, from the 2006 Plan, to employees and officers of Hyperion Risk. These options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant. In the aggregate, these options have a value of approximately $332,000 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0% and a risk-free interest rate of 4.86%. Of the total option value, $39,000 was amortized during the year ended December 31, 2006. In addition, on August 10, 2006, the Company issued 84,081 shares of common stock to the sellers of Hyperion Risk, which were valued at $1,500,000 (see Note 4).

A summary of the status of the Company’s stock option plans and the changes during the years ended December 31, 2004, 2005 and 2006 is presented in the table below:

	Number of Options	Weighted Average Exercise Price
Options outstanding at January 1, 2004	104,424	$1.36
Granted	222,096	5.04
Forfeited	(2,423)	4.64

Options outstanding at December 31, 2004	324,097	$3.84
Granted	300,035	19.52
Forfeited	(1,948)	5.44

Options outstanding at December 31, 2005	622,184	$11.36
Granted	410,917	17.12
Forfeited	(2,541)	16.97

Options outstanding at December 31, 2006	1,030,560	$13.65

A summary of the Company’s stock options outstanding and exercisable at December 31, 2006 is presented in the table below:

						Total	Aggregate Intrinsic Value
Option Exercise Price	$.54	$4.80	$5.44	$6.80	$16.08 – $20.00

Outstanding	88,582	149,228	80,184	7,353	705,213	1,030,560	$2,649,214

Weighted average remaining contractual life of options outstanding (in years)	.1	2.0	2.7	6.6	4.0

Exercisable	88,582	138,191	64,616	7,353	173,113	471,855	$2,467,523

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

16. Client and Segment Data

The Company’s reportable operating segments consist of the following three business segments: Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations. The Company’s reportable segments are organized, managed and operated along key product and service lines. These product and service lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Preparedness Services segment develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals.

The Fraud and SIU Services segment provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. The results of the Company’s International Strategies business unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

The Security Consulting and Investigations segment delivers specialized security and investigative services to governments, corporations and individuals.

The Company’s reportable segments have changed from the prior year, to accommodate the acquisitions that were consummated.

Total revenues by segment include revenues to unaffiliated clients. The Company evaluates performance based on income (loss) from operations. Operating income (loss) is gross profit less operating expenses.

The following tables summarize financial information about the Company’s business segments for the years ended December 31, 2004, 2005 and 2006 (in thousands). The Company’s segment information for the year ended December 31, 2006 is presented on a basis different than for the years ended December 31, 2004 and 2005:

For the Year Ended December 31, 2004

	Preparedness Services	Fraud and SIU Services	Security Consulting and Investigations	Corporate	Consolidated
Revenues	$1,741	$2,761	$1,067	$—	$5,569

Loss from Operations	$(712)	$(328)	$(332)	$—	$(1,372)

Depreciation and Amortization	$—	$—	$—	$54	$54

Interest Expense	$—	$—	$—	$26	$26

Capital Expenditures	$—	$—	$—	$—	$—

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

16. Client and Segment Data, continued

For the Year Ended December 31, 2005

	Preparedness Services	Fraud and SIU Services	Security Consulting and Investigations	Corporate	Consolidated
Revenues	$1,261	$6,970	$798	$—	$9,028

Loss from Operations	$(687)	$(2,635)	$(201)	$—	$(3,523)

Identifiable Assets	$104	$2,063	$66	$6,363	$8,596

Depreciation and Amortization	$29	$161	$18	$—	$208

Interest Expense	$—	$—	$—	$65	$65

Capital Expenditures	$4	$23	$3	$—	$30

For the Year Ended December 31, 2006

	Preparedness Services	Fraud and SIU Services	Security Consulting and Investigations	Corporate	Consolidated
Revenues	$37,556	$16,550	$7,818	$—	$61,924

(Loss) Income from Operations	$7,631	$(12,409)	$(2,675)	$—	$(7,453)

Identifiable Assets	$13,150	$3,280	$3,489	$49,307	$69,226

Depreciation and Amortization	$1,025	$604	$481	$—	$2,110

Interest Expense	$—	$—	$—	$653	$653

Amortization of debt discounts on convertible notes payable	$—	$—	$—	$7,523	$7,523

Amortization of deferred financing costs	$—	$—	$—	$2,695	$2,695

Capital Expenditures	$25	$291	$36	$—	$352

17. Major Clients

Revenues from the Company’s services to a limited number of clients have accounted for a substantial percentage of the Company’s total revenues. The Company’s three largest clients accounted for approximately 21%, 2% and 1% of the Company’s revenue for the year ended December 31, 2004 and 27%, 11% and 7% of the Company’s revenues for the year ended December 31, 2005. The Company’s three largest clients accounted for approximately 51%, 11%, and 4% of revenues for the year ended December 31, 2006, of which the 51% and 4% of revenue clients represented work performed under government contracts.

For the year ended December 31, 2006, within the Preparedness Services segment, the three largest clients within the segment represented 51%, 4% and 1% of the Company’s overall revenue. Within the Fraud and SIU services segment, the two largest clients within the segment represented 11% and 2% of the Company’s overall revenues. Within the Security Consulting and Investigations segment, the largest client represented 1% of the Company’s overall revenue.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

17. Major Clients, continued

For the years ended December 31, 2004, 2005 and 2006, government contracts represented 0%, 0% and 57% of the Company’s net revenues, respectively, the most significant of which, in 2006, represented 94% of the Company’s net revenues within the Preparedness Services segment.

During the year ended December 31, 2006, a client that represented approximately 19% of revenues for the year ended December 31, 2005 elected not to renew its relationship with the Company

Revenue from foreign clients represented 24%, 24% and 1% of total revenue for the years ended December 31, 2004, 2005 and 2006, respectively. These foreign clients operate primarily in Russia and the Caribbean. For each of these foreign clients, the Company is paid in U.S. dollars.

18. Related Party Transactions

GlobalOptions was a party to an advisory agreement with The QuanStar Group, LLC (“QuanStar Group”), pursuant to which QuanStar Group rendered strategic and consulting services to GlobalOptions, particularly in the areas of corporate finance and strategic acquisitions, and was paid a monthly retainer of $15,000. During the year ended December 31, 2005 under this agreement, GlobalOptions incurred costs of $165,000. The amount due to the QuanStar Group included in accounts payable at December 31, 2005 amounted to approximately $34,500. The advisory agreement was entered into as of August 2004 and was terminated during November 2005. Harvey W. Schiller, Ph.D., the Company’s Chairman and Chief Executive Officer, is a former partner in the QuanStar Group. Per Olof Lööf, the Company’s Vice Chairman of the Board, is a former partner of the QuanStar Group.

The Company also had a rental agreement with the QuanStar Group which expired during 2006. The Company incurred rent with the QuanStar Group of approximately $60,000, $77,400 and $27,100 for the years ended December 31, 2004, 2005 and 2006, respectively, for the Company’s administrative headquarters.

In connection with the Company’s acquisition of Safir in May 2006 (See Note 4), the Company paid The QuanStar Group a finder’s fee of $200,000 in cash and 10,833 shares of common stock.

19. Defined Contribution Plan

The Company has a 401(k) profit sharing plan (the “401(k) Plan”), covering employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by the Company, based on employee elective deferrals, determined each payroll period. The 401(k) Plan also provides for an employer discretionary profit sharing contribution. Employees vest at a rate of 25% per year in discretionary employer contributions. The 401(k) Plan expense amounted to approximately $21,000, $18,000 and $120,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

20. Subsequent Events

Acquisition of On-Line Consulting

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of On Line Consulting, a full service security and fire alarm consulting and design firm based in Oakland, California. The acquisition was made pursuant to a certain Asset Purchase Agreement dated January 9, 2007 (the “On Line Consulting Agreement”) between GlobalOptions Group and On Line Consulting. The aggregate purchase price for On Line Consulting’s business and assets was $2,658,000 plus the acquisition of certain liabilities, and consisted of $1,308,000 in cash and 84,375 shares of common stock of GlobalOptions Group valued at $16.00

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

20. Subsequent Events, continued

Acquisition of On-Line Consulting, continued

per share for a total value of $1,350,000. At closing, the Company paid $750,000 of the cash portion of the purchase price, and issued promissory notes for $417,000 due January 9, 2008, and $141,000 due on January 9, 2009. Further, at closing the Company delivered to the seller 46,875 shares of GlobalOptions Group common stock, with 37,500 shares to be held in escrow and to be delivered to the seller, 18,750 shares on January 9, 2008, and 18,750 shares on January 9, 2009, respectively. The purchase price is subject to certain working capital purchase price adjustments.

All of the promissory notes issued in connection with the acquisition of On Line Consulting bear no stated interest rate. All of the promissory note obligations were discounted at a market interest rate of 6% per annum, and are shown above at their discounted values.

Through the acquisition of On Line Consulting, the Company assumed the operating lease for office space located in Oakland, California. The lease is for approximately $5,000 per month and extends through September 2011.

In January 2007, concurrently with the Company’s acquisition of On Line Consulting, GlobalOptions entered into a three year employment agreement with Sandor P. Zirulnik, the founder of On Line Consulting. Pursuant to the agreement, Mr. Zirulnik became the Senior Executive Officer of the Security Consulting and Investigations unit and agreed to perform such other duties and responsibilities as the Chief Executive Officer of the Company or his designee shall from time to time reasonably assign to him. Mr. Zirulnik has agreed to devote his full time to GlobalOptions at a salary of $200,000 per annum for the first year; $210,000 per annum for the second year; and $225,000 for the third year and shall be eligible for a discretionary bonus up to $100,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause during the initial term, it is required to pay Mr. Zurulnik his current base salary, bonus and certain benefits through January 31, 2010. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Acquisition of The Bode Technology Group

On February 28, 2007, the Company acquired the common stock of Bode. Bode provides forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations and is based in Lorton, Virginia. Bode was a wholly-owned subsidiary of ChoicePoint Inc., a Georgia corporation (“ChoicePoint”). The acquisition was made pursuant to a certain Stock Purchase Agreement, dated February 28, 2007 (the “Bode Agreement”), between ChoicePoint Government Services Inc., ChoicePoint and the Company. The aggregate purchase price paid was $12.5 million in cash and is subject to certain purchase price adjustments, as defined in the Bode Agreement. On March 8, 2007, Bode was reincorporated into Delaware.

Through the acquisition of Bode, the Company assumed the operating lease for office space, located in Lorton, Virginia. The lease is for approximately 39,000 square feet of rentable space at a cost of approximately $59,000 per month and has a remaining term of 116 months.

In March 2007, concurrently with the Company’s acquisition of Bode, Bode entered into a two year employment agreement with Maureen M. Loftus, Bode’s General Manager. Pursuant to the agreement, Ms. Loftus became a President of the Security Consulting and Investigations unit and agreed to perform such other duties and responsibilities as the Chief Executive Officer of the Company or his designee shall from time to

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

20. Subsequent Events, continued

Acquisition of The Bode Technology Group, continued

time reasonably assign to her. She has agreed to devote her full time to Bode at a salary of $190,992 per annum and she shall be eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause by Bode, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event Bode terminates the employment agreement without cause during the initial term, it is required to pay Ms. Loftus her current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In March 2007, concurrently with the Company’s acquisition of Bode, Bode entered into a two year employment agreement with Phillip E. Crowther, Bode’s Controller. Pursuant to the agreement, Mr. Crowther became a controller of the Security Consulting and Investigations unit and agreed to perform such other duties and responsibilities as the Chief Financial Officer of the Company or his designee shall from time to time reasonably assign to him. He has agreed to devote his full time to Bode at a salary of $106,046 per annum and he shall be eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause by Bode, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event Bode terminates the employment agreement without cause during the initial term, it is required to pay Mr. Crowther his current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Acquisition of Facticon, Inc.

On February 28, 2007, the GlobalOptions Group purchased substantially all of the business and assets of Facticon. Facticon is a surveillance, investigative and business intelligence firm located in Chadds Ford, Pennsylvania.

The acquisition was made pursuant to a certain Asset Purchase Agreement, dated February 28, 2007, between GlobalOptions Group and Facticon. The aggregate purchase price paid was $2,800,000, which consisted of $1,400,00 in cash and 87,500 shares of common stock in GlobalOptions Group, valued at $1,400,000, and the assumption of certain liabilities.

In March 2007, concurrently with the Company’s acquisition of Facticon, GlobalOptions entered into a three year employment agreement with Jim Jensen, Facticon’s President. Pursuant to the agreement, Mr. Jensen became the Northeast Regional Vice President of the Fraud and SIU Services unit and agreed to perform such other duties and responsibilities as the Board of Directors shall from time to time reasonably assign to him. He has agreed to devote his full time to GlobalOptions at a salary of $100,000 per annum for the year 2007 (pro-rated), $110,000 per annum for the year 2008, and $120,000 per annum for the year 2009. He shall be eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause during the initial term, it is required to pay Mr. Jensen his current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In March 2007, concurrently with the Company’s acquisition of Facticon, GlobalOptions entered into a 3 year employment agreement with John Bullock, Facticon’s CEO. Pursuant to the agreement, Mr. Bullock became the Northeast Regional Vice President of the Fraud and SIU Services unit and agreed to perform such other

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

20 . Subsequent Events, continued

Acquisition of Facticon, Inc., continued

duties and responsibilities as the Board of Directors shall from time to time reasonably assign to him. He has agreed to devote his full time to GlobalOptions at a salary of $100,000 per annum for the year 2007 (pro-rated), $110,000 per annum for the year 2008, and $120,000 per annum for the year 2009. He shall be eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause during the initial term, it is required to pay Mr. Bullock his current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

2006 Long-Term Incentive Plan

On January 1, 2007, the Company issued 3,471 shares of common stock with a value of $41,652 to various employees under the 2006 Long-Term Incentive Plan.

Stock Options

On January 1, 2007, the Company granted, in the aggregate, options for the purchase of 18,750 shares of its common stock at an exercise price of $11.36 per share under the 2006 Long-Term Incentive Plan to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant.

On January 1, 2007, the Company issued stock options for the purchase of 13,750 shares of its common stock at an exercise price of $11.36 per share under the 2006 Long-Term Incentive Plan to certain members of its advisory boards in exchange for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant.

On January 9, 2007, the Company granted, in the aggregate, options for the purchase of 26,423 shares of its common stock at an exercise price of $11.36 per share under the 2006 Long-Term Incentive Plan to employees and officers of On Line Consulting. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant.

On February 1, 2007, February 7, 2007 and February 21, 2007, the Company issued 39,706, 44,118 and 44,118 shares of common stock, respectively, in connection with the exercise of stock options resulting in total proceeds of approximately $48,000.

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 62,504 shares of its common stock at an exercise price of $10.80 per share under the 2006 Long-Term Incentive Plan to employees and officers of Bode. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant.

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 38,894 shares of its common stock at an exercise price of $10.80 per share under the 2006 Long-Term Incentive Plan to employees and officers of Facticon. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant.

Conversion of Series A Convertible Preferred Stock

On February 21, 2007, the Company issued 3,125 shares of its common stock upon the conversion of 50 shares of Series A convertible preferred stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

June 30, 2007

(Unaudited)

ASSETS
Current assets:

Cash and cash equivalents	$2,016,343
Accounts receivable, net of allowance for doubtful accounts of $3,224,131	35,523,033
Inventories	2,535,258
Prepaid expenses and other current assets	841,960

Total current assets	40,916,594
Property and equipment, net	5,168,832
Intangible assets, net	7,855,097
Goodwill	23,417,021
Security deposits and other assets	384,384

Total assets	$77,741,928

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$7,489,050
Obligation to issue common stock	2,160,000
Notes payable	5,283,186
Accounts payable	6,696,139
Deferred revenues	732,111
Accrued compensation and related benefits	2,743,718
Other current liabilities	2,693,935

Total current liabilities	27,798,139

Long term liabilities:
Notes payable, less current portion	4,693,198
Deferred rent obligations	299,310

Total long term liabilities	4,992,508

Total liabilities	32,790,647

Commitments

Stockholders’ equity:
Preferred stock, $0.001 par value, 14,924,000 shares authorized, no shares issued or outstanding	—
Series A convertible preferred stock, voting, $0.001 par value, 16,000 shares authorized, 6,330 shares issued and outstanding, liquidation preference $6,330,000	6
Series B convertible preferred stock, voting, $0.001 par value, 60,000 shares authorized, 53,070 shares issued and outstanding, liquidation preference $53,070,000	53
Common stock, $0.001 par value; 100,000,000 shares authorized; 2,984,514 shares issued and outstanding	2,984

Additional paid-in capital	83,093,584
Accumulated deficit	(38,145,346)

Total stockholders’ equity	44,951,281

Total liabilities and stockholders’ equity	$77,741,928

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements Of Operations

(Unaudited)

	For the Six Months Ended June 30,
	2006	2007
Revenues	$23,594,614	$43,854,423

Cost of revenues	12,122,809	22,982,208

Gross profit	11,471,805	20,872,215

Operating expenses:
Selling and marketing	3,768,205	10,882,901

General and administrative	8,643,984	23,620,313

Total operating expenses	12,412,189	34,503,214

Loss from operations	(940,384)	(13,630,999)

Other income (expense):

Interest income	16,537	251,971

Interest expense	(607,050)	(205,081)

Other income	—	100,000

Amortization of debt discounts	(7,522,602)	—

Amortization of deferred financing costs	(2,694,500)	—

Other expense, net	(10,807,615)	146,890

Net loss	(11,747,999)	(13,484,109)

Deemed dividends to Series B convertible preferred stockholders	(24,413,362)	—

Net loss applicable to common stockholders	$(36,161,361)	$(13,484,109)

Basic and diluted net loss per share	$(18.41)	$(4.98)

Weighted average number of common shares outstanding—basic and diluted	1,964,079	2,709,912

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Equity

For the Six Months Ended June 30, 2007

(Unaudited)

	Common Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2007	2,678,059	$2,678	6,380	$6	53,073	$53	$78,557,545	$(24,661,237)	$53,899,045

Fractional shares issued in connection with reverse split	42	—	—	—	—	—	—	—	—

Adjustment to shares outstanding	—	—	—	—	(3)	—	—	—	—

Issuance of common stock in connection with the purchase of On Line Consulting	84,375	84	—	—	—	—	1,349,916	—	1,350,000

Issuance of common stock in connection with purchase of Facticon	87,500	87	—	—	—	—	1,399,913	—	1,400,000

Exercise of stock options	88,236	88	—	—	—	—	47,912	—	48,000

Cashless exercise of stock options	39,706	40	—	—	—	—	(40)	—	—

Stock issued to employees pursuant to 2006 Long-Term Incentive Plan	3,471	4	—	—	—	—	41,648	—	41,652

Stock based compensation—restricted stock vested	—	—	—	—	—	—	246,095	—	246,095

Amortization of consultant stock option costs	—	—	—	—	—	—	45,912	—	45,912

Amortization of employee stock options costs	—	—	—	—	—	—	1,404,686	—	1,404,686

Issuance of common stock in connection with the conversion of shares of Series A Convertible Preferred Stock	3,125	3	(50)	—	—	—	(3)	—	—

Net loss	—	—	—	—	—	—	—	(13,484,109)	(13,484,109)

Balance, June 30, 2007	2,984,514	$2,984	6,330	$6	53,070	$53	$83,093,584	$(38,145,346)	$44,951,281

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2006	2007
Cash flows from operating activities:
Net loss	$(11,747,999)	$(13,484,109)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	86,812	1,325,537
Depreciation and amortization	704,394	1,861,100
Deferred rent	—	14,903
Amortization of debt discounts	7,522,602	—
Amortization of deferred financing costs	2,694,500	—
Stock-based compensation	1,549,415	1,738,345
Changes in operating assets:
Accounts receivable	(7,592,127)	(10,660,191)
Inventories	—	94,131
Prepaid expenses and other current assets	(33,922)	(112,226)
Security deposits and other assets	26,575	(69,939)
Changes in operating liabilities:
Accounts payable	1,321,774	1,742,117
Deferred revenues	66,554	585,414
Accrued compensation and related benefits	(231,908)	(103,356)
Due to former stockholder of CBR	(219,463)	—
Due to former members of JLWA for earnout	2,242,139	7,732,015
Other current liabilities	490,961	747,768

Total adjustments	8,628,306	4,895,618

Net cash used in operating activities	(3,119,693)	(8,588,491)

Cash flows from investing activities:
Purchases of property and equipment	(16,197)	(563,313)
Purchase of certificate of deposit	(1,747,282)	—
Purchase of client lists	(65,000)	—
Acquisition of On Line Consulting	—	(974,100)
Acquisition of Facticon	—	(1,300,000)
Acquisition of Bode, less cash acquired of $284,251	—	(12,215,749)
Acquisition of JLWA	(6,003,540)	—
Acquisition of Safir, less cash acquired of $447,115	(1,693,534)	—

Net cash used in investing activities	(9,525,553)	(15,053,162)

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows—(Continued)

(Unaudited)

	For the Six Months Ended June 30,
	2006	2007
Cash flows from financing activities:
Net (repayments of) proceeds from line of credit	$(543,453)	$7,489,050
Proceeds from convertible notes payable	45,050,000	—
Repayment of notes payable	(7,500,000)	(3,412,435)
Proceeds from exercise of stock options	—	48,000
Deferred financing costs	(1,933,500)	—

Net cash provided by financing activities	35,073,047	4,124,615

Net increase (decrease) in cash and cash equivalents	22,427,801	(19,517,038)
Cash and cash equivalents—beginning of period	528,602	21,533,381

Cash and cash equivalents—end of period	$22,956,403	$2,016,343

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$100,131	$211,345

Supplemental disclosures of non-cash investing and financing activities:
Common stock issued upon conversion of Series A convertible preferred stock	$123	$3

Issuance of Series B convertible preferred stock upon exchange of convertible notes payable and accrued interest	$46,150,731	$—

Common stock issued upon the cashless exercise of stock options	$—	$40

Deferred financing costs incurred through the issuance of convertible notes payable	$761,000	$—

Obligation to issue common stock and notes payable issued to fund JLWA earnout liability	$—	$12,960,000

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows—(Continued)

(Unaudited)

	For the Six Months Ended June 30,
	2006	2007
Supplemental non-cash investing and financing activity—acquisition of JLWA:
Assets acquired and liabilities assumed:
Current assets	$4,345,154	$—
Property and equipment	185,235	—
Intangible assets	4,930,000	—
Goodwill recognized on purchase business combination	883,766	—
Security deposits and prepaid expenses	99,892	—
Accounts payable, accrued expenses and deferred revenues	(2,040,507)	—

Total purchase price	8,403,540	—
Less: Cash paid to acquire JLWA	(6,003,540)	—

Non-cash consideration to seller	$2,400,000	$—

Non-cash consideration, consisted of:
Common stock issued to acquire JLWA	$2,000,000	$—
Note payable issued to seller	400,000	—

Total non-cash consideration	$2,400,000	$—

Supplemental non-cash investing and financing activity—acquisition of Safir:
Assets acquired and liabilities assumed:
Current assets	$2,852,888	$—
Property and equipment	180,906	—
Intangible assets	1,770,000	—
Goodwill recognized on purchase business combination	11,534,765	—
Security deposits and prepaid expenses	156,525	—
Accounts payable, accrued expenses and deferred revenues	(1,179,435)	—

Total purchase price	15,315,649	—
Less: Cash acquired	(447,115)
Less: Cash paid to acquire Safir	(1,493,534)	—
Less: Cash paid as finders fee	(200,000)	—

Non-cash consideration to seller	$13,175,000	$—

Non-cash consideration, consisted of:
Common stock issued to acquire Safir	$6,000,000	$—
Common stock issued as finders fee	175,000	—
Note payable issued to seller	7,000,000	—

Total non-cash consideration	$13,175,000	$—

Supplemental non-cash investing and financing activity—acquisition of Secure Source:
Assets acquired and liabilities assumed:
Property and equipment	$101,459	—
Intangible assets	1,640,000	—
Goodwill recognized on purchase business combination	1,578,866	—
Other assets	1,795	—
Accounts payable, accrued expenses and deferred revenues	(72,120)	—

Non-cash consideration to seller	$3,250,000	$—

Non-cash consideration, consisted of:
Common stock issued to acquire Secure Source	$500,000	$—
Note payable issued to seller	2,750,000	—

Total non-cash consideration	$3,250,000	$—

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows—(Continued)

(Unaudited)

	For the Six Months Ended June 30,
	2006	2007
Supplemental non-cash investing and financing activity—acquisition of On Line Consulting:
Assets acquired and liabilities assumed:
Property and equipment	$—	$96,589
Intangible assets	—	1,199,000
Goodwill recognized on purchase business combination	—	1,844,329
Accounts payable, accrued expenses and deferred revenues	—	(198,361)
Other current liabilities		(45,717)

Total purchase price	—	2,895,840
Less: Cash paid to acquire On Line Consulting	—	(974,100)

Non-cash consideration to seller	$—	$1,921,740

Non-cash consideration consisted of:
Common stock issued to acquire On Line Consulting	$—	$1,350,000
Amount due to seller	—	13,740
Notes payable issued to seller	—	558,000

Total non-cash consideration	$—	$1,921,740

Supplemental non-cash investing and financing activity—acquisition of Bode:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$5,510,441
Inventories	—	2,629,389
Other current assets (including cash of $284,251)	—	560,372
Property and equipment	—	4,133,338
Intangible assets	—	310,000
Goodwill recognized on purchase business combination	—	575,250
Accounts payable, accrued expenses and deferred rent obligations	—	(1,218,790)

Total purchase price	—	12,500,000

Less: Cash acquired	—	(284,251)

Cash paid to acquire Bode	$—	$12,215,749

Supplemental non-cash investing and financing activity—acquisition of Facticon:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$759,147
Property and equipment	—	34,000
Intangible assets	—	120,000
Goodwill recognized on purchase business combination	—	2,420,181
Accounts payable, accrued expenses and deferred revenues	—	(533,328)

Total purchase price	—	2,800,000
	—
Less: Cash paid to acquire Facticon	—	(1,300,000)

Non-cash consideration to seller	$—	$1,500,000

Non-cash consideration consisted of:
Note payable issued to seller	$—	$100,000
Common stock issued to acquire Facticon	—	1,400,000

Total non-cash consideration	$—	$1,500,000

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Operations

GlobalOptions Group, Inc. and Subsidiaries (collectively the “Company” or “GlobalOptions Group”) is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals. The Company delivers these services through four business units: Preparedness Services; Fraud and Special Investigative Unit (“SIU”) Services; Security Consulting and Investigations; and International Strategies. The Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations units represent the Company’s three financial reporting segments. The results of the International Strategies business unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

References herein to “GlobalOptions” refer to GlobalOptions, Inc., an operating subsidiary of the Company.

In this report, the Company has renamed its business segments as follows:

Currently reported as:	Formerly reported as:
Preparedness Services	JLWA-Crisis Management and Corporate Governance
Fraud and SIU Services	CBR-Investigations and Litigation Support
Security Consulting and Investigations	Safir-Risk Management

On August 14, 2005, the Company acquired Confidential Business Resources, Inc. (“CBR”), a privately-held nationwide investigations firm based in Nashville, Tennessee.

On March 10, 2006, the Company acquired James Lee Witt Associates, LLC (“JLWA”), a nationwide crisis and emergency management consulting firm headquartered in Washington, D.C. with three additional offices nationwide.

On May 12, 2006, the Company acquired Safir Rosetti, LLC (“Safir”). Safir is a security consulting, investigative and intelligence firm headquartered in New York City.

On May 12, 2006, the Company acquired substantially all of the business and certain assets of Secure Source, Inc. (“Secure Source”). Secure Source is an international risk consulting firm with offices in Washington, D.C. and Dallas, Texas.

On August 10, 2006, the Company acquired substantially all of the business and assets of Hyperion Risk, Inc. (“Hyperion Risk”). Hyperion Risk is a security consulting, investigative and intelligence firm with its central corporate office located in Orlando, Florida.

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of SPZ Oakland Corporation, dba On Line Consulting Service, Inc. (“On Line Consulting”), a full service security and fire alarm consulting and design firm based in Oakland, California (See Note 4).

On February 28, 2007, GlobalOptions Group purchased the common stock of The Bode Technology Group, Inc. (“Bode”). Bode is a leading provider of forensic DNA analysis and proprietary DNA collection tools, based in Lorton, Virginia (See Note 4).

On February 28, 2007, GlobalOptions Group acquired substantially all of the business and assets of Facticon, Inc. (“Facticon”). Facticon is a surveillance, investigative and business intelligence firm based in Chadds Ford, Pennsylvania (See Note 4).

On March 6, 2007 the Company executed a 1 for 8 reverse stock split and began trading under the symbol GOPG.OB. Accordingly, all share and per share information has been adjusted within this report for the six months ended June 30, 2006.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

2. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. For further information, refer to the consolidated financial statements and footnotes thereto, as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006, for the Company included elsewhere in this prospectus.

3. Summary of Significant Accounting Policies

Revenue Recognition and Related Costs

For investigation, crisis management and non-DNA related security, revenue is recognized on a time and materials or fixed price arrangement and is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements is recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred.

For DNA related revenues, revenue is recognized when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence that an agreement exists, prices are fixed or determinable, services and products are provided to the client, and collectibility is reasonably assured. The Company reduces revenue for estimated discounts and other allowances.

Revenues earned on DNA related services are derived from the following sources: (1) forensic DNA analysis; (2) research and development projects; and (3) sales of DNA collection products. The Company recognizes revenues from forensic DNA analysis at the time tests are completed and the results are reported to the client. Revenues from research and development projects are recognized as the related research is completed and when the Company has satisfied specific obligations under the terms of the respective agreements. Revenues from the sales of DNA collection products are recognized upon delivery of the products to the client.

Forensic DNA analysis is billed on a per sample fixed fee arrangement. Research and development projects are billed on a cost plus fixed fee arrangement.

Costs incurred in the performance of forensic DNA analysis are recorded as inventories and charged to cost of revenues upon the completion of the project, which generally ranges from one to three months. Costs related to research and development projects are expensed as incurred and costs related to DNA collection products are maintained as inventory and charged to operations when the products are delivered.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Reserves for obsolete inventories are provided for based on historical experience.

The Company maintains inventories in connection with its DNA related services. Raw materials consist mainly of reagents, primers, enzymes, chemicals and plates used in genotyping and components to manufacture kits. Work in progress consists mainly of databanking and casework not yet completed and kits that are in the production process. Finished goods consist mainly of kits that have been produced, but have not been shipped.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

3. Summary of Significant Accounting Policies, continued

Research and Development

Costs incurred for research and product development, including salaries and related personnel costs, fees paid to consultants and outside service providers, material costs for prototypes and test units, are expensed as incurred. In addition, the Company recognizes research and development expenses in the period incurred and in accordance with the specific contractual performance terms of such research agreements. Costs incurred in obtaining technology licenses and development of software are charged to research and development expense if the technology licensed or the software has not reached technological feasibility. For the six months ended June 30, 2006 and 2007, there were no research and development costs.

Income Taxes

The Company accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. The Company establishes a valuation allowance for deferred tax assets. The Company was not required to provide for a provision for income taxes for the six months ended June 30, 2006 and 2007, respectively, as a result of losses incurred during these periods.

Deferred tax assets pertaining to windfall tax benefits on exercise of non-qualified stock options and the corresponding credit to additional paid-in capital are recorded if the related tax amount either reduces income taxes payable or results in an income tax refund. The Company has elected the “with and without approach” regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce income taxes payable or resulted in an income tax refund in the current year. Under this approach, the windfall tax benefits would be recognized in additional paid-in capital only if an incremental income tax benefit is realized after considering all other income tax benefits presently available to the Company.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s condensed consolidated financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s condensed consolidated financial statements as of January 1, 2007. The evaluation was performed for the tax years ended December 31, 2006, 2005, 2004 and 2003 which remain subject to examination for federal, state, and local income tax purposes by various taxing authorities as of June 30, 2007.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

3. Summary of Significant Accounting Policies, continued

Stock-Based Compensation

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123R “Share-Based Payment” (“SFAS 123R”) and the Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” (“EITF 96-18”) which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed. Stock based compensation for non-employees is accounted for under EITF 96-18 and is reflected within general and administrative expenses.

The Company accounts for stock-based compensation issued to employees in accordance with the provisions of SFAS 123R.

The Company recognizes compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable.

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding, as adjusted, during the years presented. Common stock equivalents, consisting of stock options, warrants and Series A and B convertible preferred stock were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The basic weighted average number of shares was reduced for non-vested restricted stock awards and contingently returnable escrowed shares issued in connection with acquisitions, and was increased for non-contingent shares to be issued in connection with the JLWA modification agreement (See Note 10). The total common shares issuable upon the exercise of stock options, warrants, and the Series A and B convertible preferred stock and reduced for non-vested restricted stock, as of June 30, 2006 and 2007 was 7,677,823 and 7,895,113, respectively.

Reclassifications

Certain prior period amounts have been reclassified in order to conform to the current period presentation.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155—Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156—Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

3. Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. Adoption of SAB 108 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. Adoption of FSP EITF 00-19-2 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

4. Acquisitions

Acquisition of On Line Consulting

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of On Line Consulting, a full service security and fire alarm consulting and design firm based in Oakland, California. The acquisition was made pursuant to a certain Asset Purchase Agreement dated January 9, 2007 (the “On Line Consulting Agreement”) between GlobalOptions Group and On Line Consulting. The aggregate purchase price for On Line Consulting’s business and assets was approximately $2,896,000 plus the assumption of certain liabilities, and consisted of $1,546,000 in cash and 84,375 shares of common stock of GlobalOptions Group valued at $16.00 per share for a total value of $1,350,000. At closing, the Company paid $750,000 of the cash portion of the purchase price, issued promissory notes for $417,000 due January 9, 2008 and $141,000 due on January 9, 2009, and recorded an obligation of $14,000 which was paid on August 29, 2007 and on March 23, 2007, paid cash of $224,000. Further, at closing, the Company delivered to the seller 46,875 shares of GlobalOptions Group common stock, with 37,500 shares which were held in escrow and to be delivered to the seller, 18,750 shares on January 9, 2008 and 18,750 shares on January 9, 2009, respectively.

All of the promissory notes issued in connection with the acquisition of On Line Consulting bear no stated interest rate. The promissory note obligations were discounted at a market interest rate of 6% per annum and are recorded at their discounted values, reflecting discounts of $33,000 and $9,000 for the notes due January 9, 2008 and 2009, respectively.

The assets and liabilities of On Line Consulting were recorded in the Company’s condensed consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of On Line Consulting on January 9, 2007, the Company acquired identifiable intangible assets of approximately $1,199,000. Of the identifiable intangibles acquired, $70,000 has been assigned to trade names, $59,000 to non-compete agreements, and $1,070,000 to client relationships. The amounts of these intangibles have been estimated based upon information available to management and is subject to change based upon an outside appraisal being performed.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

4. Acquisitions, continued

Acquisition of On Line Consulting, continued

The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period
Trade names	5 years
Non-compete agreements	3 years
Client relationships	7 years

The Company collected On Line Consulting’s accounts receivable in the amount of approximately $98,200, the obligations for which have been included in other current liabilities at June 30, 2007.

The following details the allocation of the purchase price for the acquisition of On Line Consulting:

Fair Value
Property and equipment	$96,589
Intangible asset—trade names	70,000
Intangible asset—non-compete agreements	59,000
Intangible asset—client relationships	1,070,000
Accounts payable	(75,000)
Accrued compensation and related benefits	(83,536)
Deferred revenues	(39,825)
Capital lease obligation	(33,718)
Other liabilities	(11,999)

Net fair values assigned to assets acquired and liabilities assumed	1,051,511
Goodwill	1,844,329

Total	$2,895,840

The following represents a summary of the purchase price consideration:

Cash	$974,100
Common stock	1,350,000
Amount due to seller	13,740
Notes payable	558,000

Total purchase price consideration	$2,895,840

The results of operations for On Line Consulting for the period from January 10, 2007 to June 30, 2007 are reflected in the Company’s results for the six months ended June 30, 2007 in the accompanying condensed consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

4. Acquisitions, continued

Acquisition of Bode

On February 28, 2007, the Company acquired the common stock of Bode. Bode provides forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations and is based in Lorton, Virginia. Bode was a wholly-owned subsidiary of ChoicePoint Inc., a Georgia corporation (“ChoicePoint”). The acquisition was made pursuant to a certain Stock Purchase Agreement, dated February 28, 2007 (the “Bode Agreement”), between ChoicePoint Government Services Inc., ChoicePoint and the Company. The aggregate purchase price paid was $12,500,000 in cash paid at closing and is subject to a working capital purchase price adjustment (See Note 18). On March 8, 2007, Bode was reincorporated in the state of Delaware.

The assets and liabilities of Bode have been recorded in the Company’s condensed consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Bode on February 28, 2007, the Company acquired identifiable intangible assets of approximately $310,000. Of the identifiable intangibles acquired, $200,000 has been assigned to trade names and $110,000 to developed technology. The amounts of these intangibles have been estimated based upon information available to management and is subject to change based upon an outside appraisal being performed. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period
Trade names	10 years
Developed technology	5 years

The following details the allocation of the purchase price for the acquisition of Bode:

Fair Value
Cash and cash equivalents	$284,251
Accounts receivable	5,510,441
Inventories	2,629,389
Other current assets	276,121
Property and equipment	4,133,338
Intangible asset—trade names	200,000
Intangible asset—development technology	110,000
Accounts payable	(545,401)
Deferred rent obligations	(94,399)
Accrued expenses	(578,990)

Net fair values assigned to assets acquired and liabilities assumed	11,924,750
Goodwill	575,250

Total purchase price in cash	$12,500,000

The results of operations for Bode for the period from March 1, 2007 to June 30, 2007, are reflected in the Company’s results for the six months ended June 30, 2007 in the accompanying condensed consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

4. Acquisitions, continued

Acquisition of Facticon

On February 28, 2007, GlobalOptions Group purchased substantially all of the business and assets of Facticon, Inc. Facticon is a surveillance, investigative and business intelligence firm located in Chadds Ford, Pennsylvania.

The acquisition was made pursuant to a certain Asset Purchase Agreement, dated February 28, 2007 (the “Facticon Agreement”), between GlobalOptions Group and Facticon. The aggregate purchase price paid was $2,800,000, which consisted of $1,400,000 in cash and 87,500 shares of common stock in GlobalOptions Group, valued at $1,400,000 and the assumption of certain liabilities. Of the total purchase price, $1,300,000 of the cash portion and $1,000,000 of the stock portion have been placed into an escrow account and pursuant to the escrow agreement (“Facticon Escrow Agreement”) shall be disbursed in satisfaction of the claims of certain tax jurisdictions and creditors of the seller. The Facticon Agreement further provides after one year from closing, the sellers’ delivery of audited financial statements acceptable to the Company, pursuant to the terms of the Facticon Agreement, and the release of certain tax liens deemed acceptable to the Company, then escrowed cash funds and common stock not paid out of escrow in satisfaction of claims shall be released to seller.

Furthermore, subject to the terms of the Facticon Agreement, on February 28, 2008, $100,000 of the cash portion and $200,000 in value of the stock portion of the purchase price shall be paid to or released from escrow to the seller. On February 28, 2009, $200,000 of the stock portion of the purchase price shall be paid to the seller.

The assets and liabilities of Facticon have been recorded in the Company’s condensed consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Facticon on February 28, 2007, the Company acquired identifiable intangible assets of $120,000, consisting of $60,000 for a trade name and $60,000 for the value of client relationships. The amounts of these intangibles have been estimated based upon information available to management and is subject to change based upon an outside appraisal being performed. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details the amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period
Trade name	5 years
Client relationships	3 years

The following details the allocation of the purchase price for the acquisition of Facticon:

Fair Value
Accounts receivable	$759,147
Property and equipment	34,000
Intangible assets – trade name	60,000
Intangible assets – client relationships	60,000
Accounts payable	(185,463)
Accrued compensation and related benefits	(237,026)
Accrued expenses	(110,839)

Net fair values assigned to assets acquired and liabilities assumed	379,819
Goodwill	2,420,181

Total	$2,800,000

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

4. Acquisitions, continued

Acquisition of Facticon, continued

The following presents a summary of the purchase price consideration for the purchase of Facticon:

Cash	$1,300,000
Note issued to seller	100,000
Value of common stock issued	1,400,000

Total purchase price consideration	$2,800,000

The results of operations for Facticon for the period from March 1, 2007 to June 30, 2007, are reflected in the Company’s results for the six months ended June 30, 2007 in the accompanying condensed consolidated statements of operations.

Unaudited Pro-Forma Financial Information

The following presents the unaudited pro-forma combined results of operations of the Company with the 2006 acquisitions, consisting of JLWA, Safir, Secure Source and Hyperion Risk, and the 2007 acquisitions, consisting of On Line Consulting, Bode and Facticon, included for the periods preceding the acquisition of their respective net assets or common stock. The respective acquisition dates are March 10, 2006 for JLWA, May 12, 2006 for both Safir and Secure Source, August 10, 2006 for Hyperion Risk, January 9, 2007 for On Line Consulting and February 28, 2007 for Bode and Facticon.

	For the Six Months Ended June 30,
	2006	2007
Revenues	$48,096,000	$47,046,000

Net loss	$(36,342,000)	$(15,278,000)

Pro-forma basic and diluted net loss per common share	$(14.22)	$(5.57)

Pro-forma weighted average common shares outstanding – basic and diluted	2,555,951	2,741,056

The pro forma combined results are not necessarily indicative of the results that actually would have occurred if the acquisitions of JLWA, Safir, Secure Source, Hyperion Risk, On Line Consulting, Bode and Facticon had been completed as of the beginning of 2006 or 2007, nor are they necessarily indicative of future consolidated results.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

5. Inventories

Inventories consisted of the following as of June 30, 2007:

Raw materials	$1,463,464
Work in progress – DNA analysis	691,438
Finished goods	636,356

2,791,258
Less: reserves for obsolescence	(256,000)

Inventories, net	$2,535,258

6. Intangible Assets and Goodwill

Intangible Assets

Intangible assets consist of amounts related to the 2006 acquisitions, consisting of JLWA, Safir, Secure Source and Hyperion Risk, and the 2007 acquisitions, consisting of On Line Consulting, Bode and Facticon. Intangible assets at June 30, 2007 consisted of the following:

	Amount	Weighted Average Amortization Period
Trade names	$2,820,000	8.8
Developed technology	439,690	3.1
Non-compete agreements	1,499,222	3.0
Client relationships	6,510,000	4.2

	11,268,912
Less: accumulated amortization	(3,413,815)

Intangible assets, net	$7,855,097

The estimated amortization of amortizable intangible assets for the five years ending June 30, 2012 is as follows:

For the Years Ending June 30,	Total	Trade Names	Developed Technology	Non-Compete Agreements	Client Relationships
2008	$2,605,716	$351,000	$145,936	$494,074	$1,614,706
2009	2,091,750	351,000	90,082	348,948	1,301,720
2010	949,637	351,000	22,000	13,973	562,664
2011	769,107	325,450	22,000	—	421,657
2012	402,204	229,322	14,606	—	158,276

Totals	$6,818,414	$1,607,772	$294,624	$856,995	$4,059,023

The Company recorded amortization expense related to the acquired amortizable intangibles of $626,862 during the six months ended June 30, 2006 and $1,404,326 for the six months ended June 30, 2007.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

6. Intangible Assets and Goodwill, continued

Goodwill

A summary of goodwill as of June 30, 2007 and for the six months then ended is as follows:

	Preparedness Services	Fraud and SIU Services	Security Consulting and Investigations	Total
Balance as of January 1, 2007	$883,183	$8,053,082	$9,640,996	$18,577,261
Acquisition of On Line Consulting	—	—	1,844,329	1,844,329
Acquisition of Bode	—	—	575,250	575,250
Acquisition of Facticon	—	2,420,181	—	2,420,181

Balance as of June 30, 2007	$883,183	$10,473,263	$12,060,575	$23,417,021

7. Property and Equipment

At June 30, 2007, property and equipment is comprised of the following:

Computer equipment and software	$1,857,971
Laboratory equipment	1,126,717
Furniture and fixtures	769,881
Vehicles	162,029
Leasehold improvements	2,293,597

6,210,195
Less: accumulated depreciation and amortization	(1,041,363)

Property and equipment, net	$5,168,832

Depreciation and amortization of property and equipment for the six months ended June 30, 2006 was $77,000 and for the six months ended June 30, 2007 was $457,000. Included in property and equipment at June 30, 2007 are vehicles and equipment held under capital leases with a net book value of approximately $69,000.

8. Accrued Compensation and Related Benefits

At June 30, 2007, accrued compensation and related benefits is comprised of the following:

Accrued bonuses	$1,178,366
Accrued payroll and commissions	708,037
Accrued employee benefits	857,315

Total accrued compensation and related benefits	$2,743,718

9. Line of Credit

On May 14, 2007, the financial institution that provides the Company’s line of credit increased the amount available under the line of credit to $15,000,000. Pursuant to the agreement, the Company granted the financial institution a security interest in, and pledged and assigned to the financial institution, substantially all of the

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

9. Line of Credit, continued

current and future acquired personal property of GlobalOptions, Inc. Furthermore, the Company reaffirmed its unconditional guaranty originally made on March 8, 2006. Pursuant to the reaffirmation, the Company acknowledged that its guaranty of the loan provided to GlobalOptions, Inc. and the corresponding grant of a security interest in all of its property apply to the subject financial institution’s loan agreements and any other agreements, assignments or instruments relating to such indebtedness. In connection with the modification, Bode entered into an intellectual property security agreement with the financial institution pursuant to which Bode granted the financial institution a security interest in all of its rights, title and interests in, to and under its intellectual property, which consisted principally of patents. In connection with this line of credit, the Company must satisfy certain liquidity and earnings financial covenants. The interest rate on the line of credit at June 30, 2007 was 9.75%. The balance under the line of credit is $7,489,050 at June 30, 2007 leaving an amount available to draw of approximately $7,511,000.

10. Due to Former Members of JLWA for Earnout and JLWA Modification Agreement

On May 11, 2007, the Company reached an agreement with the former owners of JLWA (the “JLWA Sellers”) to enter into a second amendment to the January 13, 2006 JLWA asset purchase agreement, which was amended on February 28, 2006 (the “JLWA Modification Agreement”). Under the JLWA Modification Agreement, the Company agreed to make additional payments in the form of cash, promissory notes and common stock to the JLWA Sellers in exchange for eliminating the earnout provisions of the asset purchase agreement, which provided for a maximum additional payout of $15,400,000. The additional payments under the JLWA Modification Agreement consist of (i) a cash payment of $2,000,000, which was paid on May 14, 2007, (ii) a $4,500,000 promissory note accruing interest at 5.65% per annum, due on January 15, 2008, subject to a 5% penalty fee if not paid on that due date, (iii) 300,000 shares of common stock valued at $2,880,000 on the date of the JLWA Modification Agreement to be issued on January 15, 2008, which will be registered prior to issuance, and (iv) a $4,300,000 promissory note accruing interest at 11.0% per annum, due on August 11, 2008. The JLWA Sellers may request acceleration of the $4,300,000 promissory note upon the consummation of a qualified capital raise.

Further, in connection with the execution of the JLWA Modification Agreement, the Company executed an amendment of the employment and non-competition agreement with James Lee Witt. Under the terms of the amendment, upon his voluntary termination of employment without good reason, Mr. Witt would be obligated to reimburse the Company in an amount equal to (i) 25% of the number of shares issued to the JLWA Sellers within 12 months prior to such termination and (ii) 25% of the base salary of Mr. Witt paid within 12 months prior to such termination.

The JLWA Modification Agreement resulted in $12,960,000 of non-contingent consideration, of which approximately $6,630,000 was deemed as earnout accrued through May 10, 2007 and $6,330,000 was deemed to be accelerated earnout expense. Earnout expense under the JLWA agreement (as amended) was $2,242,000 for the six months ended June 30, 2006 and $7,732,000 for the six months ended June 30, 2007.

As a related party, of these amounts, Mr. Witt directly received $1,286,364 in cash, $3,001,363 in principal amount of the 5.65% promissory note and $2,765,682 in principal amount of the 11% promissory note, and will receive 182,250 of the shares of the Company’s common stock to be issued. If the JLWA Sellers request acceleration of the 11% promissory note, Mr. Witt will directly receive a cash payment of $2,765,682 plus accrued interest.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

11. Notes Payable

At June 30, 2007, notes payable consisted of the following:

Note payable to seller for Secure Source Acquisition	$500,000
Note payable to seller for Facticon Acquisition (See Note 4)	100,000
Note payable to seller for On Line Consulting Acquisition (See Note 4)	576,384
Notes payable – JLWA Modification Agreement (See Note 10)	8,800,000

Total	9,976,384
Less – current portion	5,283,186

Long-term portion	$4,693,198

On March 8, 2007, the Company repaid $400,000 related to a note payable for the JLWA acquisition.

On May 10, 2007, the Company reached an agreement with the former owners of Secure Source to extend the maturity date of the 5% promissory notes in the principal amount of $750,000, which were issued as partial payment of the purchase price for the Secure Source acquisition, to May 31, 2007. On May 30, 2007, the Company paid the $750,000 note payable installment in full.

During the six months ended June 30, 2007, the Company paid $280,295 in full satisfaction of the note payable to the former owners of Safir for the Safir acquisition.

The scheduled maturities of notes payable are shown in the following table:

For the Years Ending June 30,	Amount
2008	$5,283,186
2009	4,693,198

Total	$9,976,384

12. Commitments

Employment Agreements

In January 2007, concurrently with the Company’s acquisition of On Line Consulting (See Note 4), GlobalOptions entered into a three year employment agreement with Sandor P. Zirulnik, the founder of On Line Consulting. Pursuant to the agreement, Mr. Zirulnik became the Senior Executive Officer of the Security Consulting and Investigations business unit and agreed to perform such other duties and responsibilities as the Chief Executive Officer of the Company or his designee shall from time to time reasonably assign to him. Mr. Zirulnik has agreed to devote his full time to GlobalOptions at a salary of $200,000 per annum for the first year; $210,000 per annum for the second year; and $225,000 for the third year and he shall be eligible for a discretionary bonus up to $100,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause during the initial term, it is required to pay Mr. Zirulnik his current base salary, bonus and certain benefits through January 31, 2010. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

12. Commitments, continued

Employment Agreements, continued

In March 2007, concurrently with the Company’s acquisition of Bode (See Note 4), Bode entered into a two year employment agreement with Maureen M. Loftus, Bode’s General Manager. Pursuant to the agreement, Ms. Loftus became a President of the Security Consulting and Investigations business unit and agreed to perform such other duties and responsibilities as the Chief Executive Officer of the Company or his designee shall from time to time reasonably assign to her. She has agreed to devote her full time to Bode at a salary of $190,992 per annum and she shall be eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause by Bode, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event Bode terminates the employment agreement without cause during the initial term, it is required to pay Ms. Loftus her current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In March 2007, concurrent with the Company’s acquisition of Bode (See Note 4), Bode entered into a two-year employment agreement with Phillip E. Crowther, Bode’s Controller. Pursuant to the agreement, Mr. Crowther became a Controller of the Security Consulting and Investigations business unit and agreed to perform such other duties and responsibilities as the Chief Financial Officer of the Company or his designee shall from time to time reasonably assign to him. He has agreed to devote his full time to Bode at a salary of $106,046 per annum, and is eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause by Bode, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event Bode terminates the employment agreement without cause during the initial term, it is required to pay Mr. Crowther his current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In March 2007, concurrently with the Company’s acquisition of Facticon (See Note 4), GlobalOptions entered into a three year employment agreement with Jim Jensen, Facticon’s President. Pursuant to the agreement, Mr. Jensen became the Northeast Regional Vice President of the Fraud and SIU Services business unit and agreed to perform such other duties and responsibilities as the Board of Directors shall from time to time reasonably assign to him. Mr. Jensen has agreed to devote his full time to GlobalOptions at a salary of $100,000 per annum for the year 2007 (pro-rated), $110,000 per annum for the year 2008, and $120,000 per annum for the year 2009 and shall be eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause during the initial term, it is required to pay Mr. Jensen his current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

In March 2007, concurrently with the Company’s acquisition of Facticon, GlobalOptions entered into a three year employment agreement with John Bullock, Facticon’s CEO. Pursuant to the agreement, Mr. Bullock became the Northeast Regional Vice President of the Fraud and SIU Services business unit and agreed to perform such other duties and responsibilities as the Board of Directors shall from time to time reasonably assign to him. Mr. Bullock has agreed to devote his full time to GlobalOptions at a salary of $100,000 per annum for the year 2007 (pro-rated), $110,000 per annum for the year 2008, and $120,000 per annum for the year 2009 and shall be eligible for a bonus based upon approved goals. The employment agreement may be terminated for cause

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

12. Commitments, continued

Employment Agreements, continued

by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause during the initial term, it is required to pay Mr. Bullock his current base salary and certain benefits through March 2009. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Operating Leases

Through the acquisition of On Line Consulting (See Note 4), the Company assumed the operating lease for office space located in Oakland, California. The lease is for approximately $5,000 per month and extends through September 2011.

Through the acquisition of Bode (See Note 4), the Company assumed the operating lease located in Lorton, Virginia. The lease is for approximately $59,000 per month and has a remaining term through August 2016.

In connection with the acquisitions of CBR, JLWA, Safir, Secure Source, Hyperion Risk, On Line Consulting and Bode, GlobalOptions assumed the obligations for various office leases. Such lease obligations expire at various dates through August 2016.

Future minimum lease payments under these and all of the Company’s operating leases for office space are as follows:

For the Year Ending June 30,
2008	$2,496,000
2009	2,001,000
2010	1,962,000
2011	1,800,000
2012	1,427,000
Thereafter	4,186,000

Total	$13,872,000

Rent expense charged to operations amounted to approximately $490,000 for the six months ended June 30, 2006 and $1,305,000 for the six months ended June 30, 2007.

The terms of certain of the Company’s lease obligations provide for scheduled escalations in the monthly rent. In accordance with SFAS No. 13, “Accounting for Leases,” the non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent obligations of $299,310 represents the long term unamortized rent adjustment amount at June 30, 2007 and is reflected as deferred rent obligations in the condensed consolidated balance sheet. In addition, the current portion of deferred rent is $60,359 at June 30, 2007 and is reflected within other current liabilities in the condensed consolidated balance sheet.

Advisory Agreement

On June 12, 2007, the Company entered into an agreement with Burnham Hill Partners (“BHP”), a division of Pali Capital, Inc., to provide financial advisory services relating to the Equity Restructuring (See Note 18). In connection with this agreement, on July 26, 2007, the Company paid BHP a fee of $200,000.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

13. Stockholders’ Equity

Common Stock

During the six months ended June 30, 2007, the Company issued 3,125 shares of common stock in connection with the conversion of 50 shares of Series A Convertible Preferred Stock.

On January 1, 2007, under the 2006 Long-Term Incentive Plan, the Company issued 3,471 shares of common stock with a value of $41,653 to various employees.

During the six months ended June 30, 2007, the Company issued 88,236 shares of common stock in connection with the exercise of stock options resulting in proceeds of $48,000.

During the six months ended June 30, 2007, the Company issued 39,706 shares of common stock in connection with the cashless exercise of 110,294 options.

The Company issued common stock in connection with the acquisitions of On Line Consulting and Facticon (See Note 4).

Warrants (Series B-1 and Series B-2)

During the six months ended June 30, 2007, as a result of adjustments with regard to anti-dilution protection, the number of outstanding Series B-2 warrants was increased to 1,185,872, and the warrant exercise price was reduced to $22.32.

A summary of the Company’s Series B-1 and B-2 warrants outstanding and fully exercisable at June 30, 2007 is presented in the table below, after the effect of such dilutive adjustments:

	Exercise Prices		Total
	$17.20	$22.32
Series B-1	1,160,918	—	1,160,918
Series B-2	—	1,185,872	1,185,872

Outstanding and exercisable	1,160,918	1,185,872	2,346,790

On July 25, 2007, these warrants were eliminated in connection with the Equity Restructuring (See Note 18).

14. Stock Options

2006 Long-Term Incentive Plan

During the six months ended June 30, 2007, in connection with expected performance under a bonus program for senior executives, stock-based compensation of $246,095 was recognized for the estimated pro rata vesting of restricted stock.

Stock-Based Compensation

On November 18, 2005, the Company granted an option to the Company’s Chief Financial Officer, who served pursuant to a consulting agreement, to purchase 62,500 shares of common stock at $20.00 per share. This

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

14. Stock Options, continued

Stock-Based Compensation, continued

option has a term of five years, is non-forfeitable and vests over three years. This option was initially valued at approximately $867,000 utilizing the Black-Scholes option pricing model and is being amortized to stock-based compensation over the three year vesting period in accordance with Emerging Issues Task Force pronouncement No. 96-18—“Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). On a quarterly basis, the Company adjusts the unvested value on a mark-to-market basis, and the cumulative effect of the adjustment amount on amortization is reflected in current period amortization. During the six months ended June 30, 2007, approximately $2,000 was amortized to stock-based compensation expense related to this option and recorded within general and administrative expenses. At June 30, 2007, the fair value of the option was approximately $314,000 and the unamortized value was approximately $144,000.

On June 12, 2006, the Company granted an option to the Company’s Chief Financial Officer, who served pursuant to a consulting agreement, to purchase 62,500 shares of common stock at $17.60 per share. This option has a term of five years, is non-forfeitable and vests over three years. This option was initially valued at approximately $779,000 utilizing the Black-Scholes option pricing model and is being amortized to stock-based compensation over the three year vesting period in accordance with EITF 96-18. On a quarterly basis, the Company adjusts the unvested value on a mark-to-market basis, and the cumulative effect of the adjustment amount on amortization, at the end of each vesting period, is reflected in current period amortization. During the six months ended June 30, 2007, approximately $12,000 was amortized to stock-based compensation expense related to this option and recorded within general and administrative expenses. At June 30, 2007, the fair value of the option was approximately $254,000 and the unamortized value was approximately $166,000.

On January 1, 2007, the Company granted, in the aggregate, options for the purchase of 18,750 shares of its common stock at an exercise price of $11.36 per share, with a value of approximately $159,000 under the 2006 Long-Term Incentive Plan to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant.

On January 1, 2007, the Company issued stock options for the purchase of 13,750 shares of its common stock at an exercise price of $11.36 per share, with a value of approximately $117,000 under the 2006 Long-Term Incentive Plan, to certain members of its advisory board in exchange for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant.

On January 9, 2007, the Company granted, in the aggregate, options for the purchase of 26,423 shares of its common stock at an exercise price of $11.36 per share with a value of approximately $212,000 under the 2006 Long-Term Incentive Plan to employees and officers of On Line Consulting. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant.

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 38,894 shares of its common stock at an exercise price of $10.80 per share with a value of approximately $296,000 under the 2006 Long-Term Incentive Plan to employees and officers of Facticon. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

14. Stock Options, continued

Stock-Based Compensation, continued

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 62,504 shares of its common stock at an exercise price of $10.80 per share with a value of approximately $476,000 under the 2006 Long-Term Incentive Plan to employees and officers of Bode. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant.

At June 30, 2007, the unamortized value of employee stock options under SFAS 123R was approximately $4,176,000. The unamortized portion will be expensed over a weighted average period of 1.31 years. For the six months ended June 30, 2006 and 2007, costs of approximately $981,000 and $1,405,000, respectively, were recognized in connection with the vesting of these employee stock options.

Stock-based compensation for non-employees accounted for under EITF 96-18 was approximately $568,000 and $(14,000) for the six months ended June 30, 2006 and 2007, respectively, and is reflected within general and administrative expenses.

The fair value of each option grant during the six months ended June 30, 2006 and 2007 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used.

	For the Six Months Ended June 30,
	2006	2007
Dividend yield	0%	0%
Expected volatility	87%	87%
Risk-free interest rate	4.9%	4.54%
Expected lives	5 years	5 years

The weighted average fair value of the options on the date of grant, using the fair value based methodology, for the six months ended June 30, 2006 was $12.24 and for the six months ended June 30, 2007 was $7.86.

A summary of options outstanding for the six months ended June 30, 2007 is as follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding at January 1, 2007	1,030,562	$13.65
Granted	160,321	11.00
Exercised	(198,530)	2.91
Forfeited	(55,564)	10.03

Options outstanding at June 30, 2007	936,789	$15.71

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

14. Stock Options, continued

Stock-Based Compensation, continued

A summary of the Company’s stock options outstanding and exercisable at June 30, 2007 is presented in the table below:

						Total
Option Exercise Price Range	$4.80	$5.44	$6.80	$10.76 - $12.00	$16.00 - $20.00

Outstanding	24,463	63,066	7,353	160,321	681,586	936,789

Weighted average remaining contractual life of options outstanding (in years)	1.5	2.7	1.1	4.6	3.7

Exercisable	24,352	41,624	7,353	8,125	272,750	354,204

15. Segment Data

The Company’s reportable operating segments consist of the following three business segments: Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations. The Company’s reportable segments are organized, managed and operated along key product and service lines. These product and service lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Preparedness Services segment develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals.

The Fraud and SIU Services segment provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. The results of the Company’s International Strategies business unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

The Security Consulting and Investigations segment delivers specialized security and investigative services to governments, corporations and individuals.

Total revenues by segment include revenues to unaffiliated clients. The Company evaluates performance based on income (loss) from operations. Operating income (loss) is gross profit less operating expenses.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

15. Segment Data, continued

The following tables summarize financial information (in thousands) about the Company’s business segments for the six months ended June 30, 2006 and 2007.

For the Six Months Ended June 30, 2006

	Preparedness Services	Fraud and SIU Services	Security Consulting and Investigations	Corporate	Consolidated
Revenues	$14,832	$7,479	$1,284	$—	$23,595

Income (Loss) from Operations	$3,674	$(4,551)	$(63)	$—	$(940)

Depreciation and Amortization	$323	$318	$63	$—	$704

Interest Expense	$—	$—	$—	$607	$607

Amortization of Debt Discounts on Convertible Notes Payable	$—	$—	$—	$7,523	$7,523

Amortization of Deferred Financing Costs	$—	$—	$—	$2,695	$2,695

For the Six Months Ended June 30, 2007

	Preparedness Services	Fraud and SIU Services	Security Consulting and Investigations	Corporate	Consolidated
Revenues	$17,263	$11,864	$14,727	$—	$43,854

Loss from Operations	$(4,195)	$(9,096)	$(340)	$—	$(13,631)

Depreciation and Amortization	$617	$609	$635	$—	$1,861

Interest Expense	$—	$—	$—	$205	$205

16. Major Clients

Revenues from the Company’s services to a limited number of clients have accounted for a substantial percentage of the Company’s total revenues. For the six months ended June 30, 2006, the Company’s two largest clients accounted for approximately 57%, which was work performed under a government contract, and 14% of the Company’s revenues. For the six months ended June 30, 2007, the Company’s two largest clients accounted for approximately 32% and 8% of the Company’s revenues.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

16. Major Clients, continued

For the six months ended June 30, 2007, within the Preparedness Services segment, the largest client represented 34% of the Company’s overall revenues. For the six months ended June 30, 2007, within the Fraud and SIU Services segment, the largest client represented 8% of the Company’s overall revenues.

For the six months ended June 30, 2006, government contract clients as a whole represented 59% and for the six months ended June 30, 2007, 42% of the Company’s revenues, the most significant of which for the six months ended June 30, 2007 represented 88% of the Company’s revenues within the Preparedness Services segment.

17. Related Party Transactions

The Company had a rental agreement with the QuanStar Group which expired during 2006. The Company incurred rent expense with the QuanStar Group of approximately $27,100 for the six months ended June 30, 2006 for the Company’s administrative headquarters. Harvey Schiller, Ph.D., the Company’s Chairman and Chief Executive Officer, is a former partner in the QuanStar Group. Per Olof Lööf, the Company’s Vice Chairman of the Board, is a former partner in the QuanStar Group.

On May 12, 2006, the Company acquired Safir for an aggregate purchase price of $15,315,649. Of this amount, Mr. Safir, the former Chairman and Chief Executive Officer of Safir, directly received 203,895 shares of common stock valued at $3,262,000, $3,262,000 in the form of an 8% promissory note, which was paid in June 2006, and $543,720 in the form of a 4% promissory note, which was paid in May 2007. Mr. Safir became the Chief Executive Officer of the Security Investigations and Consulting unit as a result of the transaction.

18. Subsequent Events

New office lease

On July 19, 2007, the Company entered into an agreement to lease 15,294 rentable square feet of office space in Washington, D.C, which replaces the Company’s expiring Washington D.C. office lease. The lease is expected to commence on January 1, 2008 and expire on September 30, 2015. The Company has the option to extend the lease for an additional five years. Rent payments have been abated during the first six months of the lease. Future minimum lease commitments are as follows:

Years Ending June 30,
2008	$—
2009	789,000
2010	806,000
2011	825,000
2012	843,000
Thereafter	2,901,000

$6,164,000

Equity Restructuring

On July 25, 2007, the Company completed an equity restructuring (the “Equity Restructuring”) in which holders of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock received, in consideration of the cancellation of those shares and all Series A, B-1 and B-2 warrants held by them, (1) one

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

18. Subsequent Events, continued

Equity Restructuring, continued

share of the Company’s newly created Series C Convertible Preferred Stock for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by them and (2) 0.5 shares of common stock for each share into which the holder’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was then convertible. In addition, holders of (a) the Company’s Series A warrants who did not also hold any shares of Series A Convertible Preferred Stock and (b) the Company’s Series B warrants, Series C warrants and certain placement agent warrants received, in consideration of the cancellation of those warrants, 0.2 shares of common stock for each share subject to those warrants. Each share of Series C Convertible Preferred Stock will automatically convert into 66.67 shares of common stock upon the consummation of a firm commitment underwritten public offering generating at least $20,000,000 in gross proceeds to the Company (a “Qualified Public Offering”). A limited number of holders whose receipt of common stock, whether in the Equity Restructuring or upon the conversion of the Series C Convertible Preferred Stock, would cause them to beneficially own in excess of 4.99% of the Company’s outstanding common stock, received in the Equity Restructuring, and will receive upon the conversion of the Series C Convertible Preferred Stock, in lieu of shares of common stock, shares of the Company’s newly created Series D Convertible Preferred Stock.

In summary, as a result of the Equity Restructuring, (i) 6,330 shares of Series A Convertible Preferred Stock, (ii) 53,070 shares of Series B Convertible Preferred Stock and (iii) warrants to purchase an aggregate of 2,913,041 shares of common stock have been restructured into (x) 630,765 shares of common stock, (y) 59,400 shares of Series C Convertible Preferred Stock and (z) 19,706.52 shares of Series D Convertible Preferred Stock.

Registration Rights

The Company entered into a registration rights agreement, dated as of July 25, 2007, with the participants in the Equity Restructuring in which the Company agreed to register for resale all of the shares of common stock issued or issuable upon the completion of the Equity Restructuring, the conversion of the Series C Convertible Preferred Stock and the conversion of the Series D Convertible Preferred Stock. The Company agreed to file a resale registration statement covering these shares by the earlier of 90 days following the closing of the Equity Restructuring and the filing date of a registration statement relating to a Qualified Public Offering and to use its best efforts to have the resale registration statement declared effective by the earlier of 150 days following the closing of the Equity Restructuring and the effective date of a registration statement relating to a Qualified Public Offering. The Company also agreed to use its best efforts to maintain the effectiveness of the resale registration statement until the earlier of the time when all of the registered shares have been sold or may be sold without restriction pursuant to Rule 144(k) under the Securities Act of 1933. The registration rights agreement obligates the Company to pay specified liquidated damages to the participants in the Equity Restructuring to the extent the Company does not meet these deadlines or maintain the effectiveness of the resale registration statement for the required time period, as well as for certain other events.

FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Although the registration rights agreement provides for the payment of liquidated damages under certain conditions, due to various factors, including the good filing history of the Company relating to the requirement by the Company to file the registration statement, to have the registration statement declared effective and remain effective, the exposure to this potential registration rights liquidated damages liability was deemed to be de-minimus.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

18. Subsequent Events, continued

Series C Convertible Preferred Stock

On July 25, 2007, the Company filed a certificate of designation with the State of Delaware authorizing the designation of a total of 60,000 shares of Series C Convertible Preferred Stock.

Optional Conversion

Subject to the beneficial ownership cap described below, holders of Series C Convertible Preferred Stock are entitled at any time to convert their shares of Series C Convertible Preferred Stock into common stock, without any further payment. Each share of Series C Convertible Preferred Stock is initially convertible into 66.67 shares of common stock, based on a conversion price of $15.00 per share. The number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock is subject to adjustment upon the occurrence of certain events, including, among others, stock dividends, subdivisions and combinations of the Company’s common stock. In the event that the Company issues any shares of common stock or common stock equivalents at an effective price less than $15.00 per share of common stock, the conversion price will be reduced based on weighted average anti-dilution protections, subject to customary carve-outs, but in no event will the conversion price be less than $7.50 per share.

Mandatory Conversion

Subject to an effective registration statement, beginning 12 months from the closing date of the Equity Restructuring, if the closing bid price of the Company’s common stock exceeds $22.50 for 20 consecutive trading days and the trading volume of the common stock is not less than 50,000 shares for at least 15 of those 20 consecutive trading days, the Company may require the conversion of the Series C Convertible Preferred Stock into shares of common stock at the applicable conversion price. In the event a holder of Series C Convertible Preferred Stock is prohibited from converting into common stock under this provision due to the 4.99% beneficial ownership limitation discussed below, the excess portion of the Series C Convertible Preferred Stock will be converted into Series D Convertible Preferred Stock on a one-for-one basis.

Automatic Conversion

The Series C Convertible Preferred Stock will automatically convert into common stock upon the consummation of a Qualified Public Offering. In the event a holder of Series C Convertible Preferred Stock is prohibited from converting into common stock under this provision due to the 4.99% beneficial ownership limitation discussed below, the excess portion of the Series C Convertible Preferred Stock will be converted into Series D Convertible Preferred Stock on a one-for-one basis. Participants in the Equity Restructuring who elected to receive solely Series D Convertible Preferred Stock in lieu of shares of common stock they would have otherwise received may also elect to receive solely Series D Convertible Preferred Stock upon any optional, mandatory or automatic conversion of the Series C Convertible Preferred Stock.

Limitations on Conversion

The Series C Convertible Preferred Stock is subject to a beneficial ownership cap providing that each holder of Series C Convertible Preferred Stock may not convert his shares into common stock such that the number of shares of common stock issued after the conversion would exceed, when aggregated with all other shares of

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

18. Subsequent Events, continued

Limitations on Conversion, continued

common stock owned by such holder and its affiliates at such time, in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock. A holder may at any time waive this 4.99% cap upon 61 days’ notice.

Voting Rights

Subject to the beneficial ownership cap described above, holders of Series C Convertible Preferred Stock are entitled to vote their shares on an as-converted to common stock basis, and will vote together with the holders of the common stock, and not as a separate class. Provided that at least 25% of the Series C Convertible Preferred Stock remains outstanding, the consent of a majority of the outstanding Series C Convertible Preferred Stock is required for (1) amendments of the Series C Convertible Preferred Stock certificate of designation, (2) amendments of the Company’s certificate of incorporation or bylaws adversely affecting the Series C Convertible Preferred Stock and (3) the authorization or issuance of any equity securities ranking pari passu with or senior to the Series C Convertible Preferred Stock. Holders of Series C Convertible Preferred Stock will also have any voting rights to which they are entitled by law.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series C Convertible Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution is made to holders of any junior preferred stock or common stock, liquidating distributions in an amount equal to $1,000 per share. Upon completion of the liquidating distributions required to be made to holders of the Company’s preferred stock, holders of the Series C Convertible Preferred Stock will be entitled to receive their pro rata share, on an as-converted to common stock basis, of any assets remaining available for distribution to stockholders.

Dividends

Holders of Series C Preferred Stock are not entitled to receive any dividends.

Series D Convertible Preferred Stock

On July 25, 2007, the Company filed a certificate of designation with the State of Delaware authorizing the designation of a total of 100,000 shares of Series D Convertible Preferred Stock.

Optional Conversion

Subject to the beneficial ownership cap described below, holders of Series D Convertible Preferred Stock are entitled at any time to convert their shares of Series D Convertible Preferred Stock into common stock, without any further payment. Each share of Series D Convertible Preferred Stock is initially convertible into 66.67 shares of common stock, based on a conversion price of $15.00 per share. The number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock is subject to adjustment in the event of a stock dividend, subdivision or combination of the Company’s common stock.

Mandatory Conversion

To the extent that a holder of Series D Convertible Preferred Stock falls below, or elects to waive, the 4.99% beneficial ownership limitation discussed below, subject to limited exceptions, the Company may require the conversion of the Series D Convertible Preferred Stock into shares of common stock at the applicable conversion price.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

18. Subsequent Events, continued

Limitations on Conversion

The Series D Convertible Preferred Stock is subject to a beneficial ownership cap providing that each holder of Series D Convertible Preferred Stock may not convert his shares into common stock such that the number of shares of common stock issued after the conversion would exceed, when aggregated with all other shares of common stock owned by such holder and its affiliates at such time, in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock. A holder may at any time waive this 4.99% cap upon 61 days’ notice.

Voting Rights

Holders of Series D Convertible Preferred Stock do not have any voting rights except to the extent required by law.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series D Convertible Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, after distributions are made to holders of the Series C Convertible Preferred Stock, but before distributions are made to holders of common stock, liquidating distributions in an amount equal to $0.001 per share. Upon completion of the liquidating distributions required to be made to holders of the Company’s preferred stock, holders of the Series D Preferred Stock will be entitled to receive their pro rata share, on an as-converted to common stock basis, of any assets remaining available for distribution to stockholders.

Dividends

To the extent that any dividends are declared on the Company’s common stock, holders of Series D Convertible Preferred Stock will be entitled to receive such dividends on an as-converted basis. Holders of Series D Convertible Preferred Stock are not otherwise entitled to receive any dividends.

Underwritten Public Offering

The Company is in the process of registering an underwritten public offering of 4,500,000 shares of its common stock and estimates that it will receive approximately $23.9 million in net proceeds from this offering, based on an assumed offering price of $5.88 per share (the last sale price of the Company’s common stock quoted on the Nasdaq Capital Market on October 19, 2007). In addition, the underwriters have the option to purchase up to an additional 675,000 shares of common stock to cover any over-allotments. The Company is also registering approximately 8,000,000 shares of common stock for resale by existing stockholders under this registration statement.

The Company intends to use the net proceeds from the proposed underwritten public offering for working capital and general corporate purposes and the repayment of approximately $4.4 million of an existing note and related accrued interest (See Note 10), the maturity of which will be accelerated upon the consummation of this offering, and potentially for strategic acquisitions and investments.

Related Parties

On July 25, 2007, upon the completion of the Company’s Equity Restructuring, (1) Dr. Schiller, the Company’s CEO, received 22 shares of Series C Preferred Stock and 688 shares of common stock in consideration of the cancellation of his shares of Series A Preferred Stock and related warrants, (2) Lööf

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

18. Subsequent Events, continued

Related Parties, continued

Holdings, LLC received 11 shares of Series C Preferred Stock and 344 shares of common stock in consideration of the cancellation of its shares of Series A Preferred Stock and related warrants, (3) Integris Funds Ltd. received 1,500 shares of Series C Preferred Stock and 46,875 shares of common stock in consideration of the cancellation of its shares of Series A Preferred Stock and related warrants and (4) Bayshore Merchant Services, Inc. received 2,344 shares of common stock in consideration of the cancellation of its Series B warrants. Lööf Holdings, LLC is a limited liability company controlled by Mr. Lööf, the Company’s Vice Chairman of the Board of Directors. Bayshore Merchant Services, Inc. is an affiliate of Bayshore Asset Management, Inc.; John Bujouves, a member of the Company’s Board of Directors, is the President and a director of Bayshore Asset Management and he is also the Chief Executive Officer of Integris Funds Ltd.

Employment Agreement

On August 13, 2007, effective as of August 1, 2007, the Company terminated a consulting agreement (the “Consulting Agreement”) and entered into an employment agreement (the “Employment Agreement”) with Jeffrey O. Nyweide, the Company’s Chief Financial Officer, Treasurer, Secretary and Executive Vice President – Corporate Development, which sets forth the terms and provisions governing Mr. Nyweide’s employment with the Company.

The Employment Agreement provides that Mr. Nyweide will report to the Chairman of the Company for an initial term commencing on August 1, 2007 and terminating on January 31, 2010, subject to one year extensions. Under the Employment Agreement Mr. Nyweide’s salary for the remainder of 2007 will be $27,083.33 per month and his annual base salary for 2008 will be $350,000 and for 2009 will be $375,000. In addition, Mr. Nyweide shall receive $9,000 per month to help defray his cost of living in New York City. Mr. Nyweide shall also be entitled to annual bonuses payable 50% in cash and 50% in restricted stock subject to vesting according to mutually agreed goals, established by the Company’s Compensation Committee of its Board of Directors.

The Employment Agreement provides that all options to purchase common stock and the 75,000 shares of restricted stock granted to Mr. Nyweide pursuant to the Consulting Agreement shall remain in full force and effect. Upon a change in control of the Company, all such options and restricted stock shall immediately vest, all performance conditions shall deemed to have been met and the exercise term of any stock options will equal the term of such options as originally granted. In addition, the Company has agreed to provide Mr. Nyweide with all employee benefit plans and programs offered by the Company to its senior management, including, but not limited to, 401(k) plans and group life, disability, health, medical and dental insurance plans.

In the event that the Company terminates Mr. Nyweide’s employment with Cause (as defined in the Employment Agreement) or Mr. Nyweide resigns without Good Reason (as defined in the Employment Agreement), the Company’s obligations are limited generally to paying Mr. Nyweide his base salary through the termination date. In the event that the Company terminates Mr. Nyweide’s employment without Cause or Mr. Nyweide resigns with Good Reason, the Company is generally obligated to continue to pay 50% of Mr. Nyweide’s compensation for the remainder of the term of the Employment Agreement and his rights to his options and shares of restricted stock shall be determined in accordance with the plans pursuant to which such options or shares were granted. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

18. Subsequent Events, continued

Consulting Agreement

On August 17, 2007, the Company entered into a financial advisory agreement with BHP to provide general advisory services including, but not limited to, identifying strategic transactions and providing capital market advice. The agreement commenced on September 1, 2007 and is for a term of four months and provides for compensation of $50,000 per month.

Stock-Based Compensation

On September 19, 2007, the Company issued 850 shares of common stock to Verus International Group valued at $22,500, 1,699 shares of common stock to Athorn, Clark and Partners, Inc. valued at $30,000 and 1,274 shares of common stock to Lippert/Heilshorn and Associates, Inc. valued at $15,000 in connection with services provided to the Company.

Nasdaq Capital Market Listing

On September 21, 2007, the Company’s common stock was approved for listing on the Nasdaq Capital Market and on September 26, 2007, commenced trading on Nasdaq under the symbol “GLOI”.

Bode Acquisition—Purchase Price Adjustment

On September 26, 2007, the Company finalized the working capital adjustment in connection with the acquisition of Bode in the amount of $691,813, resulting in an as adjusted total purchase price of $13,191,813. This adjustment amount was recorded as additional goodwill and was paid on October 1, 2007.

Stock Option Grant

On September 28, 2007, the Company granted to certain of its officers, from the 2006 Long-Term Incentive Plan, options for the purchase of an aggregate of 300,000 shares of the Company’s common stock at an exercise price of $7.24 per share. These options have a five year term, vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $1,527,000 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0% and a risk-free interest rate of 4.22%.

JLWA Note Prepayment

On October 20, 2007, the Company reached an agreement with the JLWA Sellers under which the JLWA Sellers agreed to the prepayment of the principal and accrued interest on a $4.5 million promissory note, originally due on January 15, 2008, that the Company had issued to them pursuant to the terms of the JLWA Modification Agreement. In connection with this acceleration, the Company will make a negotiated prepayment premium of $800,000 to compensate the JLWA Sellers for, among other things, foregone interest and the cost of accelerated tax payments. The Company intends to borrow approximately $5.4 million from its line of credit to fund these payments. The Company intends to effect this note prepayment immediately prior to the consummation of its proposed underwritten public offering.

INDEPENDENT AUDITORS’ REPORT

To the Members

Safir Rosetti, LLC

New York, New York

We have audited the accompanying balance sheets of Safir Rosetti, LLC (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Safir Rosetti, LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedberg, Smith & Co., P.C.

Bridgeport, Connecticut

March 1, 2006 (Except for Note 13,

for which the date is May 12, 2006)

Safir Rosetti, LLC

Balance Sheets

	As of December 31
	2005	2004
ASSETS
Current assets:
Cash	$572,605	$1,378
Accounts receivable, net of allowance for doubtful accounts of $200,215 and $596,610 at December 31, 2005 and 2004, respectively	3,385,875	2,929,764

Prepaid expenses and other current assets	184,369	296,685

Total current assets	4,142,849	3,227,827

Equipment and improvements, net	254,001	392,076
Intangible assets, net	189,953	192,291
Goodwill	1,924,518	1,924,518

Total assets	$6,511,321	$5,736,712

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:

Due to member	$—	$4,296,064
Note payable—former member	2,000,000	—
Accounts payable	529,955	489,649
Accrued expenses	800,392	383,584
Capital lease payable, current portion	12,631	—
Advances from clients	77,394	—

Total current liabilities	3,420,372	5,169,297

Long term liabilities
Capital lease payable, net of current portion	9,455	—

Total liabilities	3,429,827	—

Commitments
Members’ equity	3,081,494	567,415

Total liabilities and members’ equity	$6,511,321	$5,736,712

See notes to these financial statements.

Safir Rosetti, LLC

Statements of Operations

	For the Years Ended December 31,
	2005	2004
Revenues	$11,921,986	$9,449,844

Cost of revenues	6,246,912	6,030,425

Gross profit	5,675,074	3,419,419

Operating expenses:
Selling and marketing	1,473,383	1,749,901

General and administrative, including member’s based equity compensation of $87,750	3,582,021	3,790,145

Total operating expenses	5,055,404	5,540,046

Income (loss) from operations	619,670	(2,120,627)

Other expenses:
Loss on abandonment of leasehold improvements and software	(168,993)	—
Interest expense	(195,537)	(235,632)

Other expenses	(364,530)	(235,632)

Net income (loss)	$255,140	$(2,356,259)

See notes to these financial statements.

Safir Rosetti, LLC

Statements of Changes in Members’ Equity

For the Years Ended December 31, 2005 and 2004

Balance, January 1, 2004	$2,798,194

Members’ contributions	225,002

Members’ distributions	(99,522)

Net loss	(2,356,259)

Balance, December 31, 2004	567,415

Members’ contributions	1,648,688

Members’ equity based compensation	87,750

Due to member, contributed to members’ equity	522,501

Net income	255,140

Balance, December 31, 2005	$3,081,494

See notes to these financial statements.

Safir Rosetti, LLC

Statements of Cash Flows

	For the Years Ended December 31
	2005	2004
Cash flows from operating activities:

Net income (loss)	$255,140	$(2,356,259)

Adjustments to reconcile net income (loss) to net cash used in operating activities:

Provision for bad debts	145,134	514,045

Depreciation and amortization	339,338	420,937

Loss on abandonment of leasehold improvements and software	168,993	—

Members’ equity based compensation	87,750	—

Changes in operating assets:

Accounts receivable	(601,245)	1,248,007

Prepaid expenses and other current assets	112,316	(57,165)

Due to member	(773,563)	804,183

Changes in operating liabilities:

Accounts payable	40,306	50,777

Accrued expenses	416,808	(478,205)

Advances from clients	77,394	—

Total adjustments	13,231	2,502,579

Net cash provided by operating activities	268,371	146,320

Cash flows from investing activities:

Purchases of equipment and improvements	(89,268)	(117,315)

Purchase of intangible assets	(250,000)	(249,989)

Net cash used in investing activities	(339,268)	(367,304)

See notes to these financial statements.

Safir Rosetti, LLC

Statements of Cash Flows—(Continued)

	For the Years Ended December 31,
	2005	2004
Cash flows from financing activities:

Repayments of note payable to former member	(1,000,000)	—

Payments of capital lease payable	(6,564)	—

Members’ contributions	1,648,688	225,002

Members’ distributions	—	(99,522)

Net cash provided by financing activities	642,124	125,480

Net increase (decrease) in cash	571,227	(95,504)

Cash—beginning	1,378	96,882

Cash—ending	$572,605	$1,378

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$159,421	$235,778

Supplemental disclosure of non-cash investing and financing activities:

Purchase of equipment through the assumption of a capital lease.	$28,650	$—

Due to member contributed to members’ equity.	$522,501	$—

Due to member exchanged for a note payable	$3,000,000	$—

See notes to these financial statements.

Safir Rosetti, LLC

Notes To Financial Statements

1. Nature of Operations

Safir Rosetti, LLC (the “Company”) was formed in October 2001 as a limited liability company in the state of Delaware and provides investigation and security services for clients throughout the United States of America.

2. Summary of Significant Accounting Policies

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which may have exceeded the federally insured limit throughout the year. At December 31, 2005, the Company had cash on deposit of approximately $753,000 in excess of federally insured limits.

Accounts Receivable: The number of clients that comprise the Company’s client base, along with the different industries and geographic regions in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations.

Equipment and Improvements

Equipment and improvement is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Intangible Assets

In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 141 (“SFAS No. 141”), “Business Combinations”, during 2005, and 2004, the Company recognized certain acquired intangible assets, including goodwill, trade names, covenants not to compete, and customer relationships. In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, on a regular basis, the Company performs impairment analysis of the carrying value of goodwill and certain other intangible assets by assessing the recoverability when there are indications of potential impairment based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to makes estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Safir Rosetti, LLC

Notes To Financial Statements—(Continued)

2. Summary of Significant Accounting Policies, continued

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. Revenues received in advance of being earned are reflected as advances from clients.

Allowance for Doubtful Accounts

An allowance for doubtful accounts has been established which is evaluated periodically for adequacy based upon managements’ evaluation of past loss experience, known and inherent risks in their accounts, plus other factors which could affect collectibility.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2005 and 2004 was approximately $12,300 and $800, respectively.

Member Based Compensation

Membership interests granted to employees are deemed to be compensation expense and are recorded as expense upon date of grant.

Income Taxes

As a limited liability company (“LLC”), the Company’s taxable income or loss is allocated to members in accordance with the operating agreement. Therefore no provision or liability for federal or state income taxes has been included in the financial statements.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R “Shared Based Payment (“SFAS 123R”)”. This statement is a revision of SFAS 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25 and its related implementation guidance. SFAS 123R addresses all forms of shared based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005 and applies to all outstanding and unvested SBP awards as of the date adopted by the Company. The Company expects that SFAS 123R will not have a significant impact on its overall financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 6”. Under SFAS No. 154, changes in accounting principles will

Safir Rosetti, LLC

Notes To Financial Statements—(Continued)

2. Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

generally be made by the retrospective application of the new accounting principle to the financial statements of prior periods unless it is impractical to determine the effect of the change on prior periods. The reporting of a change in accounting principles as a cumulative adjustment to net income in the period of the change permitted under APB No. 20 will no longer be permitted unless it is impractical to determine the effect of the change on prior periods. Corrections of errors in the application of accounting principles will continue to be reported by retroactively restating the affected financial statements. The provisions of SFAS No. 154 will not apply to new accounting standards that contain specific transition provisions. SFAS No. 154 is applicable to accounting changes made in fiscal years beginning on or after December 15, 2005. The early application of SFAS No. 154 is permitted for accounting changes made in fiscal years that began after the issuance of SFAS No. 154. The Company does not expect that SFAS No. 154 will have a material affect on its financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 was effective for periods beginning after June 30, 2005. EITF 05-6 did not have a material affect on the Company’s financial position or results of operations.

3. Equipment and Improvements

At December 31, 2005 and 2004, equipment and improvements is comprised of the following:

	December 31,
	2005	2004
Computer and equipment	$249,326	$272,025
Furniture and fixtures	189,028	178,221
Leasehold improvements	30,302	240,574

	468,656	690,820
Less: accumulated depreciation and amortization	214,655	298,744

Total	$254,001	$392,076

Depreciation and amortization for the years ended December 31, 2005 and 2004 was $87,000 and $79,700, respectively.

During the year ended December 31, 2005, leasehold improvements and computer software with a cost of $340,081 and accumulated amortization of $171,088 were abandoned when the company moved its operations. The resulting loss was reflected in operations for the year ended December 31, 2005.

Safir Rosetti, LLC

Notes To Financial Statements—(Continued)

4. Intangible Assets

During 2005, the Company acquired from a related party certain affiliation rights at a cost of $250,000. This cost has been accounted for as an acquired intangible asset, and recorded as affiliation rights.

The acquired intangibles have been assigned definite lives and are subject to amortization as described in the table below.

The following tables details the amortization periods for the identifiable intangibles.

Intangible Asset Category	Amortization Period in Months
Trade Names	10
Non-Compete Agreements	36
Customer Relationships	60–120
Affiliation Rights	12

At December 31, 2005 and 2004, intangible assets is comprised of the following:

2005	Cost	Accumulated Amortization	Net
Trade Name	$3,600	$3,600	—
Non-Compete Agreements	920,000	920,000	—
Customer Relationships	217,800	111,180	106,620
Affiliation Rights	250,000	166,667	83,333

Total	$1,391,400	$1,201,447	$189,953

2004
Trade Name	$3,600	$3,600	—
Non-Compete Agreements	920,000	868,889	51,111
Customer Relationships	217,800	76,620	141,180

Total	$1,141,400	$949,109	$192,291

Information related to intangible assets for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
Balance—Beginning of Year	$192,291	$533,518
Amounts capitalized	250,000	—
Amortization	(252,338)	(341,227)

Balance—End of Year	$189,953	$192,291

The estimated future amortization of intangible assets for the five years ending December 31, 2010 is as follows:

For the Years Ending December 31,	Total	Customer Relationships	Affiliation Rights
2006	$117,893	$34,560	$83,333
2007	34,560	34,560	—
2008	9,000	9,000	—
2009	9,000	9,000	—
2010	9,000	9,000	—

Totals	$179,453	$96,120	$83,333

Safir Rosetti, LLC

Notes To Financial Statements—(Continued)

4. Intangible Assets, continued

During the year ended December 31, 2005 and 2004, the Company recorded amortization expense related to the acquired amortizable intangible assets of $252,338 and $341,227, respectively.

The weighted average amortization period for amortizable intangibles is 3.3 years and has no residual value.

5. Accrued Expenses

Accrued expenses at December 31, 2005 and 2004 consist of the following:

	December 31,
	2005	2004
Accrued Compensation and Related Benefits	$447,887	$116,657
Deferred Rent	146,035	—
Other Accrued Expenses	206,470	266,927

Total	$800,392	$383,584

6. Due to Member and Note Payable to Former Member

During the period from January 1, 2004 to April 21, 2005, a member holding a 55% membership interest provided services to the Company and the cumulative amounts owed to member were recorded in the account—due to member. These amounts were non-interest bearing and payable upon demand.

The table below provides a reconciliation of the account—due to member, from the date of April 22, 2005, at which time the balance was $3,522,501. The account balance was reduced by $522,501, which amount was contributed to membership equity, and the remainder, $3,000,000 was exchanged for a note payable to such former member.

The terms of the promissory note to the former member include quarterly principal payments of approximately $428,600, plus interest at a rate equal to 2% above the 3 month LIBOR rate (4.53% at December 31, 2005). Final payment is due March 2007. The note is secured by substantially all the Company’s assets. This promissory note was paid in full during April 2006, and accordingly, is classified as a current liability of the Company at December 31, 2005.

	Note Payable to Former Member	Due to Member
Balance at April 22, 2005	$—	$3,522,501
Contribution to members equity	—	(522,501)
Exchange amount due to member for note payable former member	3,000,000	(3,000,000)
Payment to former member	(1,000,000)	—

Balance at December 31, 2005	$2,000,000	$—

On April 22, 2005 this member surrendered its membership interest to the other members.

Safir Rosetti, LLC

Notes To Financial Statements—(Continued)

7. Capital Lease Payable

In June 2005, the Company entered into a capital lease agreement for certain equipment costing approximately $28,600. The agreement requires monthly payments of approximately $1,400, through July 2007, including interest at 18.3% per annum. Minimum future capital lease payments at December 31, 2005 were as follows:

Years Ending December 31,	Amount
2006	$17,212
2007	8,606

Total minimum lease payments	25,818
Less: Amount representing interest	3,732

Present value of lease payments	22,086
Less: Current maturities	12,631

Obligations under capital lease, less current portion	$9,455

8. Commitments

Employment Agreements

The Company has entered into employee contracts with 8 key employees expiring at various dates through December 31, 2007. After expiration, the contracts require between 60 -180 days notice in the event of termination. In addition, certain of these employees’ receive incentive compensation based upon their attaining certain levels of sales and collections of client accounts receivable.

As of December 31, 2005, the Company is committed for $1,621,000 in future compensation pursuant to the terms of the above enumerated contracts.

Operating Leases

At December 31, 2005, the Company was obligated under non-cancelable operating leases for office space for annual rental, plus utilities, ranging from approximately $9,000 to $321,000 and with terms that expire during the years 2007 to 2015 for the following minimum amounts:

For the Years Ending December 31,	Amount
2006	$505,700
2007	455,200
2008	416,800
2009	395,900
2010	354,600
Thereafter	1,445,700

Total	$3,573,900

Rent expense charged to operations amounted to $555,869 and $645,331, respectively for the years ended December 31, 2005 and 2004.

Safir Rosetti, LLC

Notes To Financial Statements—(Continued)

9. Members’ Equity

During the year ended December 31, 2004, a member contributed $225,002 and the members received distributions aggregating $99,522. During the year ended December 31, 2005, the Company received a member contribution of $1,648,688.

During 2005, the Company granted to three employees membership shares aggregating 1.5% of total member shares, valued at $87,750, based upon the fair value of the membership interests granted.

During 2005, in connection with the Company’s reacquiring the 55% interest of a member, the member forgave debt obligations of the Company in the amount of $522,501, which amount has been recorded as a contribution of capital.

10. Major Clients

The Company’s top three clients represented 8%, 8%, and 5%; and 11%, 6%, and 6%, respectively, of revenues for the years ended December 31, 2005 and 2004, respectively.

At December 31, 2005 and 2004 accounts receivable from the three largest clients amounted to $721,983 and $710,777 respectively.

11. 401(k) Plan

The Company has a 401(k) Profit Sharing Plan (the “Plan”) covering substantially all full-time employees. Participants may contribute up to 25% of compensation subject to limitations, and the plan provides for the Company to contribute up to 25% of the participants’ contributions. Contributions for the years ended December 31, 2005 and 2004 amounted to $60,209 and $61,250, respectively.

12. Litigation

The Company is subject to a lawsuit arising out of a claim filed during November 2005 that the Company failed to remit payment for investigative services rendered. The litigation is in its preliminary stages. In the opinion of management and counsel, this matter is not expected to have a significant impact upon the Company’s financial condition, results of operations or cash flows.

13. Related Party Transactions

During the years ended December 31, 2005 and 2004, the Company received revenues from various affiliates of one of its Members. These revenues amounted to approximately $241,400 and $471,800, respectively.

During the years ended December 31, 2005 and 2004, the Company leased office space from one of its Members. This rental expense approximated $113,800 and $450,700, respectively.

14. Subsequent Events

Payoff of Notes Payable—Former Member

On April 3, 2006 and April 28, 2006, the Company paid off in its entirety the balance of the note payable—former member, aggregating $1,940,649 in principal and accrued interest.

Safir Rosetti, LLC

Notes To Financial Statements—(Continued)

14. Subsequent Events, continued

Sale of Assets

During January 2006, the Company entered into an agreement to sell substantially all its assets to a Company that will continue the operations. On May 12, 2006, the Company consummated the sale of all of its assets and assumption of its liabilities for a purchase price of approximately $14,900,000 consisting of $6,000,000 of the purchasers stock, $7,000,000 in notes and $1,900,000 in cash. The assumed liabilities include substantially all accounts payable and accrued expenses.

Safir Rosetti, LLC

Condensed Balance Sheet

March 31, 2006

(Unaudited)

ASSETS
Current assets:
Cash	$55,873
Accounts receivable, net of allowance for doubtful accounts of $199,572	3,545,141
Prepaid expenses and other current assets	169,439

Total current assets	3,770,453

Equipment and improvements, net	262,929
Intangible assets, net	118,813
Goodwill	1,924,518

Total assets	$6,076,713

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Note payable—former member	$1,900,000
Accounts payable	383,982
Accrued expenses	503,805
Capital lease payable, current portion	13,003
Advances from clients	65,069

Total current liabilities	2,865,859

Long term liabilities
Capital lease payable, net of current portion	5,600

Total liabilities	2,871,459

Commitments
Members’ equity	3,205,254

Total liabilities and members’ equity	$6,076,713

See notes to these condensed financial statements.

Safir Rosetti, LLC

Condensed Statements of Operations

(Unaudited)

	For the Three-Months Ended March 31,
	2006	2005
Revenues	$2,611,761	$2,956,743
Cost of revenues	1,360,588	1,331,183

Gross profit	1,251,173	1,625,560

Operating expenses:
Selling and marketing	337,175	353,693
General and administrative	756,088	1,028,247

Total operating expenses	1,093,263	1,381,940

Income from operations	157,910	243,620

Other expense:
Interest	(34,150)	(74,026)

Net income	$123,760	$169,594

See notes to these condensed financial statements.

Safir Rosetti, LLC

Condensed Statements of Changes in Members’ Equity

For the Three-Months Ended March 31, 2006

(Unaudited)

Balance, December 31, 2005	$3,081,494
Net income	123,760

Balance, March 31, 2006	$3,205,254

See notes to these condensed financial statements.

Safir-Rosetti, LLC

Condensed Statements of Cash Flows

(Unaudited)

	For the Three-Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$123,760	$169,594

Adjustments to reconcile net income to net cash used in operating activities:
Provision for bad debts	(643)	434,773
Depreciation and amortization	98,140	79,251
Changes in operating assets:
Accounts receivable	(158,623)	(1,288,764)
Prepaid expenses and other current assets	14,930	180,785
Due to member	—	559,803
Changes in operating liabilities:
Accounts payable	(145,973)	(378,803)
Accrued expenses	(296,587)	89,009
Advances from clients	(12,325)	86,601

Total adjustments	(501,081)	(237,345)

Net cash used in operating activities	(377,321)	(67,751)

Cash flows from investing activities:
Purchases of equipment and improvements	(35,928)	—

Net cash used in investing activities	(35,928)	—

Cash flows from financing activities:
Cash overdraft	—	66,373
Repayments of note payable—former member	(100,000)	—
Payments of capital lease payable	(3,483)	—

Net cash used in financing activities	(103,483)	66,373

Net decrease in cash	(516,732)	(1,378)
Cash—beginning	572,605	1,378

Cash—ending	$55,873	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$34,400	$74,026

See notes to these condensed financial statements.

Safir Rosetti, LLC

Notes To Condensed Financial Statements

(Unaudited)

1. Nature of Operations

Safir Rosetti, LLC (the “Company”) was formed in October 2001 as a limited liability company in the state of Delaware and provides investigation and security services for clients throughout the United States.

2. Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed financial statements should be read in conjunction with the financial statements and related footnotes of the Company, as of and for the years ended December 31, 2005 and 2004. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

3. Summary of Significant Accounting Policies

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which may have exceeded the federally insured limit throughout the year. At March 31, 2006, the Company had cash on deposit of approximately $177,000 in excess of federally insured limits.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended March 31, 2006 and 2005 was approximately $2,000 and $860, respectively.

Income Taxes

As a limited liability company (“LLC”), the Company’s taxable income or loss is allocated to members in accordance with the operating agreement. Therefore no provision or liability for federal or state income taxes has been included in the financial statements.

4. Equipment and Improvements

At March 31, 2006, equipment and improvements is comprised of the following:

Computer and equipment	$271,687
Furniture and fixtures	202,596
Leasehold improvements	30,302

504,585
Less: accumulated depreciation and amortization	241,656

Total	$262,929

Depreciation and amortization for the three months ended March 31, 2006 and 2005 was $27,000 and $19,500, respectively.

Safir Rosetti, LLC

Notes To Condensed Financial Statements—(Continued)

(Unaudited)

5. Intangible Assets

Intangible assets at March 31, 2006 consist of the following:

	Cost	Accumulated Amortization	Net
Trade Name	$3,600	$3,600	—
Non Compete Agreements	920,000	920,000	—
Customer Relationships	217,800	119,820	97,980
Affiliation Rights	250,000	229,167	20,,833

Total	$1,391,400	$1,272,587	$118,813

The estimated future amortization of intangible assets for the five years ending March 31, 2011 is as follows:

For the Years Ending March 31,	Total	Customer Relationships	Affiliation Rights
2007	$55,393	$34,560	$20,833
2008	28,170	28,170	—
2009	9,000	9,000	—
2010	9,000	9,000	—
2011	9,000	9,000	—

Totals	$110,563	$89,730	$20,833

During the three months ended March 31, 2006 and 2005, the Company recorded amortization expense related to the acquired amortizable intangible assets of $71,140 and $59,751, respectively.

The weighted average amortization period for amortizable intangibles is 3.0 years and has no residual value.

6. Accrued Expenses

Accrued expenses at March 31, 2006 consist of the following:

Compensation and Related Benefits	$180,470
Deferred Rent	152,944
Other Accrued Expenses	170,391

Total	$503, 805

7. Major Clients

The Company’s top three clients represented 8%, 8%, and 7%; and 13%, 12%, and 5%, respectively, of revenues for the three months ended March 31, 2006 and 2005, respectively.

At March 31, 2006, accounts receivable from the three largest clients amounted to $601,666.

Safir Rosetti, LLC

Notes To Condensed Financial Statements—(Continued)

(Unaudited)

8. 401(k) Plan

The company has a 401(k) Profit Sharing Plan (the “Plan”) covering substantially all full-time employees. Participants may contribute up to 25% of compensation subject to limitations, and the plan provides for the Company to contribute up to 25% of the participants’ contributions. Contributions for the three months ended March 31, 2006 and 2005 amounted to $15,000 and $20,130, respectively.

9. Litigation

The Company is subject to a lawsuit arising out of a claim filed during November 2005 that the Company failed to remit payment for investigative services rendered. The litigation is in its preliminary stages. In the opinion of management and counsel, this matter is not expected to have a significant impact upon the Company’s financial condition, results of operations or cash flows.

10. Subsequent Events

Payoff of Notes Payable—Former Member

On April 3, 2006 and April 28, 2006, the Company paid off in its entirety the balance of the note payable—former member, aggregating $1,940,649 in principal and accrued interest.

Sale of Assets

During January 2006, the Company entered into an agreement to sell substantially all its assets to a Company that will continue the operations. On May 12, 2006, the Company consummated the sale of all of its assets and assumption of its liabilities for a purchase price of approximately $14,900,000 consisting of $6,000,000 of the purchasers stock, $7,000,000 in notes and $1,900,000 in cash. The assumed liabilities include substantially all accounts payable and accrued expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders

Secure Source, Inc.

Fort Worth, Texas

We have audited the accompanying balance sheets of Secure Source, Inc. (the “Company”) as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Secure Source, Inc. as of December 31, 2005 and 2004, and the results of its operations and cash flows for the years then ended in conformity with United States generally accepted accounting principles.

/S/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
March 10, 2006

SECURE SOURCE, INC.

BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
Current assets
Cash	$13,935	$82,974
Accounts receivable—net of allowance for doubtful accounts of $8,914 in 2005 and 2004	651,033	391,728
Prepaid expenses	77,838	28,697
Other receivables	1,288	5,911

Total current assets	744,094	509,310
Property and equipment
Furniture and fixtures	4,948	4,948
Leasehold improvements	42,103	42,103
Machinery and equipment	44,406	30,679
Capital leases—vehicles	94,896	97,019

Total	186,353	174,749
Accumulated depreciation and amortization	(75,237)	(70,422)

Property and equipment, net	111,116	104,327
Other Assets	410	410

TOTAL ASSETS	$855,620	$614,047

	2005	2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Lines of credit	—	46,938
Accounts payable	$48,058	$88,445
Unearned revenue	38,667	55,000
Client retainers	42,500	49,500
Accrued expenses	22,250	49,544
Capital leases payable—current portion	10,201	28,548

Total current liabilities	161,676	317,975
Long-term liabilities
Capital leases payable—non-current portion	67,073	42,142

Total liabilities	228,749	360,117
Commitments
Stockholders’ equity
Common stock, $1.00 par value;
10,000 shares authorized; 3,211 shares issued and outstanding	3,211	3,211
Additional paid-in capital	72,615	72,615
Retained earnings	551,045	178,104

Total stockholders’ equity	626,871	253,930

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$855,620	$614,047

The notes to financial statements are an integral part of these statements.

SECURE SOURCE, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
REVENUES	$4,392,421	$3,526,478
COST OF REVENUES	2,622,341	2,387,920

Gross profit	1,770,080	1,138,558
Operating expenses
Selling	15,488	47,019
General and administrative	1,349,598	857,187

Total operating expenses	1,365,086	904,206

Income from operations	404,994	234,352
Other income (expense)
Gain on disposal of property and equipment	9,062	2,540
Other income	23,994	461
Interest expense	(10,611)	(7,496)

Total other income (expense), net	22,445	(4,495)

Net income before income taxes	427,439	229,857
Provision (benefit) for income taxes	1,661	(27,367)

NET INCOME	$425,778	$257,224

The notes to financial statements are an integral part of these statements.

SECURE SOURCE, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
BALANCE—January 1, 2004	3,211	$3,211	$72,615	$(20,840)	$54,986
Distributions	—	—	—	(58,280)	(58,280)
Net income	—	—	—	257,224	257,224

BALANCE—December 31, 2004	3,211	3,211	72,615	178,104	253,930
Distributions	—	—	—	(52,837)	(52,837)
Net income	—	—	—	425,778	425,778

BALANCE—December 31, 2005	3,211	$3,211	$72,615	$551,045	$626,871

The notes to financial statements are an integral part of these statements.

SECURE SOURCE, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$425,778	$257,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,727	26,380
Gain on disposal of assets	(9,062)	(2,540)
Deferred tax benefit	—	(30,269)
Changes in operating assets and liabilities
Accounts receivable	(259,305)	(65,336)
Other receivables	4,623	1,392
Prepaid expenses	(49,141)	(28,107)
Accounts payable	(40,387)	34,720
Unearned income	(16,333)	5,000
Customer retainers	(7,000)	3,665
Accrued expenses	(27,295)	17,651

Net cash provided by operating activities	59,605	219,780

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,727)	(43,467)
Proceeds from sale of property and equipment	—	24,500
Distributions to stockholders	(52,837)	(58,280)

Net cash used in investing activities	(66,564)	(77,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease payments	(15,142)	(9,365)
Proceeds from line of credit	260,000	190,250
Payments on line of credit	(306,938)	(256,219)

Net cash used in financing activities	(62,080)	(75,334)

NET (DECREASE) INCREASE IN CASH	(69,039)	67,199
CASH AT BEGINNING OF YEAR	82,974	15,775

CASH AT END OF YEAR	$13,935	$82,974

NON-CASH INVESTING AND FINANCING ACTIVITIES
Vehicles financed with capital lease obligations	$21,726	$50,754

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$10,611	$7,496

Income taxes	$—	$1,508

The notes to financial statements are an integral part of these statements.

Secure Source, Inc.

Notes to Financial Statements

1. Nature of Operations

Secure Source, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on December 3, 1993. The Company provides protection services to executives and key personnel of various Fortune 500 companies throughout the United States and internationally.

2. Summary of Significant Accounting Policies

Property and Equipment

Property plant and equipment are stated at cost, and are depreciated on a straight line basis over their estimated useful lives. Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term. Expenditures for maintenance and repair are charged to operations as incurred. Renewals and betterments are capitalized.

The major classes of depreciable assets and the years they are being depreciated are as follows:

Furniture and fixtures	7 years
Leasehold improvements	Lesser of useful life or lease term

Machinery and equipment	5 - 7 years
Vehicles	5 years

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded as related revenues are earned.

The method to estimate allowance for doubtful accounts is determined by reviewing accounts receivable on a monthly basis, with regard to efforts of collections, results of communications with the customer or other responsible parties, and the surrounding circumstances.

Uncollectible accounts receivables are written off after all efforts to collect are exhausted or notification of bankruptcy has been received and there is little possibility of collection.

Revenue Recognition

The Company recognizes revenue on engagements as services are performed and the Company has the right to receive the revenue for the services provided.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Change in Year End

The Company from inception had a fiscal year end of November 30. Effective December 1, 2004 the Company elected to be an S-Corporation and changed from a fiscal year end to a calendar year end. These financial statements include the twelve month periods ended December 31, 2005 and 2004.

Secure Source, Inc.

Notes to Financial Statements—(Continued)

3. Income Taxes

On December 1, 2004, the Company elected to be treated as an “S” Corporation for federal income tax purposes under the provisions of the Internal Revenue Code. Under those provisions, the Company will not be taxed on net earnings. Instead, the stockholders will include their respective share of the Company net earnings or loss in their individual federal income tax returns. As a result of this election, the previously recorded deferred tax assets and liabilities are included in the federal income tax benefit for the year ended December 31, 2004 of $30,270.

Components of the provision (benefit) for income taxes for the years ended December 31 2005 and 2004 consists of the following:

	2005	2004
Federal
Current	$—	$1,508
Deferred	—	(30,269)

	—	(28,761)
State
Current	1,661	1,394

Total	$1,661	$(27,367)

Income Tax Rate Reconciliation:

Federal income taxes at statutory rates on income before income taxes for the year ended December 31, 2004	$41,667
Utilization of net operating loss	(34,624)
Deferred tax liability reversed due to change in tax status	(30,269)
Non-deductible expenses and other	(5,535)
State taxes net of federal benefit	1,394

Income tax expense	$(27,367)

State income taxes are primarily based on the State of Texas earned surplus tax.

4. Stockholders’ Equity

Common Stock

The stockholders of the Company’s common stock are entitled to certain privileges, including equal ratable rights to distributions from funds legally available for payment of distributions when, as, and if declared by the board of directors. Also, stockholders’ are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Company’s affairs, as well as being entitled to one vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

5. Concentrations

Major Clients

During the years ended 2005 and 2004, the Company had three customers who accounted for 41% and 50% of revenues. The total amounts due from these three customers amounted to 54% and 53% of total trade receivables balance, respectively.

Secure Source, Inc.

Notes to Financial Statements—(Continued)

6. Related Party Transactions

The Company’s majority stockholders’ would make short-term interest-free advances to the Company and vice versa. No amounts were outstanding at December 31, 2005. Advances to the stockholders’ amounted to $0 and $3,730 at December 31, 2005 and 2004, respectively.

7. Lines of Credit

The Company has four lines of credit with limits and rates as follows:

Limit
Line of credit 1	$100,000
Line of credit 2	50,000
Line of credit 3	87,500
Line of credit 4	100,000

Advances under these arrangements bear interest at the banks prime-lending rate (7.25% at December 31, 2005 and 5.25% at December 31, 2004) plus 2% not to exceed the rate allowed by law. As of December 31, 2005 and 2004, amounts outstanding under these lines of credit amounted to $0 and $46,938, with $337,500 and $290,562 available to borrow, respectively. The lines of credit are guaranteed by the stockholders.

8. Commitments

Operating Leases

The Company has non-cancelable operating leases for office space and equipment leases which expire at various dates through 2007. Future minimum payments under the above operating leases are as follows:

For the Years Ending December 31:
2006	$21,920
2007	1,280

Total minimum lease payments	$23,200

The expiration dates on the equipment leases are at various dates through 2007. The real estate lease agreement is effective for twenty-four months beginning May 1, 2004. The lease expires April 30, 2006.

The following is an analysis of the operating leases on the income statements for the years ended December 31, 2005 and 2004:

	2005	2004
Phone leases	$2,015	$—
Leased real estate	60,000	47,000

	$62,015	$47,000

The majority stockholders individually own the building being leased by the Company. During the years ended December 31, 2005 and 2004, this related party rent expense charged to operations amounted to $60,000 and $47,000, respectively.

Secure Source, Inc.

Notes to Financial Statements—(Continued)

8. Commitments, continued

Operating Leases, continued

The following is leased property under capital leases included in property and equipment as of December 31, 2005 and 2004:

	2005	2004
Leased vehicles	$94,896	$97,019
Less: accumulated depreciation	35,935	41,448

	$58,961	$55,571

Capital Leases

The Company leases two vehicles under capital leases which expire in 2007 and 2008. Future minimum lease payments under these leases as of December 31, 2005 are as follows:

For the Years Ending December 31 :

2006	$19,425
2007	48,998
2008	17,965

Total minimum lease payments	86,388
Less: Interest portion of payments	9,114

Present value of net minimum lease payments under capital leases	77,274
Less: current portion of capital leases	10,201

Capital leases, less current portion	$67,073

The expiration dates on the above capital leases are October 3, 2007 and February 26, 2008 with interest rates of 5.45% and 9.57% respectively.

9. Subsequent Event

At the end of the year 2005, the Company was in discussions with an unrelated third party for a possible asset sale of the business. The outcome of the sale was undetermined as of March 10, 2006.

SECURE SOURCE, INC.

CONDENSED BALANCE SHEET

MARCH 31, 2006

(Unaudited)

ASSETS
Current Assets:
Cash	$412,257
Accounts receivable, net of allowance for doubtful accounts of $8,914	319,977
Prepaid expenses	1,967

Total current assets	734,200
Property and equipment, net
Furniture and fixtures	4,948
Leasehold improvements	42,103
Machinery and equipment	46,862
Capital leases—vehicles	94,896

Total	188,809
Accumulated depreciation and amortization	(83,428)

Total property and equipment net of depreciation	105,381
Deposits—security	1,795

TOTAL ASSETS	$841,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$86,199
Unearned revenue	42,082
Customer retainers	42,500
Accrued expenses	32,936
Capital leases—current portion	10,201

Total current liabilities	213,918
Long-term liabilities:
Capital leases—non current	63,605

Total liabilities	277,523

Stockholders’ Equity
Common stock, $1.00 par value; 10,000 shares authorized,
3,211 issued and outstanding	3,211
Additional paid-in capital	72,615
Retained earnings	488,027

Total shareholders’ equity	563,853

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$841,376

The notes to condensed financial statements are an integral part of these statements

SECURE SOURCE, INC.

CONDENSED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited)

	Three Months Ended March 31,
	2006	2005
REVENUES	$508,002	$884,423
COST OF REVENUES	266,855	596,919

Gross profit	241,147	287,504
Operating expenses
Selling	4,572	11,430
General and administrative	299,052	229,873

Total operating expenses	303,624	241,303

Net (loss) income from operations	(62,477)	46,201
Other income (expense)
Interest income	1,735	1,519
Interest expense	(1,406)	(2,365)

Total other income (expense)	329	(846)
(Loss) income before provision for income taxes	(62,148)	45,355
Provision for incomes taxes	175	181

NET (LOSS) INCOME	$(62,323)	$45,174

The notes to condensed financial statements are an integral part of these statements

SECURE SOURCE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited)

	Three Months Ended March 31
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(62,323)	$45,174
Adjustments to reconcile net (loss) income to net cash Provided by (used in) operating activities:
Depreciation and amortization	8,191	9,432
Decrease (increase) in accounts receivable	331,056	(196,109)
Decrease in prepaid expenses	75,871	10,762
Increase in accounts payable	38,141	23,268
(Decrease) in customer retainers	—	(2,000)
Increase in accrued expenses	14,101	7,008

Total adjustments	467,360	(147,639)

Net cash provided by (used in) operating activities	405,037	(102,465)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(2,456)	(1,250)
Distributions to stockholders	(695)	—
Advances to employees	(97)	226

Net cash used in investing activities	(3,248)	(1,024)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease payments	(3,468)	(3,431)
Proceeds from lines of credit	—	48,808
Payments on lines of credit	—	(10,277)

Net cash (used in) provided by financing activities	(3,468)	35,100

NET INCREASE (DECREASE) IN CASH	398,321	(68,389)
CASH AT BEGINNING OF PERIOD	13,935	82,974

CASH AT END OF PERIOD	$412,256	$14,585

The notes to condensed financial statements are an integral part of these statements

Secure Source, Inc.

Notes to Condensed Financial Statements

(Unaudited)

1. Nature of Operations

Secure Source, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on December 3, 1993. The Company provides protection services to executives and key personnel of various fortune 500 companies throughout the United States and internationally.

2. Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed financial statements should be read in conjunction with the financial statements and related notes of Secure Source, Inc. as of and for the years ended December 31, 2005 and 2004. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month periods ended March 31, 2006 and 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Income Taxes

The Company has elected to be treated as an “S” corporation for federal income tax purposes under provisions of the Internal Revenue Code. Under those provisions, the Company will not be taxed on net earnings. Instead, the stockholders will include their respective share of the Company net earnings or loss in their individual federal income tax returns.

The Company’s income tax provisions of $175 and $181 for the three month periods ended March 31, 2006 and 2005 reflects the obligations for certain tax obligations to the state of Texas.

5. Stockholders’ Equity—Common Stock

During the three months ended March 31, 2006, distributions to common stockholders were $695.

6. Related Parties Transactions

The Company’s majority stockholders’ would make short-term interest-free advances to the Company and vice versa. Advances to the stockholders’ amounted to $1,385 at March 31, 2006.

The majority stockholders’ individually own the building being leased by the Company. During the three months ended March 31, 2006 and 2005, rent expense charged to operations amount to $16,475 and $16,313, respectively.

Secure Source, Inc.

Notes to Condensed Financial Statements—(Continued)

(Unaudited)

7. Lines of Credit

The Company has four lines of credit with limits and rates as follows:

Limit
Line of credit 1	$100,000
Line of credit 2	50,000
Line of credit 3	87,500
Line of credit 4	100,000

Advances under these arrangements bear interest at the banks prime-lending rate (7.75% at March 31, 2006) plus 2% not to exceed the rate allowed by law. As of March 31, 2006, amounts outstanding under these lines of credit amounted to $0, with $337,500 available to borrow, respectively. The lines of credit are guaranteed by the stockholders.

8. Concentrations

Major Clients

During the three months ended March 31, 2006 and 2005, the Company had three and two customers who accounted for 41% and 81% of revenues, respectively. The total amounts due from these three customers amounted to 34% of the total accounts receivable balance at March 31, 2006.

9. Subsequent Event

On May 12, 2006, the Company closed on an agreement to sell the Company’s entire business. The buyer purchased certain assets and assumed certain liabilities of the Company in connection with the purchase. The total purchase price was $3,250,000, which consists of $500,000 of the purchaser’s common stock and $2,750,000 in Promissory Notes.

INDEPENDENT AUDITORS’ REPORT

To the Stockholder and Board of Directors

The Bode Technology Group, Inc.

We have audited the accompanying balance sheets of The Bode Technology Group, Inc. (the “Company”) as of December 31, 2006 and 2005 and the related statements of operations, stockholder’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, accessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bode Technology Group, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York

April 25, 2007

THE BODE TECHNOLOGY GROUP, INC.

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$498,648	$1,008,169
Accounts receivable, net of allowance for doubtful accounts of $315,937 and $231,322, respectively	5,269,956	4,566,148
Inventories	3,272,903	2,164,906
Prepaid expenses and other current assets	270,225	331,253

Total Current Assets	9,311,732	8,070,476
PROPERTY AND EQUIPMENT , Net	4,118,014	1,689,328
PATENTS , Net	80,951	57,587
GOODWILL	—	9,084,468

TOTAL ASSETS	$13,510,697	$18,901,859

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$467,933	$413,867
Accrued expenses and other current liabilities	309,575	312,576

Total Current Liabilities	777,508	726,443
DEFERRED RENT PAYABLE	80,153	—

TOTAL LIABILITIES	857,661	726,443

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, $1 par value; 1,000 shares authorized, issued and outstanding	1,000	1,000
Additional paid-in capital	26,420,930	18,601,128
Accumulated deficit	(13,768,894)	(426,712)

TOTAL STOCKHOLDER’S EQUITY	12,653,036	18,175,416

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$13,510,697	$18,901,859

The accompanying notes are an integral part of these financial statements.

THE BODE TECHNOLOGY GROUP, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006 and 2005

	2006	2005
REVENUES	$12,212,145	$19,754,414
COST OF REVENUES	11,947,017	17,481,826

GROSS PROFIT	265,128	2,272,588

OPERATING EXPENSES
Selling, general and administrative	4,397,851	4,124,517
Goodwill impairment	9,084,468	—
Depreciation and amortization	124,991	97,142

TOTAL OPERATING EXPENSES	13,607,310	4,221,659

NET LOSS	$(13,342,182)	$(1,949,071)

The accompanying notes are an integral part of these financial statements.

THE BODE TECHNOLOGY GROUP, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholder’s Equity
	Shares	Amount
BALANCE , January 1, 2005	1,000	$1,000	$14,606,616	$1,522,359	$16,129,975
Capital contributions from Parent Company	—	—	3,994,512	—	3,994,512
Net loss	—	—	—	(1,949,071)	(1,949,071)

BALANCE , December 31, 2005	1,000	1,000	18,601,128	(426,712)	18,175,416
Capital contributions from Parent Company	—	—	7,819,802	—	7,819,802
Net loss	—	—	—	(13,342,182)	(13,342,182)

BALANCE , December 31, 2006	1,000	$1,000	$26,420,930	$(13,768,894)	$12,653,036

The accompanying notes are an integral part of these financial statements.

THE BODE GROUP TECHNOLOGY GROUP, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,342,182)	$(1,949,071)

Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of property and equipment	8,782	—
Bad debt expense	90,000	—
Goodwill impairment	9,084,468	—
Depreciation and amortization	837,485	651,827
Deferred rent	80,153	—
Expenses charged by Parent Company	1,181,161	2,022,109
Changes in operating assets and liabilities:
Accounts receivable	(793,808)	(505,653)
Inventories	(1,107,997)	(434,254)
Prepaid expenses and other current assets	61,028	(156,863)
Accounts payable	54,066	163,950
Accrued expenses and other current liabilities	(3,001)	81,469

TOTAL ADJUSTMENTS	9,492,337	1,822,585

NET CASH USED IN OPERATING ACTIVITIES	(3,849,845)	(126,486)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,270,739)	(949,630)
Patent costs	(27,578)	—

NET CASH USED IN INVESTING ACTIVITIES	(3,298,317)	(949,630)

CASH PROVIDED BY FINANCING ACTIVITIES
Capital contributions from Parent Company	6,638,641	1,972,403

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(509,521)	896,287

CASH AND CASH EQUIVALENTS—Beginning	1,008,169	111,882

CASH AND CASH EQUIVALENTS—Ending	$498,648	$1,008,169

The accompanying notes are an integral part of these financial statements.

The Bode Technology Group, Inc.

Notes to Financial Statements

1. Nature of Business

The Bode Technology Group Inc, (“Bode” or the “Company”) was organized on February 23, 1995 and incorporated in the state of Virginia. Since April 30, 2001, Bode has been a wholly-owned subsidiary of ChoicePoint, Inc. (“ChoicePoint” or the “Parent Company”) (NYSE: CPS).

ChoicePoint is a leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while working diligently to protect personal privacy. On July 10, 2006, ChoicePoint announced its intent to divest various businesses, including Bode, as a result of a company-wide strategic review (Note 8).

Bode provides forensic DNA analysis, proprietary DNA collection products, and research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations throughout the United States and around the world.

The Company derives a substantial portion of its funds for operations from its Parent Company to fund its business. Without such financial support, the Company would not have sufficient capital to operate. For the years ended December 31, 2006 and 2005, ChoicePoint provided Bode funds amounting to $7,819,802 and $3,994,512, respectively. Such amounts were recorded as capital contributions in the accompanying financial statements.

Certain indirect operating expenses of ChoicePoint were allocated to Bode based on percentage of net sales. Such allocated expenses included in selling, general and administrative expenses in the accompanying financial statements amounted to $1,181,161 and $2,022,109 for the years ended December 31, 2006 and 2005, respectively. Corporate expenses allocated to Bode are costs which benefit Bode and are required for its operations. In the opinion of management, this method of allocating these costs are reasonable.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2006 and 2005, the Company had cash balances in financial institutions in excess of the maximum amount insured by the Federal Deposit Insurance Corporation.

Revenue Recognition and Related Costs

Bode recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence that an agreement exists, prices are fixed or determinable, services and products are provided to the customer, and collectibility is reasonably assured. The Company reduces revenue for estimated discounts and other allowances.

Bode derives revenues from the following sources: (1) forensic DNA analysis (2) research and development projects, and (3) sales of DNA collection products. The Company recognizes revenues from forensic DNA analysis at the time tests are completed and the results are reported to the customer. Revenues from research and development projects are recognized as the related research is completed and when the Company has satisfied specific obligations under the terms of the respective agreements. Revenue from the sales of DNA collection products are recognized upon delivery of the products to the customer.

The Bode Technology Group, Inc.

Notes to Financial Statements—(Continued)

2. Summary of Significant Accounting Policies, continued

Revenue Recognition and Related Costs, continued

Forensic DNA analysis is billed on a per sample fixed fee arrangement. Research and development projects are billed on a cost plus fixed fee arrangement.

Costs incurred in the performance of forensic DNA analysis are recorded as inventories and charged to cost of revenues upon the completion of the project, which generally ranges from one to three months. Costs related to research and development projects are expensed as incurred and costs related to DNA collection products are maintained as inventories and charged to operations when the products are delivered.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Reserves for obsolete inventories are provided for based on historical experience.

Property and Equipment

Property and equipment, which consist of laboratory equipment, furniture and fixtures, and computer equipment and software, are carried at cost, less accumulated depreciation and amortization, which is computed on the straight-line basis over the estimated useful lives of the related assets, which range from three to eight years. Leasehold improvements, which are also included in property and equipment, are recorded at cost, less accumulated amortization, which is computed on the straight-line basis over the shorter of their estimated useful lives or the lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

Patents

Costs incurred to acquire and file for patents, including legal costs, are capitalized as long-lived assets and amortized on a straight-line basis over the lower of the estimated useful life or legal life of the patent, which is 17 years. Accumulated amortization on the patents amounted to $18,260 and $14,046 as of December 31, 2006 and 2005, respectively. Amortization expense for the years ended December 31, 2006 and 2005 amounted to $4,214.

Goodwill and Impairment

Goodwill represents the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized, but tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. In connection with ChoicePoint’s decision to divest itself of Bode, the Company determined that the carrying value of goodwill was no longer recoverable and, accordingly, recorded an impairment charge amounting to $9,084,468.

Research and Development

Costs incurred for research and product development, including salaries and related personnel costs, fees paid to consultants and outside service providers, material costs for prototypes and test units, are expensed as incurred. In addition, the Company recognizes research and development expenses in the period incurred and in accordance with the specific contractual performance terms of such research agreements. Costs incurred in obtaining technology licenses and development of software are charged to research and development expense if the technology licensed or the software has not reached technological feasibility.

The Bode Technology Group, Inc.

Notes to Financial Statements—(Continued)

2. Summary of Significant Accounting Policies, continued

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2006 and 2005 was approximately $16,000 and $23,000, respectively.

Shipping and Handling Costs

Shipping and handling costs are billed to the customers and included as part of cost of revenues. Shipping and handling costs for the years ended December 31, 2006 and 2005 were approximately $59,000 and $68,000, respectively.

Income Taxes

The Company reports its income for federal and state income taxes purposes on a consolidated basis with ChoicePoint. However, the Company’s federal and state income taxes have been determined on a stand-alone basis in the accompanying financial statements.

The Company accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company was not required to provide for a provision for income taxes for the years ended December 31, 2006 and 2005, respectively, as a result of the losses it incurred during those years. A full valuation allowance has been provided for deferred tax assets resulting from net operating loss carryforwards, as it is more likely than not that the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (the “Interpretation”). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The Interpretation is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact that the adoption of SFAS No. 157 will have on its results of operations and financial condition.

The Bode Technology Group, Inc.

Notes to Financial Statements—(Continued)

2. Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements , continued

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal year 2007. Adoption of SAB 108 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The Company is in the process of evaluating the impact that the adoption of SFAS No. 159 will have on its results of operations and financial condition.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to makes estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of the short-term nature of these financial instruments.

3. Accounts Receivable

Accounts receivable consists of the following as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Accounts receivable	$5,125,626	$2,772,079
Unbilled accounts receivable	460,267	2,025,391

	5,585,893	4,797,470
Less: allowance for doubtful accounts	(315,937)	(231,322)

Accounts Receivable, Net	$5,269,956	$4,566,148

Accounts receivable is primarily composed of amounts owed by government agencies. Unbilled accounts receivable represent completed forensic DNA analysis that have been reported to the customer but have not been invoiced.

The Bode Technology Group, Inc.

Notes to Financial Statements—(Continued)

4. Inventories

Inventories consists of the following as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Raw materials	$1,375,648	$1,116,474
Work in progress—DNA analysis	1,595,194	815,937
Finished goods	558,061	488,495

	3,528,903	2,420,906
Less: reserves for obsolescence	(256,000)	(256,000)

Inventories, Net	$3,272,903	$2,164,906

Raw materials consist mainly of reagents, primers, enzymes, chemicals and plates used in genotyping and components to manufacture kits. Work in progress consists mainly of databanking and casework not yet completed and kits that are in the production process. Finished goods consist mainly of kits that have been produced, but have not been shipped.

5. Property and Equipment

Property and equipment consists of the following as of December 31, 2006 and 2005:

	2006	2005
Laboratory equipment	$3,320,075	$3,213,342
Computer equipment and software	1,107,469	725,400
Furniture and fixtures	689,462	345,641
Leasehold improvements	2,093,242	110,151

	7,210,248	4,394,534
Less: accumulated depreciation and amortization	(3,092,234)	(2,705,206)

Property and Equipment, Net	$4,118,014	$1,689,328

Depreciation and amortization of property and equipment (excluding patents) for the years ended December 31, 2006 and 2005 was $833,271 and $647,613, respectively. Depreciation and amortization charged to cost of revenues amounted to $712,494 and $554,685 for the years ended December 31, 2006 and 2005, respectively.

6. Commitment

Effective August 28, 2006, the Company executed a lease for its new office space located in Lorton, Virginia. The Company is required to pay an initial annual base rent of $51,661 per month and a three percent increase per annum over a ten-year period. In addition, the Company is required to pay additional rents as defined by the lease. The lease is considered an operating lease and rent charged to operations for the year ended December 31, 2006 amounted to $235,135. As of December 31, 2006, the Company recorded $80,153 in deferred rent payable, which represents the difference between the rent expense computed on the straight-line method and the Company’s actual rent payments.

The Bode Technology Group, Inc.

Notes to Financial Statements—(Continued)

6. Commitment, continued

Future minimum lease payments under this lease are as follows:

For the Year Ending December 31,	Amount
2007	$626,091
2008	644,830
2009	664,211
2010	684,106
2011	704,642
Thereafter	3,575,189

Total	$6,899,069

7. Major Customer and Concentration of Credit Risk

For the years ended December 31, 2006 and 2005, the Company derived an aggregate of approximately 98% of its revenue from the U.S. federal, state, and city governments. Management is of the opinion that the probability of incurring losses due to credit risk with the U.S. government is remote.

The Company performs periodic credit evaluation of its customers’ financial condition and generally does not require a deposit from government agencies or private institutions.

8. Subsequent Events

On February 28, 2007, GlobalOptions Group, Inc. (“GlobalOptions”) (OTC BB: GOPG.OB) acquired all of the outstanding common stock of the Company for an aggregate purchase price of $12.5 million in cash, subject to certain purchase price adjustments, pursuant to a Stock Purchase Agreement dated February 28, 2007.

Through the acquisition of Bode, GlobalOptions assumed the operating lease for office space located in Lorton, Virginia (Note 6).

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Financial Statements

Introduction to the Unaudited Pro Forma Condensed Combined Financial Statements

GlobalOptions Group, Inc and Subsidiaries (“GlobalOptions Group” or the “Company”) acquired James Lee Witt Associates, LLC (“JLWA”), Safir Rosetti, LLC (“Safir”), Secure Source, Inc. (“Secure Source”) and The Bode Technology Group, Inc. (“Bode”), on March 10, 2006, May 12, 2006 (for both Safir and Secure Source), and February 28, 2007 (Bode), respectively.

On July 25, 2007, the Company and the holders of its Series A and Series B Convertible Preferred Stock and warrants agreed to an equity restructuring (the “Equity Restructuring”). The accounting for the Equity Restructuring is more fully described in Note 2 to these pro forma condensed combined financial statements.

On September 26, 2007, the Company finalized the working capital purchase price adjustment in connection with the acquisition of Bode in the amount of $692,000. The working capital adjustment was paid on October 1, 2007.

The following unaudited pro forma condensed combined balance sheet of the Company as of June 30, 2007 gives effect as of June 30, 2007 to the July 25, 2007 Equity Restructuring and the September 26, 2007 Bode working capital purchase price adjustment. The balance sheets of JLWA, Safir, Secure Source and Bode are not presented separately within the unaudited pro forma condensed combined balance sheet of GlobalOptions Group as of June 30, 2007, since the acquired balance sheets of JLWA, Safir, Secure Source and Bode are already included in GlobalOptions Group’s unaudited condensed consolidated balance sheet as of June 30, 2007.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 combines the unaudited condensed consolidated results of operations of GlobalOptions Group for the six months ended June 30, 2007 with the condensed results of operations of Bode for the period January 1, 2007 through February 28, 2007.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the condensed consolidated results of operations of GlobalOptions Group with the results of operations of JLWA for the period January 1, 2006 through March 9, 2006, the condensed results of the operations of Safir and Secure Source for the period January 1, 2006 through May 11, 2006 and the condensed results of operations of Bode for the year ended December 31, 2006.

These unaudited pro forma condensed combined financial statements do not reflect the effects of the purchase on August 10, 2006 of Hyperion Risk, Inc. (“Hyperion Risk”), the purchase on January 9, 2007 of On Line Consulting Services, Inc. (“On Line Consulting”), and the purchase on February 28, 2007 of Facticon, Inc. (“Facticon”), as these acquisitions were deemed to be not significant.

For purposes of preparing GlobalOptions Group’s consolidated financial statements, a new basis has been established for the assets acquired and liabilities assumed of JLWA, Safir and Secure Source and Bode based upon the fair value thereof, including the costs of the acquisitions. The unaudited pro forma condensed balance sheet and statements of operations of Bode reflect management’s best estimate of these purchase price allocations; however, the final allocations may differ from the pro forma amounts.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical audited consolidated financial statements as of and for the year ended December 31, 2006 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2007 of GlobalOptions Group, the separate historical audited financial statements of JLWA, Safir and Secure Source as of and for the year ended December 31, 2005, the separate historical unaudited financial statements of Safir and Secure Source as of and for the three months ended March 31, 2006 and the separate historical audited financial statements of Bode as of and for the year ended December 31, 2006. These unaudited pro forma condensed combined statements are not necessarily indicative of the Company’s consolidated financial position had (i) the acquisitions of JLWA, Safir, Secure Source and Bode occurred on the dates indicated above; (ii) the Equity Restructuring occurred on the dates indicated above; or (iii) the Bode working capital purchase price adjustment occurred on the dates indicated above, nor are they necessarily indicative of the consolidated results of operations which might have existed for the periods indicated or consolidated results of operations as they may be in the future.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2007

	Global Options Group	Pro Forma Adjustments		Pro Forma Combined
	(a)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,016,343	$(692,000	)(b)	$1,324,343
Accounts receivable, net	35,523,033	—		35,523,033
Inventories	2,535,258	—		2,535,258
Prepaid expenses and other current assets	841,960	—		841,960

Total current assets	40,916,594	(692,000	)(b)	40,224,594
Property and equipment, net	5,168,832	—		5,168,832
Intangible assets, net	7,855,097	—		7,855,097
Goodwill	23,417,021	692,000	(b)	24,109,021
Security deposits and other assets	384,384	—		384,384

TOTAL ASSETS	$77,741,928	$—		$77,741,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$7,489,050	$—		$7,489,050
Obligation to issue common stock	2,160,000	—		2,160,000
Notes payable	5,283,186	—		5,283,186
Accounts payable	6,696,139	—		6,696,139
Deferred revenues	732,111	—		732,111
Accrued compensation and related benefits	2,743,718	—		2,743,718
Other current liabilities	2,693,935	—		2,693,935

TOTAL CURRENT LIABILITIES	27,798,139	—		27,798,139
LONG-TERM LIABILITIES
Notes payable, less current portion	4,693,198	—		4,693,198
Deferred rent obligations	299,310	—		299,310

Total long term liabilities	4,992,508	—		4,992,508
Total liabilities	32,790,647	—		32,790,647

STOCKHOLDERS’ EQUITY
Series A convertible preferred stock	6	(6	)(c)	—
Series B convertible preferred stock	53	(53	)(c)	—
Series C convertible preferred stock	—	59	(c)	59
Series D convertible preferred stock	—	20	(c)	20
Common stock	2,984	631	(c)	3,615
Additional paid-in capital	83,093,584	(651	)(c)	83,092,933
Accumulated deficit	(38,145,346)	—		(38,145,346)

Total Stockholders’ Equity	44,951,281	—		44,951,281

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$77,741,928	$—		$77,741,928

See notes to unaudited pro forma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2007

	GlobalOptions Group	Bode	Pro Forma Adjustments	Pro Forma Combined
	(1)	(2)
REVENUES	$43,854,423	$2,218,856	—	$46,073,279
COST OF REVENUES	22,982,208	2,851,295	—	25,833,503

GROSS PROFIT	20,872,215	(632,439)	—	20,239,776

OPERATING EXPENSES:
Selling and marketing	10,882,901	87,767	—	10,970,668
General and administrative	23,620,313	1,036,213	6,784 (3)	24,663,310

TOTAL OPERATING EXPENSES	34,503,214	1,123,980	6,784	35,633,978

(LOSS) INCOME FROM OPERATIONS	(13,630,999)	(1,756,419)	(6,784)	(15,394,202)

OTHER INCOME (EXPENSE):
Interest income	251,971	—	—	251,971
Interest expense	(205,081)	—	—	(205,081)
Other income	100,000	—	—	100,000

TOTAL OTHER INCOME (EXPENSE), NET	146,890	—	—	146,890

NET (LOSS ) INCOME	$(13,484,109)	$(1,756,419)	$(6,784)	$(15,247,312)

Basic and diluted net loss per share applicable to common stockholders	$(4.98)			$(5.63)

Weighted average number of common shares outstanding—basic and diluted	2,709,912			2,709,912

See notes to unaudited pro forma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2006

	GlobalOptions Group	JLWA	Safir	Secure Source	Bode	Pro Forma Adjustments		Pro Forma Combined
	(4)	(5)	(6)	(7)	(8)
REVENUES	$61,923,822	$7,192,168	$3,608,386	$872,867	$12,212,145	$—		$85,809,388
COST OF REVENUES	32,243,298	3,336,150	1,940,081	443,836	11,947,017	—		49,910,382

GROSS PROFIT	29,680,524	3,856,018	1,668,305	429,031	265,128	—		35,899,006
OPERATING EXPENSES:
Selling and marketing	8,635,235	150,230	515,641	6,461	293,739	—		9,601,306
General and administrative	25,354,303	1,497,688	1,280,026	410,854	4,229,103	446,838	(9)	33,218,812
Impairment loss on goodwill and intangibles	3,144,309	—	—	—	9,084,468	—		12,228,777

TOTAL OPERATING EXPENSES	37,133,847	1,647,918	1,795,667	417,315	13,607,310	446,838		55,048,895

(LOSS) INCOME FROM OPERATIONS	(7,453,323)	2,208,100	(127,362)	11,716	(13,342,182)	(446,838)		(19,149,889)
OTHER INCOME (EXPENSE):
Interest income	477,027	9,576	—	1,597	—	—		488,200
Interest expense	(652,639)	(26,321)	(42,604)	(1,854)	—	(471,727	)(10)	(1,195,145)
Amortization of debt discounts on convertible notes payable	(7,522,602)	—	—	—	—	—		(7,522,602)
Amortization of deferred financing costs	(2,694,500)	—	—	—	—	—		(2,694,500)

TOTAL OTHER (EXPENSE), NET	(10,392,714)	(16,745)	(42,604)	(257)	—	(471,727)		(10,924,047)

NET (LOSS) INCOME	(17,846,037)	$2,191,355	$(169,966)	$11,459	$(13,342,182)	$(918,565)		(30,073,936)

Deemed dividends to Series A and B convertible preferred stockholders	(24,413,362)							(24,413,362)

Net loss available to common stockholders	$(42,259,399)							$(54,487,298)

Basic and diluted net loss per share applicable to common stockholders	$(18.89)							$(22.66)

Weighted average number of common shares outstanding—basic and diluted	2,237,168					167,068	(11)	2,404,236

See notes to unaudited pro forma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Acquisitions

James Lee Witt Associates, LLC

On March 10, 2006, GlobalOptions, Inc. (“GlobalOptions”), a wholly-owned subsidiary of GlobalOptions Group, purchased substantially all of the assets and liabilities of James Lee Witt Associates, LLC (“JLWA”). JLWA is a crisis and emergency management consulting firm headquartered in Washington, D.C., with three additional offices nationwide (See Note 2).

Safir Rosetti, LLC

On May 12, 2006, GlobalOptions acquired substantially all of the business and assets of Safir Rosetti, LLC (“Safir”). Safir is a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide.

The acquisition was made pursuant to a certain Asset Purchase Agreement (the “Safir Agreement”) dated January 27, 2006, as amended on May 12, 2006. The aggregate purchase price paid for Safir’s assets and business was approximately $15,300,000, consisting of $6,000,000 in 8% convertible promissory notes paid on June 29, 2006, $1,000,000 in 4% promissory notes of the Company (“4% Escrow Promissory Note”), paid May 12, 2007, $6,000,000 in the common stock of GlobalOptions Group, consisting of 375,000 shares at $16.00 per share, payments to retire certain indebtedness of $1,940,649 of Safir previously advanced and a finder’s fee of $375,000 (consisting of $200,000 in cash and 10,883 shares of common stock) paid to QuanStar Group, LLC, a related party. The Company shall prepay the obligation under the 4% Escrow Promissory Note in the amount of 1/3 of the collected amount of the purchased accounts receivable. The prepayments under the 4% Escrow Promissory Note were made on July 20, 2006, September 21, 2006, November 14, 2006, February 7, 2007 and March 12, 2007 in the amounts of $442,000, $164,000, $114,000, $50,000 and $40,000, respectively. On June 6, 2007 and June 29, 2007, the Company paid $168,000 and $22,000, in full satisfaction of the Escrow Promissory Note.

Secure Source, Inc.

On May 12, 2006, the Company acquired substantially all of the business and certain assets of Secure Source, Inc. (“Secure Source”).

The acquisition was made pursuant to a certain Asset Purchase Agreement dated May 12, 2006 (the "Secure Source Agreement"), between the Company, Secure Source, Marian E. Nicastro and David W. Nicastro. The aggregate purchase price paid for Secure Source’s assets and business of $3,212,500 consisted of $1,462,500 in 3% promissory notes, paid on June 29, 2006, $750,000 in 5% promissory notes, originally due on May 12, 2007, extended to May 31, 2007 and paid on May 30, 2007, $250,000 in 5% promissory notes, due May 12, 2008, $250,000 in 5% promissory notes, due May 12, 2009, and 26,371 shares of common stock valued for the purposes of the acquisition at $18.96 per share.

The Bode Technology Group, Inc.

On February 28, 2007, the Company acquired the common stock of The Bode Technology Group, Inc. (“Bode”). Bode provides forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations and is based in Lorton, Virginia. Bode was a wholly-owned subsidiary of ChoicePoint Inc., a Georgia corporation (“ChoicePoint”). The acquisition was made pursuant to a certain Stock Purchase Agreement, dated February 28, 2007 (the “Bode Agreement”), between ChoicePoint Government Services Inc., ChoicePoint

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

1. Acquisitions, continued

The Bode Technology Group, Inc., continued

and the Company. The aggregate purchase price was approximately $13,200,000, of which $12,500,000 was paid in cash at closing and $692,000 is a working capital purchase price adjustment recorded in September 2007 and was paid on October 1, 2007. On March 8, 2007, Bode was reincorporated into Delaware.

2. Equity Restructuring

On July 25, 2007, the Company completed an equity restructuring (the “Equity Restructuring”) in which holders of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock received, in consideration of the cancellation of those shares and all Series A, B-1 and B-2 warrants held by them, (1) one share of the Company’s newly created Series C Convertible Preferred Stock for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by them and (2) 0.5 shares of common stock for each share into which the holder’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was then convertible. In addition, holders of (a) the Company’s Series A warrants who did not also hold any shares of Series A Convertible Preferred Stock and (b) the Company’s Series B warrants, Series C warrants and certain placement agent warrants received, in consideration of the cancellation of those warrants, 0.2 shares of common stock for each share subject to those warrants. Each share of Series C Convertible Preferred Stock will automatically convert into 66.67 shares of common stock upon the consummation of a firm commitment underwritten public offering generating at least $20,000,000 in gross proceeds to the Company. A limited number of holders whose receipt of common stock, whether in the Equity Restructuring or upon the conversion of the Series C Convertible Preferred Stock, would cause them to beneficially own in excess of 4.99% of the Company’s outstanding common stock, received in the Equity Restructuring, and will receive upon the conversion of the Series C Convertible Preferred Stock, in lieu of shares of common stock, shares of the Company’s newly created Series D Convertible Preferred Stock.

In summary, as a result of the Equity Restructuring, (i) 6,330 shares of Series A Convertible Preferred Stock, (ii) 53,070 shares of Series B Convertible Preferred Stock and (iii) warrants to purchase an aggregate of 2,913,041 shares of common stock have been restructured into (x) 630,765 shares of common stock, (y) 59,400 shares of Series C Convertible Preferred Stock and (z) 19,706.52 shares of Series D Convertible Preferred Stock.

3. Pro Forma Adjustments

The pro forma adjustments give effect to (i) the acquisitions of JLWA, Safir, Secure Source and Bode, and (ii) the Equity Restructuring.

Condensed Combined Balance Sheet—As of June 30, 2007

(a)	Derived from the unaudited condensed consolidated balance sheet of GlobalOptions Group as of June 30, 2007.

(b)	Recording the working capital purchase price adjustment in connection with the acquisition of Bode in the amount of $692,000.

(c)	Recording the Equity Restructuring of the Series A and Series B convertible preferred stock and warrants into common stock, Series C convertible preferred stock and/or Series D convertible preferred stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

3. Pro Forma Adjustments, continued

Condensed Combined Statement of Operations—For the Six Months Ended June 30, 2007

(1)	Derived from the unaudited condensed combined statement of operations of GlobalOptions Group for the six months ended June 30, 2007.

(2)	Derived from the unaudited condensed statement of operations of Bode for the period January 1, 2007 through February 28, 2007.

(3)	Recording an estimate for the amortization of purchased identifiable intangible assets for the period January 1, 2007 through February 28, 2007 of which $6,784 related to the acquisition of Bode.

Condensed Combined Statement of Operations—For the Year Ended December 31, 2006

(4)	Derived from the audited consolidated statement of operations of GlobalOptions Group for the year ended December 31, 2006.

(5)	Derived from the unaudited condensed statement of operations of JLWA for the period January 1, 2006 through March 9, 2006.

(6)	Derived from the unaudited condensed statement of operations of Safir for the period January 1, 2006 through May 11, 2006.

(7)	Derived from the unaudited condensed statement of operations of Secure Source for the period January 1, 2006 through May 11, 2006.

(8)	Derived from the audited condensed statement of operations of Bode for the year ended December 31, 2006.

(9)	Recording of an estimate for the amortization of purchased identifiable intangible assets for the period January 1, 2006 through May 11, 2006 of $129,406 related to the acquisition of Safir, less the reversal of amortization of intangibles previously recorded by Safir of $157,350; $189,717 related to the acquisition of Secure Source; as well as an estimate for the amortization of purchased identifiable intangible assets related to the acquisition of JLWA of $301,750, less the reversal of amortization expense actually recorded by JLWA of $58,685, and an estimate for the amortization of purchased identifiable intangible assets related to the acquisition of Bode of $42,000.

(10)	Recording interest expense of $246,514 on the 8% promissory notes issued on March 10, 2006 and May 12, 2006 by GlobalOptions Group consisting of $12,500,000 and $2,000,000 in notes payable due June 30, 2006. In addition, recording interest expense of $186,630 on the $7,000,000 in promissory notes issued in connection with the acquisition of Safir on May 12, 2006, as well as interest expense of $38,583 on the $2,712,500 in promissory notes issued in connection with the acquisition of Secure Source.

(11)	Regarding basic and diluted net loss per share, recording the effect of 167,068 shares of common stock of GlobalOptions Group issued in connection with the acquisitions, consisting of an adjustment for the weighted average effect from January 1, 2006 to the date of acquisition, with 19,088 shares for JLWA, 138,515 shares for Safir and 9,465 shares for Secure Source.

4,500,000 Shares

Common Stock

PROSPECTUS

Canaccord Adams
Morgan Keegan & Company, Inc.

October 23, 2007